Exhibit 99.C

Budget Review 2020 National Treasury Republic of South Africa 26 February 2020

ISBN: RP: 9780621481013 19/2020 The Budget Review is compiled using the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision. To obtain additional copies of this document, please contact: Communications Directorate National Treasury Private Bag X115 Pretoria 0001 South Africa Tel: +27 12 315 5944 Fax: +27 12 407 9055 The document is also available on the internet at: www.treasury.gov.za. ii

#RSABUDGET2020
HIGHLIGHTS

ECONOMIC OUTLOOK

- Real GDP is expected to grow at 0.9 per cent in 2020, 1.3 per cent in 2021 and 1.6 per cent in 2022.
- The global outlook has improved marginally, but significant downside risks remain. The outlook for South Africa's key trading partners has weakened in recent months.
- Government has announced urgent reforms in the electricity sector to ensure adequate supply of power for businesses and households.
- Raising South Africa's economic growth rate requires further structural reforms to reduce costs and encourage investment across the economy.
- Weak growth translated into a record unemployment rate of 29.1 per cent in the second half of 2019.

BUDGET FRAMEWORK

- Low growth has led to a R63.3 billion downward revision to estimates of tax revenue in 2019/20 relative to the 2019 Budget. Debt is not projected to stabilise over the medium term, and debt-service costs now absorb 15.2 per cent of main budget revenue.
- Over the next three years, the 2020 Budget proposes total reductions of R261 billion, which includes a R160.2 billion reduction to the wage bill of national and provincial departments, and national public entities.
- Reallocations and additions total R111.1 billion over the medium term, of which R60 billion is set aside for Eskom and South African Airways.
- These measures narrow the consolidated deficit from 6.8 per cent of GDP in 2020/21 to 5.7 per cent in 2022/23, with debt rising to 71.6 per cent of GDP over the same period.
- Along with faster economic growth, fiscal sustainability will require targeted reduction of specific programmes, and firm decisions to rein in extra-budgetary pressures, including reform of state-owned companies and the Road Accident Fund (RAF).

SPENDING PROGRAMMES

- Total consolidated spending will amount to R1.95 trillion in 2020/21, R2.04 trillion in 2021/22 and R2.14 trillion in 2022/23.
- The bulk of spending is allocated to learning and culture (R396.4 billion), social development (R309.5 billion) and health (R229.7 billion).
- The fastest-growing functions over the medium term are economic development, community development and social development.
- Debt-service costs remain the fastest-growing expenditure item, followed by capital expenditure.

TAX PROPOSALS

- Above-inflation increase in the personal income tax brackets and rebates.
- Limit corporate interest deductions to combat base erosion and profit shifting as well as restricting the ability of companies to fully offset assessed losses from previous years against taxable income.
- Increases of 25c per litre to the fuel levy, which consists of a 16c per litre increase in the general fuel levy and a 9c per litre increase in the RAF levy.
- Increase the annual contribution limit to tax-free savings accounts by R3 000 from 1 March 2020.
- Increase excise duties on alcohol and tobacco by between 4.4 and 7.5 per cent. Also, government will introduce a new excise duty on heated tobacco products, to be taxed at a rate of 75 per cent of the cigarette excise rate with immediate effect.
- Government will increase the cap on the exemption of foreign remuneration earned by South African tax residents to R1.25 million per year from 1 March 2020.

#RSABUDGET2020 KEY BUDGET STATISTICS

A full set of 2020 Budget data can be found in the statistical tables at the back of the ***Budget Review***. The data on this page may differ from the statistical annexure due to classification, definition and rounding.

MACROECONOMIC PERFORMANCE AND PROJECTIONS

Percentage change	2016	2017	2018	2019	2020	2021	2022
	Actual			Estimate	Forecast		
Household consumption	0.6	2.1	1.8	1.1	1.1	1.3	1.6
Gross fixed-capital formation	-3.5	1.0	-1.4	-0.4	0.2	1.3	1.9
Exports	0.4	-0.7	2.6	-2.1	2.3	2.6	2.8
Imports	-3.9	1.0	3.3	0.2	1.8	2.5	2.8
Real GDP growth	**0.4**	**1.4**	**0.8**	**0.3**	**0.9**	**1.3**	**1.6**
CPI inflation	6.3	5.3	4.7	4.1	4.5	4.6	4.6
Current account balance (% of GDP)	-2.9	-2.5	-3.5	-3.4	-3.4	-3.5	-3.7

BUDGET REVENUE, 2020/21

R billion	
TAX REVENUE	**1 425.4**
of which:	
Personal income tax	546.8
Corporate income tax	230.2
Value-added tax	360.6
Taxes on international trade and transactions	60.6
Non-tax revenue	**36.0**
Less: SACU payments	-63.4
Main budget revenue	**1 398.0**
Provinces, social security funds and public entities	185.9
Consolidated budget revenue	**1 583.9**
As percentage of GDP	
Tax revenue	26.3%
Main budget revenue	25.8%

CONSOLIDATED FISCAL FRAMEWORK

R billion/percentage of GDP	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
	Outcome			Estimate	Medium-term estimates		
Revenue	**1 285.6**	**1 351.4**	**1 445.4**	**1 517.0**	**1 583.9**	**1 682.8**	**1 791.3**
	29.1%	*28.8%*	*29.4%*	*29.4%*	*29.2%*	*29.2%*	*29.2%*
Expenditure	**1 442.6**	**1 541.9**	**1 642.8**	**1 843.5**	**1 954.4**	**2 040.3**	**2 141.0**
	32.6%	*32.8%*	*33.4%*	*35.7%*	*36.0%*	*35.4%*	*34.9%*
Budget balance	**-157.0**	**-190.5**	**-197.4**	**-326.6**	**-370.5**	**-357.5**	**-349.7**
	-3.6%	*-4.1%*	*-4.0%*	*-6.3%*	*-6.8%*	*-6.2%*	*-5.7%*
Gross domestic product	**4 419.4**	**4 698.7**	**4 921.5**	**5 157.3**	**5 428.2**	**5 759.0**	**6 126.3**

DIVISION OF NATIONALLY RAISED REVENUE

R billion/percentage of GDP	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
	Outcome			Estimate	Medium-term estimates		
DIVISION OF AVAILABLE FUNDS							
National departments	555.6	592.6	634.3	739.5	757.7	768.9	797.8
Provinces	500.4	538.6	572.0	612.8	649.3	692.0	730.7
Local government	102.9	111.1	118.5	125.0	132.5	142.4	151.4
Non-interest allocation	**1 158.9**	**1 242.3**	**1 324.8**	**1 477.3**	**1 531.7**	**1 587.2**	**1 645.1**
PERCENTAGE SHARES							
National departments	47.9%	47.7%	47.9%	50.1%	49.2%	48.0%	47.5%
Provinces	43.2%	43.4%	43.2%	41.5%	42.2%	43.2%	43.5%
Local government	8.9%	8.9%	8.9%	8.5%	8.6%	8.9%	9.0%

CONSOLIDATED SPENDING BY FUNCTIONAL AND ECONOMIC CLASSIFICATION, 2020/21

R billion	Compensation of employees	Goods and services	Capital spending and transfers	Current transfers and subsidies	Interest payments	Total
Basic education	205.3	26.9	11.4	22.3	0.0	**265.9**
Post-school education and training	11.6	2.4	5.7	99.3	0.0	**118.8**
Arts, culture, sport and recreation	4.2	3.7	1.2	2.5	0.0	**11.7**
Health	145.1	67.1	11.4	6.1	0.0	**229.7**
Social protection	15.3	9.2	1.0	196.0	0.0	**221.5**
Social security funds	4.8	5.4	1.3	76.2	0.4	**88.0**
Community development	17.6	15.0	72.7	107.0	0.1	**212.3**
Industrialisation and exports	10.3	5.2	8.2	15.3	0.0	**39.0**
Agriculture and rural development	12.6	8.4	5.2	2.1	0.0	**28.3**
Job creation and labour affairs	3.5	10.7	0.7	7.5	0.0	**22.4**
Economic regulation and infrastructure	23.1	36.0	31.5	5.2	9.6	**105.3**
Innovation, science and technology	4.8	3.4	1.6	6.6	0.0	**16.4**
Defence and state security	27.0	12.7	1.3	10.3	0.0	**51.4**
Police services	81.9	18.7	3.5	2.0	0.0	**106.1**
Law courts and prisons	34.1	12.4	2.1	1.0	0.0	**49.6**
Home affairs	4.8	3.3	1.6	0.2	0.0	**9.9**
Executive and legislative organs	7.8	5.1	0.3	1.4	0.0	**14.6**
Public administration and fiscal affairs	22.2	17.1	2.5	5.4	0.0	**47.3**
External affairs	2.9	2.4	0.5	2.2	0.1	**8.2**
Payments for financial assets						**73.6**
Debt-service costs					229.3	**229.3**
Contingency reserve						**5.0**
Total	**638.9**	**265.1**	**163.7**	**568.7**	**239.5**	**1 954.4**

Note: Payments for financial assets are not shown in the table, but are included in the row totals.

ISSUED BY u national treasur =-r__, BUDGET EXPENDITURE • RE IIUCOFSOUTHMRICA I I ON NG a m -Basic education Economic regulation and infrastructure R105.3bn -University transfers R248.6bn Industrialisation and exports R39.0bn R44.8bn -National Student Financial Aid Scheme Agriculture and rural development R37.1bn R28.3bn RZ11.5bn ECONOMIC DEVELOPMENT R396.4bn LEARNING AND CULTURE - - Skills development levy institutions R21.0bn Job creation and labour affairs R22.4bn -Education administration Innovation, science and technology R17.8bn R16.4bn Technical & vocational education and training R13.4bn m B District health services R102.0bn Police services R106.1bn • Central hospital services R44.7bn Defence and state security R51.4bn Provincial hospital services R37.6bn law courts and prisons - R49.6bn RZZ9.7bn RZ17.0bn PEACE AND SECURITY HEALTH Other health services R35.4bn Home affairs R9.9bn Facilities management and maintenanceR10.1bn Municipal equitable share R74.7bn Public administration and fiscal affairs R47.3bn - Humansettlements,water and electrification programmes RSS.7bn Executive and legislative organs R14.6bn External affairs R8.2bn RZ12.3bn COMMUNITY DEVELOPMENT R70.0bn GENERAL PUBLIC SERVICES Public transport R44.7bn Other human settlements and municipal infrastructure R37.2bn 13 I! Social security funds R88.0bn Old-age grant R83.1bn Child-support grant R69.8bn R309.5bn SOCIAL DEVELOPMENT RZZ9.3bn DEBT-SERVICE COSTS Other grants R3S.Obn -Provincial social development R23.3bn Policy oversight and grant administration RlO.Obn R1.15TRILLION R1.95 TRILI CONSOLIDATED GOVERNMENT EXPENDITURE www.treasury.gov.za W #RSABudget2020 11 RSA Budget Tel:(012) 315 5757 www.treasury.gov.za BUDGET2020/21

[LOGO]

Foreword

Budgets are complex, but the numbers we face are straightforward.

Without faster economic growth rates, South Africa cannot raise the revenue we need to fund our ambitious social and economic development agenda. Without sustainable public finances, revenue will increasingly be used to pay interest on debt, which now absorbs 15 cents of every rand government collects. Without financially self-sustaining state-owned companies, taxpayers will be paying for their losses for many years to come.

Over the past year, economic growth has been weaker than forecast and is only expected to reach 0.9 per cent in 2020. Electricity shortages have put the economy under great strain, and demands from Eskom and other financially distressed state-owned companies drain public resources. In 2019/20, revenue collected is expected to be R63.3 billion lower than forecast in the 2019 *Budget Review*. By 2022/23, gross government debt is expected to rise to 71.6 per cent of GDP.

Addressing this difficult situation requires two complementary approaches: determined action to reverse the deterioration of the public finances by narrowing the budget deficit and containing debt, and structural reforms to return the economy to faster, sustainable growth.

The 2020 Budget proposals mark an important step on the road to fiscal consolidation. In comparison with the 2019 Budget, government proposes to reduce its expenditure by R156.1 billion – primarily through a decrease in its compensation bill. Public-service employees should be fairly remunerated, but government is obligated to balance its wage bill with the broader needs of society. Other reductions are being applied, wherever possible, to poorly performing or underspending programmes. Reductions of this magnitude will inevitably have negative consequences for the economy and social services. But these short-term costs are necessary to put the country onto a more sustainable footing.

Rapid and sustained economic growth is the central requirement to build a prosperous and equitable South Africa. This remains our core policy objective. Achieving this requires decisive steps to build confidence, promote investment and job creation, reduce anti-competitive practices and eliminate regulatory blockages. The most immediate and crucial reform is to ensure adequate electricity supply for businesses and households. The President has announced the first steps to enable greater private-sector participation in electricity generation. A series of regulatory adjustments will follow.

I would like to thank Cabinet, the Minister and Deputy Minister of Finance, Parliament's Portfolio Committee on Finance, the Standing Committee on Appropriations, the Technical Committee on Finance, the Budget Council and my colleagues across government for their contributions to the 2020 Budget. National and provincial departments deserve much credit for their disciplined budget execution over the past several years. Finally, I want to acknowledge the diligent and dedicated team at the National Treasury, who continue to fulfil their constitutional responsibilities in challenging circumstances.

Dondo Mogajane
Director-General: National Treasury

vii

viii

Contents

Chapter 1	**Consolidation, reform and growth**	**1**
	Overview	1
	Stabilising the public finances	3
	Structural reforms for investment and growth	4
	Improving spending efficiency and reducing waste	6
	Summary of the budget	6
	Budget documentation	10
Chapter 2	**Economic outlook**	**11**
	Overview	11
	Reforms to boost confidence and investment	12
	Global outlook	15
	Domestic outlook	16
	Forecast trends	18
	Conclusion	22
Chapter 3	**Fiscal policy**	**23**
	Overview	23
	Changes in tax revenue and expenditure	24
	Achieving fiscal sustainability	26
	Fiscal framework	27
	Elements of the consolidated budget	29
	Public-sector borrowing requirement	31
	Risks to the fiscal outlook	32
	Conclusion	32
Chapter 4	**Revenue trends and tax proposals**	**33**
	Overview	33
	Revenue collection and outlook	34
	Tax policy	37
	Tax proposals	40
	Tax policy reviews and research	46
	Measures to enhance tax administration	46
	Conclusion	46
Chapter 5	**Consolidated spending plans**	**47**
	Overview	47
	Revisions to main budget spending plans	48
	Provisional allocations	50
	Consolidated government expenditure	51
	Spending priorities by function	52
	Conclusion	63
Chapter 6	**Division of revenue and spending by provinces and municipalities**	**65**
	Overview	65
	Division of revenue	66
	Provincial revenue and spending	69
	Municipal revenue and spending	72
	Conclusion	76
Chapter 7	**Government debt and contingent liabilities**	**77**
	Overview	77
	Financing strategy	78
	Borrowing performance and projections	79
	Government debt and debt-service costs	84
	Contingent liabilities	85
	Conclusion	87

ix

Chapter 8	**Financial position of public-sector institutions**	**89**
	Overview	89
	State-owned companies	90
	Development finance institutions	95
	Social security funds	96
	Government Employees Pension Fund	98
Annexure A	**Report of the Minister of Finance to Parliament**	**101**
Annexure B	**Tax expenditure statement**	**119**
Annexure C	**Additional tax policy and administrative adjustments**	**125**
Annexure D	**Public-sector infrastructure update**	**143**
Annexure E	**Financial sector update**	**153**
Annexure F	**Summary of the budget**	**157**
Glossary		**161**
Statistical annexure		**177**

Two annexures are available on the National Treasury website (www.treasury.gov.za):

W1	Explanatory memorandum to the division of revenue
W2	Structure of the government accounts

x

Tables 7.9 7.10 Government guarantee exposure ..................................... 86 Provision for multilateral institutions and other contingent liabilities.......................................................... 87 1.1 1.2 1.3 1.4 1.5 1.6 1.7 Macroeconomic outlook – summary ............................ Consolidated government fiscal framework ................. Impact of tax proposals on 2020/21 revenue ............... Consolidated government expenditure by function ..... Division of revenue ....................................................... 7 7 8 8 9 8.1 Combined balance sheets of state owned companies……………………………………………………………….. ..... 90 Summary of recapitalisation and bailouts of state owned companies………………………………………………… 91 Borrowing requirement of selected state owned companies ........................................................................ 93 Financial position of selected development finance institutions…………………………………………………… ..... 95 Borrowing requirement for development finance institutions ....................................................................... 96 Financial position of social security funds ........................ 97 Selected income and expenditure of GEPF ....................... 98 Breakdown of assets under management by PIC ............. 98 8.2 Projected state debt and debt service costs ................. 10 Combined financial position of public institutions ........ 10 8.3 2.1 2.2 2.3 Economic growth in selected countries ........................ 15 Macroeconomic performance and projections ............. 16 Sector performance ...................................................... 22 8.4 8.5 3.1 3.2 3.3 Macroeconomic performance and projections ............. 23 Revised gross tax revenue projections .......................... 24 Adjustments to main budget non interest expenditure since 2019 Budget .................................... 25 Consolidated fiscal framework...................................... 26 Main budget expenditure ceiling, budgeted estimates and outcomes ............................................... 27 Consolidated operating and capital accounts ............... 28 Main budget framework ............................................... 30 Revisions to main budget revenue and expenditure estimates ……………………………………… ............................. 31 Consolidated budget balances ...................................... 31 Public sector borrowing requirement ........................... 32 8.6 8.7 8.8 3.4 3.5 Figures 1.1 1.2 Gross debt to GDP outlook .............................................. 2 Debt service costs as proportion of main budget revenue ............................................................................ 2 Compensation of employees as share of consolidated expenditure................................................. 2 Financial support provided for state owned companies ........................................................................ 2 3.6 3.7 3.8 1.3 3.9 3.10 1.4 4.1 4.2 4.3 4.4 Budget estimates and revenue outcomes..................... 35 Budget revenue............................................................. 36 Impact of tax proposals on 2020/21 revenue ............... 40 Personal income tax rates and bracket adjustments.................................................................. 41 Estimates of individual taxpayers and taxable income ......................................................................... 41 Transfer duty rate adjustments..................................... 43 Changes in specific excise duties................................... 44 Total combined fuel taxes on petrol and diesel ............ 44 2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 Government spending composition ................................. 12 Confidence and private investment.................................. 12 Rising debt in developing countries.................................. 16 Emerging market currencies ............................................ 16 GDP growth scenarios ...................................................... 18 Growth by expenditure, 2019........................................... 18 Growth by sector, 2019 .................................................... 18 Investment contribution................................................... 20 Core inflationary pressures .............................................. 21 Administered price inflation ............................................. 21 4.5 4.6 4.7 4.8 5.1 Adjustments to main budget non interest expenditure since 2019 Budget ....................................................... 48 Reallocations to baselines over the MTEF period ......... 49 Largest baseline reductions over the MTEF period............................................................................ 50 Provisional allocations not assigned to votes................ 51 Consolidated government expenditure by economic classification.................................................................. 51 Consolidated government expenditure by function ..... 53 Learning and culture expenditure ................................. 55 Social protection expenditure ....................................... 56 Average monthly social grant values............................. 57 Health expenditure ....................................................... 58 Community development expenditure ......................... 59 Economic development expenditure ............................ 60 Peace and security expenditure .................................... 62 General public services expenditure ............................. 63 3.1 3.2 3.3 3.4 Main budget revenue and expenditure ............................ 24 Budget deficit ................................................................... 24 Composition of consolidated government spending ........ 26 Average nominal growth in consolidated spending.......... 29 5.2 5.3 5.4 5.5 4.1 Tax burdens for countries at different levels of development .................................................................... 38 Corporate income tax rate movements............................ 39 4.2 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.1 5.2 Average nominal growth in spending………………………....... 52 Consolidated government expenditure by function ......... 52 6.1 6.2 6.3 Transfers increase in line with population growth ........... 67 Municipal operating revenue……… ................................... 74 Funded and unfunded municipal budgets ........................ .75 7.1 7.2 7.3 7.4 Sensitivity of debt and debt service costs ........................ 79 Debt maturity profile........................................................ 80 Ownership of domestic bonds .......................................... 82 Domestic bonds held by foreign investors........................ 82 6.1 6.2 6.3 6.4 Division of nationally raised revenue………………….………. 66 Provincial equitable share………………………………………….. 70 Conditional grants to provinces .................................... 72 Transfers to local government ...................................... 73 8.1 8.2 Negative cash flows at state owned companies............... 91 Debt maturity profile of major state owned companies ........................................................................ 92 Borrowing costs of state owned companies and development finance institutions, 2018/19 ..................... .92 RAF liabilities .................................................................... 97 RAF annual deficit............................................................. 97 7.1 Performance against strategic portfolio risk benchmarks ................................................................... 78 Financing of national government gross borrowing requirement................................................................... 81 Domestic short term borrowing .................................... 81 Foreign currency commitments and financing .............. 83 Change in cash balances ................................................ 83 Total national government debt .................................... 84 Analysis of annual increase in gross loan debt............... 84 National government debt service costs ....................... 85 8.3 7.2 8.4 8.5 7.3 7.4 7.5 7.6 7.7 7.8 xi

xii

1 Consolidation, reform and growth Overview Iof the economy, spending plans based on an assumption of economic n 2019, consolidated government spending reached a historic high of Government spending has reached a historic high of 36 per cent of GDP 36 per cent of GDP. This increase reflects downward revisions to the size growth that has not materialised, and increased demands from financially distressed state-owned companies. While government makes a significant contribution to development, this level of spending is unsustainable, and results in continued high deficits and debt accumulation. A year ago, the Budget Review projected real economic growth of 1.5 per cent in 2019 and 1.7 per cent in 2020. We now expect real growth of only 0.3 per cent in 2019 and 0.9 per cent in 2020. The impact of low growth on revenue collection has been considerable. Government expects to collect R63.3 billion less revenue than projected at the time of the 2019 Budget. The state is borrowing at an increased rate to The state is borrowing at an increased rate – not to build infrastructure, but to fund operations 1 In brief •The 2020 Budget proposes total consolidated spending of R1.95 trillion in 2020/21, with the largest allocations going to learning and culture (R396.4 billion), health (R229.7 billion) and social development (R309.5 billion). •The economic outlook is weak. Real GDP is expected to grow at 0.9 per cent in 2020, 1.3 per cent in 2021 and 1.6 per cent in 2022. Achieving faster economic growth requires far-reaching structural reforms. •The public finances continue to deteriorate. Low growth has led to a R63.3 billion downward revision to estimates of tax revenue in 2019/20 relative to the 2019 Budget. Debt is not projected to stabilise over the medium term, and debt-service costs now absorb 15.2 per cent of main budget revenue. •Halting the fiscal deterioration requires a combination of continued spending restraint, faster economic growth, and measures to contain financial demands from distressed state-owned companies. •As a first step, the 2020 Budget makes net non-interest spending reductions of R156.1 billion in total over the next three years compared with last year’s budget projections. This includes large reductions to the public-service wage bill.

2020 BUDGET REVIEW

fund operations, with the deficit projected at 6.3 per cent of GDP this year. Debt-service costs now absorb 15 cents of every rand government collects. By 2022/23, interest payments will exceed health spending.

Baseline expenditure reductions of R261 billion partially offset by R60 billion set aside for Eskom and SAA

As a major step towards fiscal sustainability, government has reduced the main budget expenditure baseline by R156.1 billion over the next three years in comparison with 2019 Budget projections. This is approximately 1 per cent of GDP per year. The net reduction is mainly the result of the following changes over the medium term:

- Reductions to baselines of R261 billion, which includes a R160.2 billion reduction to the wage bill of national and provincial departments, and national public entities.
- Reallocations and additions totalling R111.1 billion, of which R60.1 billion is set aside for Eskom and South African Airways (SAA).

Non-interest expenditure is forecast to grow at 3.8 per cent over the next three years, down from an average of 8.4 per cent over the past three years. Despite slower growth in spending, the deficit is forecast to remain in excess of 6 per cent of GDP next year, as a result of lower economic growth and tax revenue projections. The scale of the challenge requires fundamental changes to support economic growth, continued restraint in spending growth and improved spending efficiency.

Figure 1.1 Gross debt-to-GDP outlook


2019 Budget
2020 Budget
Per cent of GDP
72
64
56
48
48.9
50.5
53.0
56.7
55.6
56.2
57.8
58.9
59.7
61.6
65.6
69.1
71.6
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

Figure 1.2 Debt-service costs as proportion of main budget revenue


Per cent
20
18
16
14
12
10
8
6
4
2
0
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

Figure 1.3 Compensation of employees as share of consolidated expenditure


Per cent
37
36
35
34
33
32
32.6
32.9
32.7
33.2
35.2
36.5
35.7
34.6
35.5
35.6
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19

Figure 1.4 Financial support provided for state-owned companies


R billion
80
70
60
50
40
30
20
10
0
South African Broadcasting Corporation
South African Express
Denel
South African Airways
Eskom
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

Source: National Treasury

2

CHAPTER 1: CONSOLIDATION, REFORM AND GROWTH To achieve faster economic growth, South Africa requires structural reforms in a number of areas. Most urgently, the regulatory path should be cleared to enable the private sector to generate electricity, contributing both financial and technical capacity to the country’s energy needs. In other areas, cumbersome and unpredictable regulatory frameworks are undermining private investment. The President’s State of the Nation Address made several announcements in this regard, and more decisive steps will be required in the months ahead. Most urgent structural reform is to clear path for private-sector electricity generation Stabilising the public finances Achieving fiscal sustainability requires a combination of continued spending restraint, faster economic growth and measures to contain extra-budgetary pressures – including reform of state-owned companies. Since 2012/13, government has taken steps to reduce spending growth and raise tax revenue. As a result of lower nominal GDP and revenue growth, however, these interventions have not stabilised debt. Revenue and expenditure are near or at historic highs as a share of GDP. Over the same period, the composition of spending has deteriorated. Debt-service costs have been the fastest-growing area of spending, rising from 9.8 per cent of main budget revenue in 2010/11 to 15.2 per cent in 2019/20. The wage bill has grown strongly over this period, averaging 35.4 per cent of total consolidated expenditure. Over the past five years, the majority of efforts to reduce the deficit have come through tax increases. The 2020 Budget centres the consolidation effort on expenditure, by reducing compensation growth. The aim is to reduce spending as a share of GDP, and improve the composition of spending. Government will not raise additional revenue from tax proposals for 2020/21. Debt-service costs have been fastest-growing category of expenditure Towards a sustainable wage bill Government recognises that public-service employees should be fairly remunerated, but is obligated to balance compensation demands with the broader needs of society as reflected in the budget. Civil servants’ salaries have grown by about 40 per cent in real terms over the past 12 years, without equivalent increases in productivity. Growth in the wage bill has begun crowding out spending on capital projects for future growth and items that are critical for service delivery. The 2020 Budget Review includes R160.2 billion in medium-term reductions to the wage bill. This will affect national and provincial departments, and national public entities that receive transfers from government. Government has tabled an agenda item on the management of the public-service wage bill at the Public Service Co-ordinating Bargaining Council, and will discuss with unions options for achieving the required reduction. This target can be achieved through a combination of modifications to cost-of-living adjustments, pay progression and other benefits. The proposed wage reductions will see consolidated compensation spending contract by 1 per cent in real terms over the medium term. Goods and services and capital budgets will continue to grow in real terms. Government is obligated to balance fair compensation with needs of broader society 3

2020 BUDGET REVIEW Revenue considerations In preparing the 2020 Budget, government considered but decided against proposing tax increases. The main factors in this decision were the weakness of the economy and, in the context of the muted growth outlook, the elevated tax-to-GDP ratio of 26.3 per cent. Government’s short-term focus is to rebuild the capacity of the South African Revenue Service (SARS) and public trust in the institution. No overall tax increase proposed for 2020/21 State-owned companies Over the past 12 years, government has allocated R162 billion to financially distressed state-owned companies, of which Eskom accounts for 82 per cent. Fiscal support for Eskom, as outlined in Annexure C of the 2019 Medium Term Budget Policy Statement (MTBPS), remains unchanged. The roadmap on Eskom, published by the Minister of Public Enterprises, outlines the reform process. Eskom has begun the process of separating its three operating activities – generation, transmission and distribution – each of which will soon have its own board and management structure. These are the first steps in the necessary restructuring of South Africa’s electricity sector for the 21st century. SAA’s board placed the airline into voluntary business rescue in December 2019 as a result of its inability to meet financial obligations. Since 2008/09, SAA has incurred net losses of over R32 billion. Government has set aside R16.4 billion for SAA over the medium term to repay the airline’s guaranteed debt and to cover debt-service costs. The costs of this adjustment are still being finalised, and will be financed from existing provisional allocations for state-owned companies. R16.4 billion set aside for SAA to repay guaranteed debt and cover debt-service costs Structural reforms for investment and growth South Africa needs much faster economic growth to promote investment, create jobs, and enable the state to sustainably grow the revenue that pays for social and developmental programmes. These objectives underpin Economic Transformation, Inclusive Growth, and Competitiveness: Towards an Economic Strategy for South Africa – a discussion document released by the National Treasury in August 2019. The barriers to economic growth are complex and require structural reforms. In other words, the cost of doing business, the cost of finding or conducting work, and the cost of living must be meaningfully reduced. Such reforms will help to transform the economy by improving the profitability of existing businesses, encouraging the start-up of new enterprises, boosting private-sector investment, creating jobs and reducing unemployment, and improving the purchasing power of all households. South Africa’s macroeconomic policy provides a sound platform for the success of structural reforms. Government is committed to low and stable inflation, a flexible exchange rate and a sustainable fiscal framework. These policy commitments in turn reduce uncertainty and risk in investment decisions, and support business and consumer confidence. The Constitution entrenches the rule of law, and commits South Africa to transparent public finances, accompanied by expenditure controls, and a central bank that executes its functions independently. Reforms needed to promote investment, create jobs and enable state to sustainably grow revenue Low and stable inflation, flexible exchange rate, rule of law and transparent public finances promote certainty 4

CHAPTER 1: CONSOLIDATION, REFORM AND GROWTH Government is committed to building partnerships with the private sector to provide infrastructure. The Infrastructure Fund has a project pipeline with potential investments of more than R700 billion over the next 10 years, including both government and non-government contributions. Urgent attention is required to implement structural reforms to South Africa’s network industries. Alongside implementation of the reform agenda outlined in the discussion document, these efforts will help to lay the foundation for higher confidence and growth. Government is committed to partnerships with private sector to provide infrastructure Electricity The most pressing reform is to ensure that all businesses and households have sufficient and dependable electricity supply. Government can expand private-sector power generation by rapidly implementing the commitments made in the President’s State of the Nation Address. These include acquiring additional electricity from existing independent power producers, opening bid window 5, procuring an additional 2 000 to 3 000 megawatts (MW) of emergency power for the national grid within three to 12 months from approval, and allowing municipalities to procure power from the private sector. The speed with which the related procurement processes are undertaken is critical. Regulatory processes need to be simplified to meet deadlines for responses to licensing applications. Self-generation could reduce demand pressures and boost overall supply. Accordingly, government should implement previously announced commitments to make changes to schedule 2 of the Electricity Regulation Act (2006). All businesses and households must have sufficient and dependable electricity supply Ports Urgent regulatory reforms are needed in the ports sector to reduce the cost of trading. The corporatisation of the National Ports Authority should be accelerated. The authority, which regulates port operators and undertakes infrastructure investment, currently operates as a division within Transnet. Corporatising the authority would allow for better independent regulation of South Africa’s ports and increased competition in terminal operations. It would also support greater investment in ports from operating profits, free from Transnet group considerations. Corporatisation of National Ports Authority, provided for in law, should be accelerated Telecommunications The issuance of rapid deployment guidelines would enable the private sector to invest more quickly in telecommunications infrastructure. Enforcement of existing open-access conditions would avoid duplication of infrastructure. Digital migration should be accelerated and work to release spectrum through the auction process should continue. Freight rail The Economic Regulation of Transport Bill, which was approved by Cabinet for submission to Parliament, will improve third-party access to freight rail. This, in turn, can generate efficiencies in the rail sector. Regulatory reforms that promote freight rail efficiency should be complemented by the removal of implicit subsidies in road freight transport, ensuring a level playing field for competition. Reforms needed to level the playing field for competition in land-based freight transport 5

2020 BUDGET REVIEW Improving spending efficiency and reducing waste Government’s contribution to the economy is not matched by adequate spending efficiency. Reports by the Auditor-General have consistently highlighted patterns of wasteful expenditure. Reforms under way include: Reforms under way to improve procurement, strengthen provincial grants, reduce claims against the state • Procurement – The state maintains a complex and often ineffective procurement system. Some measures have had the unintended effect of severely hampering government’s ability to efficiently contract for goods and services. Many of these regulations can be reformed to make legitimate procurement easier without undermining the necessary anti-corruption safeguards. As a first step, the draft Public Procurement Bill has been gazetted for public comment. • Provincial unfunded municipal grants – Government has made progress in reducing municipal budgets and is piloting initiatives to improve revenue collection. Following a review, government is introducing several changes to the provincial grant system. Medico-legal claims – Medical malpractice claims and litigation against the state have increased rapidly in recent years. Although in many cases the quality of care is insufficient, the increase in claims is inconsistent with certain indicators of health outcomes in the public sector. Work has begun to limit unreasonable claims against the state. Public office bearers – There will be no increase in the salaries of public office bearers in 2020/21. This follows a reduction in benefits stemming from changes to the Ministerial Handbook. • • Over the period ahead, the following interventions will be undertaken: Tax incentives to be reviewed and expenditure to be assessed to improve efficiency • South Africa’s tax incentive system favours incumbents and those able to afford specialist tax advice. Over the medium term, government will conduct a review of such incentives, repealing or redesigning those that are redundant, inefficient or inequitable. The National Treasury and the Department of Planning, Monitoring and Evaluation will undertake a new round of expenditure reviews to identify cost savings and improve efficiency. Government will publish a new law this year introducing a remuneration framework for public entities and state-owned companies. One goal of this legislation is to eliminate excessive salaries and bonuses being awarded to executives and managers. • • Over the next year, the National Treasury and the Department of Public Service and Administration will improve the wage-setting mechanism; report on the causes of unauthorised and wasteful expenditure; and examine ways to reduce state litigation, accommodation and information technology costs. Summary of the budget Economic outlook The economic growth outlook has weakened since the 2019 MTBPS, following lower-than-expected growth in the second half of the year. 6

CHAPTER 1: CONSOLIDATION, REFORM AND GROWTH

Electricity shortages are expected to constrain growth over the next few years. GDP is estimated to have grown by only 0.3 per cent in 2019. Over the medium term, economic growth projections have been revised down to 0.9 per cent in 2020, rising to 1.6 per cent in 2022. In 2020, the global economy is expected to recover moderately from its recent slowdown, supported by low interest rates and reduced trade tensions between the United States and China.

Electricity shortages expected to constrain growth over medium term

Table 1.1 Macroeconomic outlook – summary

Real percentage growth	2019 Estimate	2020	2021 Forecast	2022
Household consumption	1.1	1.1	1.3	1.6
Gross fixed-capital formation	-0.4	0.2	1.3	1.9
Exports	-2.1	2.3	2.6	2.8
Imports	0.2	1.8	2.5	2.8
Real GDP growth	**0.3**	**0.9**	**1.3**	**1.6**
Consumer price index (CPI) inflation	4.1	4.5	4.6	4.6
Current account balance (% of GDP)	-3.4	-3.4	-3.5	-3.7

Across all tables in the Budget Review, the use of "0" refers to a value of small magnitude that is rounded up or down to zero. If a value is exactly zero, it will be denoted by "–". If data is not available, it is denoted by "N/A"
Source: National Treasury

Fiscal policy

The consolidated budget deficit is estimated at 6.3 per cent in 2019/20. A key driver of the widening deficit has been a sharp decline in nominal GDP since 2018/19 and associated tax revenues. Nominal GDP is projected to fall below the 2019 MTBPS estimates by an average of R131 billion per year over the medium term. As a result, tax revenue is expected to be significantly lower. Requests for support from financially distressed state-owned companies have continued to mount.

Sharp decline in nominal GDP and associated tax revenues has widened consolidated budget deficit

The 2020 Budget proposes measures to reduce public spending as a share of GDP and improve the composition of spending by reducing growth in the wage bill. Over the medium term, spending baselines will be reduced by R261 billion. The consolidated budget deficit is expected to narrow from 6.8 per cent in 2020/21 to 5.7 per cent of GDP in 2022/23.

Table 1.2 Consolidated government fiscal framework

R billion/percentage of GDP	2019/20 Revised estimate	2020/21	2021/22 Medium-term estimates	2022/23
Revenue	**1 517.0**	**1 583.9**	**1 682.8**	**1 791.3**
	29.4%	*29.2%*	*29.2%*	*29.2%*
Expenditure	**1 843.5**	**1 954.4**	**2 040.3**	**2 141.0**
	35.7%	*36.0%*	*35.4%*	*34.9%*
Budget balance	**-326.6**	**-370.5**	**-357.5**	**-349.7**
	-6.3%	*-6.8%*	*-6.2%*	*-5.7%*

Source: National Treasury

Revenue trends and tax proposals

Government expects to collect tax revenue of R1.43 trillion (26.3 per cent of GDP) in 2020/21. Given the weak economic outlook, no overall tax increase is proposed for next year. Tax revenue is projected to grow by

No overall tax increase is proposed for 2020/21

7

2020 BUDGET REVIEW

4.9 per cent. Reflecting the weak economic environment and reductions in state compensation, gross tax buoyancy is expected to fall to 0.93.

Personal income tax relief through inflation adjustments in all brackets, and increases in fuel and RAF levies

The main tax proposals include personal income tax relief through inflation adjustments in all brackets, along with inflation-adjusted increases in the fuel and Road Accident Fund (RAF) levies. The revitalisation of SARS is expected to contribute to increased tax revenue over the medium term.

Table 1.3 Impact of tax proposals on 2020/21 revenue[1]

R million		
Gross tax revenue (before tax proposals)		**1 425 418**
Budget 2020/21 proposals		**–**
Direct taxes		**-2 000**
Taxes on individuals and companies		
Personal income tax	**-2 000**	
Increasing brackets by more than inflation	-2 000	
Revenue if no adjustment is made	*12 000*	
Higher-than-inflation increase in brackets and rebates	*-14 000*	
Indirect taxes		**2 000**
Carbon tax	1 750	
Plastic bag levy	250	
Gross tax revenue (after tax proposals)		**1 425 418**

1. Revenue changes are in relation to thresholds that have been fully adjusted for inflation
Source: National Treasury

Medium-term spending plans

Largest spending areas are learning and culture, health and social development

Total consolidated spending amounts to R1.84 trillion in the current year, rising to R2.14 trillion by 2022/23.

Table 1.4 Consolidated government expenditure by function

R billion	2019/20 Revised estimate	2020/21 Budget estimate	Average growth 2019/20 – 2022/23
Learning and culture	385.6	396.4	4.0%
Health	222.0	229.7	5.1%
Social development	284.5	309.5	6.2%
Community development	201.7	212.3	6.3%
Economic development	198.9	211.5	6.6%
Peace and security	214.4	217.0	2.2%
General public services	66.3	70.0	3.7%
Payments for financial assets	65.2	73.6	
Allocated expenditure	**1 638.5**	**1 720.2**	
Debt-service costs	205.0	229.3	12.3%
Contingency reserve	–	5.0	
Consolidated expenditure[1]	**1 843.5**	**1 954.4**	**5.1%**

1. Consisting of national, provincial, social security funds and selected public entities See Annexure W2 on the National Treasury website for a full list of entities included
Source: National Treasury

In 2020/21, the largest areas of spending by function are learning and culture (R396.4 billion), health (R229.7 billion) and social development (R309.5 billion). Over the medium term, aside from debt-service costs, the

8

CHAPTER 1: CONSOLIDATION, REFORM AND GROWTH

fastest-growing areas of expenditure are economic development and community development. Slow growth in learning and culture, health, and peace and security reflects the effect of proposed wage bill reductions on these labour-intensive functions.

Division of revenue

Effect of wage reductions on division of revenue to be set out in adjustments budget

Over the medium-term expenditure framework period, after budgeting for debt-service costs, the contingency reserve and provisional allocations, 48.2 per cent of nationally raised funds are allocated to national government, 43 per cent to provinces and 8.8 per cent to local government. The share allocated to national government was somewhat larger than in 2019/20, mainly as a result of increased transfers to state-owned companies. These shares will change significantly as wage reductions are applied, although the exact distribution is yet to be determined. These changes will be considered during the course of the year and included in the October adjustments budget.

As outlined in the 2019 MTBPS, most conditional grants have been lowered as part of efforts to reduce growth in government expenditure and ensure public debt is sustainable. To manage the effect on services, these reductions take into account past performance and whether there has been significant real growth in allocations in recent years. Grants that have persistently underperformed have been reduced by larger amounts.

Table 1.5 Division of revenue

R billion	2019/20	2020/21	2021/22	2022/23
National allocations	739.5	757.7	768.9	797.8
Provincial allocations	612.8	649.3	692.0	730.7
Equitable share	*505.6*	*538.5*	*574.0*	*607.6*
Conditional grants	*107.3*	*110.8*	*118.0*	*123.1*
Local government allocations	125.0	132.5	142.4	151.4
Provisional allocations not assigned to votes	–	-7.8	-16.1	-34.9
Total allocations	**1 477.3**	**1 531.7**	**1 587.2**	**1 645.1**
Percentage shares				
National	*50.1%*	*49.2%*	*48.0%*	*47.5%*
Provincial	*41.5%*	*42.2%*	*43.2%*	*43.5%*
Local government	*8.5%*	*8.6%*	*8.9%*	*9.0%*

Source: National Treasury

Government debt and contingent liabilities

Gross borrowing requirement expected to reach R497.5 billion in 2022/23

Over the past year, government's gross borrowing requirement has increased by 21.4 per cent to R407.3 billion. Borrowing is expected to reach R497.5 billion in 2022/23. The steep increase reflects the worsening fiscal position, and an increase in domestic bond redemptions.

Government's long record of prudent debt management has enabled the National Treasury to consistently match higher borrowing requirements without dramatically increasing the cost of debt. Nonetheless, prudent debt management cannot substitute for sustainable public finances and a growing economy. The risk to South Africa's remaining investment-grade credit ratings has become more pronounced.

9

2020 BUDGET REVIEW

Table 1.6 Projected state debt and debt-service costs

R billion/percentage of GDP	2019/20	2020/21	2021/22	2022/23
Gross loan debt	**3 176.1**	**3 561.7**	**3 978.1**	**4 383.6**
	61.6%	*65.6%*	*69.1%*	*71.6%*
Debt-service costs	**205.0**	**229.3**	**258.5**	**290.1**
	4.0%	*4.2%*	*4.5%*	*4.7%*

Source: National Treasury

Financial position of public-sector institutions

Net asset value of state-owned companies has declined sharply in recent years

The financial performance of state-owned companies has deteriorated sharply. Liability growth has outpaced that of assets, with a consequent decline in net asset value. This erosion of financial value is largely a result of weak revenue growth, high compensation costs and rapidly growing debt-service costs.

The net asset value of the three largest development finance institutions – the Development Bank of Southern Africa, the Industrial Development Corporation and the Land Bank – increased by 4.7 per cent in 2018/19 to R139.4 billion. With the exception of the RAF, the financial positions of the social security funds and the Government Employees Pension Fund are strong. They are able to meet their long-term obligations.

Table 1.7 Combined financial position of public institutions

R billion/net asset value	2016/17	2017/18	2018/19
State-owned companies	354.0	362.1	342.0
Development finance institutions[1]	126.8	133.1	139.4
Social security funds	1.0	-27.0	-90.2
Other public entities[2]	674.9	719.0	751.7

1. Institutions listed in schedule 2 of the PFMA

2. State-owned institutions without a commercial mandate and listed in either schedule 1 or 3 of the PFMA such as the National Library of South Africa

Source: National Treasury

Budget documentation

The 2020 *Budget Review* accompanies several other documents and submissions tabled in Parliament on Budget Day. These include:

- The Budget Speech
- The Division of Revenue Bill
- The Appropriation Bill
- The Estimates of National Expenditure.

These and other fiscal and financial publications, including the *People's Guide* to the Budget, are available at www.treasury.gov.za.

10

2 Economic outlook Overview MThis remains government’s core policy objective. Higher growth ore rapid and sustained economic growth is the central Decisions required that build confidence and boost investment to create jobs and raise growth requirement to build a prosperous and equitable South Africa. would also reduce pressure on the public finances. Achieving this requires decisive steps to build confidence, promote investment and employment, reduce anti-competitive practices and eliminate regulatory blockages. The economic outlook has weakened since the 2019 MTBPS, following lower-than-expected growth in the second half of the year. Real GDP is estimated to have grown by only 0.3 per cent in 2019, partly as a result of electricity supply failures. Weak growth translated into a record unemployment rate of 29.1 per cent in the second half of 2019. Economic growth projections have been revised down to 0.9 per cent in 2020, rising to just 1.6 per cent in 2022. Electricity shortages are expected to constrain the economy over the forecast period. Global growth is expected to rise moderately over the forecast period, but considerable downside risks remain. The outlook for South Africa’s key trading partners has weakened in recent months. 11 In brief •Since the 2019 Medium Term Budget Policy Statement (MTBPS), economic growth has been revised lower, in part due to electricity supply shortages. Real GDP is expected to grow at 0.9 per cent in 2020. •Global growth is expected to rise moderately over the forecast period, but considerable downside risks remain. The outlook for South Africa’s key trading partners has weakened in recent months. •Government has announced urgent reforms in the electricity sector to ensure adequate supply of power for businesses and households. •Raising South Africa’s economic growth rate requires structural reforms, including substantial changes in the network industries, to reduce costs and encourage investment across the economy.

2020 BUDGET REVIEW

Private-sector skills and investment can expand electricity generation and improve ports' performance

To jump-start growth, South Africa requires stronger investment by, and partnerships with, the private sector. Recent network industry failures – in particular in electricity, but also in ports – have increased the cost of doing business. Yet these failures also offer opportunities to draw in private-sector skills and investment, reduce operating costs and build confidence.

The 2019 MTBPS noted that policy certainty and a conducive business environment are critical to support the confidence of business and households. South Africa's monetary policy framework has provided certainty. Enhancing the state's contribution to the economy requires greater spending efficiency and a shift in the composition of spending from consumption towards capital infrastructure. It also requires a clear vision for the role of state-owned companies within a robust framework for financial and operational management.

The macroeconomic framework needs to be complemented by a range of reforms that are within government's control, many of which do not require significant funding. The overriding priority is to enact structural reforms that enable the economy to break from the spiral of low growth and deteriorating public finances.

Figure 2.1 Government spending composition


General government consumption spending
General government investment
Public corporations investment
Per cent of GDP
30
25
20
15
10
5
0
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Source: Statistics South Africa and National Treasury calculations

Figure 2.2 Confidence and private investment


RMB/BER Business Confidence Index
Private investment (RHS)
Index level
60
50
40
30
20
10
0
15
10
5
0
-5
-10
-15
-20
-25
Annual growth (per cent)
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Source: Global Insight

Reforms to boost confidence and investment

The foundations for economic growth include prudent and credible fiscal and monetary policy, reliable electricity supply, a well-functioning financial system and respect for the rule of law. The speed at which an economy can grow will then be determined by factors affecting the costs of doing business, including the regulatory environment, support for innovation and competition, and the quality and cost of infrastructure.

Structural reforms needed that lower costs of living and of doing business

As highlighted in the 2019 MTBPS, government is focused on structural reforms to support competitiveness, investment and employment, by:

- Reducing costs for households and businesses by modernising and reforming network industries, restructuring inefficient state-owned companies and inviting private-sector participation.
- Increasing exports through evidence-based, export-orientated industrial policy, and supporting labour-intensive sectors such as agriculture and tourism.
- Promoting competition and supporting small business.

12

CHAPTER 2: ECONOMIC OUTLOOK Initial steps to expand electricity supply Facilitating faster private-sector involvement in the power sector will catalyse confidence and growth more broadly. The President announced a set of urgent reforms to address the Eskom crisis in his February 2020 State of the Nation Address. To facilitate large-scale additional power production, the Department of Mineral Resources and Energy is assessing information to procure 2 000 to 3 000 megawatts of power through its risk mitigation programme. This power will be connected to the national grid within three to 12 months from approval. Efforts are under way to acquire additional electricity from existing independent power producers (IPPs). Government has committed to open bid window 5 and make it possible for municipalities in good financial standing to buy electricity from IPPs. These efforts will be supported by operational changes announced by the new Eskom CEO, which include separating the utility into three divisions, resuming scheduled maintenance practices, fixing defects at Medupi and Kusile, and buying energy from entities with excess supply. Eskom will also reinstate its demand management strategy, with a clear schedule that allows users to mitigate the most disruptive effects of unplanned outages. Awareness campaigns will help to reduce pressure on the national grid. A commitment to minimum response times by the National Energy Regulator of South Africa would be supported by introducing simpler, standardised and more transparent licensing requirements for connecting to the grid. This in turn would support the emergence of smaller electricity providers. Efforts are under way to acquire additional electricity from existing IPPs Simpler and more transparent licensing arrangements needed from energy regulator Clearing blockages in transport, logistics and communications In other network industries, work continues to expand access, draw in private investment and reduce the costs of doing business. These include: • Rail transport reforms – In November 2019, Cabinet approved the Economic Regulation of Transport Bill for submission to Parliament. The bill – which consolidates economic regulations for the aviation, marine, rail and road transport sectors – will improve third-party access to rail. • Spectrum licensing – The broadband spectrum licensing plan was released in November 2019. Government is acting to make additional spectrum available from analogue television users. 13 The economic impact of Eskom supply disruptions Eskom, which has a near monopoly on South Africa’s electricity supply, is taking a large toll on the economy. Industry estimated that power cuts caused losses of about 0.1 per cent of GDP in the fourth quarter of 2019. However, without intervention, the impact of supply disruptions on growth will be greater in 2020. Power cuts – even scheduled ones – restrict production and investment, lower trade, increase the cost of doing business and put pressure on profits and employment. This in turn tends to reduce technology uptake and modernisation, particularly in small businesses. An uncertain and declining supply of electricity also contributes to low levels of confidence and investment, as well as lost capacity due to damage from power surges. The size of Eskom’s balance sheet and its dominance in the energy sector affect the cost of borrowing for government, which in turn affects the cost of borrowing for the entire economy. Taken together, these factors structurally lower South Africa’s competitiveness, employment and exports.

2020 BUDGET REVIEW Supporting competition, trade and policy certainty Actions to boost investment, trade and policy certainty include: • Reforms to benefit small business – The Companies and Intellectual Property Commission website now includes a single platform for company registration, including registering with social security funds and the South African Revenue Service. In addition, the Competition Commission made rulings in December 2019 that imply a decrease in data costs. Investment promotion – In support of the President’s initiative, R664 billion of investment commitments have been made. South Africa’s foreign-exchange control system will be modernised over the next year to support investment and the country’s position as a hub on the continent, as outlined in Annexure E. The Upstream Petroleum Development Bill, which will guide oil and gas exploration and production, was released for public comment in December 2019. • • Industrial policy – Government and industry continue to work master plans to raise growth and exports in 15 key sectors. on Maximising the long-term growth impact of the fiscal framework Government is exploring ways to maximise the long-term growth impact of the fiscal framework. This includes: • Improving the composition of spending, by rebalancing spending towards capital expenditure rather than compensation. 14 A just transition: Avoiding short-term policy responses that harm long-term growth South Africa’s low growth levels and high unemployment reinforce the desire to protect existing industries and jobs. All governments consider a range of trade-offs in such matters. However, policy decisions should not lock the economy into production patterns that will limit long-term growth. To achieve higher living standards, South Africa needs to adjust to global market demand. Climate change is starting to shape the manner in which the largest markets regulate imported and domestic products. Support for industries with high carbon emissions is likely to threaten long-term export demand and growth, and could lock South Africa into a position of a low-value exporter. Climate challenges also represent opportunities to generate new economic activity. Jobs and investment can be created by drawing on private-sector skills and capital, while demand for carbon-intensive products can be managed with incentives and penalties. Industrial policy should support businesses that can respond to these challenges – including producing new food technologies, electric cars, renewable-energy equipment, or energy-and water-saving devices. Targeted social interventions, including re-skilling and financial support, should be directed to workers in sunset industries, rather than providing support to affected companies. Future-focused policy that takes cognisance of climate change would support efforts to raise youth employment, as announced in the State of the Nation Address, in sectors such as business-process outsourcing, tourism and technology. Swift regulatory action to clear backlogs and modernise ports Commercial ports’ efficiency has declined sharply over the past year. This is the combined result of poor management, inadequate maintenance and resulting equipment failures, and industrial action at container terminals. Delays in modernising ports and digitising operations have compounded these problems. Backlogs for those importing and exporting container cargo have increased sharply, raising costs and damaging export competitiveness. South Africa needs a modern and efficient ports system to reduce the costs of living and of doing business, and to maintain its position as one of Africa’s main trading hubs. Swift and decisive regulatory action is needed. The corporatisation of the National Ports Authority, provided for in the National Ports Act (2005), should be accelerated. The authority, which regulates ports operators and undertakes infrastructure investment, currently operates as a division of Transnet. Corporatising the authority should allow for better regulation of all port operators, including Transnet Port Terminals. It would also support greater reinvestment of operating profits back into ports, free from Transnet group considerations.

CHAPTER 2: ECONOMIC OUTLOOK

- Initiating a review of departmental spending to maximise the impact of existing programmes.
- Reforming procurement regulations to remove unnecessary complexity that delays infrastructure spending and discourages small firms from doing business with government.
- Reviewing tax incentives and other non-cash disbursements, with the aim of repealing redundant, inefficient or inequitable incentives.

Global outlook

Moderate improvement in global economic growth outlook, but forecast for main trading partners is down

In 2020, the global economy is expected to recover moderately from its recent slowdown, supported by low interest rates and reduced trade tensions between the United States (US) and China. Although improved growth in developing countries is expected to support the recovery over the long term, the aggregate growth forecast for South Africa's main trading partners has been revised down over the next three years.

Table 2.1 Economic growth in selected countries

Region/country	2010-2018	2019	2020	2021	2022-2024[2]
Percentage	Post-crisis		GDP forecast		
World	**3.8**	**2.9**	**3.3**	**3.4**	**3.6**
Advanced economies	**2.0**	**1.7**	**1.6**	**1.6**	**1.6**
United States	2.3	2.3	2.0	1.7	1.6
Euro area	1.4	1.2	1.3	1.4	1.4
United Kingdom	1.9	1.3	1.4	1.5	1.5
Japan	1.4	1.0	0.7	0.5	0.5
Developing countries	**5.2**	**3.7**	**4.4**	**4.6**	**4.8**
Brazil	1.4	1.2	2.2	2.3	2.3
Russia	2.0	1.1	1.9	2.0	1.9
India	7.4	4.8	5.8	6.5	7.4
China	7.8	6.1	6.0	5.8	5.6
Sub-Saharan Africa	**4.2**	**3.3**	**3.5**	**3.5**	**4.1**
South Africa[1]	1.8	0.3	0.9	1.3	1.6

1. National Treasury forecast. Note: final numbers are for 2022, not an average
2. Average based on IMF World Economic Outlook database, October 2019
Source: IMF World Economic Outlook, January 2020 and IMF World Economic Outlook database

Over the medium term, global growth is expected to average 3.4 per cent, below average growth of 3.8 per cent between 2010 and 2018. Inflation is expected to remain subdued, with advanced-economy inflation rising from a forecast 1.4 per cent in 2019 to 1.9 per cent in 2021, and developing-economy inflation declining from 5.1 to 4.5 per cent over the same period.

African Continental Free Trade Agreement, which will boost intra-African trade, to take effect on 1 July 2020

In 2019, global trade slowed, growing by just 1 per cent, in response to rising trade policy uncertainty and tariffs. Trade growth is expected to rise to 2.9 per cent in 2020 and 3.7 per cent in 2021 as trade relations normalise, although serious risks remain to global supply chains. Trading under the African Continental Free Trade Agreement is due to begin on 1 July 2020, marking an important offset to increased protectionism.

Low interest rates, particularly in Europe, have supported asset prices in financial markets. Since September 2019, bond yields in advanced economies have started to rise gradually, but remain below 2018 levels. As a result, the impact on developing economies has been muted.

15

2020 BUDGET REVIEW

Figure 2.3 Rising debt in developing countries


Advanced economies
Emerging-market and middle-income economies
Per cent of GDP
120
100
80
60
40
20
1999
2001
2003
2005
2007
2009
2011
2013
2015
2017
2019
2021
2023

Source: Bloomberg and National Treasury

Figure 2.4 Emerging-market currencies


Rand/dollar exchange rate
EM currency index (RHS)
Rands per dollar
18
16
14
12
10
Currency weakness against the dollar
110
100
90
80
Indexed (Jan 2016=100)
Jan 2016
Apr 2016
Jul 2016
Oct 2016
Jan 2017
Apr 2017
Jul 2017
Oct 2017
Jan 2018
Apr 2018
Jul 2018
Oct 2018
Jan 2019
Apr 2019
Jul 2019
Oct 2019
Jan 2020

Source: Bloomberg

In 2019, developing-country risk premiums and bond yields continued to fall. In aggregate, developing-country currencies remained largely stable against the US dollar. Countries with high levels of debt and policy uncertainty, such as South Africa, faced considerably more volatility. On average in 2019, the rand's nominal exchange value fell 5.4 per cent in trade-weighted terms and 1.9 per cent in real terms.

Global trade tensions remain a risk to growth

Near-term global risks have moderated since the 2019 MTBPS, but the risk of lower growth remains elevated due to trade tensions, in particular between the US and its major trading partners.

Debt levels in developing countries have risen sharply since the global financial crisis, and are projected to grow. Debt levels in advanced economies also remain elevated. High levels of government debt will limit fiscal and monetary policy responses to economic shocks.

Domestic outlook

Real GDP growth slowed from 0.8 per cent in 2018 to a projected 0.3 per cent in 2019. The National Treasury forecasts economic growth of 0.9 per cent in 2020, 1.3 per cent in 2021 and 1.6 per cent in 2022.

Table 2.2 Macroeconomic performance and projections

	2016	2017	2018	2019	2020	2021	2022
Percentage change		Actual		Estimate		Forecast	
Final household consumption	0.6	2.1	1.8	1.1	1.1	1.3	1.6
Final government consumption	2.2	0.2	1.9	2.0	1.6	-0.6	1.2
Gross fixed-capital formation	-3.5	1.0	-1.4	-0.4	0.2	1.3	1.9
Gross domestic expenditure	-0.9	1.9	1.0	1.0	0.7	1.3	1.6
Exports	0.4	-0.7	2.6	-2.1	2.3	2.6	2.8
Imports	-3.9	1.0	3.3	0.2	1.8	2.5	2.8
Real GDP growth	**0.4**	**1.4**	**0.8**	**0.3**	**0.9**	**1.3**	**1.6**
GDP inflation	7.2	5.3	3.9	4.0	4.5	4.5	4.6
GDP at current prices (R billion)	**4 359.1**	**4 653.6**	**4 873.9**	**5 086.4**	**5 359.3**	**5 676.4**	**6 035.1**
CPI inflation	6.3	5.3	4.7	4.1	4.5	4.6	4.6
Current account balance (% of GDP)	-2.9	-2.5	-3.5	-3.4	-3.4	-3.5	-3.7

Sources: National Treasury, Reserve Bank and Statistics South Africa

16

CHAPTER 2: ECONOMIC OUTLOOK

Per capita GDP set to decline over next several years

Downward revisions to domestic and global demand mean that average growth is projected at 1.3 per cent over the next three years, well below the 1.8 per cent average from 2010 to 2018. With the population growing at 1.4 per cent over the next three years, per capita GDP is set to decline.

Serious risks to the forecast include further deterioration in the financial condition of state-owned companies, with attendant demands on the fiscus; unreliable power supply; and policy inertia and slow implementation of structural reforms.

Macroeconomic assumptions

The assumptions outlined below are incorporated in the forecast. Since the 2019 MTBPS, metals prices have been revised higher across the forecast period, while energy prices have been revised slightly lower, other than for 2020. Food inflation has been revised lower given continued subdued price pressures globally and locally.

Public-sector investment in 2019 was lower than forecast, creating base effects that have resulted in a rise in 2020 growth. Deterioration in the public finances and state-owned company balance sheets will constrain growth over the forecast period. South Africa's sovereign risk premium is now assumed to remain elevated in 2020 and 2021.

Assumptions used in the economic forecast

	2017	2018	2019	2020	2021	2022
Percentage change	Actual		Estimate		Forecast	
Global demand[1]	4.8	4.4	3.4	4.1	4.1	4.0
International commodity prices[2]						
Brent crude oil (US$ per barrel)	54.8	71.0	64.1	59.4	56.1	55.1
Gold (US$ per ounce)	1 257.7	1 269.3	1 392.8	1 571.6	1 599.3	1 618.6
Platinum (US$ per ounce)	950.4	880.7	863.7	990.0	1 012.6	1 037.0
Coal (US$ per ton)	84.1	103.7	80.0	73.4	70.9	71.8
Iron ore (US$ per ton)	71.2	67.0	91.6	83.5	73.5	67.2
Food inflation	6.9	3.6	3.4	4.2	4.1	4.5
Sovereign risk premium[3] (percentage point)	2.7	3.1	3.2	3.4	3.1	3.0
Real public corporation investment	-11.7	-12.5	-2.3	1.7	1.3	2.1

1. Combined growth index of South Africa's top 15 trading partners (IMF World Economic Outlook, January 2020)

2. Bloomberg futures prices at 5 February 2020

3. The JP Morgan EMBI South African Global Spread is used as an estimate of the risk premium. It is calculated as the difference between the yield on the US dollar-denominated South African debt, and an interpolated US Treasury curve

Source: National Treasury, Bloomberg, Statistics South Africa

Scenarios

The National Treasury has modelled two economic growth scenarios.

- In scenario A, mounting distress at state-owned companies erodes the fiscal position further, raising borrowing costs and reducing confidence and investment. This is coupled with worsening global growth due to deteriorating international trade relations and less favourable bilateral trade conditions.
- In scenario B, reforms outlined in the discussion document *Economic Transformation, Inclusive Growth, and Competitiveness: Towards an Economic Strategy for South Africa* are implemented at a moderate pace and help to raise growth. However, weak levels of confidence and continued load-shedding reduce the impact of these reforms. Faster implementation of electricity-sector reforms could result in even higher growth.

17

2020 BUDGET REVIEW Figure 2.5 GDP growth scenarios Source: National Treasury Forecast trends Real GDP growth declined by 0.6 per cent in the third quarter of 2019, with six of the 10 production sectors contracting sharply. Drought, subdued global and domestic demand, high production costs and unreliable power supply contributed to the decline. Annual electricity sector production declined by 1.4 per cent in 2019. Eskom’s energy availability factor, which measures the ratio of available power to the maximum amount that could be produced on a scale of 100, fell from an average of 71.8 in 2018 to 67 in 2019 – and below 60 in December 2019. A range of factors contributed to the decline, including operational failures at Medupi and Kusile, unreliable coal and diesel supply, and weather-related problems. Six of 10 production sectors contracted in the third quarter of 2019 Scheduled power cuts are expected to persist over the next 18 months as Eskom conducts urgent maintenance. 12 to Household consumption Imports Gross fixed-capital formation Exports Per cent Per cent 18 Figure 2.6 Growth by expenditure, 2019*Figure 2.7 Growth by sector, 2019* Finance, real estate and business services General governmentGeneral government services Personal services1.1 Transport, storage and communication Trade, catering and accommodation Manufacturing Electricity, gas and water Mining and quarrying Construction Agriculture, forestry and fishing -1.5 -1.0 -0.5 0.0 0.5 1.0 1.5 2.0 -10 -8 -6 -4 -2 0 2 4 *First three quarters of 2019 Source: Reserve Bank and National Treasury 1.5 1.1 0.0 -0.7 -1.2 -0.1 2.6 1.5 0.8 0.1 -1.4 -2.2 -2.6 -9.1

CHAPTER 2: ECONOMIC OUTLOOK Consumption Household consumption growth averaged 1.1 per cent in the first nine months of 2019, down from 2.1 per cent in the same period of 2018. This was a result of weaker employment, low growth in disposable income, fragile consumer confidence and high administered prices. The consumer confidence index remained at -7 index points in the second half of 2019, its lowest level since late 2017. Real disposable income growth decelerated sharply in the third quarter to 0.1 per cent as nominal compensation growth slowed in line with moderating inflation. Annual growth in credit extended to households, which averaged 6.4 per cent in 2019 compared to 4.6 per cent in 2018, continued to support consumption. Reductions in the prime lending rate have not been fully matched by declining debt-service costs. This is likely driven by debt growth outpacing growth in disposable income, and by rapid growth in costly unsecured credit (10.2 per cent), compared with growth in secured credit (5.3 per cent). Over the next three years, household consumption is expected to recover gradually. A sustained increase in consumption requires faster growth in economic activity, employment and net wealth, and a reduction in household debt. Household consumption growth averaged 1.1 per cent in first nine months of 2019 Credit supporting household consumption as income growth remains low Employment Job creation and wage growth are not easily achievable in the context of low economic growth. In 2019, formal non-agricultural employment fell 0.7 per cent, bringing total employment to 11.3 million people. Annual private-sector wage growth per worker was just 2.4 per cent in the first nine months of 2019, compared with public-sector wage growth of 7.2 per cent. Total wage growth has outpaced profit growth since 2008. Just 11.3 million people had formal, non-agricultural jobs in 2019 Investment Investment contracted by 0.7 per cent in the first nine months of 2019, due to slowing private-sector investment growth and continued contractions in public investment. Weak balance sheets have contributed to pervasive capital underspending, and the winding down of construction activity at Medupi and Kusile has also reduced investment. Growth in private-sector capital spending is expected to have declined from 2.1 per cent in 2018 to 1.7 per cent in 2019. Private-sector investment, which is expected to average 12.6 per cent of GDP in 2019, is forecast to recover moderately, reaching 12.8 per cent of GDP in 2022. This pattern will be supported by improved global growth, the need to replace capital stock and an uptick in confidence over the forecast period. Large investment projects, such as the renewable energy bid window 4 projects, provide further support. Although investment in state-owned companies is expected to remain constrained, initiatives such as the Infrastructure Fund are expected to crowd in private and public investment towards the end of the forecast period. Renewable energy projects and need to replenish capital stock expected to support private-sector investment 19

2020 BUDGET REVIEW

Figure 2.8 Investment contribution



15
10
5
0
-5
-10
-15
25
20
15
10
Percentage points contribution to investment
Per cent of GDP
Private investment
General government investment
Public corporations investment
Total investment as a share of GDP (RHS)
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
*2019

**Year to date*
Source: Statistics South Africa and National Treasury

Balance of payments

The current account deficit averaged 3.6 per cent of GDP in the first three quarters of 2019, as rising export prices offset the impact of declining export volumes. Net trade subtracted 0.3 percentage points from growth over the period, as exports contracted due to unreliable electricity supply and weak business conditions, while import growth slowed alongside domestic activity.

Current account deficit forecast to average 3.5 per cent of GDP

The current account deficit is expected to average 3.5 per cent of GDP over the forecast period. Over the next three years, imports and exports are expected to grow gradually, in line with investment and consumption trends.

Portfolio inflows are expected to fund the majority of the current account deficit over the medium term, although the President's investment drive should help to raise direct investment. To some extent, low interest rates in the US and Europe are expected to encourage savers in these countries to invest in South Africa, which offers comparatively higher interest rates.

Inflation

Low domestic inflation reinforced by weak demand and low global inflation

Weak domestic demand continues to limit firms' ability to pass higher prices on to consumers – a trend reinforced by low global inflation. Consumer price index (CPI) inflation and core inflation averaged 4.1 per cent in 2019. CPI inflation is expected to rise to 4.5 per cent in 2020, mainly due to rising meat and electricity prices, and is forecast to remain about 4.6 per cent over the medium term. Inflation expectations remain well-anchored.

There is a risk that higher administered prices and exchange-rate depreciation could put upward pressure on inflation. Downward pressure could emanate from weaker-than-expected global inflation and continued pressure on retailer margins.

20

CHAPTER 2: ECONOMIC OUTLOOK

Figure 2.9 Core inflationary pressures


Core goods
Core services
Core inflation
Inflation target - upper band
Inflation target - lower band
Per cent
9
6
3
0
2014
2015
2016
2017
2018
2019

Figure 2.10 Administered price inflation


Water supply
Assessment rates
Electricity
Inflation target upper bound
Per cent
18
15
12
9
6
3
0
2014
2015
2016
2017
2018
2019

Source: Statistics South Africa

Sector performance

Mining

Mining production contracted by 2.2 per cent in the first three quarters of 2019 compared with the same period a year earlier. Strikes, electricity shortages and weaker Chinese and Indian growth mean the sector is likely to contract for a second consecutive year. Production is likely to remain constrained over the medium term amid low confidence, insufficient demand, difficulties securing water for operations and electricity supply cuts.

Strikes, electricity shortages and lower Chinese demand may result in mining contraction

Agriculture

Agricultural production is expected to contract for the second consecutive year in 2019 as a result of drought conditions and outbreaks of foot-and-mouth disease. Production fell by 9.1 per cent in the first three quarters of 2019 compared with the same period in 2018. Weather conditions in late 2019 suggest higher crop output in 2020, although non-tariff barriers and policy uncertainty remain challenges over the medium term.

Agricultural production expected to contract again in 2019 due to drought and disease

Manufacturing

Manufacturing production contracted by 0.1 per cent in the first three quarters of 2019 compared with the same period in 2018. Food and beverages, and vehicles were the only components to raise output. Manufacturing exports grew by 6.8 per cent over the same period. Manufacturing performance is likely to remain subdued over the next few years as high operating costs and electricity shortages weigh on demand.

Financial and business services

Over the first three quarters of 2019, real value added in financial and business services grew by 2.6 per cent relative to the same period in 2018, in line with its long-term average. However, this sector has been losing momentum as activity continues to slow across the economy.

Financial and business services still growing, but losing momentum

Construction

Real value added in construction contracted 2.6 per cent in the first three quarters of 2019. Moderate government spending and weak economic conditions will continue to act as a drag on construction activity, although

21

2020 BUDGET REVIEW

the Infrastructure Fund project pipeline, which is valued at over R700 billion, should support activity over the longer term.

Transport and telecommunications

Spectrum allocation expected to benefit transport and telecommunications

In the first three quarters of 2019, real value added in the transport and telecommunications sector increased by 0.8 per cent compared to the same period in 2018. Over the next few years, the sector is expected to grow more quickly due to the expansion of spectrum allocation, although load-shedding may negatively affect existing infrastructure.

Table 2.3 Sector performance

Percentage change	**2014**	**2015**	**2016**	**2017**	**2018**	**2019**[1]
Agriculture, forestry and fishing	6.8	-5.9	-10.1	21.1	-4.8	-9.1
Mining and quarrying	-1.7	3.3	-3.9	4.2	-1.7	-2.2
Manufacturing	0.3	-0.4	0.8	-0.2	1.0	-0.1
Electricity, gas and water	-1.0	-1.9	-2.1	0.6	0.9	-1.4
Construction	3.5	1.8	1.2	0.6	-1.2	-2.6
Trade, catering and accommodation	1.4	2.1	1.7	-0.3	-0.6	0.1
Transport, storage and communication	3.5	1.4	1.1	1.4	1.6	0.8
Finance, real estate and business services	2.7	2.1	1.9	2.1	1.8	2.6
General government services	3.2	0.8	0.6	0.3	1.3	1.5
Personal services	1.8	0.9	1.8	1.3	1.0	1.1
Gross domestic product	**1.8**	**1.2**	**0.4**	**1.4**	**0.8**	**0.3**

1. First three quarters
Source: Statistics South Africa

Conclusion

Low levels of economic growth are forecast over the medium term. Efforts to reform the electricity sector and draw in private investment, alongside reforms in other network industries, should improve the growth outlook.

22

3

Fiscal policy

In brief

- The economic and revenue outlook has deteriorated since the 2019 *Medium Term Budget Policy Statement* (MTBPS). As a result, gross national debt is expected to increase to 71.6 per cent of GDP by 2022/23.
- Government remains committed to achieving fiscal sustainability, measured as stabilisation of the debt-to-GDP ratio, by moderating spending as a share of GDP and reducing the wage bill as a share of overall spending.
- Relative to last year's Budget, the 2020 Budget proposes net non-interest spending reductions totalling R156.1 billion over the medium-term expenditure framework (MTEF) period.
- These measures narrow the consolidated deficit from 6.8 per cent of GDP in 2020/21 to 5.7 per cent in 2022/23.
- Departments remain within published spending limits, showing budget discipline. But slowing growth and extra-budgetary pressures from state-owned companies in particular have widened the budget deficit.

Overview

In recent months, economic growth has continued to decline. As a result, tax revenue is expected to be significantly lower than the 2019 MTBPS estimates. Adding to fiscal pressures, requests for support from financially distressed state-owned companies have increased.

The 2019 MTBPS proposed achieving a main budget primary balance, excluding financial support to Eskom, by 2022/23. This target is now out of reach, and debt is not expected to stabilise over the medium term.

Table 3.1 Macroeconomic performance and projections

	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
Percentage change		**Actual**		**Estimate**		**Forecast**	
Real GDP growth	0.8	1.3	0.6	0.6	0.9	1.4	1.7
Nominal GDP growth	7.1	6.3	4.7	4.8	5.3	6.1	6.4
CPI inflation	6.3	4.7	4.6	4.2	4.4	4.6	4.6
GDP at current prices (R billion)	**4 419.4**	**4 698.7**	**4 921.5**	**5 157.3**	**5 428.2**	**5 759.0**	**6 126.3**

Source: National Treasury

23

2020 BUDGET REVIEW

Large downward revision of nominal GDP plays a central role in fiscal outlook

The fiscal challenge – a widening gap between revenue and expenditure – is clearly indicated in Figure 3.1. Revenue remains broadly stable at about 26 per cent of GDP. Expenditure has grown as a share of GDP since 2007/08. The spike in the ratio in 2019/20 reflects lower economic growth, a significant increase in support to state-owned companies and a downward revision to nominal GDP.

To contain the budget deficit and move towards debt stabilisation, the 2020 Budget proposes a significant reduction in government expenditure growth, mainly as a result of lower growth in the public-service wage bill. These steps will moderate spending as a share of GDP and improve the composition of expenditure, but will not stabilise debt.

Firm decisions required to reform state-owned companies and Road Accident Fund

Options to increase taxes are limited in the current economic environment. Along with faster economic growth, fiscal sustainability requires targeted reduction of specific programmes, and firm decisions to rein in extra-budgetary pressures, including reform of state-owned companies and the Road Accident Fund. Further across-the-board spending cuts that affect core government programmes would severely harm service delivery.

Figure 3.1 Main budget revenue and expenditure


Main budget revenue
Main budget expenditure
Per cent of GDP
32
30
28
26
24
22
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

Figure 3.2 Main budget deficit*


Interest payments
Primary deficit
Per cent of GDP
8
7
6
5
4
3
2
1
0
4.1
2.4
2.2
2.3
1.6
1.3
1.0
0.5
1.0
1.0
2.6
2.6
1.9
1.1
2.2
2.3
2.5
2.7
2.8
3.0
3.1
3.3
3.5
3.7
4.0
4.2
4.5
4.7
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

**Figures may differ from Table 3.7 due to rounding*
Source: National Treasury

Changes in tax revenue and expenditure

Tax revenue

Tax revenue estimates for the current year have been revised down by R10.7 billion compared with 2019 MTBPS estimates. In addition, government has chosen not to apply additional revenue measures of R10 billion for next year that were projected in last year's budget. Lower revenue collection has a knock-on effect, reducing projections over the three-year spending period ahead.

Table 3.2 Revised gross tax revenue projections

R billion	2019/20	2020/21	2021/22	2022/23
2019 MTBPS	1 369.7	1 460.9	1 555.7	1 658.2
Revised estimate	1 358.9	1 425.4	1 512.2	1 609.7
Deviation against 2019 MTBPS	-10.7	-35.4	-43.5	-48.5

Source: National Treasury

24

CHAPTER 3: FISCAL POLICY

No further changes to tax rates are assumed in revenue projections, except annual adjustments in personal income tax brackets, levies and excise duties in line with inflation. These assumptions result in tax revenue projections that are lower than the 2019 MTBPS estimates by R35.4 billion in 2020/21, R43.5 billion in 2021/22 and R48.5 billion in 2022/23.

Main budget non-interest expenditure adjustments

After the 2019 Budget, two additional spending pressures emerged. First, government increased support to financially distressed state-owned companies by R60.1 billion over the MTEF period. Over the next three years, government will transfer R112 billion to Eskom to enable the utility to meet its short-term financial obligations. An amount of R16.4 billion has been set aside for South African Airways (SAA) to repay guaranteed debt and interest costs. Second, government largely reversed the savings from early retirement and other interventions.

Since 2019 Budget, government has agreed to large increases in transfers to Eskom and SAA

The 2019 MTBPS proposed to reduce goods and services, current transfers and capital baselines, and reprioritise funds towards critical priorities. The 2020 Budget takes the additional step of reducing the wage bill by R160.2 billion over the next three years. Net reductions to main budget non-interest spending from the 2019 Budget to the 2020 Budget total R156.1 billion over the MTEF period.

Table 3.3 Adjustments to main budget non-interest expenditure since 2019 Budget

R million	2020/21	2021/22	2022/23	MTEF total
2019 Budget non-interest expenditure	**1 545 500**	**1 653 077**	**1 736 538**	**4 935 115**
Skills development levy adjustments	-1 025	-1 722	-500	-3 246
Change in contingency reserve	-1 000	-1 000	-1 000	-3 000
Baseline reductions and reallocations	**-66 045**	**-88 149**	**-106 801**	**-260 995**
Programme baseline reductions	-28 238	-33 219	-39 341	-100 798
Wage bill reductions	-37 807	-54 929	-67 460	-160 196
Baseline allocations	**59 293**	**29 981**	**21 843**	**111 117**
Financial support for state-owned companies	44 042	14 309	1 777	60 128
Net change in adjustments announced in 2019 Budget[1]	7 753	7 620	11 953	27 326
Programme allocations	7 499	8 051	8 113	23 663
2020 Budget non-interest expenditure	**1 536 724**	**1 592 186**	**1 650 080**	**4 778 991**
Change in non-interest expenditure since 2019 Budget	-8 776	-60 890	-86 458	-156 124

1. Includes reversal of savings from wage bill measures and national macro-reorganisation of government, adjustments due to lower CPI and early retirement savings in police
Source: National Treasury

In aggregate, these measures are expected to narrow the consolidated budget deficit from 6.8 per cent of GDP in 2020/21 to 5.7 per cent of GDP in 2022/23. Gross national debt is estimated to increase from 65.6 per cent of GDP in 2020/21 to 71.6 per cent of GDP in 2022/23.

25

2020 BUDGET REVIEW

Table 3.4 Consolidated fiscal framework

R billion/percentage of GDP	2016/17	2017/18 Outcome	2018/19	2019/20 Revised estimate	2020/21	2021/22 Medium-term estimates	2022/23
Revenue	**1 285.6**	**1 351.4**	**1 445.4**	**1 517.0**	**1 583.9**	**1 682.8**	**1 791.3**
	29.1%	*28.8%*	*29.4%*	*29.4%*	*29.2%*	*29.2%*	*29.2%*
Expenditure	**1 442.6**	**1 541.9**	**1 642.8**	**1 843.5**	**1 954.4**	**2 040.3**	**2 141.0**
	32.6%	*32.8%*	*33.4%*	*35.7%*	*36.0%*	*35.4%*	*34.9%*
Non-interest expenditure	*1 286.0*	*1 368.9*	*1 450.6*	*1 628.5*	*1 715.0*	*1 771.6*	*1 840.3*
	29.1%	*29.1%*	*29.5%*	*31.6%*	*31.6%*	*30.8%*	*30.0%*
Budget balance	**-157.0**	**-190.5**	**-197.4**	**-326.6**	**-370.5**	**-357.5**	**-349.7**
	-3.6%	*-4.1%*	*-4.0%*	*-6.3%*	*-6.8%*	*-6.2%*	*-5.7%*

Source: National Treasury

Achieving fiscal sustainability

Achieving fiscal sustainability requires public spending levels to be closely aligned with the revenue-raising potential of the economy.

In 2012, government introduced the main budget expenditure ceiling, with the goal of controlling spending growth and stabilising debt. Between 2013/14 and 2018/19, in response to lower economic and revenue growth, government repeatedly reduced the expenditure ceiling.

Composition of spending has moved away from capital towards consumption

Most of the reductions were applied to goods and services and capital budgets, while leaving the wage bill relatively unchanged. Current transfers have grown as a result of increased support for higher education and larger Unemployment Insurance Fund payments. As a result, the composition of spending has moved away from capital towards consumption. Spending discipline within national and provincial departments introduced by the expenditure ceiling has not translated into debt stabilisation.

Figure 3.3 Composition of consolidated government spending*


Other
Current transfers
Goods and services
Capital payments
Interest payments
Compensation of employees
Per cent
100
80
60
40
20
0
11.6
27.2
8.6
15.8
36.5
8.7
28.7
11.7
14.3
35.6
8.5
28.5
11.7
13.7
34.1
8.4
29.1
12.3
13.6
32.7
2011/12
2018/19
2019/20
2020/21

**For selected years*
Source: National Treasury

In recent years, financial demands from state-owned companies – especially Eskom – have mounted, even as economic growth and revenues

26

CHAPTER 3: FISCAL POLICY

have fallen short of projections. As a result, the deficit has increased and additional resources have been prioritised away from national and provincial departments towards state-owned companies.

Table 3.5 Main budget expenditure ceiling, budgeted estimates and outcomes

R billion	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
Baselines announced in previous budgets[1]	1 091	1 168	1 250	1 354	1 435	1 524	1 630	
2019 Budget Review	*1 075*	*1 142*	*1 225*	*1 310*	*1 408*	*1 502*	*1 608*	
2019 MTBPS		1 142	1 225	1 307	1 405	1 493	1 591	1 674
2020 Budget Review	*1 075*	*1 142*	*1 225*	*1 307*	*1 409*	*1 458*	*1 539*	*1 605*
Outcomes / estimates compared to original baselines	**-16**	**-26**	**-25**	**-47**	**-26**	**-66**	**-91**	**-69**

1. Outer year baselines announced in MTBPS 2014 to MTBPS 2018
Source: National Treasury

Reducing wage bill growth

From the mid-2000s, a series of wage policy reforms and generous wage settlements increased compensation spending as a share of consolidated spending. Public-service compensation has grown by about 40 per cent in real terms over the past 12 years, and remuneration growth is increasingly out of line with the rest of the economy. The wage bill remains the largest component of spending by economic classification.

Take-up of early retirement initiative has been slower than anticipated

The 2019 Budget announced wage-bill measures amounting to R27 billion over the 2019 MTEF period. These included provision for early retirement and savings from the national macro-reorganisation of government. Take-up of the early retirement initiative has been slower than anticipated, and only the Department of Police has finalised implementation during 2019/20. Other departments have submitted proposals, which are being processed and may result in further adjustments to baselines. At this stage, the anticipated savings have been largely reversed.

The 2020 Budget proposes a reduction in the compensation budgets of national and provincial departments, and entities that receive transfers directly from national government. These reductions amount to R37.8 billion in 2020/21, R54.9 billion in 2021/22 and R67.5 billion in 2022/23. The revised amounts will guide government in forthcoming talks in the Public Service Co-ordinating Bargaining Council. These reductions can be achieved through a combination of modifications to cost-of-living adjustments, pay progression and other benefits.

Excessive salaries at public entities to be addressed in new remuneration framework

Wage bill growth outside the public service is also contributing to fiscal pressure. During 2020, government will legislate a remuneration framework for public entities and state-owned companies. The framework will improve alignment of pay scales with the public service, and contain excessive salaries and other payments.

Fiscal framework

Consolidated deficit projected to narrow from 6.8 per cent of GDP in 2020/21 to 5.7 per cent in 2022/23

The consolidated operating and capital accounts are summarised in Table 3.6. The consolidated deficit in 2019/20 has risen relative to the 2019 Budget estimate. This is mainly due to a larger main budget deficit, reflecting lower revenue and higher projected spending, and the estimated

27

2020 BUDGET REVIEW

deficit for social security funds. These deficits are partially offset by higher surpluses of public entities. Compared with the 2019 Budget, the consolidated deficit estimates for 2020/21 and 2021/22 are larger by an average of two percentage points. The consolidated deficit is projected to narrow from 6.8 per cent of GDP in 2020/21 to 5.7 per cent in 2022/23.

Consolidated non-interest expenditure contracts at annual real average rate of 0.4 per cent over medium term

Over the next three years, consolidated non-interest expenditure will contract at an annual real average rate of 0.4 per cent. This is largely the result of proposed reductions to the wage bill and other baseline spending. The consolidated wage bill is projected to grow largely in line with inflation in the two outer years of the MTEF period. While the share of the wage bill and of goods and services to total expenditure is projected to decline over the MTEF period, the share of current transfers will increase.

Beginning in 2020/21, the composition of spending will improve over the medium term as capital budget reforms boost infrastructure spending and new projects are rolled out.

Table 3.6 Consolidated operating and capital accounts

	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
		Outcome		Revised		Medium-term estimates	
R billion/percentage of GDP				estimate			
OPERATING ACCOUNT							
Current revenue	**1 266.9**	**1 331.7**	**1 429.8**	**1 503.6**	**1 571.0**	**1 674.4**	**1 782.0**
Current payments	**1 285.2**	**1 371.8**	**1 483.8**	**1 622.0**	**1 712.1**	**1 811.1**	**1 915.0**
Compensation of employees	511.7	548.1	584.8	629.2	638.9	667.8	697.1
Goods and services	217.6	221.3	235.0	251.7	265.1	281.5	288.5
Interest payments	156.5	172.9	192.2	215.0	239.5	268.7	300.7
Current transfers and subsidies	399.4	429.5	471.9	526.1	568.7	593.1	628.7
Current balance	**-18.3**	**-40.1**	**-54.0**	**-118.5**	**-141.2**	**-136.8**	**-133.0**
	-0.4%	-0.9%	-1.1%	-2.3%	-2.6%	-2.4%	-2.2%
CAPITAL ACCOUNT							
Capital receipts	0.5	0.5	0.4	0.3	0.3	0.3	0.3
Capital payments	79.1	77.4	69.9	82.8	92.1	101.4	109.0
Capital transfers	69.8	72.3	73.4	73.5	71.5	78.7	84.7
Capital financing requirement	**-148.3**	**-149.2**	**-142.8**	**-156.0**	**-163.4**	**-179.8**	**-193.4**
	-3.4%	-3.2%	-2.9%	-3.0%	-3.0%	-3.1%	-3.2%
Financial transactions[1]	9.7	-1.1	-0.5	-52.1	-61.0	-36.0	-18.3
Contingency reserve	–	–	–	–	5.0	5.0	5.0
Budget balance	**-157.0**	**-190.5**	**-197.4**	**-326.6**	**-370.5**	**-357.5**	**-349.7**
	-3.6%	-4.1%	-4.0%	-6.3%	-6.8%	-6.2%	-5.7%

1. Balance of transactions in financial assets and liabilities
Source: National Treasury

The capital financing requirement, which is the sum of capital payments, transfers and receipts, is expected to remain in deficit at about 3 per cent of GDP over the MTEF period. Capital payments and transfers grow by a nominal annual average of 7.4 per cent over the next three years. The current deficit – the gap between revenue and current spending – is projected to narrow from 2.6 per cent of GDP in 2020/21 to 2.2 per cent of GDP in 2022/23.

Financial transactions amount to R52.1 billion in 2019/20 and R61 billion in 2020/21. The majority of these amounts reflect financial support for Eskom and SAA.

28

CHAPTER 3: FISCAL POLICY

Figure 3.4 Average nominal growth in consolidated spending[1]


CPI inflation
Interest and rent on land
Capital payments
Current transfers
Capital transfers
Goods and services
Compensation
11.8
9.6
6.1
4.9
4.7
3.5
0
2
4
6
8
10
12
Per cent

1. 2020/21 – 2022/23
Source: National Treasury

Elements of the consolidated budget

The consolidated budget includes the main budget framework and spending by provinces, social security funds and public entities financed from their own revenue sources.

Main budget framework

Main budget deficit to reach 6.8 per cent of GDP in 2020/21, narrowing to 5.9 per cent in outer year

Spending financed from the National Revenue Fund is summarised in Table 3.7. The main budget deficit, forecast at 4.7 per cent in the 2019 Budget, reached 6.5 per cent of GDP in 2019/20. The deficit is expected to reach 6.8 per cent of GDP in 2020/21 before narrowing to 5.9 per cent of GDP in the outer year.

Since the 2019 MTBPS, non-tax revenue has been revised upwards over the medium term, mainly due to higher projected interest on investments and the R3.5 billion in expected revenue from the sale of assets in 2020/21. The R7 billion projected revenue from the sale of non-core assets in 2019/20 has been reversed. Projections of National Revenue Fund receipts for the two outer years have declined significantly compared with 2019 MTBPS estimates due to lower revaluation profits on foreign currency transactions. Payments to the Southern African Customs Union are projected to decrease between 2020/21 and 2021/22, mainly due to estimated error adjustment of overpayments in 2019/20.

Real main budget non-interest expenditure contracts by annual average of 0.8 per cent

Main budget non-interest expenditure is projected to increase in real terms by 7 per cent in 2019/20, from 1.9 per cent in the prior year, largely due to financial support for Eskom. In total, real main budget non-interest expenditure contracts by an annual average of 0.8 per cent over the medium term, largely due to compensation and other spending reductions.

29

2020 BUDGET REVIEW

Table 3.7 Main budget framework

R billion/percentage of GDP	2016/17	2017/18 Outcome	2018/19	2019/20 Revised estimate	2020/21	2021/22 Medium-term estimates	2022/23
Revenue							
Gross tax revenue after proposals	1 144.1	1 216.5	1 287.7	1 358.9	1 425.4	1 512.2	1 609.7
Non-tax revenue	19.0	19.2	23.9	26.1	30.0	27.9	29.3
SACU[1]	-39.4	-56.0	-48.3	-50.3	-63.4	-60.6	-63.4
National Revenue Fund receipts	14.2	16.6	12.0	10.0	6.0	4.8	5.3
Main budget revenue	**1 137.9**	**1 196.4**	**1 275.3**	**1 344.8**	**1 398.0**	**1 484.3**	**1 580.9**
	25.7%	*25.5%*	*25.9%*	*26.1%*	*25.8%*	*25.8%*	*25.8%*
Expenditure							
National departments	555.6	592.6	634.3	739.5	757.7	768.9	797.8
Provinces	500.4	538.6	572.0	612.8	649.3	692.0	730.7
Local government	102.9	111.1	118.5	125.0	132.5	142.4	151.4
Contingency reserve	–	–	–	–	5.0	5.0	5.0
Provisional allocation not assigned to votes	–	–	–	–	-7.8	-16.1	-34.9
Non-interest expenditure	**1 158.9**	**1 242.3**	**1 324.8**	**1 477.3**	**1 536.7**	**1 592.2**	**1 650.1**
Debt-service costs	146.5	162.6	181.8	205.0	229.3	258.5	290.1
Main budget expenditure	**1 305.4**	**1 404.9**	**1 506.6**	**1 682.3**	**1 766.0**	**1 850.7**	**1 940.2**
	29.5%	*29.9%*	*30.6%*	*32.6%*	*32.5%*	*32.1%*	*31.7%*
Main budget balance	**-167.5**	**-208.6**	**-231.3**	**-337.5**	**-368.0**	**-366.4**	**-359.3**
	-3.8%	*-4.4%*	*-4.7%*	*-6.5%*	*-6.8%*	*-6.4%*	*-5.9%*
Primary balance	**-21.0**	**-45.9**	**-49.5**	**-132.5**	**-138.7**	**-107.9**	**-69.2**
	-0.5%	*-1.0%*	*-1.0%*	*-2.6%*	*-2.6%*	*-1.9%*	*-1.1%*

1. Southern African Customs Union. Amounts made up of payments and other adjustments. The estimates for the outer two years include projected forecast error adjustments for 2019/20 and 2020/21, respectively

Source: National Treasury

Table 3.8 shows revisions to the main budget revenue and expenditure estimates since the 2019 Budget. Debt-service costs are higher than the 2019 Budget estimates by R2.8 billion in 2019/20, R5.2 billion 2020/21 and R11.1 billion in 2021/22. This is mainly driven by the higher budget deficit alongside fluctuations in interest, inflation and exchange rates.

Social security funds, public entities and provincial balances

Public entities and provinces expect a combined cash surplus over medium term

Public entities and provinces are projected to have a combined cash surplus in the current year and over the medium term, partially offsetting the deficits of the main budget and social security funds. Higher projected spending by the Unemployment Insurance Fund, especially in 2020/21, is the main driver of the deficits at this level. This higher projected spending is the result of retrospective payments to claimants who were assessed and paid at a rate based on the old legislation, when they were meant to be paid based on higher rates in the amended act.

30

CHAPTER 3: FISCAL POLICY

Table 3.8 Revisions to main budget revenue and expenditure estimates

	2019/20		2020/21		2021/22	
R billion/percentage of GDP	2019 Budget	2020 Budget	2019 Budget	2020 Budget	2019 Budget	2020 Budget
Revenue						
Gross tax revenue	1 422.2	1 358.9	1 544.9	1 425.4	1 670.4	1 512.2
Non-tax revenue	27.0	26.1	21.1	30.0	22.3	27.9
SACU[1]	-50.3	-50.3	-65.8	-63.4	-65.4	-60.6
National Revenue Fund receipts	4.5	10.0	5.0	6.0	5.6	4.8
Main budget revenue	**1 403.5**	**1 344.8**	**1 505.1**	**1 398.0**	**1 632.9**	**1 484.3**
	25.9%	*26.1%*	*25.9%*	*25.8%*	*26.1%*	*25.8%*
Expenditure						
Current payments	452.9	455.6	492.2	495.0	534.6	542.4
of which:						
Compensation of employees	*175.6*	*175.0*	*188.5*	*187.7*	*200.9*	*200.1*
Goods and services	*74.9*	*75.5*	*79.5*	*77.9*	*86.1*	*83.6*
Debt-service costs	*202.2*	*205.0*	*224.1*	*229.3*	*247.4*	*258.5*
Transfers and subsidies	1 153.4	1 149.1	1 238.8	1 215.9	1 318.4	1 294.0
Payments for capital assets	15.4	13.6	16.2	15.3	17.4	15.8
Payments for financial assets	4.8	64.0	4.9	42.6	5.2	9.5
Provisional allocation not assigned to votes	19.2	–	11.4	-7.8	18.9	-16.1
Contingency reserve	13.0	–	6.0	5.0	6.0	5.0
Total expenditure	**1 658.7**	**1 682.3**	**1 769.6**	**1 766.0**	**1 900.5**	**1 850.7**
	30.6%	*32.6%*	*30.4%*	*32.5%*	*30.4%*	*32.1%*

1. Southern African Customs Union. Amounts made up of payments and other adjustments
Source: National Treasury

Public entities registered a high cash surplus of R26.3 billion in 2018/19 mainly due to lower spending on capital projects in the water and transport sectors. Underspending on capital projects by entities partly reflects unforeseen delays, supply chain management problems and suspension of projects. The Water Services Trading Entity, Passenger Rail Agency of South Africa and South African National Roads Agency Limited are projected to run significant cash surpluses in the current year.

Table 3.9 Consolidated budget balances

R billion	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
Main budget	-167.5	-208.6	-231.3	-337.5	-368.0	-366.4	-359.3
Social security funds	8.2	9.3	6.8	-3.3	-9.1	-1.0	-2.4
Provinces	-2.5	0.8	1.0	1.2	-0.4	2.5	2.5
Public entities	5.0	8.3	26.3	13.4	7.1	7.5	9.5
RDP Fund[1]	-0.2	-0.3	-0.2	-0.2	-0.1	-0.1	-0.0
Consolidated budget balance	**-157.0**	**-190.5**	**-197.4**	**-326.6**	**-370.5**	**-357.5**	**-349.7**

1. Reconstruction and Development Programme Fund
Source: National Treasury

Public-sector borrowing requirement

The public-sector borrowing requirement includes the borrowing needs of government as a whole, and those of state-owned companies, but excludes development finance institutions. In 2019/20, the requirement is estimated at R410 billion, or 7.9 per cent of GDP. Estimates for the current year and the next two years have been revised upwards compared with

31

2020 BUDGET REVIEW

2019 Budget estimates, mainly due to a larger main budget deficit. Local government borrowing is projected to increase this year, reflecting municipal infrastructure investment plans. The borrowing requirement for state-owned companies has been lowered because these institutions are finding it more difficult to source financing.

Table 3.10 Public-sector borrowing requirement[1]

	2016/17	2017/18	2018/19	2019/20		2020/21	2021/22	2022/23
		Outcome		Budget	Budget	Medium-term estimates		
R billion/percentage of GDP				2019	2020			
Main budget	167.5	208.6	231.3	255.2	337.5	368.0	366.4	359.3
Social security funds	-8.2	-9.3	-6.8	-8.0	3.3	9.1	1.0	2.4
Provinces	2.5	-0.8	-1.0	-1.0	-1.2	0.4	-2.5	-2.5
Public entities	-5.0	-8.3	-26.3	-3.6	-13.4	-7.1	-7.5	-9.5
RDP Fund	0.2	0.3	0.2	0.1	0.2	0.1	0.1	0.0
Consolidated government	**157.0**	**190.5**	**197.4**	**242.7**	**326.6**	**370.5**	**357.5**	**349.7**
	3.6%	*4.1%*	*4.0%*	*4.5%*	*6.3%*	*6.8%*	*6.2%*	*5.7%*
Local authorities[2]	**8.3**	**6.2**	**6.0**	**16.1**	**9.7**	**10.4**	**10.0**	**10.2**
	0.2%	*0.1%*	*0.1%*	*0.3%*	*0.2%*	*0.2%*	*0.2%*	*0.2%*
State-owned companies[3]	**88.5**	**99.4**	**77.1**	**74.7**	**73.7**	**73.2**	**66.5**	**64.2**
	2.0%	*2.1%*	*1.6%*	*1.4%*	*1.4%*	*1.3%*	*1.2%*	*1.0%*
Borrowing requirement	**253.8**	**296.1**	**280.5**	**333.5**	**410.0**	**454.1**	**434.0**	**424.1**
	5.7%	*6.3%*	*5.7%*	*6.2%*	*7.9%*	*8.4%*	*7.5%*	*6.9%*

1. A negative number reflects a surplus and a positive number a deficit

2. 2018/19 is a pre-audit outcome as at 30 June 2019. 2019/20-2021/22 figures are budgeted estimates adjusted in line with historical borrowing outcomes

3. Includes Eskom, South African Airways, Transnet, Airports Company South Africa and Denel

Source: National Treasury

Risks to the fiscal outlook

Persistent low economic growth remains largest risk

Persistently weak economic growth is the central factor limiting improved public finances. Over the period ahead, other risks that could widen the budget deficit and raise debt-service costs include:

- Insufficient progress on Eskom reforms and its financial position, and demands from other financially distressed state-owned companies.
- Outcomes of the renegotiation of the existing wage agreement and the following round of wage talks.
- The Road Accident Fund is government's second-largest contingent liability after Eskom. A decision on the Road Accident Benefit Scheme Bill is required to pave the way for a more affordable system.
- Clarity on government's position on the user-pay principle as it relates to e-tolls. Declining e-toll revenue will have to be offset by other measures to repay South African National Roads Agency Limited debt. It could also affect funding for other investment projects.

Conclusion

Although debt does not stabilise over medium term, budget deficit narrows

In line with government's commitment to fiscal sustainability, the 2020 Budget proposes a set of measures to reduce public spending as a share of GDP, improve the composition of spending by reducing growth in the wage bill, and maintain good budget execution.

32

4 Revenue trends and tax proposals Overview Pexceeds that of 2009/10, in the immediate aftermath of the global rojected revenue for 2019/20 is now R63.3 billion lower than the Large revenue under-collection generally matches difference in GDP forecast and outcome estimate at the time of the 2019 Budget. This under-collection financial crisis. The shortfall is a consequence of weakening economic growth, and largely matches the lower GDP growth forecast. For example, the 2019 Budget forecast real economic growth in 2019 at 1.5 per cent; the revised forecast is 0.3 per cent. Over the past five years, government has implemented large tax increases. But the difference between projected and collected revenue has grown progressively larger in the face of a persistent slowdown in economic growth and a weakened SARS. In the last 12 months, the new SARS leadership has taken steps to revive the institution, and tax administration has started to recover – but the economy has not. Growth in wages, consumption and business profitability has stagnated in recent years, lowering tax receipts for personal income tax, value-added 33 In brief •Given the weak economic outlook, government will not raise additional revenue from tax proposals in 2020/21. •Tax revenue is projected to grow by 4.9 per cent in 2020/21. •The main tax proposals include personal income tax relief through above-inflation adjustments in all brackets, along with increases in the fuel and Road Accident Fund (RAF) levies to adjust for inflation. Corporate interest deductions will be limited to combat base erosion and profit shifting. •The revitalisation of the South African Revenue Service (SARS) is under way, and this is expected to contribute to increased tax revenue over the medium term. •South Africa aims to strengthen its progressive tax system, while broadening the tax base and removing exemptions. In line with this approach, government will review tax incentives over the medium term, and repeal or redesign those that are inefficient or inequitable.

2020 BUDGET REVIEW tax (VAT) and corporate income tax, which make up more than 80 per cent of total tax revenue. In this context, substantial tax increases are unlikely to be effective. South Africa already has a relatively high tax-to-GDP ratio compared with other countries at a similar level of development. New tax increases at this time could harm the economy’s ability to recover. Consequently, government will not raise additional revenue from tax proposals for 2020/21. Additional revenue from indirect taxes will be offset by personal income tax relief. The main tax proposals for 2020/21 are: Government proposes no overall increase in taxes for 2020/21 • Providing personal income tax relief through an above-inflation increase in the brackets and rebates. Further limiting corporate interest deductions to combat base erosion and profit shifting. Restricting the ability of companies to fully offset assessed losses from previous years against taxable income. Increasing the fuel levy by 25c/litre, consisting of a 16c/litre increase in the general fuel levy and a 9c/litre increase in the RAF levy, to adjust for inflation. Increasing the annual contribution limit to tax-free savings accounts by R3 000 from 1 March 2020. Increasing excise duties on alcohol and tobacco by between 4.4 and 7.5 per cent. • • • • • Revenue collection and outlook Compared with the 2019 Budget estimate, the projected revenue shortfall for 2019/20 is R63.3 billion – significantly higher than the revised estimate of R52.5 billion published in the 2019 Medium Term Budget Policy Statement. The main reason for reductions in projected revenue collection over the past two years has been weaker-than-expected economic growth. Personal income tax collection has been affected by sluggish employment and wage growth. Following the recession in the first half of 2018, the dividends tax has not yielded the expected results, and corporate income tax collection continued to underperform. Growth in VAT collection has moderated following the one percentage point rate increase in 2018/19. Strong growth in VAT refunds also played a role in the lower year-to-date performance. Following the acceleration of VAT refund payments in the past year, SARS reports that the number of fraudulent claims has been increasing. VAT refunds for the last quarter of the fiscal year are expected to moderate as SARS refers more cases for audit or criminal investigation. Tax collections related to trade have slowed in the second half of 2019/20 in line with contracting imports, resulting in lower estimated revenue from customs duties and import VAT. Tax buoyancy – a ratio of tax revenue growth to economic growth – is a useful measure to determine whether revenue collections are performing as expected. For example, gross tax buoyancy was particularly low in Projected revenue shortfall of R63.3 billion stems from weak economic growth Growth in fraudulent VAT claims to be referred for audit or criminal investigation 34

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

2016/17 and 2017/18, a period in which SARS was severely weakened. Tax increases in those years should have caused revenue to grow faster than nominal GDP, but buoyancy was at or below one.

Table 4.1 Budget estimates and revenue outcomes[1]

R million	2018/19 Budget[2]	2018/19 Outcome	2018/19 Deviation	2019/20 Budget[2]	2019/20 Revised	2019/20 Deviation	Percentage change[3]
Taxes on income and profits	**751 846**	**738 741**	**-13 105**	**820 342**	**778 280**	**-42 062**	**5.4%**
Personal income tax	497 451	492 083	-5 368	552 877	527 584	-25 293	7.2%
Corporate income tax	218 436	212 046	-6 390	229 608	216 718	-12 890	2.2%
Dividends tax	30 341	29 898	-443	31 893	29 144	-2 748	-2.5%
Other taxes on income and profits[4]	5 618	4 714	-904	5 964	4 833	-1 131	2.5%
Skills development levy	**17 312**	**17 439**	**127**	**18 759**	**18 576**	**- 182**	**6.5%**
Taxes on property	**16 035**	**15 252**	**-783**	**17 159**	**16 038**	**-1 121**	**5.2%**
Domestic taxes on goods and services	**460 287**	**460 545**	**257**	**504 649**	**488 711**	**-15 938**	**6.1%**
Value-added tax	325 917	324 766	-1 151	360 471	344 202	-16 269	6.0%
Specific excise duties	40 276	40 830	553	42 354	46 765	4 411	14.5%
Health promotion levy	2 396	3 195	799	1 986	2 590	604	-18.9%
Ad valorem excise duties	4 163	4 192	29	4 454	4 112	- 342	-1.9%
Fuel levy	75 374	75 372	-1	82 958	79 277	-3 680	5.2%
Other domestic taxes on goods and services[5]	12 161	12 190	28	12 426	11 764	- 661	-3.5%
Taxes on international trade and transactions	**56 722**	**55 723**	**-999**	**61 300**	**57 330**	**-3 971**	**2.9%**
Customs duties	55 638	54 968	-670	60 029	56 325	-3 704	2.5%
Health promotion levy on imports	78	53	-25	245	54	-191	2.4%
Diamond export levy	87	78	-9	93	90	-3	15.9%
Miscellaneous customs and excise receipts	918	624	-295	932	860	-73	37.8%
Gross tax revenue	**1 302 201**	**1 287 690**	**-14 511**	**1 422 208**	**1 358 935**	**-63 273**	**5.5%**
Non-tax revenue[6]	31 473	35 869	4 395	31 537	36 142	4 605	0.8%
of which:							
Mineral and petroleum royalties	*8 340*	*8 612*	*272*	*8 766*	*11 952*	*3 186*	*38.8%*
Less: SACU[7] payments	-48 289	-48 289	–	-50 280	-50 280	–	4.1%
Main budget revenue	**1 285 386**	**1 275 270**	**-10 116**	**1 403 464**	**1 344 796**	**-58 668**	**5.5%**
Provinces, social security funds and selected public entities	169 831	170 154	323	180 347	172 192	-8 155	*1.2%*
Consolidated budget revenue	**1 455 217**	**1 445 424**	**-9 793**	**1 583 811**	**1 516 988**	**-66 823**	**5.0%**

1. A more disaggregated view is presented in Tables 2 and 3 of the statistical annexure
2. 2019 Budget Review estimates
3. Percentage change between outcome in 2018/19 and revised estimate in 2019/20
4. Includes interest on overdue income tax and interest withholding tax
5. Includes turnover tax for micro businesses, air departure tax, plastic bag levy, electricity levy, CO_2 tax on motor vehicle emissions, incandescent light bulb levy, Universal Service Fund, tyre levy and International Oil Pollution Compensation Fund
6. Includes mineral and petroleum royalties, mining leases, departmental revenue and sales of capital assets
7. Southern African Customs Union. Amounts made up of payments and other adjustments
Source: National Treasury

Analysis of the main components of tax revenue shows that although 2019/20 personal income tax collections are not expected to meet the 2019 Budget forecast, their decline is in line with moderating real wage growth in the economy. Similarly, domestic VAT collections and trade-related taxes are in line with expected outcomes for consumption and imports. Corporate income tax, which is particularly volatile, is expected to significantly underperform.

35

2020 BUDGET REVIEW

Table 4.2 Budget revenue[1]

R million	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
		Outcome		Revised		Medium-term estimates	
Taxes on income and profits[2]	664 526	711 703	738 741	778 280	813 588	863 888	921 375
of which:							
Personal income tax[3]	*424 545*	*460 953*	*492 083*	*527 584*	*546 771*	*581 146*	*621 602*
Corporate income tax[4]	*204 432*	*217 412*	*212 046*	*216 718*	*230 226*	*243 686*	*258 357*
Skills development levy	15 315	16 012	17 439	18 576	19 413	20 585	21 970
Taxes on property	15 661	16 585	15 252	16 038	17 510	18 956	20 165
Domestic taxes on goods and services	402 464	422 248	460 545	488 711	514 267	543 916	576 525
of which:							
VAT	*289 167*	*297 998*	*324 766*	*344 202*	*360 555*	*381 859*	*405 598*
Taxes on international trade and transactions	46 102	49 939	55 723	57 330	60 640	64 849	69 622
Gross tax revenue	**1 144 081**	**1 216 464**	**1 287 690**	**1 358 935**	**1 425 418**	**1 512 194**	**1 609 657**
Non-tax revenue[5]	33 272	35 849	35 869	36 142	35 973	32 663	34 586
of which:							
Mineral and petroleum royalties	*5 802*	*7 617*	*8 612*	*11 952*	*12 697*	*13 439*	*14 248*
Less: SACU[6] payments	-39 448	-55 951	-48 289	-50 280	-63 395	-60 563	-63 366
Main budget revenue	**1 137 904**	**1 196 362**	**1 275 270**	**1 344 796**	**1 397 996**	**1 484 294**	**1 580 877**
Provinces, social security funds and selected public entities	147 700	155 015	170 154	172 192	185 910	198 545	210 442
Consolidated budget revenue	**1 285 605**	**1 351 378**	**1 445 424**	**1 516 988**	**1 583 905**	**1 682 839**	**1 791 319**
As percentage of GDP							
Tax revenue	*25.9%*	*25.9%*	*26.2%*	*26.3%*	*26.3%*	*26.3%*	*26.3%*
Main budget revenue	*25.7%*	*25.5%*	*25.9%*	*26.1%*	*25.8%*	*25.8%*	*25.8%*
GDP (R billion)	*4 419.4*	*4 698.7*	*4 921.5*	*5 157.3*	*5 428.2*	*5 759.0*	*6 126.3*
Tax buoyancy	*0.97*	*1.00*	*1.23*	*1.15*	*0.93*	*1.00*	*1.01*

1. A more disaggregated view is presented in Tables 2 and 3 of the statistical annexure
2. Includes secondary tax on companies/dividends tax, interest withholding tax and interest on overdue income tax
3. As announced in the 2018 Budget, medical tax credits were adjusted below inflation over the MTEF to fund additional expenditure for national health insurance. The additional amount for 2020/21 is R0.58 billion. This is the last year of that MTEF, and therefore such an amount is not included in the two outer-year estimates for personal income taxes
4. Relative to the estimates published in Table D.4 of the 2019 MTBPS, the forecasts for corporate income tax assume a buoyancy of 0.9, 0.95 and 1 over the next three years
5. Includes mineral and petroleum royalties, mining leases, departmental revenue and sales of capital assets
6. Southern African Customs Union. Amounts made up of payments and other adjustments
Source: National Treasury and SARS

Tax revenue is projected to grow by 4.9 per cent in 2020/21. Gross tax buoyancy is expected to decrease to 0.93, primarily due to lower personal income tax receipts following the anticipated reduction in the public-service wage bill. After contractions in four of the past seven quarters, economic growth and profitability are expected to remain weak, putting greater pressure on corporate income tax collections. Revenue should improve over the medium term as growth recovers. Efficiency improvements at SARS may bolster revenue further, but such potential gains are not included in the current projections.

Strengthening the South African Revenue Service

SARS to renew its focus on illicit and criminal activity

Building a capable state that serves South Africa is integrally linked to the success of SARS. The new Commissioner is focusing on stabilising the organisation, re-establishing integrity and compliance functions, and restoring employee confidence and public trust. Revenue recovery plans include assistance from the re-established Davis Tax Committee to address

36

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS tax leakages, customs fraud, trade mispricing and harmful tax practices; setting up a new centre focused on wealthy individuals who have complex tax arrangements; and renewing the focus on illicit and criminal activity, including non-compliance of religious public-benefit organisations. SARS is reviewing its procurement processes. Contracts that did not represent value for money have not been renewed. A number of senior officials implicated by the Nugent Commission have left, and experienced staff returned to roles from which they had been displaced. Strengthening SARS will take time, but will result in improved revenue collections in the years ahead. Some experienced SARS staff have returned to roles from which they had been displaced Tax policy Over the past five years, government has increased rates of personal income tax, dividends tax, capital gains tax and VAT, while raising the fuel levy and excise duties on alcohol and tobacco. The tax-to-GDP ratio has steadily increased over this period, reaching 26.2 per cent, which is close to its democratic-era peak of 26.4 per cent in 2007/08. The 2019 Budget announced that an additional R10 billion in tax revenue would be raised in 2020/21 to support fiscal consolidation. At the time, real GDP growth was expected to be 1.5 per cent for 2019 and 1.7 per cent for 2020. Since then, the economy has faltered and growth estimates have been revised down to 0.3 per cent for 2019 and 0.9 per cent for 2020. Substantial tax increases may obstruct short-term recovery. As a result, government will not raise any taxes to collect the additional R10 billion in 2020/21. Even without additional tax increases this year, the projected tax-to-GDP ratio is expected to equal 26.3 per cent over the next three years. South Africa has a relatively high level of tax to GDP compared with other upper-middle-income countries, as shown in Figure 4.1. Higher levels of economic South Africa’s tax-to-GDP ratio is nearing its democratic-era peak South Africa has relatively high level of tax to GDP compared with other upper-middle-income countries 37 Rebuilding governance at SARS The Commission of Inquiry into Tax Administration and Governance by SARS (the Nugent Commission) found a “massive failure of governance and integrity” at SARS under the former Commissioner. The Commission made 27 recommendations. The SARS Commissioner is responsible for implementing non-legislative and organisational recommendations from the report, and the Minister of Finance for policy recommendations. This is in keeping with two guiding principles: • SARS should implement tax laws fairly, without bias and without political interference. • SARS is autonomous but accountable to the Minister of Finance, who determines tax policy. Accordingly, government plans to publish a discussion document by June 2020 setting out proposed legislative amendments to strengthen governance at SARS. These will include an improved appointment and removal process for the Commissioner by the President, and an appointment and removal process for Deputy Commissioners. The Office of the Tax Ombud has proved effective in ensuring that taxpayers are not prejudiced by SARS. Government will strengthen the ombud and separate it financially and operationally from SARS. In addition, government recognises the need for an independent office to oversee governance and conduct within SARS. Accordingly, government will propose an inspector-general to: • Monitor and report conduct and performance metrics to government and the public. • Safeguard whistleblowing by SARS officials in a way that keeps tax information secret. • Empower senior SARS officials to disclose any lapses or findings by the internal audit function. • Provide independent assurance that internal processes are sound and unbiased.

2020 BUDGET REVIEW growth are required for further tax increases to be effective in consolidating the public finances or financing additional expenditure. Figure 4.1 Tax burdens for countries at different levels of development Source: OECD, International Monetary Fund The way in which tax revenue is raised has important implications for fairness and economic growth. South Africa aims to strengthen its progressive tax system by broadening the tax base and eliminating exemptions or deductions where possible. The system should make it easy for individuals and firms to comply, and minimise distortions so that they do not base their decisions on tax. Crucially, the system should continue to generate tax revenue throughout the business cycle. Government seeks to broaden tax base, and eliminate exemptions and deductions where possible Corporate income tax To promote economic growth, government intends to restructure the corporate income tax system over the medium term by broadening the base and reducing the rate. Broadening the base will involve minimising tax incentives, and introducing new interest deduction and assessed loss limitations. Rate reductions will be implemented in a revenue-neutral manner. Government has broadened the corporate income tax base since the early 2000s by taxing foreign dividends, imposing capital gains tax and introducing the controlled foreign company regime. In contrast with many other countries, however, South Africa’s corporate income tax rate has remained unchanged at 28 per cent for more than a decade. As the gap with our trading and investment partners grows, the country’s relative competitiveness declines. India, the United States and the United Kingdom have all recently reduced their corporate income tax rates below 28 per cent. Reducing the corporate income tax rate will encourage businesses to invest and expand production, improve the country’s competitiveness as an investment destination, and reduce the appeal of base erosion and profit shifting. As trading partners reduce their corporate tax rates, South Africa’s relative competitiveness declines 38

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS Figure 4.2 Corporate income tax rate movements Source: OECD Do tax incentives work? Tax incentives are subsidies that provide favourable tax treatment to individuals and businesses to encourage specific behaviour or activities. They can compromise the principles of a good tax system by creating complexity and inequities between individuals, sectors and activities. They also reduce the tax base, requiring higher tax rates for the rest of the economy and opening up avenues for aggressive tax avoidance. In many cases, the incentivised investment or action would have taken place anyway, causing a direct loss of revenue with no additional benefit. In addition, tax incentives result in: Tax incentives can undermine the tax system by creating complexity and inequity • Increasingly complicated governing legislation to isolate the specific activity that is being promoted without an undue loss of tax revenue. Greater benefits to larger firms and those who are able to afford specialist tax advice. Additional SARS resources to monitor and audit incentives. • • The 1994 Katz Commission stated that tax incentives “are a form of special pleading, a preferential treatment to a particular group” and as such they should be treated as a subsidy provided by government. It noted that incentives often lead to lobbying by particular groups whose aim is to retain their vested interest. These subsidies do not form part of the annual budget process and are not subject to the same level of annual oversight as government expenditure, although the estimated costs of most tax expenditures are published in Annexure B of the Budget Review. The Katz Commission stated that “the range of incentives should be narrowed as far as possible”. The Davis Tax Committee has proposed a detailed review of corporate tax incentives and the removal of inefficient subsidies. The 2020 Budget applies sunset clauses to several incentives, as described in the tax proposals section. Over the medium term, government will systematically review tax incentives and repeal or redesign those found to be redundant, inefficient or inequitable. This will create a more Katz: tax incentives are ‘a form of special pleading, a preferential treatment to a particular group’ Government to launch systematic review of tax incentives 39 Per cent France Portugal Mexico Australia Germany Japan Belgium Italy Greece New Zealand South Africa Korea Canada United States India Netherlands Spain Chile Turkey Denmark Norway Switzerland Czech Republic Poland United Kingdom Ireland Hungary 5520002019 45 35 25 15 5

2020 BUDGET REVIEW

standardised tax treatment of different sectors and individuals, and could allow for lower tax rates. In addition, government will consider publishing information on which companies benefit from tax incentives, and the amount of those incentives, to improve transparency.

Tax proposals

Some relief is provided for personal income tax

The tax proposals for the 2020 Budget aim to support a recovery in economic growth, with some relief at the level of personal income tax. They result in no overall change to tax revenue in 2020/21.

Table 4.3 Impact of tax proposals on 2020/21 revenue[1]

R million		
Gross tax revenue (before tax proposals)		**1 425 418**
Budget 2020/21 proposals		**-**
Direct taxes		**-2 000**
Taxes on individuals and companies		
Personal income tax	**-2 000**	
Increasing brackets by more than inflation	-2 000	
Revenue if no adjustment is made	*12 000*	
Higher-than-inflation increase in brackets and rebates	*-14 000*	
Indirect taxes		**2 000**
Carbon tax	1 750	
Plastic bag levy	250	
Gross tax revenue (after tax proposals)		**1 425 418**

1. Revenue changes are in relation to thresholds that have been fully adjusted for inflation

Source: National Treasury

Personal income tax

The personal income tax brackets and the primary, secondary and tertiary rebates will be increased by 5.2 per cent for 2020/21, which is above expected inflation of 4.4 per cent (Table 4.4). This adjustment provides R2 billion in tax relief. The change in the primary rebate increases the tax-free threshold from R79 000 to R83 100.

Medical tax credits

Medical tax credit adjustment less than inflation to help fund rollout of national health insurance

Government proposes an increase in the value of medical tax credits in 2020/21 from R310 to R319 per month for the first two beneficiaries, and from R209 to R215 per month for the remaining beneficiaries. This increases the value of the tax credit by 2.8 per cent. It is in line with the announcement in the 2018 *Budget Review* that the credit would be adjusted by less than inflation to help fund the rollout of national health insurance over the medium term.

Tax-free savings accounts

The annual limit on contributions to tax-free savings accounts will be increased from R33 000 to R36 000 from 1 March 2020.

40

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Table 4.4 Personal income tax rates and bracket adjustments

2019/20		2020/21	
Taxable income (R)	**Rates of tax**	**Taxable income (R)**	**Rates of tax**
R0 - R195 850	18% of each R1	R0 - R205 900	18% of each R1
R195 851 - R305 850	R35 253 + 26% of the amount above R195 850	R205 901 - R321 600	R37 062 + 26% of the amount above R205 900
R305 851 - R423 300	R63 853 + 31% of the amount above R305 850	R321 601 - R445 100	R67 144 + 31% of the amount above R321 600
R423 301 - R555 600	R100 263 + 36% of the amount above R423 300	R445 101 - R584 200	R105 429 + 36% of the amount above R445 100
R555 601 - R708 310	R147 891 + 39% of the amount above R555 600	R584 201 - R744 800	R155 505 + 39% of the amount above R584 200
R708 311 - R1 500 000	R207 448 + 41% of the amount above R708 310	R744 801 - R1 577 300	R218 139 + 41% of the amount above R744 800
R1 500 001 and above	R532 041 + 45% of the amount above R1 500 000	R1 577 301 and above	R559 464 + 45% of the amount above R1 577 300
Rebates		**Rebates**	
Primary	R14 220	Primary	R14 958
Secondary	R7 794	Secondary	R8 199
Tertiary	R2 601	Tertiary	R2 736
Tax threshold		**Tax threshold**	
Below age 65	R79 000	Below age 65	R83 100
Age 65 and over	R122 300	Age 65 and over	R128 650
Age 75 and over	R136 750	Age 75 and over	R143 850

Source: National Treasury

Table 4.5 provides a distributional breakdown of the effects of changes to the rebates and personal income tax brackets. Lower-income individuals will receive most of the income tax relief from these inflation adjustments.

Table 4.5 Estimates of individual taxpayers and taxable income, 2020/21

Taxable bracket	Registered individuals		Taxable income		Income tax payable before relief		Income tax relief after proposals		Income tax payable after proposals	
R thousand	**Number**	**%**	**R billion**	**%**	**R billion**	**%**	**R billion**	**%**	**R billion**	**%**
R0 - R80[1]	6 822 326	–	218.8	–	–	–	–	–	–	–
R80 - R150	2 084 683	29.2	235.3	9.3	23.8	4.2	-1.4	10.2	22.4	4.1
R150 - R250	1 771 582	24.8	354.3	14.1	30.9	5.5	-2.1	14.8	28.8	5.3
R250 - R350	1 071 402	15.0	318.3	12.6	47.2	8.4	-2.0	14.0	45.3	8.3
R350 - R500	1 029 509	14.4	424.1	16.8	81.0	14.4	-2.8	20.0	78.2	14.3
R500 - R750	615 177	8.6	368.2	14.6	90.4	16.1	-2.5	17.6	87.9	16.1
R750 - R1 000	266 169	3.7	225.7	9.0	65.9	11.8	-1.3	9.6	64.5	11.8
R1 000 - R1 500	182 883	2.6	217.2	8.6	71.0	12.7	-0.9	6.6	70.1	12.8
R1 500 +	125 029	1.7	376.4	14.9	150.6	26.8	-1.0	7.2	149.6	27.4
Total	**7 146 434**	**100.0**	**2 519.5**	**100.0**	**560.8**	**100.0**	**-14.0**	**100.0**	**546.8**	**100.0**
Grand total	**13 968 760**		**2 738.3**		**560.8**		**-14.0**		**546.8**	

1. Registered individuals with taxable income below the income-tax threshold
Source: National Treasury

41

2020 BUDGET REVIEW Curtailing excessive corporate interest deductions Government proposes to restrict net interest expense deductions to 30 per cent of earnings for years of assessment commencing on or after 1 January 2021. This measure will address a typical form of base erosion and profit shifting by multinational corporations. This practice involves artificially inflating company debt and/or the interest rate on that debt to a related party in another jurisdiction with a lower corporate income tax rate. The resulting interest payments are deducted in South Africa, reducing the domestic tax base and effectively shifting profits to be taxed at a lower rate offshore. Consultation on the design of this limitation begins today. A discussion document is available on the National Treasury website and the closing date for comments is 17 April 2020. Proposal to restrict net interest expense deductions to curb base erosion and profit shifting Sunset dates for corporate tax incentives The National Treasury proposes introducing a 28 February 2022 sunset date for tax incentives dealing with airport and port assets, rolling stock, and loans for residential units. Government will review each of these incentives before the sunset date to determine whether they should be extended. Details are provided in Annexure B. The section 12I tax incentive relating to industrial policy projects will not be renewed beyond 31 March 2020. The urban development zone incentive will be extended for one year while a review of the incentive is completed. Government intends to insert sunset dates in additional tax incentives where they do not currently exist to avoid benefits continuing indefinitely without adequate oversight. More details are provided in Annexure B. Given the fiscal position, government does not intend to extend the tax incentives for special economic zones beyond the six zones already approved by the Minister of Finance. Limiting the use of assessed losses to reduce taxable income When a company’s tax-deductible expenses exceed its income, it records an assessed loss. Often, the loss is carried forward to the next year and is offset against taxable income in that year. Over the past few years, there has been an international trend to restrict this practice. Government proposes broadening the corporate income tax base by restricting the offset of assessed losses carried forward to 80 per cent of taxable income, for years of assessment commencing on or after 1 January 2021. This is viewed as a reasonable approach that affects all businesses equally, rather than restricting the number of years for carrying forward assessed losses, which would disproportionately hurt businesses with large initial investments or long lead times to profitability. Growing international trend to restrict use of assessed losses carried forward 42 Taxing the digital economy In today’s digital economy, many businesses are able to generate significant profits in a country, without a physical presence. The Organisation for Economic Co-operation and Development (OECD) secretariat has proposed a unified approach to taxing multinational firms. This approach considers multinationals as a whole, and recognises that consumers and intangible assets contribute to global profits. Under the proposal, multinationals would be required to report a portion of their global profits in all countries where they have a sustained and material market presence. The proposal forms the basis for negotiations and a hoped-for consensus in 2020. South Africa participates in these discussions as a member of the OECD’s inclusive framework steering group.

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Export taxes

Export taxes are limited by trade agreements, and lead to winners and losers in the economy. Given these considerations, South Africa has generally avoided such taxes. Government is aware, however, that unfair trade practices have put some key industries under pressure.

Given their negative impact on trade, South Africa has generally not used export taxes

Government will consult with affected industries on the introduction of export taxes on scrap metal, which could replace the current price preference system. Proposed export taxes will apply to ferrous metals at the rate of R1 000 per tonne, aluminium at R3 000 per tonne, red metals at R8 426 per tonne, and other waste and scrap metals at R1 000 per tonne. This reform aims to improve the availability of better-quality scrap metal at affordable prices for domestic foundries and mills. Consultation will begin today, to be concluded by the end of May 2020, for consideration in the annual tax bills.

Transfer duties

The brackets to calculate transfer duties on the sale of property, last adjusted in 2017, will be adjusted for inflation from 1 March 2020. No transfer duty will be liable on the purchase of property with a value below R1 million.

Table 4.6 Transfer duty rate adjustments

	2019/20		2020/21
Property value (R)	**Rates of tax**	**Property value (R)**	**Rates of tax**
R0 - R900 000	0% of property value	R0 - R1 000 000	0% of property value
R900 001 - R1 250 000	3% of property value above R900 000	R1 000 001 - R1 375 000	3% of property value above R1 000 000
R1 250 001 - R1 750 000	R10 500 + 6% of property value above R1 250 000	R1 375 001 - R1 925 000	R11 250 + 6% of property value above R1 375 000
R1 750 001 - R2 250 000	R40 500 + 8% of property value above R1 750 000	R1 925 001 - R2 475 000	R44 250 + 8% of property value above R1 925 000
R2 250 001 - R10 000 000	R80 500 + 11% of property value above R2 250 000	R2 475 001 - R11 000 000	R88 250 + 11% of property value above R2 475 000
R10 000 001 and above	R933 000 + 13% of property value above R10 000 000	R11 000 001 and above	R1 026 000 + 13% of property value above R11 000 000

Source: National Treasury

Taxation of heated tobacco products

Heated tobacco products produce aerosols containing addictive substances and other chemicals that are inhaled by users. These products are not currently subject to excise duty. Government will introduce a new category or tariff subheading for heated tobacco products in the schedule of excise duties, to be taxed at a rate of 75 per cent of the cigarette excise rate with immediate effect.

Electronic cigarettes

Electronic cigarettes are different to heated tobacco products: they do not contain tobacco, but they do contain nicotine or other chemicals. Currently, electronic cigarettes are not taxed. Globally, policymakers are looking at regulating and taxing these products due to concerns about their health effects. Government intends to tax electronic cigarettes in 2021.

Government intends to tax electronic cigarettes due to concerns about health effects

43

2020 BUDGET REVIEW

Excise duties on alcohol and tobacco

Excise duties on alcohol and tobacco increase in line with inflation

Taxes on alcohol and tobacco are determined within a policy framework that targets the excise duty burden. The excise burdens for most types of alcoholic beverages and tobacco products currently exceed the targeted level as a result of above-inflation increases and price fluctuations. Government will increase most excise duties by an amount that matches expected inflation of 4.4 per cent for 2020/21, and by 6 per cent in the case of sparkling wine and 7.5 per cent for pipe tobacco and cigars.

Table 4.7 Changes in specific excise duties, 2020/21

Product	Current excise duty rate	Proposed excise duty rate	Percentage change Nominal	Real
Malt beer	R102.07/ litre of absolute alcohol (173,51c / average 340ml can)	R106.56/ litre of absolute alcohol (181,15c / average 340ml can)	4.4	–
Traditional African beer	7,82c / litre	7,82c / litre	–	-4.4
Traditional African beer powder	34,70c / kg	34,70c / kg	–	-4.4
Unfortified wine	R4.20 / litre	R4.39 / litre	4.4	–
Fortified wine	R7.03 / litre	R7.34 / litre	4.4	–
Sparkling wine	R13.55 / litre	R14.36 / litre	6.0	1.6
Ciders and alcoholic fruit beverages	R102.07/ litre of absolute alcohol (173,51c / average 340ml can)	R106.56/ litre of absolute alcohol (181,15c / average 340ml can)	4.4	–
Spirits	R204.15 / litre of absolute alcohol (R65.84 / 750ml bottle)	R213.13 / litre of absolute alcohol (R68.73 / 750ml bottle)	4.4	–
Cigarettes	R16.66 / 20 cigarettes	R17.40 / 20 cigarettes	4.4	–
Cigarette tobacco	R18.73 / 50g	R19.55 / 50g	4.4	–
Pipe tobacco	R5.39 / 25g	R5.79 / 25g	7.5	3.1
Cigars	R89.72 / 23g	R96.45 / 23g	7.5	3.1

Source: National Treasury

Levies on fuel

To adjust for inflation, government proposes to increase the general fuel levy by 16c/litre and the RAF levy by 9c/litre from 1 April 2020.

Table 4.8 Total combined fuel taxes on petrol and diesel

	2018/19		2019/20		2020/21	
Rands/litre	**93 octane petrol**	**Diesel**	**93 octane petrol**	**Diesel**	**93 octane petrol**	**Diesel**
General fuel levy	3.37	3.22	3.54	3.39	3.70	3.55
Road Accident Fund levy	1.93	1.93	1.98	1.98	2.07	2.07
Customs and excise levy	0.04	0.04	0.04	0.04	0.04	0.04
Carbon tax[1]	–	–	0.07	0.08	0.07	0.08
Total	**5.34**	**5.19**	**5.63**	**5.49**	**5.88**	**5.74**
Pump price[2]	15.30	14.20	13.86	13.14	15.71	14.57
Taxes as percentage of pump price	*34.9%*	*36.5%*	*40.6%*	*41.8%*	*37.4%*	*39.4%*

1. The carbon tax on fuel became effective from 5 June 2019

2. Average Gauteng pump price for the 2018/19 and 2019/20 years. The 2020/21 figure is the Gauteng pump price in February 2020. Diesel (0.05% sulphur) wholesale price (retail price not regulated)

Source: National Treasury

44

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS Carbon tax The carbon tax rate will increase by 5.6 per cent for the 2020 calendar year. This increase includes an annual inflation rate of 3.6 per cent plus two percentage points in line with the Carbon Tax Act (2019). Accordingly, the carbon tax rate will increase from R120 per tonne of carbon dioxide equivalent to R127 per tonne of carbon dioxide equivalent. Purchase tax on motor vehicle emissions and incandescent globe tax In line with global vehicle emission standards and the shift to low-carbon, fuel-efficient vehicles, government proposes to increase the vehicle emissions tax rate for passenger cars to R120 per gram of carbon dioxide emissions per kilometre (gCO2/km) and R160 gCO2/km for double cabs. The threshold will be adjusted from 120 gCO2/km to 95 gCO2/km for passenger vehicles to align with the Euro 6 emission standards. These amendments will take effect from 1 April 2020. Government proposes to increase the incandescent light bulb levy by R2 from R8 to R10, effective 1 April 2020, to encourage the uptake of more energy-efficient light bulbs. Vehicle emission tax to increase in line with global standards and shift to fuel-efficient cars Levies on plastic An estimated 12.7 million tonnes of plastic litters the world’s oceans. While progress has been made in the domestic environment, plastic pollution remains a significant problem, particularly for marine life. The National Treasury will consult on extending the current levy on plastic bags to all single-use plastics used for retail consumption, including plastic straws, utensils and packaging. Changes will be implemented in 2021. Government proposes to raise the plastic bag levy from 12 to 25 cents per bag effective 1 April 2020. A review of the current levy, including a clarification of the tax treatment of compostable bags, will be undertaken. 45 Carbon pricing and environmental taxation Increasingly, governments and businesses recognise that the world faces a climate crisis, and acknowledge the need for partnerships to limit global warming to below 1.5 degrees Celsius. As the Paris Agreement becomes operational in 2020, signatories will submit revised nationally determined contribution commitments to mitigate climate change. A range of legislation and policies is being developed to meet South Africa’s commitments in this regard. South Africa introduced a carbon tax in June 2019 as part of government’s broader climate change mitigation policy. The National Treasury and the Department of Environment, Forestry and Fisheries will jointly consult stakeholders on future mitigation policies, including the integration of the carbon tax and mandatory carbon budgeting for the private sector to provide policy certainty and promote transparency. Government will also continue to monitor developments under Article 6 of the Paris Agreement and their implications for the design and implementation of the domestic carbon offset scheme under the carbon tax. Government will review the design of the carbon tax after it has been in operation for at least three years to ensure that the measure is contributing appropriately to cost-effective emissions reduction. Government is preparing to publish an environmental fiscal reform review paper. It will explore the potential for new environmental taxes and reforms to existing instruments, such as: • Restructuring the general fuel levy to include a local air pollution emissions component. •Alleviating traffic congestion through road pricing charges and design options for an annual carbon dioxide tax on vehicles, in collaboration with the Department of Transport and provincial governments. • Reviewing inefficient fossil fuel subsidies, including the VAT zero-rating of transport fuels. • Considering product taxes on electrical and electronic waste. • Reviewing the tax treatment of company cars to incentivise use of more fuel-efficient vehicles.

2020 BUDGET REVIEW Foreign remuneration exemption Government will increase the cap on the exemption of foreign remuneration earned by South African tax residents to R1.25 million per year from 1 March 2020. Some advisors have recommended emigration, as recognised by the Reserve Bank, as a way to break tax residency. However, this is only one factor considered by SARS. Government wants to encourage all South Africans working abroad to maintain their ties to the country. Consequently, this concept of emigration will be phased out by 1 March 2021. Details appear in Annexure E. Government wants to encourage all South Africans working abroad to maintain their ties to the country Tax policy reviews and research The fiscal treatment of the upstream petroleum sector The draft Upstream Petroleum Resources Development Bill was recently published for public comment. The National Treasury notes the current public discussion on the bill and will consult with the relevant stakeholders as to the most appropriate fiscal regime for South Africa. Other projects The National Treasury will undertake or complete the following projects during 2020/21: • Examining the regulation and tax treatment of unlisted real estate investment trusts, in line with the announcements in the 2013 and 2019 Budget Review. • Reviewing the tax treatment of amounts received by portfolios of collective investment schemes in line with the announcement in the 2019 Budget Review. Measures to enhance tax administration Pay-as-you-earn and personal income tax administration reform The legal framework and administration of pay-as-you-earn (PAYE) will be reviewed with a view to implementing a more modern, automated process for employers that is easy to understand, access and maintain. The reform is intended to promote accurate and timely withholding from employees and payments to SARS. It is expected to reduce the administrative burden for employers, payroll administrators and SARS. In addition, employees will be able to monitor their tax obligations during the course of the year, and the annual return process for employers will be simplified. Over time, this reform is likely to mean that most individual salaried taxpayers will not have to file personal tax returns. Reforms expected to lead to automated PAYE system that could reduce filing burden Conclusion Revenue collection continues to perform below expectations, driven by a weak economy. The 2020 Budget aims to support economic recovery in the short term by not raising additional taxes. Over time, the strengthening of SARS is expected to lead to increased revenue collection. 46

5

Consolidated spending plans

In brief

- Total consolidated spending will amount to R1.95 trillion in 2020/21, R2.04 trillion in 2021/22 and R2.14 trillion in 2022/23.
- Relative to the 2019 Budget, main budget non-interest expenditure will be reduced by R156.1 billion over the medium-term expenditure framework (MTEF) period. As a result, it will grow from R1.54 trillion in 2020/21 to R1.65 trillion in 2022/23.
- Funding for new and urgent priorities is provided through reprioritising existing baselines.
- To reduce growth in the public-service wage bill, the 2020 Budget proposes reductions to compensation spending totalling R160.2 billion over the MTEF period.
- In addition, baseline reductions of R28.2 billion in 2020/21, R33.2 billion in 2021/22 and R39.3 billion in 2022/23, mainly on non-compensation spending, have been implemented. These were partially offset by reallocations to baselines and additional allocations to state-owned companies.

Overview

This chapter outlines government's consolidated spending plans over the next three years. It shows changes to medium-term allocations since the 2019 Budget, and spending priorities for each function. Government spending remains highly redistributive, with 55.4 per cent of the budget allocated to learning and culture, health and social development.

Consolidated government spending amounts to R6.14 trillion over the MTEF period

Total consolidated government spending is expected to be R6.14 trillion over the medium term. Main budget non-interest expenditure will grow from R1.54 trillion in 2020/21 to R1.65 trillion in 2022/23. Relative to the 2019 Budget, main budget non-interest spending is reduced by R156.1 billion over the medium term. This is largely due to proposed measures, amounting to R160.2 billion, to reduce growth in the public-service wage bill. As discussed in Chapter 6, the way in which compensation reductions affect individual department baselines will only be finalised in 2020/21.

47

2020 BUDGET REVIEW

Baselines reduced by R66 billion in 2020/21, R88.1 billion in 2021/22 and R106.8 billion in 2022/23

As noted in the 2019 *Medium Term Budget Policy Statement* (MTBPS), weak economic performance, revenue outcomes and balance sheets of several state-owned companies have necessitated reductions in government spending over the MTEF period. The 2020 Budget includes baseline reductions of R66 billion in 2020/21, R88.1 billion in 2021/22 and R106.8 billion in 2022/23. These include reductions to compensation ceilings and government programmes.

Cost pressures, including new and urgent priorities, have been funded through a combination of reallocations and reprioritisations over the MTEF period. Despite these fiscal measures, government debt as a share of GDP continues to increase. Debt-service costs remain the fastest-growing expenditure item at an annual average rate of 12.3 per cent, and will increase to R290.1 billion in 2022/23.

Revisions to main budget spending plans

The 2020 Budget proposes total baseline reductions of R261 billion over the medium term, as shown in Table 5.1. The reductions were partially offset by baseline reallocations and additional allocations to state-owned companies, mainly Eskom.

Table 5.1 Adjustments to main budget non-interest expenditure since 2019 Budget

R million	2020/21	2021/22	2022/23	MTEF total
2019 Budget non-interest expenditure	**1 545 500**	**1 653 077**	**1 736 538**	**4 935 115**
Less: Contingency reserve	*6 000*	*6 000*	*6 000*	*18 000*
Allocated expenditure (2019 Budget)	**1 539 500**	**1 647 077**	**1 730 538**	**4 917 115**
Skills development levy adjustments	-1 025	-1 722	-500	-3 246
Baseline reductions and reallocations	**-66 045**	**-88 149**	**-106 801**	**-260 995**
Programme baseline reductions	-28 238	-33 219	-39 341	-100 798
Wage bill reductions	-37 807	-54 929	-67 460	-160 196
Baseline allocations	**59 293**	**29 981**	**21 843**	**111 117**
Financial support for state-owned companies	44 042	14 309	1 777	60 128
Net change in adjustments announced in 2019 Budget[1]	7 753	7 620	11 953	27 326
Programme allocations	7 499	8 051	8 113	23 663
Allocated in 2020 Budget	**1 531 724**	**1 587 186**	**1 645 080**	**4 763 991**
Plus: Contingency reserve	*5 000*	*5 000*	*5 000*	*15 000*
2020 Budget non-interest expenditure	**1 536 724**	**1 592 186**	**1 650 080**	**4 778 991**
Change in non-interest expenditure since 2019 Budget	*-8 776*	*-60 890*	*-86 458*	*-156 124*

1. Includes reversal of savings from wage bill measures and national macro-reorganisation of government, adjustments due to lower CPI, and early retirement savings in police

Source: National Treasury

Non-compensation baseline reductions mainly affect conditional grants to provinces and municipalities, and national and provincial programme spending. As far as possible, reductions were made in underperforming or underspending programmes. The largest reductions are made to the human settlements and public transport sectors.

Reductions in government programmes imply the need to review programmes, possibly resulting in closure or downscaling over the medium term, and to use allocated budgets more efficiently. In addition, reductions on goods and services may negatively affect maintenance of government facilities and information communications technology infrastructure, and lead to increased accruals.

48

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Table 5.2 Reallocations to baselines over the MTEF period

R million	2020/21	2021/22	2022/23	MTEF total
2020 Budget additions to baseline	**7 499**	**8 051**	**8 113**	**23 663**
Post-retirement medical assistance	804	1 565	2 028	4 397
Common Monetary Area Compensation	340	390	490	1 220
Municipal Revenue Management Improvement Programme	330	433	454	1 216
Township Entrepreneurship Fund	–	500	500	1 000
Universal Service and Access Fund: New model for broadcasting digital migration	522	604	–	1 126
Innovation Fund	200	500	500	1 200
South African Revenue Service: Infrastructure-related projects	400	300	300	1 000
Provincial conditional grants	362	473	582	1 418
Other allocations[1]	4 541	3 286	3 259	11 086

1. Details of other baseline reallocations provided in the Estimates of National Expenditure
Source: National Treasury

Allocations to the human settlements sector are reduced by R14.6 billion over the MTEF period, implying fewer subsidy houses, serviced sites and related bulk and connector infrastructure. The *municipal infrastructure grant* is reduced by R2.8 billion over the same period, slowing provision of infrastructure such as water and electricity connections to poor households.

Public transport spending reduced by R13.2 billion over MTEF period

Public transport spending is reduced by R13.2 billion over the next three years, mainly on allocations to the Passenger Rail Agency of South Africa and the *public transport network grant*. The reduced allocation to the agency is mainly due to underspending in previous years, which resulted in huge cash surpluses. The agency is expected to ensure that critical investments are made to stabilise Metrorail. Planning and implementation of integrated public transport networks will be suspended in Buffalo City, Mbombela and Msunduzi as these three cities have progressed the least in launching public transport systems. Accordingly, there will be no allocations to these cities in the 2020 MTEF period.

Reductions in basic and higher education infrastructure allocations amount to R5.2 billion over the medium term. These reductions are expected to cause revisions to infrastructure plans and delays in project completion. Spending in the national Department of Health is reduced by R3.9 billion over the MTEF period. This implies that some activities related to national health insurance will be phased in over a longer timeframe.

49

2020 BUDGET REVIEW

Table 5.3 Largest baseline reductions over the MTEF period[1]

R million	2020/21	2021/22	2022/23	MTEF total
2020 Budget baseline adjustments	**-28 238**	**-33 219**	**-39 341**	**-100 798**
Programme specific reductions	-10 666	-10 596	-15 742	-37 004
of which:				
Passenger Rail Agency of South Africa	*-4 469*	*-2 780*	*-1 351*	*-8 599*
New Development Bank	–	–	*-4 730*	*-4 730*
Social grants	*-1 438*	*-1 521*	*-1 245*	*-4 204*
Public entity transfers	*-528*	*-1 185*	*-1 367*	*-3 080*
Police: Reallocation to implement the integrated criminal justice strategy	*-824*	*-940*	*-997*	*-2 761*
TVET[2] college: Infrastructure and efficiency grant	*-688*	*-819*	*-826*	*-2 333*
South African Social Security Agency	*-406*	*-517*	*-626*	*-1 550*
South African National Roads Agency Limited	–	–	*-1 391*	*-1 391*
Provincial equitable share	-2 349	-2 452	-2 524	-7 325
Provincial conditional grants	-4 893	-5 940	-7 202	-18 036
of which:				
Human settlements development grant	*-2 331*	*-1 984*	*-2 402*	*-6 717*
Provincial roads maintenance grant	*-500*	*-1 084*	*-1 258*	*-2 841*
Health conditional grants	*-446*	*-698*	*-732*	*-1 875*
Education infrastructure grant	*-459*	*-616*	*-775*	*-1 850*
Local equitable share	-1 000	-1 100	-1 100	-3 200
Local conditional grants	-4 622	-6 457	-7 425	-18 504
of which:				
Public transport network grant	*-1 049*	*-1 570*	*-1 727*	*-4 347*
Urban settlements development grant	*-1 420*	*-1 968*	*-2 554*	*-5 943*
Municipal infrastructure grant	*-989*	*-894*	*-939*	*-2 822*
Water services infrastructure grant	*-426*	*-541*	*-698*	*-1 665*
Cross-cutting reductions[3]	*-4 708*	*-6 674*	*-5 348*	*-16 729*

1. Selected information on large baseline reductions over the MTEF period, details provided in the Estimates of National Expenditure
2. Technical and vocational education and training
3. Mainly includes goods and services reductions in national departments and public entities
Source: National Treasury

Provisional allocations

Provisional allocations are only confirmed once certain requirements have been met. In addition to provisional allocations to Eskom, the 2020 Budget includes provisional allocations of R7 billion in 2020/21, R1.9 billion in 2021/22 and R3.6 billion in 2022/23. These allocations are mainly for financial support to South African Airways and road asset management for the secondary and strategic road network.

50

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Table 5.4 Provisional allocations not assigned to votes

R million	2020/21	2021/22	2022/23	MTEF total
Public entity: South African Social Security Agency	–	500	524	1 024
South African Airways	6 502	–	–	6 502
Provision for disaster recovery efforts	500	–	–	500
Competition Commission	–	125	131	256
Broadband (SA Connect Phase 2)	–	–	1 289	1 289
Roads asset management for the secondary and strategic road network	–	800	1 048	1 848
Construction of the Tygerberg hospital	–	180	235	415
Construction of the Klipfontein hospital	–	130	200	330
Other[1]	19	118	147	283
Total	**7 021**	**1 853**	**3 573**	**12 447**

1. Includes provisional allocation for the Municipal Demarcation Board
Source: National Treasury

Consolidated government expenditure

Total consolidated government spending is expected to grow at an average annual growth rate of 5.1 per cent, from R1.84 trillion in 2019/20 to R2.14 trillion in 2022/23.

Table 5.5 Consolidated government expenditure by economic classification[1]

R million	2019/20 Revised estimate	2020/21	2021/22	2022/23	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Economic classification						
Current payments	**1 095 868**	**1 143 427**	**1 218 008**	**1 286 331**	**59.6%**	**5.5%**
Compensation of employees	629 200	638 865	667 815	697 113	32.7%	3.5%
Goods and services	251 656	265 078	281 465	288 525	13.6%	4.7%
Interest and rent on land	215 012	239 484	268 728	300 693	13.2%	11.8%
of which:						
Debt-service costs	*205 005*	*229 270*	*258 482*	*290 145*	*12.7%*	*12.3%*
Transfers and subsidies	**599 650**	**640 225**	**671 805**	**713 436**	**33.1%**	**6.0%**
Municipalities	137 654	145 339	155 518	165 464	7.6%	6.3%
Departmental agencies and accounts	26 591	28 639	27 012	28 492	1.4%	2.3%
Higher education institutions	46 555	48 278	50 341	51 873	2.5%	3.7%
Foreign governments and international organisations	2 589	2 880	2 838	3 029	0.1%	5.4%
Public corporations and private enterprises	35 361	35 540	39 865	43 227	1.9%	6.9%
Non-profit institutions	37 089	41 023	43 696	45 849	2.1%	7.3%
Households	313 810	338 528	352 534	375 503	17.4%	6.2%
Payments for capital assets	**82 804**	**92 147**	**101 411**	**108 975**	**4.9%**	**9.6%**
Buildings and other capital assets	63 727	71 527	79 612	85 692	3.9%	10.4%
Machinery and equipment	19 077	20 620	21 799	23 284	1.1%	6.9%
Payments for financial assets	**65 223**	**73 646**	**44 116**	**27 298**		
Total	**1 843 546**	**1 949 445**	**2 035 339**	**2 136 040**	**100.0%**	**5.0%**
Contingency reserve	–	5 000	5 000	5 000		
Consolidated expenditure	**1 843 546**	**1 954 445**	**2 040 339**	**2 141 040**		**5.1%**

1. The main budget and spending by provinces, public entities and social security funds financed from own revenue
Source: National Treasury

51

2020 BUDGET REVIEW Debt-service costs are the fastest-growing expenditure item over the medium term, rising at an annual average rate of 12.3 per cent – more than double the average growth rate for total expenditure. Despite proposed reductions in compensation ceilings, compensation of employees continues to account for the largest portion of total spending, at 32.7 per cent over the medium term. Transfers and subsidies, including transfers to local government and public entities, account for 33.1 per cent of total spending. Public-sector infrastructure spending remains proportionately low, as capital spending continues to be crowded out by rising consumption spending pressures, including the public-service wage bill, and debt-service costs. Social development Health Economic development Spending priorities by function To the degree possible with limited resources, spending across functions supports the implementation of the seven priorities outlined in government’s 2019-2024 medium-term strategic framework. New and urgent government priorities have been funded through the reallocation of budgets within and across functions. Improving efficiency – meaning that government will have to do more with less – is a key theme across all function groups. Government remains committed to improving education and health outcomes, and reducing poverty, as shown by the size of allocations to the learning and culture, health and social development functions over the medium term. 52 Figure 5.1 Average nominal growth in spending,Figure 5.2 Consolidated government expenditure 2020/21 — 2022/23by function, 2020/21 — 2022/23 Debt-service costs Learning and culture Economic development Social development Community development Debt-service costs Health Community development Learning and culturePeace and security General public services General public services Peace and securityContingency reserve 0 2 4 6 8 10 12 0 400 800 1 200 Per cent R billion Source: National Treasury 1 248 970 778 731 683 681 667 217 15 12.3 6.6 6.3 6.2 5.1 4.0 3.7 2.2

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Table 5.6 Consolidated government expenditure by function[1]

R million	2019/20 Revised estimate	2020/21	2021/22	2022/23	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Learning and culture	**385 593**	**396 422**	**417 767**	**434 166**	**23.4%**	**4.0%**
Basic education	262 458	265 881	281 433	293 211	15.7%	3.8%
Post-school education and training	112 087	118 847	124 209	128 386	7.0%	4.6%
Arts, culture, sport and recreation	11 049	11 694	12 125	12 569	0.7%	4.4%
Health	**221 962**	**229 707**	**243 970**	**257 559**	**13.7%**	**5.1%**
Social development	**284 479**	**309 512**	**320 056**	**340 924**	**18.2%**	**6.2%**
Social protection	207 528	221 483	236 319	252 037	13.3%	6.7%
Social security funds	76 951	88 029	83 738	88 887	4.9%	4.9%
Community development	**201 675**	**212 347**	**228 194**	**242 169**	**12.8%**	**6.3%**
Economic development	**198 906**	**211 531**	**228 224**	**240 911**	**12.7%**	**6.6%**
Industrialisation and exports	37 393	39 016	43 672	45 664	2.4%	6.9%
Agriculture and rural development	29 608	28 342	29 637	30 658	1.7%	1.2%
Job creation and labour affairs	21 742	22 437	25 158	26 555	1.4%	6.9%
Economic regulation and infrastructure	94 467	105 311	112 566	120 258	6.3%	8.4%
Innovation, science and technology	15 697	16 425	17 191	17 776	1.0%	4.2%
Peace and security	**214 365**	**217 001**	**221 291**	**228 804**	**12.5%**	**2.2%**
Defence and state security	50 766	51 378	48 932	50 439	2.8%	-0.2%
Police services	105 163	106 127	110 758	114 186	6.2%	2.8%
Law courts and prisons	48 448	49 604	51 992	53 641	2.9%	3.5%
Home affairs	9 988	9 891	9 609	10 538	0.6%	1.8%
General public services	**66 337**	**70 009**	**73 238**	**74 064**	**4.1%**	**3.7%**
Executive and legislative organs	14 202	14 571	14 443	15 028	0.8%	1.9%
Public administration and fiscal affairs	44 342	47 277	50 414	50 279	2.8%	4.3%
External affairs	7 793	8 161	8 381	8 758	0.5%	4.0%
Payments for financial assets	**65 223**	**73 646**	**44 116**	**27 298**		
Allocated by function	**1 638 541**	**1 720 175**	**1 776 857**	**1 845 895**	**100.0%**	**4.1%**
Debt-service costs	205 005	229 270	258 482	290 145		12.3%
Contingency reserve	–	5 000	5 000	5 000		
Consolidated expenditure	**1 843 546**	**1 954 445**	**2 040 339**	**2 141 040**		**5.1%**

1. The main budget and spending by provinces, public entities and social security funds financed from own revenue
Source: National Treasury

Learning and culture

Over the medium term, the learning and culture function aims to develop the capabilities of citizens from early childhood by providing access to education, training and skills development, and to strengthen social cohesion. The function will continue to receive the largest share of government spending over the MTEF period, rising from R385.6 billion in 2019/20 to R434.2 billion in 2022/23.

Learning and culture continues to receive largest share of spending

Basic education

Basic education accounts for the largest share of expenditure in the function. The sector will focus on improving early literacy and numeracy of learners, introducing subjects like coding, data analytics and robotics, and improving school sanitation and the quality of teaching.

53

2020 BUDGET REVIEW Early childhood development is the foundation for success in school. Over the medium term, the Department of Basic Education will work with the Department of Social Development and other partners to shift responsibility for early childhood development from the social development sector to the basic education sector. They will also introduce two years of compulsory pre-schooling before all children enter Grade 1. Provincial expenditure on personnel dominates spending in the sector and function at 76.5 per cent and 51.4 per cent, respectively. Over the medium term, the education infrastructure grant is allocated R35 billion to construct, maintain and upgrade schooling infrastructure. The school infrastructure backlogs grant is allocated R5.6 billion to provide water, sanitation facilities and electricity to schools, and replace schools constructed with inappropriate materials. Of this allocation, R2.8 billion is set aside to provide appropriate sanitation facilities, which accounts for the 15.3 per cent annual average growth rate over the spending period. The national school nutrition programme grant is allocated R24.3 billion over the next three years to provide meals to 9 million learners in almost 20 000 poor schools (quintiles 1 to 3), and identified special schools. Responsibility for early childhood development to shift to basic education sector R35 billion allocated to build, maintain and upgrade schooling infrastructure Post-school education and training The medium-term focus in this sector will be to expand access to universities and technical and vocational education and training (TVET) colleges, improve their performance, develop artisans, support work-based learning, and strengthen the management and governance of community education and training colleges. Expenditure for the National Student Financial Aid Scheme increases at an average annual rate of 7.3 per cent from R33 billion in 2019/20 to R40.8 billion in 2022/23. The institution expects to fund more than 1 million students at universities and more than 870 000 students at TVET colleges over the period. NSFAS expects to fund 1 million university and 870 000 TVET students Arts, sports, recreation and culture This sector will focus on growing cultural and creative industries to create job opportunities and improve social cohesion. Existing infrastructure in the sector will be integrated where possible and new facilities will be constructed to ensure community access. The sector is allocated R36.4 billion over the MTEF period. 54

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Table 5.7 Learning and culture expenditure

R million	2019/20 Revised estimate	2020/21	2021/22	2022/23	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Basic education	**262 458**	**265 881**	**281 433**	**293 211**	**67.3%**	**3.8%**
Compensation of employees	204 162	205 265	214 754	224 160	51.6%	3.2%
of which:						
Provincial compensation of employees	*203 460*	*204 559*	*214 018*	*223 400*	*51.4%*	*3.2%*
Goods and services	27 187	26 861	28 041	29 331	6.7%	2.6%
of which:						
Property payments	*3 596*	*3 724*	*3 928*	*4 061*	*0.9%*	*4.1%*
Workbooks and LTSM [1]	*5 304*	*5 386*	*5 488*	*5 825*	*1.3%*	*3.2%*
National school nutrition programme	*7 186*	*7 666*	*8 125*	*8 516*	*1.9%*	*5.8%*
Transfers and subsidies	20 058	22 419	25 201	25 585	5.9%	8.5%
of which:						
Subsidies to schools [2]	*16 730*	*19 072*	*20 400*	*21 441*	*4.9%*	*8.6%*
Education infrastructure grant	10 514	11 008	11 710	12 255	2.8%	5.2%
School infrastructure backlogs grant	1 330	1 491	2 037	2 038	0.4%	15.3%
Post-school education and training	**112 087**	**118 847**	**124 209**	**128 386**	**29.8%**	**4.6%**
of which:						
University subsidies	*42 359*	*44 796*	*47 189*	*49 437*	*11.3%*	*5.3%*
of which:						
University infrastructure	*2 489*	*2 841*	*2 921*	*3 045*	*0.7%*	*7.0%*
National Student Financial Aid Scheme [3]	*32 987*	*37 097*	*39 115*	*40 777*	*9.4%*	*7.3%*
Technical and vocational education and training	*12 555*	*13 384*	*14 026*	*14 525*	*3.4%*	*5.0%*
of which:						
Compensation of employees	*6 987*	*6 864*	*7 145*	*7 356*	*1.7%*	*1.7%*
Subsidies	*5 205*	*6 036*	*6 370*	*6 639*	*1.5%*	*8.5%*
Community education and training	*2 058*	*2 386*	*2 489*	*2 541*	*0.6%*	*7.3%*
of which:						
Compensation of employees	*1 905*	*2 224*	*2 319*	*2 365*	*0.6%*	*7.5%*
Skills development levy institutions [4]	*21 986*	*20 988*	*21 207*	*20 930*	*5.1%*	*-1.6%*
Arts and culture, sport and recreation	**11 049**	**11 694**	**12 125**	**12 569**	**2.9%**	**4.4%**
Total	**385 593**	**396 422**	**417 767**	**434 166**	**100.0%**	**4.0%**

1. Learner and teacher support material
2. Includes some provision for LTSM and property payments for schools that manage their own budgets
3. Total payments made from all income sources, including Funza Lushaka teacher bursaries and debt repayments from students
4. Spending of the 21 SETAs and the National Skills Fund
Source: National Treasury

Social development

This function aims to reduce poverty and inequality by providing social welfare services and grants, and to empower women, youth and persons with disabilities.

55

2020 BUDGET REVIEW

Table 5.8 Social protection expenditure

R million	2019/20 Revised estimate	2020/21	2021/22	2022/23	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Social protection expenditure	**207 528**	**221 483**	**236 319**	**252 037**	**100.0%**	**6.7%**
of which:						
Social grants	*175 156*	*187 836*	*201 347*	*216 027*	*85.3%*	*7.2%*
of which:						
Child support	*64 967*	*69 765*	*74 780*	*80 735*	*31.7%*	*7.5%*
Old age [1]	*76 951*	*83 106*	*90 053*	*97 068*	*38.1%*	*8.0%*
Disability	*23 078*	*24 390*	*25 488*	*26 522*	*10.8%*	*4.7%*
Foster care	*5 081*	*4 965*	*4 829*	*4 795*	*2.1%*	*-1.9%*
Care dependency	*3 430*	*3 569*	*3 809*	*4 077*	*1.6%*	*5.9%*
Grant-in-aid	*1 238*	*1 632*	*1 978*	*2 421*	*0.8%*	*25.1%*
Social Relief of Distress	*410*	*407*	*407*	*407*	*0.2%*	*-0.2%*
Provincial social development	22 292	23 264	24 525	25 661	10.3%	4.8%
Women, youth and persons with disabilities	791	832	875	915	0.4%	5.0%
of which:						
Women	*156*	*174*	*184*	*192*	*0.1%*	*7.1%*
Youth	*523*	*551*	*578*	*605*	*0.2%*	*5.0%*
Persons with disabilities	*19*	*20*	*22*	*22*	*0.0%*	*6.2%*
Total	**207 528**	**221 483**	**236 319**	**252 037**	**100.0%**	**6.7%**
Social grants as percentage of GDP	*3.4%*	*3.5%*	*3.5%*	*3.5%*		
Social grant beneficiary numbers by grant type (thousands)						
Child support	12 777	12 991	13 210	13 434	71.0%	1.7%
Old age[1]	3 655	3 769	3 886	4 003	20.9%	3.1%
Disability	1 058	1 051	1 045	1 039	5.6%	-0.6%
Foster care	350	326	304	285	1.6%	-6.7%
Care dependency	155	158	161	164	0.9%	1.9%
Total	**17 996**	**18 296**	**18 606**	**18 926**	**100.0%**	**1.7%**

1. Includes war veterans
Source: National Treasury

Social grants

The 2020 Budget continues to increase social grants in line with inflation. Due to lower expected inflation over the period, allocations have been reduced as shown in Table 5.3. Over the medium term, the total number of beneficiaries is expected to increase by almost 1 million to approximately 19 million by 2022/23. Over the MTEF period, funds amounting to R714 million are reprioritised from the Department of Social Development to its provincial counterparts for programmes to prevent HIV and AIDS infections, substance abuse, gender-based violence and femicide. Additional funds are reprioritised from the *social worker scholarship programme grant*, which will end in 2020/21, to provinces to employ 200 social worker graduates.

Funds amounting to R406.2 million in 2020/21, R517.3 million in 2021/22 and R626 million in 2022/23 are reprioritised, mainly to the *early childhood development conditional grant*. As a result, the subsidy rate per child will increase by 23.8 per cent from R15 in 2019/20 to R18.57 in 2022/23. By

56

CHAPTER 5: CONSOLIDATED SPENDING PLANS

2022/23, government estimates it will provide access to early childhood development services to almost 700 000 children under the age of four.

Table 5.9 Average monthly social grant values

Rand	2019/20	2020/21	Percentage increase
Old age	1 780	1 860	4.5%
Old age, over 75	1 800	1 880	4.4%
War veterans	1 800	1 880	4.4%
Disability	1 780	1 860	4.5%
Foster care	1 000	1 040	4.0%
Care dependency	1 780	1 860	4.5%
Child support	425	445	4.7%

Source: National Treasury

Women, youth and persons with disabilities

Over the next three years, this department is allocated an additional R15 million to establish a national council to combat gender-based violence and femicide. Its budget will increase to R853 million in 2022/23, with a focus on strengthening interventions for women's economic empowerment; promoting the rights of people with disabilities; and supporting youth development. An amount of R651.9 million is allocated through the provincial equitable share over the same period to provide sanitary products to more than half of all female learners in grades 7 to 12 in the country's poorest schools (quintiles 1, 2 and 3).

R15 million allocated to establish a national council to combat gender-based violence and femicide

Health

The health function aims to ensure access to high-quality healthcare services for all residents. Parliament is considering the National Health Insurance (NHI) Bill. Its enactment is expected to trigger large-scale reforms. Over the medium term, R55.6 million is reprioritised to the Department of Health to strengthen its capacity to phase in NHI. This allocation will be reviewed as NHI is implemented.

NHI expected to result in large-scale reforms

From 2020/21, the *human resource capacitation grant* will be merged with the *health professions training and development grant* to form components of the new *statutory human resource and training and development grant*. This component is allocated R3.3 billion over the medium term to ensure sufficient medical internships and community service posts for medical students to complete their training.

A team convened by the Presidency has developed a National Quality Health Improvement Plan, which aims to improve the quality of healthcare facilities to ensure that they can be accredited for NHI. For this purpose, R25 million is reprioritised in 2020/21 towards the non-personal services component of the *NHI indirect grant*. Subsequent allocations will be based on progress demonstrated in 2020/21.

From 2021/22, allocations for mental health and oncology will also be added as components to the *HIV, TB, malaria and community outreach grant*, shifting from the *NHI indirect grant* due to underspending. To address funding shortfalls in the community outreach services component of the grant, R800 million is reprioritised from the HIV/AIDS component in 2020/21.

57

2020 BUDGET REVIEW

Table 5.10 Health expenditure

R million	2019/20 Revised estimate	2020/21	2021/22	2022/23	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Health expenditure	**221 962**	**229 707**	**243 970**	**257 559**	**100.0%**	**5.1%**
of which:						
Central hospital services	*44 129*	*44 706*	*46 633*	*49 207*	*19.2%*	*3.7%*
Provincial hospital services	*36 385*	*37 634*	*39 394*	*41 539*	*16.2%*	*4.5%*
District health services	*98 491*	*101 958*	*108 560*	*113 788*	*44.4%*	*4.9%*
of which:						
HIV, TB, malaria and community outreach	*22 039*	*24 387*	*27 931*	*29 405*	*11.2%*	*10.1%*
Emergency medical services	*8 249*	*8 506*	*8 843*	*9 283*	*3.6%*	*4.0%*
Facilities management and maintenance	*9 340*	*10 058*	*10 363*	*10 979*	*4.3%*	*5.5%*
Health science and training	*5 401*	*5 757*	*6 474*	*6 918*	*2.6%*	*8.6%*
National Health Laboratory Service	*7 465*	*8 638*	*9 271*	*9 913*	*3.8%*	*9.9%*
National Department of Health [1]	*5 171*	*6 074*	*6 468*	*6 641*	*2.6%*	*8.7%*
Total	**221 962**	**229 707**	**243 970**	**257 559**	**100.0%**	**5.1%**
of which:						
Compensation of employees	*141 320*	*145 126*	*152 008*	*160 906*	*62.6%*	*4.4%*
Goods and services	*62 486*	*67 142*	*71 561*	*74 466*	*29.2%*	*6.0%*
Transfers and subsidies	*7 071*	*6 059*	*7 477*	*8 692*	*3.0%*	*7.1%*
Buildings and other fixed structures	*5 668*	*6 087*	*7 479*	*7 845*	*2.9%*	*11.4%*
Machinery and equipment	*5 350*	*5 264*	*5 421*	*5 630*	*2.2%*	*1.7%*

1. Excludes grants and transfers reflected as expenditure in appropriate sub-functional areas
Source: National Treasury

Progress in dealing with medico-legal claims

In recent years, medical malpractice claims and litigation have increased rapidly. Although in many cases the quality of care is insufficient, the increase in claims is inconsistent with certain indicators of health outcomes in the public sector. For example, the overall death rate in public hospitals declined from 5.4 per cent in 2013/14 to 4.6 per cent in 2018/19, while maternal mortality in facilities decreased by 20.5 per cent over the same period. Since 2014, contingent liabilities and payments of medico-legal claims in the public sector have increased at an average annual growth rate of 30 per cent and 23 per cent respectively. In 2018/19, medico-legal contingent liabilities reached R99.2 billion, while medico-legal claim payments reached R2 billion. These payments are affecting the budgets of public facilities and, in turn, the delivery of services. Due to large lump-sum payments often awarded in malpractice cases, the effects are unplanned.

This is a multifaceted problem, caused by inadequate quality of care, weak capacity in provincial medico-legal teams, poor administration of medical records, and high profitability for law firms specialising in this area. Government aims to stabilise its liability through a range of interventions and has made progress in the following areas:

- Funding has been reprioritised in the Department of Health's budget to pilot the National Quality Health Improvement Plan in 2020/21.
- The department has contracted law firms with medico-legal expertise to support claim management and provide legal services in some provinces.
- Several provinces are strengthening provincial medico-legal teams, including by contracting external legal capacity.
- Parliament is considering the State Liability Amendment Bill, which would introduce periodic payments and provide for compensation in kind, in the form of future medical care in public facilities.
- The Special Investigating Unit is probing potential fraud in this area, which has resulted in several arrests.

The effect of these interventions on state contingent liabilities still needs to be evaluated. Long-term solutions may require wider legal reform, which the South African Law Reform Commission is exploring.

58

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Community development

This function funds access to affordable housing, basic services and public transport, and facilitates spatial transformation and urban development. Expenditure in the function will rise from R201.7 billion in 2019/20 to R242.2 billion in 2022/23.

Table 5.11 Community development expenditure

R million	2019/20 Revised estimate	2020/21	2021/22	2022/23	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Community development	**201 675**	**212 347**	**228 194**	**242 169**	**100.0%**	**6.3%**
of which:						
Human settlements	*41 140*	*39 682*	*40 661*	*42 214*	*18.0%*	*0.9%*
Public transport, including commuter rail	*41 442*	*44 718*	*49 008*	*52 181*	*21.4%*	*8.0%*
Local government equitable share	*66 973*	*74 683*	*81 062*	*87 213*	*35.6%*	*9.2%*
Municipal infrastructure grant	*14 816*	*14 671*	*15 937*	*16 852*	*7.0%*	*4.4%*
Regional and local water and sanitation services	*10 361*	*11 153*	*11 052*	*11 512*	*4.9%*	*3.6%*
Electrification programmes	*5 086*	*5 116*	*5 257*	*6 074*	*2.4%*	*6.1%*
Total	**201 675**	**212 347**	**228 194**	**242 169**	**100.0%**	**6.3%**
of which:						
Compensation of employees	*17 822*	*17 560*	*18 278*	*19 004*	*8.0%*	*2.2%*
Goods and services	*13 647*	*14 969*	*14 582*	*15 525*	*6.6%*	*4.4%*
Transfers and subsidies	*160 827*	*167 413*	*179 619*	*190 697*	*78.8%*	*5.8%*
Buildings and other fixed structures	*5 992*	*8 085*	*9 332*	*10 409*	*4.1%*	*20.2%*
Machinery and equipment	*3 155*	*4 092*	*6 113*	*6 267*	*2.4%*	*25.7%*

Source: National Treasury

Municipalities, provinces and public entities deliver water, sanitation, electricity, housing and public transport. As a result, transfers and subsidies to these entities make up 78.8 per cent of expenditure in this function. The local government equitable share remains the fastest-growing expenditure item at 9.2 per cent over the medium term.

The Department of Human Settlements will continue to deliver subsidised housing over the medium term. The introduction of new conditional grants for upgrading informal settlements is postponed until 2021/22 and R20.1 billion is allocated in 2021/22 and 2022/23 for this grant.

Economic development

This function promotes faster and sustained inclusive economic growth to address the challenges of unemployment, poverty and inequality.

R500 million reprioritised over the MTEF to finalise land restitution claims

Over the medium term, government has allocated R495.1 million to the Department of Agriculture, Land Reform and Rural Development to respond to biosecurity threats, and revitalise laboratories and quarantine stations to strengthen inspection services at ports of entry. This will improve compliance with international standards, and support exports. An additional R500 million is reprioritised over the medium term for the department to finalise outstanding land restitution claims.

59

2020 BUDGET REVIEW

Small Enterprise Finance Agency to support smaller businesses through grants

The Black Business Supplier Development Programme, Cooperatives Incentive Schemes and the National Informal Business Upliftment Scheme are allocated R1.4 billion over the medium term to support small businesses and cooperatives. The Small Enterprise Finance Agency will collaborate with government and the private sector through a blended-finance model involving loans and grants to small and medium enterprises over the medium term. The Small Enterprise Development Agency is allocated R2.8 billion to provide support to small and medium enterprises, including increasing the incubation network in rural areas and townships.

An additional R60 million is reprioritised to the Competition Commission over the medium term to implement the Competition Amendment Act (2018). Over the same period, R107.1 million is reprioritised to refurbish 27 industrial parks in various townships.

Table 5.12 Economic development expenditure

R million	2019/20 Revised estimate	2020/21	2021/22	2022/23	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Economic regulation and infrastructure	**94 467**	**105 311**	**112 566**	**120 258**	**49.7%**	**8.4%**
of which:						
Water resource and bulk infrastructure	*27 182*	*31 383*	*36 177*	*39 173*	*15.7%*	*13.0%*
Road infrastructure	*46 038*	*49 506*	*51 620*	*54 593*	*22.9%*	*5.8%*
Environmental programmes	*6 998*	*6 950*	*7 247*	*7 137*	*3.1%*	*0.7%*
Job creation and labour affairs	**21 742**	**22 437**	**25 158**	**26 555**	**10.9%**	**6.9%**
of which:						
Employment programmes [1]	*20 231*	*20 753*	*23 384*	*24 754*	*10.1%*	*7.0%*
Industrialisation and exports	**37 393**	**39 016**	**43 672**	**45 664**	**18.9%**	**6.9%**
of which:						
Economic development and incentive programmes	*16 106*	*16 668*	*15 929*	*16 165*	*7.2%*	*0.1%*
Innovation, science and technology	**15 697**	**16 425**	**17 191**	**17 776**	**7.6%**	**4.2%**
Agriculture and rural development	**29 608**	**28 342**	**29 637**	**30 658**	**13.0%**	**1.2%**
of which:						
Land reform	*2 108*	*1 708*	*1 865*	*1 717*	*0.8%*	*-6.6%*
Agricultural land holding account	*2 136*	*989*	*1 083*	*1 092*	*0.5%*	*-20.0%*
Restitution	*3 593*	*3 406*	*3 610*	*3 939*	*1.6%*	*3.1%*
Farmer support and development	*3 853*	*4 071*	*4 322*	*4 504*	*1.9%*	*5.3%*
Total	**198 906**	**211 531**	**228 224**	**240 911**	**100.0%**	**6.6%**
of which:						
Compensation of employees	*52 620*	*54 334*	*57 208*	*59 879*	*25.2%*	*4.4%*
Goods and services	*59 266*	*63 623*	*69 168*	*70 573*	*29.9%*	*6.0%*
Transfers and subsidies	*40 999*	*42 408*	*45 913*	*50 494*	*20.4%*	*7.2%*
Buildings and other fixed structures	*31 339*	*36 060*	*41 041*	*44 935*	*17.9%*	*12.8%*
Machinery and equipment	*3 929*	*4 043*	*3 890*	*3 497*	*1.7%*	*-3.8%*

1. Includes the Expanded Public Works Programme, the Community Works Programme and the Jobs Fund
Source: National Treasury

To support industry, R18.5 billion is allocated to the Department of Trade, Industry and Competition for business incentives including manufacturing and services sector development, and infrastructure investment. In addition, R1.4 billion is set aside to support the commercialisation of technological innovation and upgrade infrastructure to strengthen the

60

CHAPTER 5: CONSOLIDATED SPENDING PLANS research and innovation capabilities of the Council for Scientific and Industrial Research and the South African National Space Agency. Economic regulation and infrastructure Over the medium term, the South African National Roads Agency Limited will maintain 22 214 kilometres of roads, and provinces plan to reseal 16 226 kilometres of roads through the provincial roads maintenance grant. To unlock spectrum for high-speed internet, R1.9 billion is reprioritised to subsidise devices that allow analogue televisions to receive digital signals for 2.8 million low-income households, and to compensate the South African Post Office for associated administration costs. A further R100 million signals. is allocated for Sentech to operate analogue and digital Peace and security The peace and security function aims to ensure the safety of the country, in particular through an efficient and effective criminal justice system. Over the medium term, funds have been reprioritised from the South African Police Service – the largest component of this function – to other departments and entities within the function to implement the integrated criminal justice strategy. The Department of Justice and Constitutional Development will receive R1.8 billion, mainly to enhance prosecution capacity in the National Prosecuting Authority (NPA), including the sexual offences and community affairs unit established to address gender-based violence against women and children. These funds will also help to operationalise the Investigative Directorate, capacitate various anti-corruption units and establish five additional specialised commercial crimes courts to ensure their presence in each province. In addition, R985 million is reprioritised to the Directorate for Priority Crime Funds reallocated to enhance capacity at NPA, and investigate and prosecute corruption 61 Responding to climate change and natural disasters Extreme weather events are becoming more frequent as a result of climate change. While parts of South Africa continue to grapple with a years-long drought, severe floods and storms in KwaZulu-Natal during 2019 damaged infrastructure and resulted in the deaths of 50 people. According to the World Economic Forum, extreme weather, natural disasters and climate action failure are three of the top five global risks in 2020. Since 2016, government has allocated R6.3 billion for drought relief projects and R660 million for flood relief. Yet reactive responses to disasters are inefficient and costly. The National Treasury is exploring ways to improve the immediate fiscal response to disasters and the fiscal management of government’s response to the long-term effects of climate change. Government provides funding for disaster response and recovery mainly through conditional grants. Funds are available for emergency housing and temporary infrastructure repairs, while social development departments provide assistance such as food parcels. Ring-fenced allocations in conditional grants then fund rebuilding of damaged infrastructure, including subsidised houses. However, the release of funds is often slow, and these are not always spent as planned. The National Treasury and the National Disaster Management Centre will review the funding system during 2020. Infrastructure design and construction can become more resilient to extreme weather. Submission guidelines for funding requests from the Budget Facility for Infrastructure will be adjusted to incorporate climate resilience. Government is also considering making ecological infrastructure, such as wetlands that can reduce flood damage, eligible for infrastructure grant funding. Projects with positive climate impacts are eligible for grant and concessional loan financing through international green financing initiatives. The energy efficiency demand side management grant is already using this funding to roll out renewable-energy projects in municipal buildings. South Africa has joined the Network of Central Banks and Supervisors for Greening the Financial System, which focuses on initiatives in sustainable finance. During 2020, the National Treasury will publish a paper on financing a sustainable economy, and the process to establish minimum practice and standards for emerging environmental risks. The National Treasury is also exploring tools to assess and anticipate the effects of climate change across budget-related areas.

2020 BUDGET REVIEW

Investigation to appoint additional investigators, primarily to address the backlog of corruption cases.

Table 5.13 Peace and security expenditure

R million	2019/20 Revised estimate	2020/21	2021/22	2022/23	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Defence and state security	50 766	51 378	48 932	50 439	22.6%	-0.2%
Police services	105 163	106 127	110 758	114 186	49.6%	2.8%
Law courts and prisons	48 448	49 604	51 992	53 641	23.3%	3.5%
Home affairs	9 988	9 891	9 609	10 538	13.8%	1.8%
Total	**214 365**	**217 001**	**221 291**	**228 804**	**100.0%**	**2.2%**
of which:						
Compensation of employees	*146 536*	*147 850*	*154 231*	*158 667*	*69.1%*	*2.7%*
Goods and services	*47 742*	*47 118*	*49 782*	*51 002*	*22.2%*	*2.2%*
Transfers and subsidies	*13 013*	*13 839*	*9 951*	*10 269*	*5.1%*	*-7.6%*
Buildings and other fixed structures	*2 674*	*3 161*	*3 285*	*3 411*	*1.5%*	*8.4%*
Machinery and equipment	*4 135*	*4 914*	*3 975*	*5 382*	*2.1%*	*9.2%*

Source: National Treasury

R831 million reprioritised for border security

To safeguard the country's borders, R831 million is reprioritised from the police to the departments of Defence and Home Affairs. These allocations will pay for equipment and technology to enable the military to broaden coverage of the borders, and the Department of Home Affairs to profile passengers before they reach ports of entry and minimise security risks. In addition, R255 million is reprioritised to the Independent Electoral Commission in 2020/21 to procure 38 000 voter registration devices.

General public services

This function aims to build a capable, ethical and developmental state. This requires professional and responsive public servants, as well as engaged citizens.

Funds reprioritised for census and allocated to South African Revenue Service

Public administration and fiscal affairs grows fastest over the medium term as R3.1 billion was reprioritised to Statistics South Africa over the MTEF period to conduct the population census in 2021/22. In addition, R1 billion is allocated to the South African Revenue Service to improve its information communications technology capacity and operations.

To fund critical priorities over the medium term, R74.5 million is reprioritised within the function. The Auditor-General of South Africa receives R374 million as a direct charge against the National Revenue Fund to support audits in financially distressed municipalities and entities.

62

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Table 5.14 General public services expenditure

R million	2019/20 Revised estimate	2020/21	2021/22	2022/23	Percentage of total MTEF allocations	Average annual MTEF growth
		Medium-term estimates				
Executive and legislative organs	14 202	14 571	14 443	15 028	20.3%	1.9%
Public administration and fiscal affairs	44 342	47 277	50 414	50 279	68.1%	4.3%
External affairs	7 793	8 161	8 381	8 758	11.6%	4.0%
Total	**66 337**	**70 009**	**73 238**	**74 064**	**100.0%**	**3.7%**
of which:						
Compensation of employees	*32 022*	*32 849*	*33 935*	*35 460*	*47.0%*	*3.5%*
Goods and services	*21 621*	*24 638*	*26 881*	*25 779*	*35.6%*	*6.0%*
Transfers and subsidies	*8 861*	*9 201*	*9 329*	*9 819*	*13.0%*	*3.5%*
Buildings and other fixed structures	*2 129*	*1 683*	*1 569*	*1 517*	*2.2%*	*-10.7%*
Machinery and equipment	*1 051*	*863*	*925*	*936*	*1.3%*	*-3.8%*

Source: National Treasury

Conclusion

The 2020 Budget includes significant expenditure reductions. Cost pressures, including new and urgent priorities, are funded through a combination of reallocations and reprioritisations over the MTEF period. Despite these fiscal measures, government debt as a share of GDP continues to increase. Debt-service costs remain the fastest-growing expenditure item at an annual average rate of 12.3 per cent, and will increase to R290.1 billion in 2022/23.

63

2020 BUDGET REVIEW This page was left blank intentionally. 64

6 Division of revenue and spending provinces and municipalities by Overview Pdeliver on its developmental mandate therefore requires provinces rovinces and municipalities account for the majority of public A capable state requires provinces and municipalities that can spend efficiently spending in South Africa. Building a capable state that is able to and municipalities to have the capacity to spend efficiently. It is also important to ensure problems are addressed timeously. Over the past few years, a number of programmes have been implemented to strengthen provincial and municipal capacity. Government investment can stimulate demand in the economy and create a foundation for future growth, provided that it is well spent. But wasteful spending and corruption undermine the ability of governments to translate budgeted resources into delivery of services. The resulting collapse of basic functions like water reticulation, sewage treatment and safe roads in some parts of the country imposes hardships on communities and increases the 65 In brief •Over the next three years, after providing for debt-service costs, the contingency reserve and provisional allocations, 48.2 per cent of nationally raised funds are allocated to national government, 43 per cent to provincial government and 8.8 per cent to local government. •The division of revenue redistributes revenue based on need, with taxes raised mainly in wealthier areas funding poorer provinces and municipalities. •The budget supports the development of a more capable state at sub-national level. Incentive programmes reward good performance and a range of capacity-building measures are in place. To improve infrastructure delivery, a new approach to project preparation in cities is introduced. •Where provinces and municipalities fail to meet basic standards, national government is prepared to impose consequences, including by intervening and withholding transfers. These measures have led to a significant increase in the number of municipalities with funded budgets in 2020/21.

2020 BUDGET REVIEW

cost of doing business. For public spending to achieve value for money, the fundamentals of governance need to be fixed at all levels.

Provinces and municipalities need to become more accountable to residents for how they spend public money

The 2020 Budget protects the transfers that deliver the greatest value, while reducing those spent less effectively. Improving spending efficiency requires greater accountability from provinces and municipalities – especially to the residents who are entitled to these services. Over the period ahead, national government will continue to fund provinces and municipalities, work with them to build capacity, and ensure that underperforming sub-national governments face consequences.

Division of revenue

Over the medium-term expenditure framework (MTEF) period, after budgeting for debt-service costs, the contingency reserve and provisional allocations, 48.2 per cent of nationally raised funds are allocated to national government, 43 per cent to provinces and 8.8 per cent to local government.

Table 6.1 Division of nationally raised revenue

	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	Average annual MTEF growth
		Outcome		Revised estimate		Medium-term estimates		
R billion								
Division of available funds								
National departments	**555.6**	**592.6**	**634.3**	**739.5**	**757.7**	**768.9**	**797.8**	**2.6%**
of which:								
Indirect transfers to provinces	*3.6*	*3.8*	*3.9*	*3.9*	*4.1*	*4.8*	*5.1*	*8.8%*
Indirect transfers to local government	*8.1*	*7.8*	*7.8*	*7.0*	*7.6*	*7.2*	*8.2*	*5.1%*
Provinces	**500.4**	**538.6**	**572.0**	**612.8**	**649.3**	**692.0**	**730.7**	**6.0%**
Equitable share	410.7	441.3	470.3	505.6	538.5	574.0	607.6	6.3%
Conditional grants	89.7	97.2	101.7	107.3	110.8	118.0	123.1	4.7%
Local government	**102.9**	**111.1**	**118.5**	**125.0**	**132.5**	**142.4**	**151.4**	**6.6%**
Equitable share	50.7	55.6	60.8	67.0	74.7	81.1	87.2	9.2%
Conditional grants	40.9	43.7	45.3	44.9	43.8	46.2	48.1	2.4%
General fuel levy sharing with metros	11.2	11.8	12.5	13.2	14.0	15.2	16.1	6.9%
Provisional allocation not assigned to votes[1]	–	–	–	–	-7.8	-16.1	-34.9	
Non-interest allocations	**1 158.9**	**1 242.3**	**1 324.8**	**1 477.3**	**1 531.7**	**1 587.2**	**1 645.1**	**3.7%**
Percentage increase	*3.9%*	*7.2%*	*6.6%*	*11.5%*	*3.7%*	*3.6%*	*3.6%*	
Debt-service costs	146.5	162.6	181.8	205.0	229.3	258.5	290.1	12.3%
Contingency reserve	–	–	–	–	5.0	5.0	5.0	
Main budget expenditure	**1 305.4**	**1 404.9**	**1 506.6**	**1 682.3**	**1 766.0**	**1 850.7**	**1 940.2**	**4.9%**
Percentage increase	*4.9%*	*7.6%*	*7.2%*	*11.7%*	*5.0%*	*4.8%*	*4.8%*	
Percentage shares								
National departments	*47.9%*	*47.7%*	*47.9%*	*50.1%*	*49.2%*	*48.0%*	*47.5%*	
Provinces	*43.2%*	*43.4%*	*43.2%*	*41.5%*	*42.2%*	*43.2%*	*43.5%*	
Local government	*8.9%*	*8.9%*	*8.9%*	*8.5%*	*8.6%*	*8.9%*	*9.0%*	

1. Includes proposed compensation reductions, support to Eskom, amounts for Budget Facility for Infrastructure projects and other provisional allocations

Source: National Treasury

66

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

Proposed adjustments to wage bill, when effected, will change shares in division of revenue

The proposed changes to the wage bill discussed in Chapters 3 and 5 are not yet reflected in the allocations to national and provincial departments shown in Table 6.1, or in the equitable share allocations in the Division of Revenue Bill. Once these changes are agreed in the Public Service Co-ordinating Bargaining Council, they will be implemented in the 2020/21 adjustment budget. This will reduce the national and provincial shares of the division of revenue and increase that of local government in relative terms. Shares in the division of revenue are also sensitive to increased support to public entities, which is provided at national level. This explains national government's somewhat larger share in 2019/20.

The division of revenue is redistributive, based on need. Most tax revenues come from urban centres: for example, per capita revenues from personal income tax are three times higher in Gauteng than in the Eastern Cape. However, the allocations made through the division of revenue are based on the demand for public services in each province and municipality, not its contribution to national revenues. Allocations also consider poverty rates. As a result, transfers per capita to the Eastern Cape are about 40 per cent higher than to Gauteng.

Keeping the equitable share stable in line with population growth and demand for services

South Africa's population grew by just over 1 million people between 2018 and 2019, while the number of households grew by nearly 500 000. Equitable share transfers to provinces and municipalities need to keep pace with population growth and demand for services. After accounting for inflation, the division of revenue has maintained stable allocations over the decade between 2013/14 and 2022/23. This is true on a per person basis through the provincial equitable share (PES), and on a per household basis through the local government equitable share (LGES).

Figure 6.1 Transfers increase in line with population growth


LGES per household
PES per person
PES growth rate (RHS)
LGES growth rate (RHS)
R thousand
Percentage change
0
1
2
3
4
5
6
7
8
9
10
0
2
4
6
8
10
12
14
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

Source: National Treasury

While annual growth rates fluctuate and there have been several rounds of fiscal consolidation over this period, the allocations per person and per household for the provision of basic services are remarkably consistent.

Over the 2020 MTEF period, the provincial equitable share grows by an average of 6.3 per cent a year, while the local government equitable share grows at an average of 9.2 per cent a year. By contrast, transfers to national departments grow at 2.6 per cent a year. Debt-service costs are growing at a much faster rate, averaging 12.3 per cent a year.

The *Explanatory Memorandum to the Division of Revenue*, published on the National Treasury website as Annexure W1 to the *Budget Review*, sets out the provincial and municipal allocations, details the equitable share formulas, and explains how the division incorporates the recommendations of the Financial and Fiscal Commission.

67

2020 BUDGET REVIEW Reductions to transfers As outlined in the 2019 Medium Term Budget Policy Statement (MTBPS), most conditional grants have been reduced as part of efforts to limit growth in government expenditure and ensure public debt is sustainable. To manage the effect on services, these reductions take into account: Most conditional grants have been reduced, taking into account past performance • • • Past spending and performance Whether the grant funds salaries, medicines and food Whether there has been significant real growth in allocations in recent years. Where possible, the National Treasury has reduced transfers that are more likely to go unspent or to be spent less effectively. Accordingly, grants that have persistently underperformed have been reduced by larger amounts. The largest proportional reduction to local government grants in 2020/21 has been made in the public transport network grant, because only six of the 13 cities receiving the grant have successfully launched public transport systems. The three cities that have shown the least progress – Buffalo City, Msunduzi and Mbombela – have been suspended from the grant and will not receive allocations in the 2020 MTEF period. Larger reductions are also made to grants to urban municipalities, which have more capacity to offset cuts by increasing their own-revenue investments. Proposed changes to the wage bill, once effected, will result in reductions to the provincial equitable share in the 2020/21 adjustment budget. These reductions will be fully offset by the lower compensation spending by provinces as a result of the revised wage agreement. Building capability for infrastructure delivery The National Treasury continues to expand the tools available for provinces and municipalities to improve spending. Weaknesses in preparing and authorising projects and programmes are one of the main causes of poor performance on infrastructure transfers. The Infrastructure Delivery Management System has helped provinces build infrastructure units with qualified staff and institutionalise best practices. In the 2020 Budget, cities will receive grant funding through the integrated city development grant to institutionalise an effective system for preparing programmes and projects. Metros will only be eligible for this funding if they: Conditions attached to integrated city development grant funding • Have not had an adverse or disclaimed audit opinion in the last two financial years Have formally adopted the Cities’ Infrastructure Delivery and Management System guidelines Establish a programme and project approval committee to authorise work Commit to co-financing contributions and budget management arrangements. • • • National government provides a broad range of capacity-support grants and programmes for local government. This system is under review; 68

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

reforms to improve its effectiveness are likely to be implemented from 2021/22.

Past performance

Underspending has stabilised across national and provincial government. In 2018/19, national expenditure, excluding direct charges to the National Revenue Fund, amounted to R820.9 billion out of a total adjusted appropriation of R831.6 billion. This amounted to underspending of 1.3 per cent. Provincial government underspent its adjusted budget of R598.6 billion for 2018/19 by R7.7 billion (1.3 per cent), compared with R5.8 billion (1 per cent) in the prior year. Spending on provincial conditional grants declined slightly, from 97.7 per cent in 2017/18 to 96.6 per cent in 2018/19. About 38 per cent (R1.2 billion) of the R3.2 billion in unspent grant funds was returned to the National Revenue Fund because the funds were not committed to identifiable projects.

Underspending has stabilised at just above 1 per cent across national and provincial government

Spending outcomes for 2018/19 varied across the 257 municipalities. Many local governments adopted unrealistic spending plans. As a result, 211 municipalities underspent their operating budgets and 214 municipalities underspent their capital budgets. This was a slight improvement from the previous year.

Spending outcomes varied considerably in local government, with significant underspending

Of the R33.6 billion in specific purpose conditional grants transferred to municipalities in 2018/19, R27.2 billion (80.1 per cent) was spent – down from the 93 per cent spent in 2017/18. This decline was partly due to underspending on drought relief funds allocated in the middle of the financial year.

Spending outcomes also varied across grants. The spending rate among infrastructure grants was highest in the *municipal infrastructure grant*, which spent 92.7 per cent of transferred funds. This was achieved by closely monitoring municipal spending, and stopping transfers and reallocating funds in-year when the Department of Cooperative Governance identified that a municipality was not performing. Municipalities applied to roll over R4.4 billion of the unspent grant funds to 2019/20, but only R1.9 billion was found to meet the requirements.

Provincial revenue and spending

Provinces are responsible for providing social services. This includes public basic education for 12.5 million learners and healthcare for 49.1 million South Africans who do not have private insurance. Most recipients access these services free of charge or for low fees. Provinces do not have significant taxation powers, so the division of revenue compensates them for the cost of the services they provide through transfers. These account for an average of 95 per cent of provincial revenues.

Transfers to cover the cost of providing social services account for 95 per cent of provincial revenues

More than 80 per cent of transfers to provinces are allocated through the equitable share, which is based on a formula incorporating the demographic factors that affect demand for services, such as the school-age population and the population without medical aid. These factors are updated annually. Further improvements to the formula are expected to be announced in the 2020 MTBPS. Provinces are responsible for drawing

69

2020 BUDGET REVIEW

up their own budgets and prioritising the use of these funds to meet their mandates.

Table 6.2 Provincial equitable share

R million	2019/20	2020/21	2021/22	2022/23	Average annual MTEF growth
			Medium-term estimates		
Eastern Cape	68 824	71 415	75 306	78 841	4.6%
Free State	28 187	30 017	31 897	33 657	6.1%
Gauteng	102 448	112 118	121 121	129 908	8.2%
KwaZulu-Natal	106 014	111 442	117 755	123 544	5.2%
Limpopo	58 965	62 329	66 256	69 935	5.9%
Mpumalanga	41 428	44 105	46 996	49 724	6.3%
Northern Cape	13 424	14 290	15 207	16 068	6.2%
North West	34 973	37 548	40 174	42 682	6.9%
Western Cape	51 291	55 208	59 276	63 194	7.2%
Total	**505 554**	**538 472**	**573 990**	**607 554**	**6.3%**

Source: National Treasury

Although wages account for a growing share of provincial budgets, provinces generally manage to remain within their planned spending for compensation. Over the past three financial years, provinces have on aggregate spent less than they budgeted to on wages, and in 2018/19 only one province exceeded its compensation budget.

Without changes to the provincial wage bill, however, slower growth in transfers implies that spending on compensation of employees is likely to rise from 60 per cent of provincial budgets in 2019/20 to 63 per cent by the end of the 2020 MTEF period. To limit the effect of this compositional change on services, provinces are finding ways to reduce costs. These include merging provincial public entities, improving integrated planning to avoid duplication of services, enhancing contract management to avoid overpricing of projects, centralising the approval process for appointing new employees, curbing overtime and exploring new revenue sources.

Some provinces have found ways to achieve cost savings and reduce pressure in core social functions

The guidelines for the budget process this year included a call for all departments to identify savings of between 5 and 7 per cent of their budgets in each year of the MTEF period. Some provinces struggled to achieve these savings. Others used the opportunity to make reductions and reprioritise savings for other priorities. Some provinces set aside unallocated amounts to reduce pressure in functions like health, roads and scholar transport; to settle unpaid bills and medico-legal claims; and to respond to disasters.

Despite the constrained fiscal environment, government continues to increase funding for early education. An additional R1.4 billion is allocated to the *early childhood development grant* over the medium term. Provinces have also prioritised early-grade reading. Their budgets for the 2020 MTEF period are expected to provide funds for upskilling teachers and subject advisors, assessing students' reading ability and providing additional reading material.

70

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES Changes in conditional grants Changes are made to the structure of conditional grants to better align them with government’s evolving policy objectives. In 2020, the National Treasury will work with the Department of Health to develop a strategy to align changes to health conditional grants with national health insurance reforms. These changes include accelerating the delivery of improved infrastructure for hospitals and clinics. In 2020/21 a development component will be reintroduced in the national tertiary services grant. This component will fund the development of specialised services in historically underserved provinces. Grants funding the training and development of health professionals have also been merged to form a new statutory human resources, training and development grant. Government has shifted the emphasis of housing policy from building costly subsidised units to providing serviced sites where residents can invest in improvements. Funding for this purpose is ring-fenced in the informal settlements upgrading components of the human settlements development grant and the urban settlements development grant. Other changes aim to improve the effectiveness of conditional grant spending. The 2020 Division of Revenue Bill will enhance requirements for information sharing where provincial conditional grants are transferred to public entities or municipalities to implement projects. These measures will improve coordination between different parts of government working on projects in the same area, in line with the district development model being led by the Department of Cooperative Governance. If a municipality or province does not adhere to grant conditions or is not spending its allocated funds, then further transfers can be withheld or reallocated to another recipient. The bill will require grant recipients to report the reasons why funds were withheld or reallocated in their annual Grant to be expanded to develop specialist health services in underserviced areas A shift from building costly subsidised housing to providing serviced sites where people can build and invest 71 Progress in turning around financial management in North West province In April 2018, following extensive protests by residents over the poor quality of public services in North West, national government placed the provincial government under intervention, as authorised by the Constitution. National departments are responsible for managing the interventions in their provincial counterparts. Five national departments took responsibility for delivering the mandates of their North West counterparts. Another five departments, including the National Treasury, issued directives to their provincial counterparts, which outlined the provincial department’s failure to meet its obligations and the corrective steps required. The National Treasury’s intervention in the provincial treasury involves three phases. The first phase, to stabilise provincial finances, has been completed, with 72 per cent of the National Treasury’s directives implemented. These included a financial and governance review of the North West Development Corporation, which revealed serious maladministration after oversight of this entity was shifted to the Office of the Premier. To improve governance, oversight responsibility has been returned to the Department of Economic Development, Environment, Conservation and Tourism. Irregular contracts across a wide range of activities, from project management offices to scholar transport, have been identified and terminated. The provincial treasury has initiated a project to develop contract registers and identify irregular expenditure in municipalities. The North West treasury was tasked with ensuring that all the province’s departments are appropriately funded for the services they have to deliver. Health has been a particular focus. As a result, the budget of the provincial health department was increased by 10.5 per cent between 2018/19 and 2019/20. Between March 2016 and December 2019, the province filled 235 critical positions for medical practitioners and specialists, and 1 064 nursing posts. The second phase of the intervention, from September 2019 to August 2020, aims to strengthen supply chain management. It will focus on improving audit outcomes, investigating irregular and wasteful expenditure, and intensifying forensic investigations. The third phase, beginning in September 2020, will monitor ongoing implementation.

2020 BUDGET REVIEW

financial statements, and the measures they are taking to avoid this occurring in future.

Table 6.3 Conditional grants to provinces

R million	2019/20 Adjusted budget	2020/21	2021/22	2022/23	MTEF total
		Medium-term estimates			
Direct conditional grants					
Comprehensive agricultural support programme	1 538	1 522	1 620	1 672	4 814
Ilima/Letsema projects	538	549	614	632	1 795
Community library services	1 501	1 479	1 584	1 667	4 730
Education infrastructure	10 514	11 008	11 710	12 255	34 973
National school nutrition programme	7 186	7 666	8 125	8 516	24 308
HIV, TB, malaria and community outreach	22 039	24 387	27 931	29 405	81 723
Health facility revitalisation	6 007	6 368	6 658	7 034	20 060
Statutory human resources, training and development	3 846	4 155	4 333	4 494	12 982
National tertiary services	13 186	14 069	14 694	15 294	44 057
Human settlements development	18 780	16 621	13 414	13 871	43 905
Informal settlements upgrading partnership	–	–	3 890	4 121	8 011
Provincial roads maintenance	11 442	11 593	11 938	12 507	36 037
Public transport operations	6 326	6 750	7 121	7 090	20 961
Other direct grants	4 360	4 619	4 330	4 580	13 529
Total direct conditional grants	**107 263**	**110 785**	**117 962**	**123 137**	**351 883**
Indirect transfers	**3 941**	**4 060**	**4 824**	**5 076**	**13 961**
School infrastructure backlogs	1 987	1 736	2 295	2 424	6 456
National health insurance indirect	1 909	2 288	2 529	2 652	7 469
Ilima/Letsema projects	45	36	–	–	36

Source: National Treasury

Municipal revenue and spending

Unlike provinces, municipalities have significant revenue-raising powers. Municipal property rate collections, for example, amount to more than 1 per cent of GDP, roughly equivalent to national customs duties. Most municipal revenue is generated from the sale of services such as water and electricity, so collecting fees owed for these services is foundational to sustainable municipal services.

Diverse range of municipalities includes cities that can raise substantial revenue and poor rural municipalities

Yet South Africa's 257 municipalities are also diverse, ranging from cities with large revenue-raising potential from property rates and the sale of services, to rural municipalities where most residents are very poor and the municipal budget is primarily funded from transfers.

While own revenues account for the majority of municipal resources, transfers through the division of revenue make up about 30 per cent of aggregate municipal budgets and can account for more than 80 per cent of budgets in rural municipalities. The largest of these transfers is the local government equitable share, which is allocated through a formula that incorporates the number of poor households in each municipality and the cost of free basic services. The formula provides additional support to municipalities with lower revenue-raising capacity and includes R5.4 billion for maintenance.

72

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

Improving regulation of development charges will increase municipal revenue

Municipalities also earn revenue from levying charges on developers to connect new developments to municipal services. The draft Municipal Fiscal Powers and Functions Amendment Bill proposes new, uniform regulations for these development charges, strengthening the revenue-raising framework for municipalities. This bill, which was published for public comment in January 2020, can be found on the National Treasury website.

The 2020 Budget includes funding to support pilot initiatives to improve municipal revenue collection. The National Treasury will work with selected municipalities that have large outstanding debts to bulk suppliers, including Eskom, as a result of customer non-payment. Smart meters will be retrofitted in these municipalities to test whether revenue collections increase sufficiently to pay for the meters and recover associated costs. If so, further rollout of smart meters may be funded by borrowing against future revenue increases. The Department of Cooperative Governance has also been funded to run a payment culture campaign.

Table 6.4 Transfers to local government

R million	2019/20 Adjusted budget	2020/21	2021/22	2022/23	MTEF total
		Medium-term estimates			
Equitable share and related	**68 973**	**74 683**	**81 062**	**87 213**	**242 958**
General fuel levy sharing with metros	**13 167**	**14 027**	**15 182**	**16 085**	**45 294**
Direct conditional grants	**45 068**	**43 819**	**46 198**	**48 147**	**138 163**
Municipal infrastructure	14 816	14 671	15 937	16 852	47 460
Integrated urban development	857	948	1 015	1 075	3 038
Urban settlements development	12 045	11 282	7 405	7 352	26 039
Informal settlements upgrading partnership	–	–	3 945	4 181	8 126
Integrated national electrification programme (municipal)	1 863	1 859	2 003	2 119	5 981
Public transport network	6 468	6 446	6 797	7 119	20 362
Water services infrastructure	3 669	3 445	3 620	3 701	10 767
Regional bulk infrastructure	2 066	2 006	2 156	2 281	6 442
Other direct grants	3 283	3 162	3 320	3 467	9 949
Total direct transfers	**127 209**	**132 529**	**142 442**	**151 445**	**426 416**
Indirect transfers	**7 024**	**7 628**	**7 229**	**8 161**	**23 017**
Integrated national electrification programme (Eskom)	3 124	3 001	2 994	3 688	9 684
Regional bulk infrastructure	3 094	3 857	3 275	3 455	10 587
Other indirect grants	806	770	959	1 017	2 747

Source: National Treasury

Government continues to reform the system of conditional grant transfers to local government based on the principles set out in the 2019 *Budget Review*. In 2020, the scope of the *municipal infrastructure grant* will be expanded to allow the purchase of specialised waste management vehicles and broaden waste collection services to more poor households.

Minister of Finance to host special Budget Forum in 2020 to review municipal funding model

The structure of the fiscal framework for local government is refined in each budget. In 2020, the Minister of Finance will host a special lekgotla of the Budget Forum – the intergovernmental structure established to facilitate formal consultation on local government finances – to review the

73

2020 BUDGET REVIEW

municipal funding model broadly. The National Treasury is working with the Department of Cooperative Governance, the South African Local Government Association, the Financial and Fiscal Commission and provinces to prepare for this lekgotla.

Trends in municipal revenues

Municipal revenues from service charges and property rates continue to grow rapidly, averaging about 8 per cent per year in nominal terms over the period 2013/14 to 2017/18. Cost increases for services such as electricity, water, sanitation and refuse collection are largely driven by growth in bulk costs, which municipalities must pass on to their consumers. Growth in property rates has been slightly faster, averaging about 9 per cent a year over this period.

Figure 6.2 Municipal operating revenue


Adjusted budget
Actual cash collected
Debt impairment
R billion
350
300
250
200
150
100
50
0
2013/14
2014/15
2015/16
2016/17
2017/18

Source: National Treasury

There is a noticeable difference between budgeted revenue and actual cash collected by municipalities. Over the five-year period shown in Figure 6.2, cash collections average about 11 per cent less than the expected revenue in municipalities' adjusted budgets. Most of this difference is because of write-offs – in 2017/18, for example, municipalities wrote off R24.9 billion in unrecoverable debts.

Municipalities use accrual accounting, which recognises revenues, taxes, fees and charges when bills are issued, not when payments are received. If revenues are billed but not paid, this will lead to cash-flow problems, and the municipality may be unable to meet its obligations. To avoid this, municipalities should budget for expected revenues as the amount that will likely be collected, taking into account historical experience with revenue and write-offs. This is part of the test that is applied when the National Treasury determines whether a municipality's budget is funded or not.

Progress in addressing unfunded budgets

Over the past several years, a growing number of municipal councils have adopted unfunded budgets, in which realistically anticipated revenue is insufficient to meet planned spending sustainably. The National Treasury engages with these municipalities and is implementing more serious consequences for councils that continue to adopt unfunded budgets.

After National Treasury intervention, nearly three-quarters of municipalities now have funded budgets

At the time of the 2019 MTBPS, the National Treasury had written to 127 municipalities that had adopted unfunded budgets for 2019/20 and advised them to table adjusted budgets to balance planned expenditure with credible revenue projections. Sixty-one municipalities were able to do this. As a result, nearly three-quarters of all municipalities now have funded budgets – the highest proportion since the National Treasury began assessing the sustainability of all municipal budgets in 2013/14.

74

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

Figure 6.3 Funded and unfunded municipal budgets


Funded
Unfunded
Undetermined
Funded with risk
Number of municipalities
280
240
200
160
120
80
40
0
103
84
82
69
81
113
123
66
174
188
189
153
145
134
130
191
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
Revised 2019/20

Source: National Treasury

Equitable shares withheld from municipalities until they fulfil budgetary responsibilities

The remaining 66 municipalities were unable to revise their budgets despite support from national and provincial treasuries, mainly due to their large arrear obligations to creditors such as Eskom and water boards. These municipalities were then asked to revise their budgets to ensure adequate cash flows to cover their commitments in this financial year. When 36 municipalities did not comply with this and other requirements, the National Treasury withheld their equitable share payments. Funds were released as municipalities met the revised conditions. The National Treasury and provincial treasuries will closely monitor these municipalities, which are expected to continue improving their budget management and move towards fully funded budgets in future.

Promoting local accountability

Residents need to hold municipalities accountable for their full range of functions

While national and provincial treasuries can monitor the financial health of local government, only local residents can hold municipalities accountable for their full range of functions. Frustration with the decline in services has led community organisations in several towns to approach the courts to require municipalities to be placed under intervention by the provincial government and for municipal councils to be dissolved – a measure of last resort included in the Constitution.

Municipal administrations are the sphere of government closest to communities, and should be the most responsive to their day-to-day needs. The use of courts to compel municipalities to meet their mandates reflects a profound breakdown in this relationship and in governance. Rebuilding trust in these municipalities will require greater accountability among councillors and officials.

In addition to supporting capacity building in sub-national government, the National Treasury publishes extensive municipal financial data that can assist residents to engage with their local council. Recent efforts have focused on making this data more user-friendly to members of the public by improving the portal, www.municipalmoney.gov.za.

75

2020 BUDGET REVIEW Conclusion National government continues to support provinces and municipalities to deliver their mandates, but will impose governments violate public finance laws. consequences where local 76 Collaborations to promote local economic development Although local economic development projects often focus on small areas, they usually require collaboration among stakeholders across government, the private sector and community organisations to succeed. Several examples of recent collaborative initiatives are highlighted below. •Purpose-built coalitions that serve to build partnerships can bring different stakeholders together to drive local projects. In Nelson Mandela Bay, the Real Baakens Group was formed in 2017 by social activists, business people, municipal officials and spatial development experts to restore a river valley running through the city. The group engaged with the municipality to unblock stalled projects and mobilise resources to clean sewage spills and stormwater litter traps, and fix water leaks. The renewed Baakens Valley has the potential to be a well-used park, event space and tourist attraction. •The Department of Trade, Industry and Competition is implementing the Industrial Park Revitalisation Programme, which aims to attract investment by improving infrastructure in existing industrial parks, many of which are located in low-income areas. The department is working with municipalities that are responsible for many of the services needed. The National Treasury’s Cities Support Programme is also supporting Ekurhuleni, eThekwini, Tshwane and Mangaung to revitalise targeted parks, some of which are not operating optimally because of erratic electricity supply or protests by local residents. Cities will be supported to resolve these constraints. •Although township economic development initiatives have helped to improve quality of life through investment in public infrastructure and privately owned shopping centres, they have been insufficient to address the broader legacy of dislocation. The Cities Support Programme is promoting an approach to township economic development that recognises that many factors affect township economies, and that more participatory and collaborative approaches are required. Taking lessons from Gauteng’s Tshepo 1 Million Programme, a three-year programme to pilot this approach was launched in five metros in December 2019.

7 Government debt and contingent liabilities Overview O21.4 per cent to R407.3 billion. Borrowing is expected to reach ver the past year, government’s gross borrowing requirement – the Government’s gross borrowing requirement grew by 21.4 per cent over the past year budget balance plus maturing loans – has increased by R497.5 billion in 2022/23. The steep increase is the result of weak economic growth, the deteriorating fiscal position, an increase in domestic bond redemptions and large-scale support to distressed state-owned companies. About 90 per cent of government debt is rand-denominated, shielding government from some volatility in debt costs due to fluctuations in the exchange rate. However, higher yields, especially on longer-dated domestic bonds, have increased borrowing costs. Debt and debt-service costs will continue to rise over the medium term. Gross loan debt is estimated to increase from R3.18 trillion (61.6 per cent of GDP) in 2019/20 to R4.38 trillion (71.6 per cent of GDP) in 2022/23. Net loan debt is estimated to increase from R2.94 trillion (57 per cent of GDP) 77 In brief •Over the past year, government’s gross borrowing requirement has risen by R71.9 billion to R407.3 billion. •Government has financed this steep increase in a responsible manner, despite a deteriorating fiscal position resulting from weak economic growth and the precarious finances of state-owned companies. •Deep and liquid domestic capital markets remain the primary source of financing over the next three years. •Gross loan debt is expected to increase to R4.38 trillion, or 71.6 per cent of GDP, by 2022/23, with foreign debt averaging 9.6 per cent of gross debt over the medium term. Net loan debt is expected to reach R4.15 trillion, or 67.8 per cent of GDP, by 2022/23. •Contingent liabilities are expected to increase from R979.9 billion in 2019/20 to R1.16 trillion by 2022/23. •The risk to South Africa’s credit ratings became more pronounced in 2019. Only Moody’s and Ratings and Investment Information (R&I) rate the country’s debt at investment grade.

2020 BUDGET REVIEW

in 2019/20 to R4.15 trillion (67.8 per cent of GDP) in 2022/23. Contingent liabilities – mainly guarantees to state-owned companies – are projected to reach R979.9 billion on 31 March 2020.

Prudent debt management strategies allow government to finance higher borrowing requirements

Government's long record of prudent debt management has enabled the National Treasury to consistently match higher borrowing requirements without dramatically increasing the cost of debt. Nonetheless, prudent debt management cannot substitute for sustainable public finances, or for a growing economy. Debt is not expected to stabilise over the medium term. The risk to South Africa's remaining investment-grade credit ratings has become more pronounced. As discussed in Chapter 3, urgent interventions are required to stabilise the public finances.

Financing strategy

Government's financing strategy remains efficient and cost-effective, and minimises risk

Despite the challenging economic environment, government has continued to implement an efficient and cost-effective financing strategy. Global and domestic economic trends are considered when establishing the mix of funding instruments and maturities, as well as risk and debt management plans. The strategy prioritises funding liquidity – that is, the ability to make agreed-upon payments in a timely manner – while minimising refinancing and currency risk, without compromising the efficient functioning of the domestic bond market.

In 2020/21, the borrowing requirement will be R432.7 billion. To ensure a diversified debt portfolio that spreads risk, the requirement will be met from short- and long-term borrowing in the domestic market, and from foreign-currency loans. Short-term borrowing consists of Treasury bills with maturities of 12 months or less and bridging finance from the Corporation for Public Deposits. Long-term loans include fixed-rate, inflation-linked and retail savings bonds. Foreign-currency loans will be in the form of foreign bonds. Government is preparing to issue a domestic Islamic bond in 2020/21. In addition, government is considering borrowing from multilateral institutions to finance infrastructure projects, with the benefit of additional technical expertise.

Government's strategic portfolio risk benchmarks help to ensure that the debt structure is configured to minimise risk. The debt portfolio is expected to remain within the current benchmarks during 2020/21.

Table 7.1 Performance against strategic portfolio risk benchmarks

Description	Benchmark range or limit	2019/20 Estimates	2020/21
Treasury bills as % of domestic debt[1]	15	11.8	12.0
Long-term debt maturing in 5 years as % of bonds	25	11.3	14.6
Inflation-linked bonds as % of domestic debt	20-25	22.9	23.3
Foreign debt as % of total debt	15	10.1	9.5
Weighted term-to-maturity of fixed-rate bonds and Treasury bills (years)	10-14	12.8	11.8
Weighted term-to-maturity of inflation-linked bonds (years)	14-17	13.8	12.6
Other indicators (weighted average)			
Term-to-maturity of total debt (years)		13.0	11.8
Term-to-maturity of foreign debt (years)		13.1	11.5

1. Excludes borrowing from the Corporation for Public Deposits and retail savings bonds
Source: National Treasury

78

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

Risks to the financing strategy

The main risks to the financing strategy are:

Budget deficit, inflation and exchange-rate fluctuations, and credit rating downgrades are risks to financing strategy

- A widening budget deficit. If GDP growth contracts or spending increases – for example, through additional support to state-owned companies – debt and borrowing costs would increase.
- Inflation and exchange-rate risks. Unanticipated increases in inflation or depreciation in the rand exchange rate would increase the cost of outstanding inflation-linked or foreign-currency debt.
- Sovereign credit ratings. Further downgrades of South Africa's credit ratings could lead to higher costs of borrowing.

Sovereign credit ratings and the borrowing requirement

South Africa's credit ratings from Moody's, Standard & Poor's and Fitch carry a negative outlook. Moody's and R&I maintain an investment-grade rating. A downgrade by Moody's would trigger exclusion from indices such as the FTSE World Government Bond Index, and would prevent some institutions from holding the country's debt. Such an event could lead to short-term volatility in financial markets, including an increase in borrowing costs and exchange-rate depreciation. Given the country's highly developed and liquid financial markets, however, it would be unlikely to affect government's ability to finance its medium-term borrowing requirements.

Figure 7.1 illustrates the sensitivity of debt and debt-service costs to changes in selected macroeconomic variables, such as interest, inflation and exchange rates. A further deterioration in sovereign credit ratings, for example, would result in adverse movements in exchange and interest rates, resulting in higher debt and borrowing costs.

Figure 7.1 Sensitivity of debt and debt-service costs*



Change in debt-service costs
Change in gross loan debt
1 percentage point change in headline inflation
0.2
6
R1 change in the rand/US dollar exchange rate
2
24
1 percentage point change in short- and long-term interest rates
6.6
18
0
10
20
R billion

**Assuming all other variables remain unchanged*
Source: National Treasury

Rating agencies are concerned about the country's low economic growth, rising fiscal deficit, growing debt and high contingent liabilities. Nonetheless, South Africa is supported by strong core institutions such as the judiciary and Reserve Bank, deep domestic financial markets and a well-capitalised financial sector.

Borrowing performance and projections

Borrowing requirement set to reach R497.5 billion in 2022/23 as result of higher budget deficit, redemptions

In 2019/20, the budget deficit increased by R82.3 billion relative to projections in the 2019 Budget, partially offset by lower domestic bond redemptions of R11.1 billion. As a result, the gross borrowing requirement rose from a projected R335.3 billion to R407.3 billion for 2019/20, or from 6.2 to 7.9 per cent of GDP. Over the medium term, the gross borrowing requirement will increase from R407.3 billion to R497.5 billion as a result

79

2020 BUDGET REVIEW

of higher budget deficits and loan redemptions. Over the next three years, R266.4 billion of debt is scheduled for redemption, of which domestic debt accounts for 88.1 per cent. The high redemption levels will be addressed by exchanging shorter- for longer-dated bonds and using cash balances.

Managing refinancing risk through the bond switch programme

The bond switch programme has succeeded in managing government's refinancing risk – the risk that the state will not be able to raise money to repay debt at a scheduled point, or that it will have to do so at higher cost. The programme exchanges short- for longer-dated debt. Since 2015, R247 billion has been switched out of shorter-term bonds.

The programme will be enhanced in 2020/21. The revised structure will increase transparency, in line with other government funding instruments, and reduce speculation about the timing and size of switch auctions. A calendar for switch auctions that use Dutch auction pricing – where bonds are allotted at a single price – will be introduced. To further manage bond market volatility, a maximum amount will be set for each switch auction. A detailed description of the enhanced programme will be published on the National Treasury's investor relations portal.

Figure 7.2 Debt maturity profile


R billion
200
180
160
140
120
100
80
60
40
20
0
Domestic
Foreign
50
20
12
52
4
59
15
123
23
115
88
33
86
31
86
17
171
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27
2027/28

Source: National Treasury

Table 7.2 shows how the gross borrowing requirement will be financed over the next three years. As a percentage of GDP, the borrowing requirement reaches 8 per cent in 2020/21, increasing to 8.1 per cent in the outer year.

80

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

Table 7.2 Financing of national government gross borrowing requirement[1]

	2018/19	2019/20		2020/21	2021/22	2022/23
R million	**Outcome**	**Budget**	**Revised**	**Medium-term estimates**		
Main budget balance	**-231 342**	**-255 243**	**-337 508**	**-367 999**	**-366 374**	**-359 348**
Redemptions	**-15 570**	**-80 088**	**-69 743**	**-64 699**	**-63 531**	**-138 137**
Domestic long-term loans	-13 529	-30 596	-19 535	-52 465	-59 239	-122 937
Foreign loans	-2 041	-49 492	-50 208	-12 234	-4 292	-15 200
Total	**-246 912**	**-335 331**	**-407 251**	**-432 698**	**-429 905**	**-497 485**
Financing						
Domestic short-term loans	**14 061**	**25 000**	**36 000**	**48 000**	**48 000**	**55 000**
Treasury bills (net)	14 039	15 000	26 000	48 000	48 000	55 000
Corporation for Public Deposits	22	10 000	10 000	–	–	–
Domestic long-term loans	**183 003**	**216 000**	**298 900**	**337 700**	**337 400**	**385 800**
Market loans	183 503	216 000	299 189	337 700	337 400	385 800
Loans issued for switches	-500	–	-289	–	–	–
Foreign loans	**25 258**	**28 520**	**76 052**	**29 260**	**44 790**	**53 200**
Market loans	25 258	28 520	76 052	29 260	44 790	53 200
Loans issued for switches	–	–	–	–	–	–
Change in cash and other balances[2]	**24 590**	**65 811**	**-3 701**	**17 738**	**-285**	**3 485**
Cash balances	-2 274	71 644	-724	12 596	-5 321	-1 647
Other balances[3]	26 864	-5 833	-2 977	5 142	5 036	5 132
Total	**246 912**	**335 331**	**407 251**	**432 698**	**429 905**	**497 485**
Percentage of GDP	*5.0%*	*6.2%*	*7.9%*	*8.0%*	*7.5%*	*8.1%*

1. A longer time series is presented in Table 1 of the statistical annexure at the back of the Budget Review
2. A positive value indicates that cash is used to finance part of the borrowing requirement
3. Differences between funds requested and actual cash flows of national departments
Source: National Treasury

Domestic short-term borrowing

Treasury bill issuance will amount to 12.4 per cent of total domestic borrowing over medium term

Short-term loans are made up of a highly liquid Corporation for Public Deposits borrowing facility and Treasury bills. During 2019/20, government issued an additional R11 billion in Treasury bills (relative to 2019 Budget projections) to partly finance the higher gross borrowing requirement. Loans from the Corporation for Public Deposits increased from R17.3 billion to R27.3 billion. Over the medium term, Treasury bill issuance will amount to 12.4 per cent of total domestic borrowing.

In 2020/21, net Treasury bill issuance will amount to R48 billion, while borrowing from the Corporation for Public Deposits will remain unchanged at R27.3 billion.

Table 7.3 Domestic short-term borrowing

	2019/20			2020/21		2019/20	2020/21
R million	**Opening balance**	**Net change**	**Closing balance**	**Net change**	**Closing balance**	**Weekly auction estimates**	
Corporation for Public Deposits	**17 278**	**10 000**	**27 278**	**–**	**27 278**		
Treasury bills	**307 360**	**26 000**	**333 360**	**48 000**	**381 360**	**7 930**	**10 375**
91-days	17 000	-4 729	12 271	3 329	15 600	1 000	1 200
182-days	59 818	-2 604	57 214	11 556	68 770	2 055	2 645
273-days	98 504	9 840	108 344	16 066	124 410	2 370	3 190
364-days	132 038	23 493	155 531	17 049	172 580	2 505	3 340
Total	**324 638**	**36 000**	**360 638**	**48 000**	**408 638**		

Source: National Treasury

81

2020 BUDGET REVIEW Domestic long-term borrowing Domestic long-term borrowing consists of fixed-rate, inflation-linked and retail savings bonds. Between April 2019 and January 2020, government raised R250.6 billion by issuing domestic long-term debt. Fixed-rate bonds accounted for 82.6 per cent of bond issuances, with inflation-linked instruments making up the remainder. Fixed-rate bonds were issued across a range of maturities. About half were issued for between four and 15 years, as the bond exchange programme created space to issue more bonds in the short-to-medium term. In 2019/20, interest rates on long-term bonds increased compared with the previous year. Government was able to issue more bonds in the short-to-medium term, lowering its average borrowing costs. For instance, in 2018/19, fixed-rate bonds were funded at an average interest rate of 9.3 per cent, while in 2019/20, they were funded at an average interest rate of 9.1 per cent. Over the medium term, domestic long-term borrowing will increase from R298.9 billion in 2019/20 to R385.8 billion in 2022/23. Average cost of borrowing of 9.1 per cent for fixed-rate bonds Non-resident holdings As a category, international investors remain the largest holders of domestic government bonds, with 37.1 per cent of the portfolio. Moreover, foreign holdings increased by R95 billion in 2019, relative to an increase of R8 billion in 2018, showing global investors remain positive about South African assets despite concern about sovereign credit risk. Foreign holdings of government bonds increased by R95 billion in 2019 International borrowing Government’s foreign-currency bonds – mainly denominated in dollars and euros – are issued to meet foreign-currency commitments. In 2019/20, favourable pricing and continued investor interest allowed government to raise US$5 billion in 10-year and 30-year bonds, compared with the US$4 billion required for the year. Over the medium term, an additional US$8.5 billion will be raised in global capital markets. 82 R billion Dec 2014 Dec 2015 Dec 2016 Dec 2017 Dec 2018 Dec 2019 Figure 7.3 Ownership of domestic bondsFigure 7.4 Domestic bonds held by foreign investors 800 700 600 500 400 300 200 100 0 Source: Share Transactions Totally Electronic 808 705 713 558 449 451

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

Table 7.4 Foreign-currency commitments and financing

	2018/19	2019/20	2020/21	2021/22	2022/23
US$ million	**Outcome**	**Estimate**	**Medium-term estimates**		
Opening balance	**8 942**	**8 722**	**8 285**	**7 142**	**7 325**
Commitments	**-2 479**	**-5 717**	**-3 382**	**-3 051**	**-3 620**
Redemptions	-154	-3 456	-836	-287	-1 000
Interest	-1 025	-1 147	-1 296	-1 454	-1 600
Departments	-1 300	-1 114	-1 250	-1 310	-1 020
Financing	**2 259**	**5 280**	**2 239**	**3 234**	**3 730**
Loans	2 000	5 000	2 000	3 000	3 500
Purchases	–	–	–	–	–
Interest	259	280	239	234	230
Closing balance	**8 722**	**8 285**	**7 142**	**7 325**	**7 435**

Source: National Treasury

Cash balances

Government's total cash holdings consist of deposits held at the commercial banks and the Reserve Bank. At the end of 2019/20, these balances stood at R238.8 billion. About 74.2 per cent, or R177.2 billion, of these holdings constitutes official foreign exchange reserve deposits made with the central bank, which is available as bridging finance. Over the medium term, foreign-currency deposits will remain slightly below US$7.5 billion, in line with government's commitment to the Reserve Bank.

Government's total cash balances stand at R238.8 billion

Table 7.5 Change in cash balances

	2018/19	2019/20		2020/21	2021/22	2022/23
R million	**Outcome**	**Budget**	**Revised**	**Medium-term estimates**		
Rand currency						
Opening balance	**123 241**	**138 657**	**120 575**	**117 157**	**117 157**	**117 157**
Closing balance	**120 575**	**117 157**	**117 157**	**117 157**	**117 157**	**117 157**
of which:						
Tax and loan accounts	*63 418*	*50 000*	*50 000*	*50 000*	*50 000*	*50 000*
Change in rand cash balance[1] (opening less closing balance)	**2 666**	**21 500**	**3 418**	–	–	–
Foreign currency[2]						
Opening balance	**112 546**	**144 628**	**117 486**	**121 628**	**109 032**	**114 353**
Closing balance	**117 486**	**94 484**	**121 628**	**109 032**	**114 353**	**116 000**
US$ equivalent	*8 722*	*6 786*	*8 285*	*7 142*	*7 325*	*7 435*
Change in foreign currency cash balance[1] (opening less closing balance)	**-4 940**	**50 144**	**-4 142**	**12 596**	**-5 321**	**-1 647**
Total change in cash balances[1]	**-2 274**	**71 644**	**-724**	**12 596**	**-5 321**	**-1 647**
Total closing cash balance	**238 061**	**211 641**	**238 785**	**226 189**	**231 510**	**233 157**
of which:						
Operational cash[3]	*79 878*	*40 059*	*61 537*	*44 551*	*47 284*	*49 002*
Official reserves[4]	*158 183*	*171 582*	*177 248*	*181 638*	*184 226*	*184 155*

1. A positive value indicates that cash is used to finance part of borrowing requirement
2. Rand values at which foreign currency was purchased or borrowed
3. Deposits in rands and US dollars to meet government's commitments
4. Deposits in rands and US dollars made with Reserve Bank to increase official foreign exchange reserves
Source: National Treasury

83

2020 BUDGET REVIEW

Government debt and debt-service costs

National government debt

Table 7.6 summarises the distribution and stock of national government debt.

Table 7.6 Total national government debt[1]

End of period	2018/19	2019/20	2020/21	2021/22	2022/23
R billion	Outcome	Estimate	Medium-term estimates		
Domestic loans[2]	**2 497**	**2 859**	**3 228**	**3 597**	**3 957**
Short-term	325	361	409	457	512
Long-term	2 173	2 498	2 819	3 140	3 445
Fixed-rate	*1 605*	*1 851*	*2 075*	*2 350*	*2 542*
Inflation-linked	*568*	*647*	*744*	*790*	*903*
Foreign loans[2]	**291**	**317**	**334**	**382**	**427**
Gross loan debt	**2 788**	**3 176**	**3 562**	**3 979**	**4 384**
Less: National Revenue Fund bank balances[2]	-243	-238	-222	-227	-230
Net loan debt	**2 545**	**2 938**	**3 340**	**3 752**	**4 154**
As percentage of GDP:					
Gross loan debt	*56.7*	*61.6*	*65.6*	*69.1*	*71.6*
Net loan debt	*51.7*	*57.0*	*61.5*	*65.1*	*67.8*

1. A longer time series is given in Table 10 of the statistical annexure at the back of the Budget Review
2. Estimates include revaluation based on National Treasury's projections of inflation and exchange rates
Source: National Treasury

Debt is not expected to stabilise over the medium term

Debt is not expected to stabilise over the medium term. Gross loan debt is expected to increase to R4.38 trillion, or 71.6 per cent of GDP, by 2022/23, with net debt reaching 67.8 per cent of GDP over the same period.

Government debt levels are affected by changes in inflation and exchange rates. For example, rand appreciation decreases the value of outstanding foreign debt. Foreign-currency-denominated debt will average R381 billion, or 9.6 per cent, of gross debt over the medium term. Government's foreign-currency exposure is partly offset by foreign-currency investments, which in 2019/20 amount to US$8.3 billion.

In 2019/20, the stock of debt increased by R388 billion. The main budget deficit accounted for 87 per cent of this increase, while interest and inflation rate changes explain much of the rest.

Table 7.7 Analysis of annual increase in gross loan debt

	2018/19	2019/20	2020/21	2021/22	2022/23
R million	Outcome	Estimate	Medium-term estimates		
Budget deficit	231 342	337 508	367 999	366 374	359 348
Discount on loan transactions	18 165	22 473	5 946	8 170	6 443
Revaluation of inflation-linked bonds[1]	23 440	24 531	28 677	34 427	36 248
Revaluation of foreign-currency debt[1]	50 225	-450	715	7 183	6 930
Change in cash and other balances[2]	-24 590	3 701	-17 738	285	-3 485
Total	**298 582**	**387 763**	**385 600**	**416 439**	**405 484**

1. Revaluation based on National Treasury projections of inflation and exchange rates
2. A negative value indicates that cash is used to finance part of the borrowing requirement
Source: National Treasury

84

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

National government debt-service costs

Government debt-service costs are determined by debt stock, new borrowing and macroeconomic variables such as interest, inflation and exchange rates. In 2019/20, debt-service costs were revised upwards by R2.8 billion due to the higher borrowing requirement. In addition, increased Treasury bill issuance and greater bridging finance increased short-term borrowing costs. As a share of GDP, debt-service costs are projected to average 4.5 per cent over the medium term.

Table 7.8 National government debt-service costs

	2018/19	2019/20		2020/21	2021/22	2022/23
R million	**Outcome**	**Budget**	**Revised**	**Medium-term estimates**		
Domestic loans	167 438	184 240	188 202	211 144	237 614	266 238
Short-term	29 601	25 345	28 039	25 441	28 260	31 255
Long-term	137 837	158 895	160 163	185 703	209 354	234 983
Foreign loans	14 411	17 968	16 803	18 126	20 868	23 907
Total	**181 849**	**202 208**	**205 005**	**229 270**	**258 482**	**290 145**
As percentage of:						
GDP	*3.7*	*3.7*	*4.0*	*4.2*	*4.5*	*4.7*
Expenditure	*12.1*	*12.2*	*12.2*	*13.0*	*14.0*	*15.0*
Revenue	*14.3*	*14.4*	*15.2*	*16.4*	*17.4*	*18.4*

Source: National Treasury

Contingent liabilities

Contingent liabilities are state obligations that will only result in expenditure if a specific event occurs. Government closely monitors the status of its contingent liabilities and other fiscal obligations. These include guarantees to state-owned companies, independent power producers, public-private partnerships and provisions for multilateral institutions.

The financial position of state-owned companies is discussed in Chapter 8. Details of contingent liabilities and other obligations are shown in Table 11 of the statistical annexure.

Government guarantees and other liabilities

Government is committed to reducing guarantees as part of its efforts to maintain prudent levels of debt and contingent liabilities.

Guarantees to state-owned companies

Guidelines issued to improve guarantee reporting

In 2019/20, government issued guarantee reporting guidelines for national departments and state-owned companies. The guidelines state that exposure from a guarantee consists of the sum of the outstanding value of a loan, accrued interest and adjustments to inflation-linked bonds as a result of changes in the inflation rate. The approved guarantee amount, however, reflects only the capital value of the loan. As a result, the exposure amount may exceed the approved guarantee amount.

The total amount for approved guarantees is expected to decrease by R3.3 billion to R484.4 billion by the end of March 2020, with associated exposure estimated to increase by R17.2 billion to R385.3 billion. Eskom constitutes the largest exposure, at 77.2 per cent of guarantees.

85

2020 BUDGET REVIEW

Table 7.9 Government guarantee exposure[1]

R billion	2017/18		2018/19		2019/20	
	Guarantee	Exposure[2]	Guarantee	Exposure[2]	Guarantee	Exposure[2]
Public institutions	**469.8**	**327.3**	**487.7**	**368.1**	**484.4**	**385.3**
of which:						
Eskom	*350.0*	*250.6*	*350.0*	*285.6*	*350.0*	*297.4*
SANRAL[3]	*38.9*	*30.4*	*38.9*	*39.5*	*37.9*	*39.9*
Trans-Caledon Tunnel Authority	*25.7*	*18.9*	*43.0*	*14.3*	*43.0*	*13.5*
South African Airways	*19.1*	*11.1*	*19.1*	*15.3*	*19.1*	*17.3*
Land and Agricultural Bank of South Africa	*9.6*	*3.8*	*9.6*	*1.0*	*9.6*	*0.9*
Development Bank of Southern Africa	*12.2*	*4.1*	*11.4*	*4.3*	*10.0*	*4.6*
South African Post Office	*4.2*	*0.4*	*2.9*	–	–	–
Transnet	*3.5*	*3.8*	*3.5*	*3.8*	*3.5*	*3.8*
Denel	*2.4*	*2.4*	*3.4*	*3.4*	*6.9*	*6.9*
South African Express	*1.1*	*0.9*	*2.8*	*0.2*	*1.9*	*0.2*
Industrial Development Corporation	*0.4*	*0.1*	*0.5*	*0.1*	*0.5*	*0.1*
South African Reserve Bank	–	–	*0.3*	–	–	–
Independent power producers	**200.2**	**122.2**	**200.2**	**146.9**	**200.2**	**161.4**
Public-private partnerships[4]	**9.6**	**9.6**	**10.5**	**10.5**	**8.7**	**8.7**

1. A full list of guarantees is given in Table 11 of the statistical annexure in the Budget Review
2. Total amount of borrowing, adjustments to inflation-linked bonds as a result of inflation rate changes and accrued interest
3. The exposure in 2017/18 excludes adjustments to inflation-linked bonds as a result of inflation rate changes
4. These amounts only include national and provincial PPP agreements
Source: National Treasury

In 2019/20, there were four significant changes to the guarantee profile:

- Eskom used an additional R12 billion of its guarantee.
- Denel was granted guarantees of R3.5 billion.
- Government recapitalised the South African Post Office and South African Express to allow the airline to settle guaranteed debt.
- The Development Bank of Southern Africa and the South African National Roads Agency Limited repaid some of their guaranteed debt.

Other guarantees

Contingent liability risks for IPPs are very low

Contingent liability risks for independent power producers (IPPs) are very low. Government has committed to procure up to R200 billion in renewable energy from IPPs. The value of signed projects, which represents government's exposure, is expected to amount to R161.4 billion by March 2020. This exposure is expected to decrease to R141.9 billion in 2022/23.

Exposure to PPPs declined by R1.8 billion as a number of projects reached maturity

During 2019/20, government's exposure to public-private partnerships decreased by about R1.8 billion to R8.7 billion, as a number of projects reached maturity. Total exposure is expected to reach R7 billion in 2022/23.

86

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

Other contingent liabilities

Table 7.10 shows government's exposure to multilateral institutions and other implicit contingent liabilities. South Africa subscribes to shares in these institutions but does not pay the full amount. Government's commitments represent the unpaid portion of the share subscribed to in the unlikely event these institutions run into financial difficulty.

Table 7.10 Provision for multilateral institutions and other contingent liabilities

R billion	2017/18	2018/19	2019/20
Multilateral institutions	**211.5**	**260.7**	**280.0**
of which:			
New Development Bank	*33.2*	*57.9*	*76.0*
African Development Bank	*44.1*	*53.9*	*54.4*
International Monetary Fund	*76.4*	*85.9*	*86.2*
Other contingent liabilities	**277.4**	**326.2**	**424.6**
of which:			
Export Credit Insurance Corporation of South Africa	*18.2*	*20.5*	*18.2*
Post-retirement medical assistance	*69.9*	*69.9*	*69.9*
Road Accident Fund	*139.2*	*173.6*	*273.1*

Source: National Treasury

Net valuation profits and losses

Government's largest contingent asset is the Gold and Foreign Exchange Contingency Reserve Account. This account reflects profits and losses on gold and foreign exchange reserves, held by the Reserve Bank, to meet foreign exchange obligations and to maintain liquidity in the presence of external shocks. The balance on this account is split into transactions with cash flow and non-cash flow valuations. Due to the appreciation of the rand, unrealised gains are expected to amount to R278.1 billion by end-March 2020, a decrease of R7.6 billion compared with 2018/19. In 2019/20, government settled a realised loss of R131.7 million. Losses of R97.9 million are projected for 2020/21.

Conclusion

Debt management strategy has enabled government to finance borrowing, but debt trajectory is not sustainable

A prudent debt management strategy, alongside deep and liquid domestic capital markets, has enabled government to finance the higher borrowing requirement. The current debt trajectory is not sustainable, however, and will have to be addressed by reducing expenditure, improving the financial positions of state-owned companies and increasing revenue collection through higher economic growth.

87

2020 BUDGET REVIEW This page was left blank intentionally. 88

8 Financial position of public-sector institutions Overview Tfunds. Their mandates include building and operating infrastructure, his chapter discusses the financial position of state-owned Public-sector institutions need to be well governed, operationally sound and financially sustainable companies, development finance institutions and social security financing social and economic development, and augmenting the country’s social security system. To meet their objectives, these institutions need to be well governed, operationally sound and financially sustainable. The 2019 Budget Review outlined a set of urgent reforms for Eskom, acknowledging that it was the largest state-owned company in need of significant restructuring – but not the only one. Since then, there has been some progress. The Department of Public Enterprises has published a roadmap for Eskom’s reform, outlining the utility’s role as part of a 89 In brief •The financial performance of several large state-owned companies continued to deteriorate sharply over the past year, leading to an increasing drain on public resources. •The Public Finance Management Act (1999) requires major state-owned companies to generate sufficient financial resources from their operations to meet their obligations to employees, the public and debt holders. Few are meeting these requirements: liabilities are growing faster than assets, with a consequent decline in aggregate net asset value of 5.6 per cent in 2018/19. •The combined net asset value of the three large development finance institutions – the Development Bank of Southern Africa (DBSA), the Industrial Development Corporation (IDC) and the Land Bank – increased to R139.4 billion in 2018/19. •The social security funds will pay out R211 billion in benefits and collect R238 billion in contributions over the medium term. Large surpluses in the Unemployment Insurance Fund and the Compensation Fund, however, are more than offset by Road Accident Fund liabilities, which are expected to reach R605 billion by 2022/23. •In 2018/19, the Government Employees Pension Fund paid out R102.5 billion in benefits funded by investment income of R84.2 billion and contributions of R75.6 billion.

2020 BUDGET REVIEW

reformed electricity supply industry, and will report on progress at key milestones. South African Airways (SAA) has been placed in voluntary business rescue. The business rescue practitioners are expected to publish their plan within a matter of weeks.

Apart from Road Accident Fund, financial position of social security funds remains sound

With the exception of the Road Accident Fund, the financial positions of the social security funds are sound. They are able to meet their long-term obligations, as is the Government Employees Pension Fund. Over the past year, government has taken steps to strengthen governance and transparency at the Public Investment Corporation.

State-owned companies

Unlike their private counterparts, most state-owned companies hold developmental rather than profit-driven mandates. Nonetheless, these entities need to be financially self-sustaining. In recent years, a pattern of mismanagement and poor governance at major state-owned companies has led to operational failures, financial distress and increased demands for taxpayer support through the national budget. This problem is compounded by broad, sometimes unfunded mandates and, in some cases, outdated business models.

Average return on equity at state-owned companies has fallen sharply

The financial performance of state-owned companies continues to deteriorate. Liability growth has outpaced that of assets, with a consequent decline in net asset value, eroding the ability of these entities to meet their financial obligations and deliver on their mandates. Average return on equity, a measure of how effectively net assets are used to create value, fell sharply in 2018/19 – the most recent year for which data is available. This decline is largely the result of weak revenue growth, high compensation costs and rapidly growing debt-service costs.

Table 8.1 Combined balance sheets of state-owned companies[1]

R billion/per cent growth	2014/15	2015/16	2016/17[2]	2017/18[2]	2018/19
Total assets	1 037.5	1 178.6	1 224.3	1 263.2	1 269.0
	13.9%	*13.6%*	*3.9%*	*3.2%*	*0.5%*
Total liabilities	739.2	818.2	870.3	901.1	927.0
	16.2%	*10.7%*	*6.4%*	*3.5%*	*2.9%*
Net asset value	298.3	360.4	354.0	362.1	342.0
	8.6%	*20.8%*	*-1.8%*	*2.3%*	*-5.6%*
Return on equity (average)	*-2.5%*	*0.6%*	*0.7%*	*-0.8%*	*-8.2%*

1. State-owned companies listed in schedule 2 of the PFMA, excluding development finance institutions
2. Numbers may differ from earlier publications due to restatement or error
Source: National Treasury

As the scale of financial challenges in state-owned companies has become apparent, many have struggled to access capital markets. In combination with weak cash flows (Figure 8.1), this has reduced their capital spending, resulting in delayed delivery of much-needed social and economic infrastructure. It has also affected their ability to meet debt commitments. The Public Finance Management Act requires state-owned companies listed in schedule 2 to generate sufficient financial resources from their operations to meet obligations to employees, the public, creditors and debt holders. Increasingly, however, these entities rely on external funding, government-guaranteed debt and bailouts to sustain operations.

90

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS Figure 8.1 Negative cash flows at state-owned companies* *Companies listed in schedule 2 of the PFMA, excluding development finance institutions **Numbers may differ from earlier publications due to restatement or error Source: National Treasury Over the past 12 years, government has allocated R162 billion to the financially distressed state-owned companies shown in Table 8.2. These allocations generally provide short-term support, but cannot substitute for the far-reaching structural reforms needed to return them to operational and financial stability. Of the total allocations, Eskom accounts for 82 per cent. In 2019/20, government allocated R49 billion to Eskom and committed R112 billion in medium-term funding. Eskom accounts for 82 per cent of fiscal support to state-owned companies over past 12 years Table 8.2 Summary of recapitalisations and bailouts of state-owned companies Source: National Treasury 91 R billion EskomSouth AfricanDenelSouth African South African AirwaysExpressBroadcasting R billionCorporation Total 2008/0910.0––0.4– 2009/1030.01.5––– 2010/1120.0–––– 2011/12––––– 2012/130.7–0.4–– 2013/14––––– 2014/15––––– 2015/1623.0–––– 2016/17––––– 2017/18–10.0––– 2018/19–5.0–1.2– 2019/2049.05.51.80.33.2 10.4 31.5 20.0 – 1.1 – – 23.0 – 10.0 6.2 59.8 2008/09-2019/20 (history)132.722.02.21.93.2 162.0 2020/2156.010.30.60.2– 2021/2233.04.3––– 2022/2323.01.8––– 67.1 37.3 24.8 2020/21-2022/23 (MTEF)112.016.40.60.2– 129.2 Total244.738.42.82.13.2 291.2 100 50 0 -50 -100 -150 -200 Debt principal repayments Interest payments Capital expenditure Net cash from operations Net cash flow after interest, debt service and capital expenditure 85 89 80 67 64 -103 -98 -86 -79 -57 -51 -47 -43 -34 -49 -28 -69 -35 -38 -44 2014/152015/162016/17**2017/18**2018/19

2020 BUDGET REVIEW Debt obligations Figure 8.2 shows the long-term debt maturity profile for the seven largest borrowers. Total debt amounts to R759.9 billion, of which 62 per cent is guaranteed by government. Over the next three years, debt repayments total R178.1 billion, of which R103.5 billion is held by Eskom. Debt repayments over next three years total R178.1 billion, of which Eskom holds R103.5 billion Figure 8.2 Debt maturity profile of major state-owned companies* *Airports Company South Africa, Denel, Eskom, South African National Roads Agency Limited, SAA, Transnet and Trans-Caledon Tunnel Authority Source: National Treasury Rising interest costs reflect market doubts about state-owned companies’ ability to repay debt In recent years, the ability of state-owned companies to access funding and generate sufficient cash flows to repay maturing debt has declined. Rising interest costs reflect market doubts about their ability to repay debt. Increasingly, these entities require state guarantees to borrow. Furthermore, much of the debt that has been raised is in short-term instruments, and is used for refinancing and operations rather than capital investment. Figure 8.3 Borrowing costs for state-owned companies and development finance institutions, 2018/19 *Effective cost of debt for the 10 largest borrowers Source: National Treasury 92 R billion 2020/21 2021/22 2022/23 2023/24 2024/25 2025/26 2026/27 2027/28 2028/29 2029/30 2030/31 2031/32 2032/33 2033/34 2034/35 2035/36 2036/37 2037/38 2038/39 2039/40 2040/41 2041/42 2042/43 2043/44 Effective government borrowing cost Minimum* Maximum* Unguaranteed Guaranteed 7.7 13.5 0 4 8 12 16 Per cent 11.4 6.9 7. 6 6.9 Domestic capital repayments 60 50 40 30 20 10 0 Foreign capital repayments Government-guaranteed capital portion

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

Figure 8.3 shows the difference between borrowing costs for government and state-owned companies, indicating the level of risk that the market attaches to the latter. Government's average effective borrowing cost is 6.9 per cent. State-owned companies are paying substantially more to borrow – and the highest cost is for guaranteed debt. SAA's borrowing incurs nearly twice the interest rate of government.

State-owned companies borrow at higher rates than government

Table 8.3 shows that in 2018/19, as in the previous year, state-owned companies could only raise 75.4 per cent of planned borrowing. The decline in borrowing plans has reduced or delayed capital expenditure. In 2018/19, in contrast to previous years, about 70 per cent of state-owned companies' domestic borrowing was in long-term instruments. Nonetheless, this debt continued to be used for refinancing maturing debt.

Table 8.3 Borrowing requirement of selected state-owned companies[1]

	2017/18		2018/19		2019/20	2020/21	2021/22	2022/23[2]
R billion	Budget	Outcome	Budget	Outcome	Revised	Medium-term estimates		
Domestic loans (gross)	**70.1**	**54.4**	**61.8**	**46.1**	**46.6**	**51.2**	**32.3**	**27.1**
Short-term	17.9	29.4	20.1	13.9	13.2	14.2	10.6	7.0
Long-term	52.2	25.0	41.7	32.2	33.4	37.0	21.7	20.1
Foreign loans (gross)	**65.0**	**48.8**	**52.0**	**39.7**	**37.7**	**37.4**	**38.6**	**39.9**
Long-term	65.0	48.8	52.0	39.7	37.7	37.4	38.6	39.9
Total	**135.1**	**103.2**	**113.8**	**85.8**	**84.3**	**88.6**	**70.9**	**67.0**
Percentage of total:								
Domestic loans	*51.9%*	*52.7%*	*54.3%*	*53.7%*	*55.3%*	*57.8%*	*45.6%*	*40.4%*
Foreign loans	*48.1%*	*47.3%*	*45.7%*	*46.3%*	*44.7%*	*42.2%*	*54.4%*	*59.6%*

1. Airports Company South Africa, Eskom, SANRAL, SAA, Transnet and Trans-Caledon Tunnel Authority
2. ACSA and TCTA not included, as no forecast was provided
Source: National Treasury

Overall, these trends reflect the deteriorating financial state of major state-owned companies. Without effective structural reforms, this cycle of lower funding access and higher reliance on government is set to continue.

Eskom

Eskom relies on state support to operate. The utility reported a net profit of R1.3 billion at 30 September 2019, but it is not generating enough cash to cover debt and finance costs. This is partly a result of non-payment by municipalities and other consumers. Government is working with municipalities to strengthen governance and financial management. Eskom's immediate priority is to stabilise its operational and financial position, as discussed in Annexure C of the 2019 *Medium Term Budget Policy Statement*.

Eskom, which does not generate sufficient cash to cover debt and finance costs, is reliant on state support

Government has provided significant financial support to Eskom since 2008. This includes R105 billion in 2019/20 and 2020/21, which is conditional, to improve accountability and address inefficiencies. The conditions include reducing primary energy costs, containing other costs and making progress on restructuring. Eskom provides regular updates on these conditions, and government reviews its cash flows on a daily basis. Eskom has begun the process of separating its three operating activities – generation, transmission and distribution – each of which will soon have its own board and management structure.

93

2020 BUDGET REVIEW Transnet Transnet operates South Africa’s port, freight rail and pipeline infrastructure. The group’s net profit increased from R4.9 billion in 2017/18 to R6 billion in 2018/19, supported by fair-value adjustments on leased investment properties. Transnet, which borrows on the strength of its own balance sheet, raised R6.7 billion through commercial paper, bank loans and development finance institutions in 2018/19. It invested R14.7 billion to maintain rail and port capacity, and R3.2 billion to expand infrastructure and equipment. Rating agencies downgraded Transnet’s credit rating, citing increased liquidity risk as a result of loan covenants triggered by an audit qualification on the 2018/19 annual financial statements. Transnet borrows on the strength of its own balance sheet South African Airways SAA’s board placed the airline into voluntary business rescue in December 2019 as a result of its inability to meet financial obligations. Since 2008/09, SAA has incurred net losses of over R32 billion. Government has set aside R16.4 billion over the medium term for SAA to repay its guaranteed debt, and cover debt-service costs. Government anticipates that additional funding will be required to cover restructuring costs in line with the business rescue plan. R16.4 billion set aside over medium term for SAA to repay guaranteed debt and cover debt-service costs South African Express SA Express, illiquid and insolvent, is unable to settle either short-or long-term obligations as they become due. Cumulative losses amount to R1.2 billion over the past 10 years. The airline was recently placed under involuntary business rescue, which it intends to appeal. Government will need to assess its appetite for continued ownership of the carrier, given that it has a limited role in the local aviation market. Government needs to assess its appetite for continued ownership of SA Express Denel Denel, the state-owned military and aerospace equipment manufacturer, faces serious liquidity problems. In response, government provided Denel with R1.8 billion in 2019/20. State guarantees granted to the entity amount to R6.9 billion. Additional funding of R576 million is allocated for 2020/21. This support is allocated with conditions that emphasise the need for Denel to speedily implement its turnaround plan. The plan includes exploring private-sector participation, optimising its property and plant, and developing an appropriate funding model. It is critical for government to define Denel’s role in a modern defence industry. South African Broadcasting Corporation Government allocated R3.2 billion to the SABC in 2019/20, of which R2.1 billion has been transferred, to enable the broadcaster to pay its bills. The conditions included reviewing broadcasting sector policies to respond to advances in technology, costing the developmental mandate and evaluating opportunities for private-sector participation. The remaining R1.1 billion is expected to be transferred to the SABC by 31 March 2020. Denel’s role in a modern defence industry needs to be defined Government allocated R3.2 billion to SABC in 2019/20 to enable it to pay its bills 94

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

Development finance institutions

To support government in achieving inclusive growth and the objectives of the National Development Plan, development finance institutions require supportive governance structures, financial sustainability and developmental impact. They also require strong capacity.

The net asset value of the three largest development finance institutions – the DBSA, IDC and Land Bank – increased by 4.7 per cent in 2018/19 to R139.4 billion. The institutions transitioned to the International Financial Reporting Standard 9 during the period, which resulted in higher impairments, causing a slight decrease in net loan books.

Combined net asset value of DBSA, IDC and Land Bank increased by 4.7 per cent in 2018/19

Table 8.4 Financial position of selected development finance institutions

R billion	2016/17	2017/18	2018/19
IDC			
Total assets	**129.8**	**137.0**	**144.6**
Loan book	26.7	30.7	25.9
Equity and other investments	103.1	106.3	118.7
Total liabilities	**41.5**	**44.9**	**49.3**
Net asset value	**88.3**	**92.1**	**95.3**
DBSA			
Total assets	**83.7**	**89.2**	**89.5**
Loan book	76.6	75.0	75.8
Equity and other investments	7.1	14.2	13.7
Total liabilities	**51.6**	**54.9**	**52.3**
Net asset value	**32.1**	**34.3**	**37.2**
Land Bank			
Total assets	**45.4**	**49.5**	**52.4**
Loan book	41.0	43.4	44.5
Equity and other investments	4.4	6.1	7.9
Total liabilities	**39.0**	**42.8**	**45.5**
Net asset value	**6.4**	**6.7**	**6.9**

Source: National Treasury

Land Bank

The Land Bank supports development and transformation of the agricultural sector. In 2018/19, it disbursed R5.1 billion of developmental and transformational loans, significantly up from R1.6 billion in 2017/18. The bank is refocusing on the development of smallholder farmers and aims to adopt financially and economically sustainable practices. During 2018/19, the Land Bank used R377.4 million of the R400 million joint Land Bank/IDC drought relief fund to provide low-interest loans to affected areas. In addition, it agreed with the Jobs Fund to provide concessional credit and support to small- and medium-scale emerging farmers.

Industrial Development Corporation

The IDC finances industrial development across Africa. Over the medium term, it will focus on financing and facilitating the adoption of emerging technologies and creating new industries. In 2018/19, the IDC approved funds totalling R13.1 billion, compared with R16.7 billion in 2017/18, and disbursed funds of R11.8 billion, compared with R15.4 billion in 2017/18. The corporation's profits decreased by 78 per cent from R3.2 billion in

IDC approved R13.1 billion in financing in 2018/19, down from R16.7 billion a year earlier

95

2020 BUDGET REVIEW

2017/18 to R720 million in 2018/19, mainly due to higher once-off capital gains recorded in 2017/18.

In 2015/16, the IDC set a five-year target to approve R23 billion for black industrialists; by 2018/19, it had approved R21.4 billion for such projects. This programme is expected to create about 22 600 jobs.

Development Bank of Southern Africa

DBSA's developmental loan book rose marginally to R75.8 billion

The DBSA finances infrastructure projects in water, sanitation, communication, energy and school infrastructure across southern Africa. It also assists with project preparation and implementation. The DBSA's profit increased from R2.3 billion in 2017/18 to R3.1 billion in 2018/19, mainly due to interest income, and gains from foreign exchange and financial instruments. During the year, its developmental loan book rose marginally from R75 billion to R75.8 billion.

Development finance borrowing requirement

Development finance borrowing rose significantly in 2018/19, largely as result of Land Bank lending

In 2018/19, the three development finance institutions borrowed R56.3 billion, significantly more than the budgeted R45.4 billion. The difference is attributable to a steep increase in borrowing by the Land Bank, which was used to support its lending activities. The Land Bank and the DBSA account for 82.4 per cent of development finance borrowing. Over the medium term, borrowing plans total R90.7 billion. In 2018/19, nearly 90 per cent of borrowing was in domestic debt.

Table 8.5 Borrowing requirement for development finance institutions[1]

	2017/18		2018/19		2019/20	2020/21	2021/22	2022/23[2]
R billion	Budget	Outcome	Budget	Outcome	Revised	Medium-term estimates		
Domestic loans (gross)	**51.1**	**54.0**	**36.2**	**50.6**	**39.8**	**26.8**	**31.1**	**6.0**
Short-term	36.2	39.0	23.9	23.1	20.3	20.9	20.8	1.0
Long-term	14.9	15.0	12.3	27.5	19.5	5.9	10.3	5.0
Foreign loans (gross)	**9.3**	**5.6**	**9.2**	**5.7**	**18.0**	**14.4**	**9.6**	**2.8**
Long-term	9.3	5.6	9.2	5.7	18.0	14.4	9.6	2.8
Total	**60.4**	**59.6**	**45.4**	**56.3**	**57.8**	**41.2**	**40.7**	**8.8**
Percentage of total:								
Domestic loans	*84.6%*	*90.6%*	*79.7%*	*89.9%*	*68.9%*	*65.0%*	*76.4%*	*68.2%*
Foreign loans	*15.4%*	*9.4%*	*20.3%*	*10.1%*	*31.1%*	*35.0%*	*23.6%*	*31.8%*

1. Land Bank, DBSA and IDC
2. Land Bank and DBSA not included, as no forecast was provided
Source: National Treasury

Social security funds

Social security funds, financed through levies and taxes, provide insurance for unemployed workers and those injured in road or workplace accidents. Over the medium term, these funds expect to collect R238 billion in contributions and pay R211 billion in benefits. The scale of Road Accident Fund (RAF) liabilities, however, means that the combined financial position of the social security funds is deeply negative.

Combined R3.3 billion cash deficit over medium term is a result of RAF liabilities

In 2018/19, the funds had a combined cash surplus of R6.8 billion. Over the medium term, however, the funds will have an average combined cash deficit of R3.3 billion, as benefits paid out by the Unemployment Insurance Fund (UIF) increase following legislative amendments.

96

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

Table 8.6 Financial position of social security funds

R billion	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
		Outcome		Estimate		Medium-term estimates	
Unemployment Insurance Fund							
Total assets	139.5	159.3	165.5	174.1	182.8	191.5	200.7
Total liabilities	6.4	13.4	21.2	22.3	23.4	24.5	25.7
Net asset value	133.1	145.9	144.3	151.8	159.4	167.0	175.0
Compensation Fund[1]							
Total assets	66.4	72.0	75.4	79.1	82.8	87.0	91.1
Total liabilities	18.5	38.5	47.8	49.8	51.8	54.2	56.6
Net asset value	47.9	33.5	27.6	29.3	31.0	32.8	34.5
Road Accident Fund							
Total assets	9.2	9.8	11.2	11.5	11.7	11.8	11.9
Total liabilities	189.2	216.1	273.3	341.1	413.1	500.4	604.9
Net asset value	-180.0	-206.3	-262.1	-329.6	-401.4	-488.6	-593.0

1. Compensation Commissioner for Occupational Diseases in Mines and Works
Source: National Treasury

Unemployment Insurance Fund

UIF maintains surplus, but higher benefits will see it run cash deficit over medium term

The UIF pays benefits to those who are out of work due to retrenchment, illness or maternity leave. Benefit payments are expected to grow from R11 billion in 2018/19 to R22 billion in 2022/23. Over this period, the fund will run an average surplus of R3.6 billion on an accrual basis and a cash deficit. The latter is the result of retrospective payments to claimants who were assessed and paid at a rate based on the old legislation, when they were meant to be paid based on higher rates in the amended act. The additional benefits are expected to cost R12.7 billion. The fund plans to finalise these claims by 2020/21. The UIF's net asset value is set to increase from R144.3 billion in 2018/19 to R175 billion in 2022/23.

Road Accident Fund

Figure 8.4 RAF liabilities


R billion
630
540
450
360
270
180
90
0
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

Source: National Treasury

Figure 8.5 RAF annual deficit


R billion
120
100
80
60
40
20
0
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

The RAF provides compensation for the loss of earnings, along with general damages, and medical and funeral costs to victims of road accidents. Claims against the fund are expected to increase from R96.4 billion in 2018/19 to R145.6 billion in 2022/23. The RAF's revenues are insufficient to meet its liabilities. Consequently, the accumulated deficit is forecast to increase from R262.1 billion in 2018/19 to R593 billion in 2022/23. Over the past 20 years, increases in the RAF levy have typically exceeded

97

2020 BUDGET REVIEW

inflation, yet the liabilities of the fund have grown at a faster pace. The RAF fuel levy increases by 9c/litre on 1 April 2020.

Compensation Fund

The Compensation Fund provides compensation for disability, illness and death resulting from occupational injuries and diseases. In 2018/19, the fund paid out R3.9 billion in benefits and ran a surplus of R1.7 billion. Over the medium term, the surplus is expected to average R2.5 billion due to higher returns on investments. This will increase the fund's net asset value.

Government Employees Pension Fund

In 2018/19, the GEPF provided retirement security to about 1.3 million employees and 460 000 beneficiaries. Active membership has declined slightly, reflecting government's efforts to stabilise headcounts, while the number of pensioners has remained relatively constant. The fund paid out benefits totalling R103 billion in 2018/19. Contributions received increased from R70.4 billion in 2017/18 to R75.6 billion in 2018/19, largely due to members' annual salary increases. The cash revenue that the fund received from its investments grew by 17 per cent in 2018/19 to R84.2 billion.

Table 8.7 Selected income and expenditure of GEPF

R billion	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
Revenue							
Employer contributions	30.8	33.5	36.1	38.6	42.1	45.3	48.7
Employee contributions	17.1	18.7	20.3	21.7	23.4	25.1	26.9
Investment income[1]	49.9	54.0	68.5	69.0	69.5	72.0	84.2
Expenditure							
Benefits paid	43.2	57.9	85.8	83.1	88.3	94.9	102.5

1. Dividends on listed equities, interest on bonds and money market instruments and income from unlisted properties and unlisted investments excludes adjustments for value of financial assets

Source: Government Pensions Administration Agency

The Public Investment Corporation invests the excess funds accumulated by the GEPF and the social security funds. At end-March 2019, it had R2.13 trillion in assets under management. A commission of inquiry was appointed to investigate allegations of impropriety in 2018. The commission has submitted its final report to the President. In the interim, the Minister of Finance has reconstituted the corporation's board.

Table 8.8 Breakdown of assets under management by PIC, 2018/19

R billion	Government Employees Pension Fund	Unemployment Insurance Fund	Compensation Fund[1]	Other	Total
Asset class					
Equity	1 032.4	40.0	16.2	–	1 088.7
Bonds	574.9	89.5	41.5	13.1	719.1
Money market	75.1	18.4	8.5	34.0	136.0
Property	95.4	4.8	0.1	1.4	101.6
Unlisted investments	70.9	13.6	1.9	–	86.4
Total	**1 848.7**	**166.3**	**68.2**	**48.5**	**2 131.7**

1. Includes the Compensation Pension Fund

Source: Public Investment Corporation and National Treasury

98

ANNEXURES Two annexures are available on the National Treasury website (www.treasury.gov.za): • Annexure W1: Explanatory memorandum to the division of revenue • Annexure W2: Structure of the government accounts 99

2020 BUDGET REVIEW 100

A Report of the Minister of Finance to Parliament Introduction This annexure fulfils the requirement of section 7(4) of the Money Bills Amendment Procedure and Related Matters Act (2009), which prescribes that the Minister of Finance submit a report to Parliament at the time of the budget explaining how the Division of Revenue Bill and the national budget give effect to, or the reasons for not taking into account, the recommendations contained in: • Budgetary review and recommendation reports submitted by committees of the National Assembly in terms of section 5 of the act. Reports on the fiscal framework proposed in the Medium Term Budget Policy Statement (MTBPS) submitted by the finance committees in terms of section 6 of the act. Reports on the proposed division of revenue and the conditional grant allocations to provinces and local governments set out in the MTBPS submitted by the appropriations committees in terms of section 6 of the act. • • Budgetary review and recommendation reports Section 5 of the act sets out the procedure that the National Assembly committees must follow when assessing the performance of each national department before the budget is introduced. This procedure provides for committees to prepare budgetary review and recommendation reports, which: • Must provide an assessment of the department’s service delivery performance given available resources. Must provide an assessment of the effectiveness and efficiency of the department’s use of available resources. May include recommendations on the future use of resources. • • 101

2020 BUDGET REVIEW This annexure provides responses to the portfolio committees’ recommendations where they relate to the National Treasury. A number of committees recommended making additional budget allocations available for certain programmes, sub-programmes or other budget items. Due to the constrained fiscal outlook, there is limited scope to do so. Departments, public entities and constitutional institutions are required to reprioritise existing funds for emerging priorities. Should the fiscal outlook improve, recommendations for additional funding may be considered in future budget processes. Portfolio Committee on Basic Education Together with relevant authorities, the department should fast-track the implementation of plans to allocate ring-fenced funds for learner transport. The committee made a similar recommendation in the 2019 Budget. The National Treasury is part of the task team on this issue. Funds can only be ring-fenced after government decides whether the function lies with the Department of Basic Education or the Department of Transport. Consideration should be made to increase the budget of Umalusi due to its expanded mandate. As noted at the beginning of this section, there is little scope to provide additional funding at this time. Portfolio Committee on Employment and Labour The committee recommends that the Minister of Finance take steps to ensure that the budget allocation of the Department of Employment and Labour is adjusted to accommodate its expanded mandate, thus enabling the capacitation of its inspectorate. The National Treasury recognises the Department of Employment and Labour’s contribution to creating jobs. The department has a budget allocation of R3.6 billion in 2020/21, R3.9 billion in 2021/22 and R4 billion in 2022/23. As noted at the beginning of this section, there is little scope to provide additional funding at this time. Portfolio Committee on Higher Education, Science and Technology The committee recommends that the Minister of Higher Education, Science and Technology and the Minister of Finance consider the following: The Ministry should expedite the process of filling the three Deputy Director-General positions in the Planning, Policy and Strategy; Technical and Vocational Education and Training (TVET); and Community Education and Training (CET) programmes as the process started in November 2017 for the Deputy Director-General of CET and June 2018 for both the Deputy Director-General of Planning, Policy and Strategy and TVET. The National Treasury has previously raised the issue of filling these posts with the department. The committee notes that notwithstanding the significant progress made by the department in securing additional funding to expand student accommodation in higher education, the private sector should be pursued to invest more resources towards the expansion of student housing in higher education. Since 2018, the Student Housing Infrastructure Programme has received additional funding through the Budget Facility on Infrastructure. The programme is estimated to cost R96 billion over the next 10 years 102

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT to build about 300 000 beds. Construction of residences is under way at Fort Hare and Nelson Mandela University, funded by government, development finance institutions and private finance. The Development Bank of Southern Africa, together with the Department of Higher Education and Training, is facilitating the programme. Moreover, the current public-private partnership (PPP) regulations are being reviewed to address the shortcomings of the current framework and increase the PPP pipeline. Most universities continue to establish partnerships and elicit sponsorships to fund infrastructure projects. The committee notes that notwithstanding the current fiscal constraints, the National Treasury should increase the baseline funding for the CET sector so that the mandate of the sector and its policy priorities can be realised. The Department of Higher Education and Training should investigate whether funds from its baseline can be redirected to this sector. In the 2019 Adjusted Estimates of National Expenditure, the department declared underspending of R129.6 million for compensation of employees due to vacant posts. The ability to spend additional allocations is relevant in determining whether to provide more funding. The committee recommends that the filling of vacant funded posts by the Quality Council for Trades and Occupations (QCTO) should be prioritised as a matter of urgency to improve the overall performance of the entity, which was at 59 per cent during the year under review. The National Treasury agrees with the recommendation. The QCTO has underspent on the compensation of employees budget by an average of R16.5 million over the past three financial years, indicating that it has funds to fill critical posts. The entity is in the process of filling the posts. The committee recommends that the QCTO expedite the process of purchasing its own premises given the high rental fee amounting to R8 million per annum. The National Treasury agrees with the committee’s recommendation that the QCTO should expedite the purchase of its own premises. It should be noted that R12 million from the reserve fund was approved and earmarked to procure the QCTO’s premises in 2018/19. The committee recommends that mechanisms to increase the budget allocation to the Department of Science and Innovation be explored and pursued by the Minister of Higher Education, Science and Technology. The committee will support all efforts to secure additional funding for the science and innovation portfolio. There is little scope to provide additional funding at this time. The National Treasury will continue to work closely with the Department of Science and Innovation on developing and strengthening existing mechanisms to better account for public-led research and development spending to support the policy priorities outlined in the 2019 White Paper, and the draft Science and Innovation Decadal Plan. Portfolio Committee on Health The National Treasury and the Department of Health should allocate part of the 2018/19 Medium Term Expenditure Framework (MTEF) health infrastructure allocations to gradually offset expenditure accruals that have arisen from unavoidable demands for which allocated budgets were depleted. The National Treasury should ensure that the framework for health infrastructure conditional grants accommodates flexibility during periods of protracted fiscal constraint so that provinces can be allowed to re-orientate their package of available capital allocations towards maintenance. Accruals incurred by provincial health departments have increased significantly in recent years, exceeding R13.3 billion as at 31 March 2019. Of this, R6.7 billion is older than 30 days. This partly reflects financial 103

2020 BUDGET REVIEW pressures in provinces, but it also reflects weak financial management. Provincial departments require a more systematic and sustainable way of addressing rising accruals. The National Treasury, together with the national Department of Health, has developed a Health Action Plan that includes developing accruals intervention strategies and aligning procurement and cash-flow plans. Infrastructure is partly funded through the provincial equitable share, which provinces use at their discretion. The conditional grant framework does not limit redirecting capital allocations to maintenance. Provinces will, however, need to resubmit annual implementation plans showing changes to the infrastructure project list for approval by the national Department of Health. When redirecting funds to maintenance, it is important to consider the stages and cash flows of currently funded projects to ensure there are funds for contractually committed infrastructure projects. The national Department of Health and the National Treasury should provide adequate funding to the Office of the Health Ombud in line with the recently approved structure for better reporting and functionality. The National Treasury will support reprioritisation requests from areas that will not negatively affect service delivery. Portfolio Committee on Women, Youth and Persons with Disabilities The Commission for Gender Equality’s funding model should be aligned with the rest of the Chapter 9 institutions, in particular the Public Protector, to enable it to optimally give effect to its mandate. The National Treasury has taken note of this recommendation. The commission’s funding model is similar to that of the Public Protector of South Africa: both are funded through transfer payments in the votes of the Department of Women, Youth and Persons with Disabilities and the Department of Justice and Constitutional Development, respectively. The Commission for Gender Equality should be provided with additional funds in order to retain existing staff and attract new staff. Specific emphasis should be placed on the funding of staff for legal clinics, public education and information, communication and legal support. To this end, provinces with the largest case load should be prioritised where offices require additional support. Departments, public entities and constitutional institutions are encouraged to reprioritise existing funds for emerging priorities. The National Treasury will continue to engage the Commission for Gender Equality as part of the budget process, specifically in relation to the issues highlighted by the committee. Portfolio Committee on Agriculture, Land Reform and Rural Development Agriculture has been highlighted by the President in his economic stimulus package, including the National Treasury’s discussion paper entitled “Economic Transformation, Inclusive Growth, and Competitiveness: Towards an Economic Strategy for South Africa”, as one of the sectors with massive job creation potential. However, the sector is constrained by challenges which include climate change in the form of frequent and prolonged droughts, floods and veld fires; disease outbreaks; technological advances; and international trade standards and regulations. To give effect to the department’s mandate and some of the proposals in the Treasury discussion document, including the plans to reprioritise funding towards investments in agriculture, a significant increase in the budget allocation to the Department of Agriculture, Land Reform and Rural Development for the medium term is proposed. The National Treasury agrees with the committee’s recommendation. Over the 2020 MTEF period, an allocation of R495.1 million has been reprioritised within the existing budget baseline to boost agriculture production; improve health and food safety programmes; develop capacity to respond to biosecurity 104

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT threats; revitalise laboratories; revitalise quarantine stations and strengthen inspection services at ports of entry; and strengthen animal and plant health, inspection and laboratory services. Over the medium term, a further R500 million will be allocated to the sector to fast-track the process of restoring land rights, supporting inclusive economic transformation as envisaged in the National Treasury’s discussion paper. Onderstepoort Biological Products (OBP) plays a vital role in the prevention and management of livestock diseases and, therefore, food and human safety. Notwithstanding the once-off allocation of R492 million that was made to OBP in 2012/13 for the refurbishment and modernisation of the vaccine manufacturing facility, and that over the years, the entity managed to raise additional funding to continue with the refurbishment project, which cost an estimated R1.2 billion, an additional funding allocation for operational activities is proposed from 2020/21 onwards. The funds will be used to establish a vaccine reserve to ensure that vaccines are available in sufficient quantities to address animal disease outbreaks (e.g. Anthrax, African Horse Sickness, Rift Valley Fever, Brucellosis, etc.), and to manufacture public good vaccines (orphan vaccines), which are unprofitable for OBP to produce but are of national importance in animal disease prevention and management. While the modernisation project is in progress, the aging infrastructure that does not meet good manufacturing practice standards is limiting OBP’s production efficiency and competitiveness. The National Treasury agrees with the committee’s recommendation. Over the medium term, the reprioritised allocation of R495.1 million to the Department of Agriculture, Land Reform and Rural Development for the Agricultural Production, Health, Food Safety, Natural Resources and Disaster Management Programme will indirectly reduce OBP’s burden of producing and distributing vaccines. The budget allocated to the department includes a component for preventing and managing animal and livestock disease. There is little scope for additional allocations. The department will have to collaborate with OBP to prevent and manage livestock diseases. The National Treasury will continue to engage with the department and OBP to ensure that funding is available. Portfolio Committee on Mineral Resources and Energy The National Treasury should restore MTEF funding of the Council for Geoscience in the short term, while securing R300 million baseline funding for the medium to long term in order to ensure that the entity is able to meet its mandate, which is long term in nature and scope, including the funding model that accommodates the National Key Point designation of the entity, in order to ensure compliance. The National Treasury agrees with the committee’s recommendation. Over the 2020 MTEF period, an additional allocation of R345.8 million has been reprioritised within the existing budget baselines for geological mapping to assess on-shore and off-shore mineral, agricultural, energy and groundwater resources to catalyse their exploration. Portfolio Committee on Small Business Development The committee should be updated on the Small Business Innovation Fund after commitments by the National Treasury have been formalised. The Department of Small Business Development has already begun to operationalise the fund through the Small Enterprise Agency. Over the 2020 MTEF period, the fund has been allocated R2.8 billion. 105

2020 BUDGET REVIEW Portfolio Committee on Tourism The committee recommends that the Minister of Finance work with the Department of Tourism to reprioritise budget for the Tourism vote in line with the committee’s new oversight approach with a focus on villages, townships and small towns. The National Treasury and the Department of Tourism will hold further discussions to realign budget and spending priorities over the medium term. The committee recommends that the Minister of Finance, notwithstanding the constrained national fiscus, consider the contribution of the tourism sector to the gross domestic product (GDP) of the country and the labour-intensive nature of the tourism sector and find innovative ways of increasing the budget appropriated for the Tourism vote. The National Treasury recognises tourism’s important contribution to GDP growth, but there is little scope to provide additional funding at this time. The National Treasury discussion paper, Economic Transformation, Inclusive Growth, and Competitiveness: Towards an Economic Strategy for South Africa, identifies the tourism sector as one of the labour-intensive sectors that could create jobs for semi-skilled and unskilled workers in the short to long term. The National Treasury supports the implementation of microeconomic reforms in the paper that could stimulate growth, investment and job creation in tourism. Portfolio Committee on Defence and Military Veterans The committee recommends that the National Treasury should not lower the Department of Defence’s baseline budget allocation in nominal terms over the MTEF period. This relates to all outlying years of the MTEF and specifically to 2021/22 where the budget is set to decrease from R52.5 billion in 2020/21 to R50.9 billion in 2021/22. The Department of Defence has an allocation of R52.4 billion in 2020/21, R50.8 billion in 2021/22 and R53 billion in 2022/23. In nominal terms, the 2020 MTEF allocations of the department are comparable to the 2019 MTEF allocations. The committee urges the National Treasury to provide additional funds specifically for the purpose of border safeguarding. The committee recommends that the number of sub-units be increased incrementally over the MTEF period with the aim of having 22 sub-units deployed for landward borderline duties by the end of the MTEF period. Additional funds should also include an allocation for the use of technology as a force multiplier for border safeguarding purposes. Border security remains a priority for government. The National Treasury has allocated an additional R225 million to the Department of Defence over the medium term to procure equipment and technology to support military units deployed to safeguard our borders. The committee urges immediate engagement between the Minister of Defence, the Minister of Finance and the Commander in Chief of the South African National Defence Force, to finalise a funding plan that will arrest the current decline of the military. This recommendation is derived from the dire financial and resource situation shared with the committee by especially the South African Army, the South African Air Force and the South African Navy during its recent oversight engagements. The finalised plan should be presented to the committee no later than the end of the first quarter of 2020/21. The National Treasury agrees that the funding challenges of the Department of Defence should be discussed. The department is arranging a meeting with the President, the Minister of Finance, the Minister of Public Service and Administration, and the Minister of Defence and Military Veterans to address the funding challenges. 106

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT The committee noted comments by the Department of Defence that savings to compensation of employees can be made through a process of force rejuvenation. The committee therefore recommends a joint approach to force rejuvenation that would see the Department of Defence develop and roll out a rejuvenation plan and the National Treasury provide funding for an exit mechanism to speed up rejuvenation. The National Treasury should, as soon as possible, release funds to facilitate an interim exit mechanism for the remainder of 2019/20. The Department of Defence should finalise rejuvenation plans for full implementation from 2020/21. The National Treasury agrees that the Department of Defence should develop a rejuvenation strategy. At a ministerial meeting, it was resolved that the department would develop and submit a rejuvenation strategy to the National Treasury by May 2019. The department has not yet submitted the strategy, but is engaging with the National Treasury on a draft. The Department of Defence has yet to implement early retirement without penalties, which was introduced in the 2019 Budget Review as one of the measures to reduce spending on compensation of employees. Portfolio Committee on Justice and Correctional Services In addition to recommending that zero budget reductions be applied in the case of the South African Human Rights Commission and the Public Protector of South Africa, the committee recommends that additional funding be provided to: • The National Prosecuting Authority to address the shortfall in its compensation of employees budget; fill critical post vacancies; create capacity in the asset forfeiture, specialised commercial crimes, and witness protection units; and resume its aspirant prosecutor programme. Legal Aid South Africa to prevent it from having to cut posts with adverse consequences for service delivery, and to ensure that it is able to maintain its civil work and assist in land claims matters. The South African Human Rights Commission to fulfil its coordinating role in respect of the National Preventative Mechanism established in terms of the Optional Protocol to the Convention Against Torture and Other Cruel, Inhumane or Degrading Treatment or Punishment. The Public Protector of South Africa to fill vacancies, employ professional services, and improve security. • • • The 2020 Budget provides additional funding of R1.2 billion to the National Prosecuting Authority to improve prosecutorial capacity, rejuvenate the aspirant prosecutor programme and operationalise the new Investigative Directorate. Over the medium term, Legal Aid South Africa will receive additional funding of R75 million for increased capacity. The National Treasury has not reduced the baselines of the South African Human Rights Commission or the Public Protector of South Africa over the medium term. Portfolio Committee on International Relations and Cooperation The committee recommends to the Minister of Finance that investigations be undertaken, and a report submitted, around the role played by the National Treasury in the procurement processes of the New York Pilot project. Consequence management should be undertaken where wrongdoing has been established. The National Treasury is assisting the Department of International Relations and Cooperation with its investigation into the New York Pilot project, which aims to develop a multi-use area of offices and residential accommodation for diplomats and foreign-service staff in New York. It has given the department information pertaining to the procurement of a building through the PPP process, and will continue to provide any assistance required for the department to complete its investigation. 107

2020 BUDGET REVIEW Portfolio Committee on Public Service and Administration The Minister in the Presidency for Planning, Monitoring and Evaluation and the Minister of Finance should urgently resolve the budget shortfall on compensation of employees and critical surveys at Statistics South Africa (Stats SA) so that crucial and quality statistics get generated to the country and government’s benefit; if an ideal resolution cannot be found, the Minister for Planning, Monitoring and Evaluation is requested to escalate the matter to the Presidency. The department has been allocated R154.4 million over the MTEF period to address funding shortfalls in employee compensation and R150 million in 2020/21 to conduct the Income and Expenditure Survey. There is little scope for additional funding. The National Treasury will continue to engage with Statistics South Africa to find solutions for the funding shortfall on compensation of employees, and has asked the department to present the following information to justify its budget programme structure: • Explain the structure of its provincial and regional offices, considering the staff complement and budget allocation of these offices as a proportion of the department’s total staff complement and budget. • Calculate how much the department will save by transitioning from paper-assisted personal interviewing to computer-assisted personal interviewing. The savings could be reprioritised or used to reskill staff for other critical areas in the department. Recommendations of the Standing Committee on Appropriations on the 2019 MTBPS The National Treasury and the Department of Employment and Labour should conduct a comprehensive study on the public-sector wage bill at all levels of government, including state-owned companies and municipalities, in order to determine the exact impact of aggregate wages in government. This assessment should also consider the wider implication of reducing the public service on tax revenue, unemployment, service delivery and skills leakages within the public sector. The National Treasury should report to the committee before the tabling of the 2020 MTBPS. The National Treasury welcomes the committee’s recommendation. The National Treasury and the Department of Public Service and Administration have undertaken an extensive review of remuneration trends in the public sector over the past decade. Some of this work is reflected in Annexure B of the 2019 MTBPS. This collaboration will be extended to include the Department of Employment and Labour and the increased scope recommended by the committee will be factored into future work. Findings will be reported in the 2020 MTBPS. The National Treasury, in consultation with relevant stakeholders, should develop more effective supply chain management and procurement mechanisms to ensure value for money is obtained, especially regarding the overpricing of goods and services. The National Treasury has finalised a revised supply chain management regulatory framework. Compliance monitoring has been strengthened to maximise value for money, eliminate waste and prevent abuse of the procurement system. Other steps to improve procurement capacity and service delivery include reducing fragmentation and strengthening the national procurement architecture; strengthening the tax clearance system to ensure that those who have defrauded the state cannot do business with it; and introducing measures to improve institutions’ ability to set up bid committee structures for the invitation, evaluation and adjudication of tenders. 108

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT To intensify compliance monitoring and expenditure containment, institutions are required to submit tender programmes to relevant treasuries. Demand-management procurement plans are scrutinised against the tender programmes. In addition to the focus on reducing the public-sector wage bill, the National Treasury should focus on other measures that will boost the performance of the South African economy. The National Treasury supports this recommendation. It has released a discussion paper, Economic Transformation, Inclusive Growth, and Competitiveness: Towards an Economic Strategy for South Africa. In it, government has outlined short-and medium-term reforms that can boost economic growth, many of which do not require significant state resources. Interventions to improve the quality of infrastructure planning, including the Budget Facility for Infrastructure, are beginning to show results. Government continues to work with the private sector through the Infrastructure Fund and other initiatives. Report of the Standing and Select Committees on Finance on the 2019 Revised Fiscal Framework The committee appreciates the global and domestic economic and political uncertainties and volatilities that make it difficult to accurately forecast GDP growth figures but recommends that the National Treasury draw in more independent expertise in its forecasting process to improve the credibility of the fiscal framework and better manage the economic and fiscal risks associated with its forecasts. The National Treasury uses various models to generate economic forecasts, including inflation, terms of trade, sector and business cycle models. They supplement the main macroeconomic forecast model, which is a large semi-structural econometric model similar to those used by the Reserve Bank and the Bureau for Economic Research. The assumptions that are used in the main model are sourced from global institutions or determined internally through a rigorous assumptions process. The model is regularly updated to capture changes in the South African and global economy. The Economic Policy division is engaging with the Bureau for Economic Research to assess and improve the model. Other models that are used for policy analysis and research are also maintained and updated. These are less appropriate for forecasting, but are still used to analyse trade-offs of policy and other shocks to the economy to better inform the forecast process. Since 2014, forecast errors from the National Treasury and market analysts have been decreasing. Independent studies show that National Treasury forecasts are on par with, or better than, market projections. It should also be noted that no institution has had consistently accurate forecasts over time.1 The Minister of Finance agreed that high debt now will burden future generations if it is not managed properly and the situation is unsustainable. We therefore require the National Treasury to report quarterly on the effectiveness of its debt management strategies, that would ensure that the level of debt stabilises over the medium term as the current situation is not sustainable. Rising fiscal deficits over the past decade have increased government’s borrowing requirements and debt-to-GDP ratio. Accordingly, the only way to lower the debt-to-GDP ratio is through consistently higher economic growth or lower spending. Government’s prudent debt management strategy enables it to manage the risks associated with elevated borrowing. Debt management is guided by strategic risk benchmarks for refinancing, interest, inflation and currency risks. 1 See for example: Bhoola, F., Rossouw, J. and Giannaros, M. 2018. Comparing Macroeconomic Forecasts for South Africa from 2001 to 2017: Do We Need Official Forecasts? Studies in Economics and Econometrics, 42(3): 35-69. 109

2020 BUDGET REVIEW The committee supports the new approach to project planning, budgeting, preparation and implementation and welcomes the progress of the Budget Facility for Infrastructure technical team. It believes that government needs to do much more to reduce corruption and wasteful and unnecessary expenditure and significantly improve the efficiency and quality of spending also in light of the Auditor-General’s announcement of continued increases in wasteful, fruitless and irregular expenditure, which stood at a total of R63.4 billion in 2018/19. Irregular expenditure increased from R52.7 billion in 2017/18 to R61.4 billion in 2018/19. The National Treasury should report progress made to the Committees on Appropriations in both the Houses of Parliament. Reducing corruption and wasteful, fruitless and irregular expenditure is the responsibility of every government department and entity, all of which have their own accounting officers. The National Treasury provides support to departments and entities in line with its mandate. Under the Public Finance Management Act (1999), the accounting officer and authorities of departments and public entities must: • Report irregular expenditure and fruitless and wasteful expenditure to the relevant treasury. • Take disciplinary steps against officials who make or permit irregular expenditure and fruitless and wasteful expenditure. In 2018, the National Treasury issued an irregular expenditure framework as an instruction, which was revised in May 2019. It sets out procedures for disciplining officials accused of financial misconduct and, where applicable, recovering funds and laying criminal charges. These disciplinary steps are required before such expenditure may be condoned. Amendments to the Public Audit Act (2004), which took effect on 1 April 2019, empower the Auditor-General to refer any suspected material irregularities for investigation. They also empower the Auditor-General to take appropriate remedial action and to issue a certificate of debt where an accounting officer or accounting authority has failed to comply with remedial action. The South African Revenue Service (SARS) needs to develop its policies and capacity to tax the digital economy more effectively and is required to report on this to the committee at the first quarterly briefing of 2020. The National Treasury agrees with the recommendation and will report as requested. Officials from both the National Treasury and SARS have been engaging with other countries to find global consensus on how to ensure that profit from digitised business models is taxed appropriately. The aim of the Organisation for Economic Co-operation and Development committee responsible for making recommendations in this area is to reach consensus on a new international tax architecture in 2020. South Africa is represented on the committee. SARS needs to work together with the relevant stakeholders to address the root causes of fiscal leakages emanating from, but not limited to, Road Accident Fund claims, medico legal claims and police litigations, particularly those resulting mainly from negligence. SARS will continue to engage with stakeholders on limiting the fiscal leakages cited by the committee. For example, SARS participates in an inter-agency working group with the Department of Trade and Industry and the National Treasury that focuses on tackling illicit trade, particularly in the clothing and textile industry. The committee notes with concern the direct impacts of incorrect economic growth forecasts on tax revenue collection by SARS. We are concerned that the revenue shortfall increases from a projected R14.5 billion in 2018/19 to R52.5 billion in 2019/20 and R84 billion in 2020/21 and that the scope for further tax increases has also narrowed. The National Treasury should support SARS more actively, 110

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT including financially and in rebuilding the organisation without interfering in its operational matters. SARS, the National Treasury and law enforcement agencies need to work far more effectively in processing cases against any staff members legitimately accused of financial misconduct and corruption. The final revenue shortfall for 2018/19 was R57.3 billion compared to 2018 Budget estimates, and based on the audited revenue outcomes for 2018/19. The significant downward revisions to the economic and revenue outlook since the 2019 Budget are mainly the result of weaker economic performance. Tax revenue collection estimates published in the Budget Review and MTBPS are projections, rather than targets. If assumptions are not realised or economic performance is different than projected, these revenue estimates are subsequently revised. In the 2019 MTBPS, the National Treasury proposed additional allocations of R1 billion over three years for SARS to rebuild capacity, improve operations, and implement critical projects and recommendations from the Nugent Commission. Investigations into financial misconduct and corruption are ongoing. The National Treasury and SARS presented a progress report to the Standing Committee on Finance about implementing the recommendations of the Commission of Inquiry into Tax Administration and Governance by SARS. The committee is concerned about a constantly increasing gross debt-to-GDP ratio, a projected increase from R3.2 trillion in 2019/20 reaching R4.5 trillion in 2022/23 (71 per cent by 2023) as this is likely to burden future generations if concerted efforts are not made to sustainably reduce it. The persistently widening budget deficit, expected to peak at 6.5 per cent in 2019/20, a level last experienced during the 2009 recession, is a cause for concern, since there does not appear to be a point of stabilisation over the medium term. The committee also notes that debt service costs have become the fastest-growing expenditure item, costing the national fiscus R203.7 billion per annum (13.7 per cent) in 2019/20 and are expected to reach almost R300 billion in 2022/23. These funds could be utilised for other competing economic and social needs. The committee recommends that the National Treasury do far more to incrementally reduce the debt-to-GDP ratio and report on progress on this at its quarterly briefings. In the 2019 MTBPS, government proposed achieving a main budget primary balance by 2022/23. Achieving the fiscal target requires making large additional adjustments to the fiscal framework exceeding R150 billion in total over the medium term. These adjustments would need to address growth in the public-service wage bill and include a sustainable plan for state-owned companies in order to reduce future transfers. Given the size of the required adjustment, additional tax measures were considered. These measures require making difficult decisions that will affect the economy and the distribution of public resources. The committee notes that the 2019 MTBPS budgeted contingency reserves amount to R18 billion over the medium term, or R6 billion each year. These amounts are not adequate and are likely to leave South Africa susceptible to external and internal shocks in an event of unforeseen circumstances such as imminent dangers of food insecurity and water scarcity, including through potential floods and drought. The committee urges the National Treasury to quantify and factor in these potential risks in the economic growth forecasts and the overall fiscal framework. The National Treasury assesses fiscal risks to identify and plan for unexpected and uncertain events. This process informs the formulation of the fiscal framework and culminates in the publication of an annual fiscal risk statement. The contingency reserve is part of the expenditure ceiling and is determined within this overall limit. Its size depends on available resources and the level of uncertainty and is revised during the budget process. Analysis in the 2013 Budget Review showed that unforeseen and unavoidable expenditure adjustments, for which the contingency reserve was budgeted, averaged R4 billion per year over five years. This was much lower than the contingency reserve amounts, which were then lowered. In addition to the contingency reserve, there are disaster relief grants for local and provincial government. In the past, the combination of the contingency reserve, the disaster relief grants and other 111

2020 BUDGET REVIEW ring-fenced funds within infrastructure grants has proven sufficient to meet the costs associated with natural disasters. Recommendations of the Standing Committee on Appropriations on the Adjustments Appropriation Bill The Minister of Finance should ensure that the National Treasury carefully scrutinises government departments’ ability to spend allocated funds before submitting budget proposals to Parliament in order to prevent continued underspending on allocated funds as it has implications for government debt and the interest payments. Over the past 25 years the National Treasury has developed a rigorous budget process that imposes the highest level of scrutiny to ensure that departments have the ability to spend allocated funds. The Constitution mandates the National Treasury to manage public finances, and the Public Finance Management Act makes the National Treasury responsible for managing the budget preparation process. To support this, the National Treasury provides an overall fiscal framework based on the macroeconomic forecast. It also proposes the division of revenue between the three spheres of government and provides technical guidelines for budget submissions to ensure that they reflect the priorities set out by the President. These processes are subject to a lengthy period of consultation and modification throughout government, including the Ministers’ Committee on the Budget, before they are considered by Cabinet and ultimately Parliament. The National Treasury recognises that ultimate authority for the nation’s finances rests with Parliament, which debates and votes on the Budget in a range of public forums. The Money Bills Amendment Procedure and Related Matters Act also gives Parliament the opportunity to amend the Budget. The National Treasury conducts a wide range of stakeholder engagements, and encourages all South Africans to comment on the allocation of public funds. The Minister of Finance should, within 60 days after the adoption of this report by the House, submit to Parliament a report on all outstanding conditions attached to the bailouts of state-owned entities; while conditions for the 2020/21 Budget allocation to Eskom should be included in the primary legislation, to improve oversight and accountability. Eskom met conditions for the initial transfer of funds in December 2019 and continues to meet conditions for the remaining tranches of the Special Appropriation in 2019/20. Denel, South African Airways, South African Express and the South African Broadcasting Corporation have partially complied with the conditions attached for drawdowns in 2019/20 from the contingency reserve. These entities are being monitored to ensure compliance is achieved by the end of 2019/20. The National Treasury will separately provide a comprehensive analysis of the status of the conditions for all five entities to the committee. All departments that requested virements from compensation of employees to other economic classifications due to unfilled vacancies should, together with the National Treasury, and within 60 days after the adoption of this report by the House, provide a report detailing why budgeted vacancies were not filled on time, particularly the critical ones and those on the frontline service delivery points. The National Treasury will investigate the causes of these vacancies with the Department of Public Service and Administration, and provide a detailed report to Parliament within the 60 days. With regards to the R157 million declared unspent allocation for the Jobs Fund by the National Treasury, the committee recommends that the Minister of Finance should, within 60 days after the adoption of this report by the House, submit to Parliament a report on the reasons for this underspending and how it will be avoided in future. The National Treasury should also brief the committee on how the Jobs Fund is being administered in order to broaden its understanding. 112

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT The National Treasury has briefed the committee. As outlined in the report, the funds have already been committed to projects and have not been declared unspent. Approved projects are funded through the budget processes, with the Jobs Fund’s allocations being ring-fenced or earmarked. Projects are required to provide budgets over three years even though their expenditure is projected to go beyond the MTEF period. This usually results in benchmarking rather than bottom-up budgeting or rescheduling. External factors affecting projects include the following: • The Jobs Fund only releases grant funding when projects reach contracted milestones, and the weak economy has negatively affected these plans. Before the Jobs Fund releases grant funding, project partners are required to contribute funding. Where project funds have not been provided timeously, grant funding has been delayed. A significant portion of the Jobs Fund portfolio consists of projects in the agricultural sector. Severe drought has delayed planned activities such as planting, with consequences for the release of grant funding. • • These factors have resulted in revised project implementation plans and related annual budgets. The Jobs Fund requested that the R157 million be released at a later stage when funds are required by implementing projects in order to roll out project activities and achieve the planned job creation targets. The Jobs Fund will continue to implement prudent fiscal discipline. Although funds have been committed to projects, grant funding will not be released unless performance and matched funding targets have been met. Recommendations of the Standing Committee on Appropriations on the Division of Revenue Amendment Bill (2019) The Minister of Finance should ensure that the National Treasury gazettes the following corrections to the Conditional Grant Frameworks as well as the New Conditional Grant Frameworks as set out in annexures 2 and 3 of the bill, in accordance with section 16(4) of the Division of Revenue Act (2019): Corrections to Conditional Grant Frameworks: • • • • • • • • Ilima/Letsema grant framework School infrastructure backlogs grant National health insurance direct grant Human papillomavirus vaccine grant Human resources capacitation grant National health insurance indirect grant: Health facility revitalisation component Provincial roads maintenance grant Integrated urban development grant. The corrected frameworks have been gazetted together with the details of the revised allocations, which were provided through the Division of Revenue Amendment Act (2019). The Minister of Finance should ensure that there is a consequence management framework and that actions are taken against government institutions that continuously underspend on their appropriated budgets. The National Treasury agrees that there should be consequences for institutions that underspend or underperform. 113

2020 BUDGET REVIEW Provinces and municipalities that underspend face consequences set out in the Division of Revenue Act. In terms of sections 18 to 20, if a recipient is anticipated to underspend, further transfers can be withheld, stopped or reallocated to another institution. If transferred funds are not spent by the end of the financial year, and no rollover is approved, provinces and municipalities must transfer the remaining funds back to the National Revenue Fund, or the funds owed will be offset against future transfers. Additional discussion is provided in Chapter 6 of the Budget Review. Recommendations of the Select Committee on Appropriations on the Division of Revenue Amendment Bill (2019) The Minister of Finance must ensure that the National Treasury gazettes the corrections to the Conditional Grant Frameworks as well as the New Conditional Grant Frameworks as set out in annexures 2 and 3 of the bill, in accordance with section 16(4) of the Division of Revenue Act (2019) as soon as possible. The following are the affected grants: • • • • • • • • • • Ilima/Letsema grant School infrastructure backlogs grant National health insurance direct grant Human papillomavirus vaccine grant Human resources capacitation grant National health insurance indirect grant: Health facility revitalisation component Provincial roads maintenance grant Integrated urban development grant Municipal disaster recovery grant Municipal infrastructure grant. The corrected frameworks have been gazetted together with the details of the revised allocations, which were provided through the Division of Revenue Amendment Act. While the committee notes the technical issues behind the school infrastructure backlogs grant adjustment and adjustments to infrastructure grants as a whole, the committee recommends that all procedural and technical issues be swiftly and effectively dealt with to ensure that the financial support for the removal of these backlogs is given, and that government does everything in its power to ensure the speedy completion of these projects. The National Treasury agrees that all procedural and technical issues need to be dealt with swiftly and effectively and has engaged the Department of Basic Education on these issues. The National Treasury can also confirm that provinces that had their allocations reduced in the 2019 adjustment budget due to technical challenges have received their full allocation in the 2020 Budget. In order to prevent fiscal dumping and fruitless and wasteful expenditure, the Minister of Finance, together with the Ministers of Agriculture, Health and Basic Education and the affected provincial treasuries, should ensure that concrete steps are taken to build and demonstrate capacity to spend, including developing clear plans to monitor expenditure for proposed additional allocations. Further, the ministers need to ensure that the proposed additional allocations are effectively and efficiently spent according to the approved plans before the end of this financial year, and provide a progress report to the committee in the first quarter of the 2020/21 financial year. The proposed additional allocations include the following conditional grants: • The ring-fenced R60.7 million, which was shifted to the Eastern Cape Provincial Department of Transport for roads damaged by floods. • The new indirect component of the Ilima/Letsema grant, amounting to R45.3 million, to fund the National Food and Nutrition Survey. 114

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT • The human resources capacitation grant, amounting to R300 million, which is allocated to cater for the shortage of funding towards the carry-through costs of filling vacancies in the health sector. The direct component of the national health insurance grant, which will allow provinces to make payments directly to contracted health professionals. Additional funding of R700 million to the school infrastructure backlogs grant, which was added to the 2019/20 allocation. The municipal disaster recovery grant amount of R133.2 million, earmarked for eThekwini Metropolitan Municipality and Ugu District Municipality. • • • The National Treasury agrees with this recommendation and will monitor the spending of all transferred funds and provide the progress report as requested. The Minister of Finance should ensure that the National Treasury timeously approves the roll-overs contained in the bill for all projects near completion for the receiving municipalities (for regional bulk infrastructure to be used for emergency Vaal River pollution remediation) and provinces (for medical equipment in Limpopo hospital), and provides a progress report to the committee in the first quarter of 2020/21. The roll-overs have been approved and the funds are available to be spent. The National Treasury will provide the progress report as requested. The committee appeals to the National Treasury, the Department of Cooperative Governance and Traditional Affairs and the South African Local Government Association (SALGA) to continue to support municipalities until the Eskom and water boards’ debt issues are resolved; and to ensure that the issues around provincial and national departments owing municipalities are also expeditiously addressed to bolster municipal finances. They must further ensure that municipalities create credible credit control measures, debt management policies and effective revenue collection strategies; and provide a progress report in this regard to the committee in the first quarter of 2020/21. The National Treasury agrees with this recommendation and continues to work with the Department of Cooperative Governance and SALGA to support municipalities. The revised municipal budgets, described in Chapter 6 of the Budget Review, take account of the need to make payments to Eskom and water boards. The smart meter pilot, also described in Chapter 6, could make revenue collection and payments more sustainable. The National Treasury will provide the progress report as requested. The committee requests that the National Treasury consider allocating a budget for the development of the Moloto Rail Corridor even if it is spread over a period of five years. The argument that a feasibility study found the project to be too expensive was not accepted by the committee, which argued that high cost of a project cannot be elevated above the lives of voters who had been promised a better service. The Minister of Finance agrees that the loss of life on this road, and all roads in the country, is unacceptable. Improving safety on this route is a priority and work is already under way to improve road capacity and safety through infrastructure upgrades. This will be complemented by improving the safety of government-subsidised buses operating along the Moloto Corridor and running road safety campaigns. The option of building a new railway line along the Moloto Corridor was explored in a feasibility study undertaken by the Department of Transport in 2015. The National Treasury’s evaluation of this study concluded that it did not justify investment in a new railway link through the Moloto Corridor route, but that it does provide good grounds for improvements to the road infrastructure and transport services along the route. These upgrades will be carried out by the South African National Roads Agency Limited (SANRAL). 115

2020 BUDGET REVIEW SANRAL is upgrading roads across five municipalities in three provinces to accommodate the large volumes of daily traffic along this route. SANRAL is allocated R4.2 billion to upgrade these roads between 2019/20 and 2022/23. The buses that operate along the Moloto Corridor are subsidised by the Gauteng Provincial Government, including through funds transferred to the province in the public transport operations grant. The grant rules provide for the possibility that the national Department of Transport could take over responsibility for managing the contract for this route. This would allow the national department to issue a new contract for the route to improve the service. The bus operator on this route has recently implemented additional safety measures, including providing advanced driving courses for bus drivers and introducing new buses with cameras and GPS systems. Human settlement and economic development options for this region also need to be considered. A large number of residents in this region commute long distances daily to work in Tshwane – a legacy of apartheid spatial development policies. The National Development Plan calls for reducing the commuting burden and developing in ways that account for the unique needs and potential of different urban and rural areas. Future economic development in the Moloto region could alter commuting patterns, as would the decision by some households to take advantage of new housing opportunities closer to their places of work. All of these options must be kept open. A bus transport system will be much more flexible than a rail-based system to meet future changes in commuting patterns. The Minister of Finance and the Minister of Transport should report progress to Parliament, within three months after the adoption of this report, on what has been done since the pronouncement by President Jacob Zuma – in September 2017 – that the Moloto Rail Development Corridor was a government priority and one of the infrastructure development initiatives. An update is provided in the response to the previous recommendation. Recommendations of the Select Committee on Appropriations on the proposed division of revenue and the conditional grant allocations to provincial and local spheres of government Given the current state of the country’s fiscus presented in the 2019 MTPBS, including proposed budget reductions at provincial and local governments levels, which are at the coalface of service delivery, the committee recommends that the National Treasury, together with the Department of Cooperative Governance and Traditional Affairs, alongside provincial treasuries and provincial cooperative governance departments, ensure that provinces and municipalities use all the available resources in line with the public financial management prescripts in a manner that reduces waste, eradicates opportunities for corruption, and promotes quality service delivery as envisaged in the National Development Plan. The Minister of Finance agrees with this recommendation and appreciates the call to action for all parts of government to redouble their efforts to ensure sound management of public funds. Given the levels of under-investment in infrastructure projects by larger urban municipalities, the committee recommends that the National Treasury and the Department of Cooperative Governance fast-track the following initiatives and provide a progress report to the committee in the first quarter of the 2020/21 financial year: • Table the Municipal Fiscal Powers and Functions Amendment Bill to standardise the regulation of development charges in order for municipalities to recover their capital costs of connecting new developments to infrastructure. 116

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT •Introduce the dedicated grant funding for large urban municipalities, whereby eligible municipalities will receive co-financing on a declining basis over three years. • Ensure that capacity-building and improvement of municipal systems allocations, such as the local government financial management grant and the municipal systems improvement grant, are effectively and efficiently utilised for their intended purposes. The National Treasury agrees with the recommendations and can report the following updates on each item: • The draft Municipal Fiscal Powers and Functions Amendment Bill was published for public comment in January 2020. Comments are invited until the end of March, after which they will be processed before the revised draft will go to Cabinet before being tabled in Parliament. The grant funding for project preparation recommended by the committee is being provided through the integrated city development grant, which forms part of the Division of Revenue Bill (2020). Grants like the financial management grant and the municipal systems improvement grant must be used for their intended purpose, as required by the Division of Revenue Act. The effectiveness of the capacity-building system for local government is also being reviewed by the National Treasury, with initial results likely to influence improvements to the system from 2021. • • While the committee understands the need to restructure certain conditional grants, it is of the view that grant restructuring, termination or merging must not affect service delivery objectives and proper assessment or analysis of grant performance ought to be conducted before any restructuring can happen. These include the following affected conditional grants: the human papillomavirus vaccination grant, which will be merged with the HIV, TB, malaria and community outreach grant; and the fact that from 2021/22, two new components, mental health and oncology, will be added to the HIV, TB, malaria and community outreach grant. The National Treasury agrees that grant restructuring should not harm but improve service delivery. Only small changes are being made to the structure of conditional grants in 2020/21. The Department of Health and the National Treasury will work together to develop a broader strategy that will inform future changes to health grants and ensure their alignment to national health insurance reforms. With regards to the Moloto Corridor, the committee believes that the loss of many lives in that area must come to an end. The committee recommends that the National Treasury consider allocating resources for the development of a Moloto Corridor Rail Project over the 2020/21 MTEF period and make use of all revenue-sourcing avenues at its disposal. The argument that a feasibility study found the project to be too expensive is not acceptable given the high levels of road fatalities there, affecting not only the Department of Transport, but also the Department of Health, due to the overcrowding in the hospital near the high accident zone. The National Treasury should provide a progress report on this during the tabling of the 2020 Budget. This issue has been responded to under an earlier recommendation of the Select Committee on Appropriations, recommendations on the Division of Revenue Amendment Bill. With regards to the municipalities adopting unfunded budgets, the committee recommends that the National Treasury, together with the Department of Cooperative Governance and Traditional Affairs, as well as the affected provincial treasuries, expedite the implementation of the revised strategy to address municipal financial performance failures, which has been endorsed by the Budget Council and Budget Forum, the respective intergovernmental forums for provincial and local government finances. A progress report hereon should be submitted to the committee in the first quarter of the 2020/21 financial year. The National Treasury agrees with this recommendation and is already implementing the strategy. Chapter 6 of the Budget Review reports on the results of efforts to get municipalities with unfunded 117

2020 BUDGET REVIEW budgets to revise their spending plans in line with credible revenue expectations. The National Treasury will provide further reports to the committee as requested. The committee recommends that the National Treasury, together with the Department of Cooperative Governance and Traditional Affairs and affected treasuries, expedite the pilot project of the district models, which will be implemented in Oliver Reginald Tambo District Municipality and eThekwini Metropolitan Municipality, and ensure that resources allocated to this project are effectively and efficiently utilised and value for money is achieved. On completion of the pilot project, the committee expects a report identifying lessons learnt during the pilot phase, how resources allocated have been utilised and clear recommendations to improve the programme before it is implemented. The National Treasury agrees with this recommendation. The national Department of Cooperative Governance is coordinating the implementation of the pilots of the district development model. The National Treasury will support the department in identifying lessons learnt for the report requested. The National Treasury should review the vertical division of nationally raised revenue, in order to ascertain whether the 9 per cent allocation to local government is sufficient for the sector to perform its mandate. The Minister of Finance has proposed holding a special local government Budget Forum lekgotla to discuss the structure of the local government fiscal framework, including the size and structure of transfers. The National Treasury should engage more extensively with the Financial and Fiscal Commission (FFC) and respond more comprehensively to its recommendations, as a constitutional body. Government, and specifically the Department of Planning, Monitoring and Evaluation, should provide detailed implementation plans, including deadlines, for the recommendations that it does agree with. Section 214 of the Constitution requires that the FFC’s recommendations be considered before tabling the division of revenue. Government’s responses to the FFC’s recommendations related to the division of revenue are provided in part 3 of Annexure W1 of the Budget Review. Other FFC recommendations have been referred to the relevant ministers, who will respond directly to the FFC. The Minister of Finance and the Chairperson of the FFC have corresponded to clarify how interactions between the staff of the commission and the National Treasury should be structured to facilitate a productive working relationship. In order to have more effective consultation on budgetary matters, the National Treasury and SALGA should engage more extensively during the budget planning cycle and not only at the Budget Forum meetings. The National Treasury agrees that ongoing engagements with stakeholders, including SALGA, are important to resolving problems in the intergovernmental system. SALGA officials are invited to participate in a range of meetings and processes with the National Treasury and others, such as the local government equitable share working group and conditional grant framework meetings. The National Treasury has proposed collaborating with SALGA and the Department of Cooperative Governance to produce papers and presentations for the local government Budget Forum lekgotla in 2020. 118

B Tax expenditure statement Introduction The primary aim of the tax system is to raise sufficient revenue for government spending. It can also promote socioeconomic objectives through targeted tax exemptions, deductions or credits. Tax expenditures are estimates of the total revenue foregone as a result of this preferential tax treatment. This annexure presents government’s latest estimates of the fiscal cost of tax expenditures, as well as the methodology used to produce these estimates. In 2017/18 – the latest year for which data is available – tax expenditures were estimated at R210 billion or 4.5 per cent of GDP. For that year, 35 tax expenditures were calculated compared to 34 in 2014/15, and the largest four expenditures accounted for more than half of the total. These relate to deductions for pension contributions by employers, vehicle manufacturer incentives, value-added tax (VAT) relief for basic food items and medical tax credits on contributions to medical schemes. The effectiveness of tax incentives in meeting their stated objectives is questionable, particularly in developing countries. For example, incentives to promote investment may not materially affect decisions on whether to invest or not. Tax expenditures can also undermine the tax principles of equity and simplicity, with unintended negative consequences for the efficiency of the tax system and the broader economy. Government will continue to monitor and evaluate tax expenditures, and repeal incentives that are redundant, inefficient or inequitable. Tax expenditure estimates The estimates presented in Table B.2 are calculated using the “revenue foregone” method. This entails comparing actual revenue collections with revenue that would have been collected without the incentive in place. Most of the personal income tax and corporate income tax estimates are calculated using administrative data from the South African Revenue Service (SARS), which allows expenditure estimates to be accounted for on an accrual basis. Changes to estimation methods since the 2019 Budget The most significant change to the tax expenditure methodology since the 2019 Budget relates to the calculation of expenditure estimates for VAT zero-rated municipal property rates. Previously, the reported municipal property rates estimates were based on data in vendors’ VAT returns submitted to SARS. In addition to zero-rated property rates, these returns include other zero-rated supplies to municipalities, as the design of the VAT return form does not distinguish between each category. This resulted in overstated tax expenditure estimates. Going forward, the tax expenditure on these property rates will be based on the audited financial statements of municipalities published on the National Treasury website. The tax expenditure estimates on VAT zero-rated municipal property rates have been recalculated for the reporting period and are now more accurately reflected in Table B.2. 119

2020 BUDGET REVIEW

The diesel refund tax expenditure estimates were understated in the 2019 Budget because they did not include the diesel refund previously offset against domestic VAT. This has been updated and estimates in the 2020 Budget are correctly reflected over the reporting period.

More accurate data and estimation methodologies have prompted revisions to the historical tax expenditure estimates in Table B.2. For the first time, tax expenditure estimates are published for the participation exemption for foreign dividends and the sale of equity shares, which has been effective since March 2012 through section 10B of the Income Tax Act (1962). Medical tax credit expenditures now distinguish between credits on contributions to medical schemes and for out-of-pocket expenditure.

Participation exemption in terms of foreign dividends and share sales

In line with the move from a source-based to a residence-based tax system, foreign dividends became taxable in South Africa in 2000. This shift aimed to bring South Africa closer to internationally accepted tax principles and to neutralise tax avoidance schemes. In 2012, with the move from secondary tax on companies to dividends tax, the participation exemption was introduced. To qualify for the exemption, a resident company (or group of companies) must hold at least 10 per cent of the total equity shares and voting rights of the company declaring the foreign dividend. The exemption is intended to encourage the repatriation of dividends and prevent economic double taxation – for example, if dividend withholding tax is due in the foreign country. Qualifying companies are also exempt from capital gains tax on the sale of shares.

Foreign dividends are taxable as ordinary revenue unless they qualify for the participation exemption. In 2012, a ratio was introduced to bring the effective tax rate on foreign dividends in line with taxation of local dividends. Companies that do not qualify for the participation exemption will have their foreign dividend income effectively taxed at 20 per cent (15 per cent prior to 1 March 2017), in line with local dividends.

Figure B.1 Foreign dividend participation exemption tax expenditures


Estimated tax revenue foregone
Number of companies (RHS)
R billion
Companies
0
1
2
3
4
5
6
100
120
140
160
180
200
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18

Source: National Treasury

Administrative data from SARS reveals the number of companies using this exemption for foreign dividends and the rand value of the exemption (Figure B.1). Multiplying the dividend withholding tax rate by the aggregate value of the exemption provides an estimate of the revenue foregone. It is difficult to estimate the revenue that could be generated from removing the participation exemption as behaviour might change in response. Companies may be less inclined to repatriate foreign dividends without the exemption. Moreover, if the dividend was taxed at source, South Africa might not receive the full amount of dividend tax and would have to provide a credit for the amount already paid. To avoid an overestimate, the tax expenditure estimates have been adjusted downwards by one quarter over the reporting period.

120

ANNEXURE B: TAX EXPENDITURE STATEMENT

The National Treasury is not yet able to calculate the capital gains tax forgone as a result of the participation exemption.

Trends in tax expenditure: 2014/15 – 2017/18

This section uses historical data to analyse trends in tax expenditure between 2014/15 and 2017/18. Including the new estimates for the participation exemption, 35 tax expenditures were estimated for 2017/18.

Figure B.2 Share of total tax expenditure per tax type


Value-added tax
Corporate income tax
Personal income tax
Customs and excise duties
2017/18
26
6
52
16
2014/15
28
7
47
18
0
10
20
30
40
50
60
70
80
90
100
Per cent

Source: National Treasury

The share of personal income tax expenditures increased to more than half of the total in 2017/18. This was the result of the significant downward adjustment to the expenditure estimates for VAT zero-rated municipal property rates, which was partially offset by the inclusion of the participation exemption expenditures for corporates. Relative to the 2019 Budget estimates, corporate income tax expenditures increased significantly between 2014/15 and 2017/18 due to the inclusion of estimates for the participation exemption. In addition, over the same period, about 20 per cent of medical tax credit expenditures were the result of eligible out-of-pocket expenditures by individuals (R4.8 billion in 2017/18).

Evaluation of tax expenditures

Government views the monitoring and evaluation of tax expenditures as an important component of ensuring transparency and accountability. As recommended by the Davis Tax Committee, government will systematically review all business tax incentives with the aim of repealing those that are redundant, inefficient or inequitable. Furthermore, government will enhance the transparency of tax expenditure reporting by investigating whether to publish a greater number of the corporate beneficiaries of incentives and the related amounts.

The 2020 Budget proposes the review of several tax incentives in 2020/21, as shown in Table B.1, to determine whether to amend or repeal them. These incentives will initially be amended by inserting sunset clauses, where none exist, indicating that they will lapse within two years. This will allow the review of these incentives to be completed before making a final decision on their future. The repeal of ineffective or distortionary incentives will expand the corporate tax base and enhance equity and efficiency in the tax system.

Besides those listed in Table B.1, other incentives without sunset clauses have been identified for future review. These incentives will be amended by inserting sunset clauses to allow for a second phase of reviews to be completed after the initial phase targeted to begin in 2020/21. This process will continue

121

2020 BUDGET REVIEW

beyond the 2020 medium-term expenditure framework period until all business tax incentives have been reviewed.

Table B.1 Tax expenditures proposed for review

Income Tax Act	Effective date	Current deduction	Number of beneficiaries and tax expenditure (R million)					Sunset clause
			2013/14	2014/15	2015/16	2016/17	2017/18	
Section 12F	01/01/01	5% for 20 years	< 10 179.3	< 10 146.4	< 10 157.3	< 10 172.5	< 10 209.9	None
Section 12DA	01/01/08	20% for 5 years	< 5 1.0	< 10 9.6	< 5 0.1	< 5 2 726.1	< 10 2 756.1	None
Section 13*sept*	21/10/08	10% for 10 years	< 10 1.0	< 10 0.8	< 10 0.6	< 5 0.4	< 10 1.3	None
Section 12O	01/01/12	Exemption	< 10 26.4	< 10 13.9	< 10 13.2	< 10 16.2	< 10 3.1	01/01/22

Source: National Treasury

The broad criteria used to assess whether a particular incentive is justified include:

- Has it ever been reviewed?
- Does it have a sunset clause?
- Is it in line with current government objectives?
- Does it support job creation?
- How many taxpayers are claiming the incentive?
- Does its provision create unintended consequences or distortions?

It is unclear whether section 12F, which provides for a deduction for airport and port assets, is meeting its objectives. It was introduced in 2001 to promote private investment in public infrastructure. Uptake has been slow with only a few taxpayers claiming the incentive. About R600 million is claimed each year. Slow uptake may indicate that industry dynamics, beyond the scope of tax incentives, are deterring new entrants. To date, the incentive has not been reviewed and has no sunset clause.

Section 12DA provides for a deduction for rolling stock and was introduced to correct the imbalance between the capacity of the transportation network and the infrastructure demands of the growing economy. One dominant taxpayer claimed almost R10 billion in each of the 2017 and 2018 tax years, raising concerns about the equity of the corporate tax system.

Section 13*sept* provides for a deduction for the sale of low-cost residential units by an employer to its employee through an interest-free loan. It was introduced to address challenges in providing low-cost residential houses to employees by means of lease agreements. Between 2013/14 and 2017/18, few taxpayers claimed the incentive. The low tax expenditure values and number of beneficiaries implies that this incentive may not be an appropriate mechanism to achieve its objective.

Section 12O was introduced to encourage a profit-driven rather than expenses-driven approach in the filmmaking industry, after the accelerated write-off (section 24F of the Income Tax Act) was exploited. The film industry receives separate on-budget support to promote its growth and development, calling into question the need for the tax incentive, which has few claimants and is subject to lobbying for increased benefits.

122

ANNEXURE B: TAX EXPENDITURE STATEMENT

Table B.2 Tax expenditure estimates

R million	2014/15	2015/16	2016/17	2017/18
Personal income tax				
Retirement fund contributions[1]	53 707	58 980	73 547	77 375
Pension contributions – employees	*13 019*	*14 363*	*15 014*	*17 008*
Pension contributions – employers	*23 882*	*26 348*	*29 064*	*31 987*
Provident contributions – employees	–	–	*3 285*	*3 947*
Provident contributions – employers	*10 087*	*11 129*	*12 303*	*13 249*
Retirement annuity	*6 718*	*7 141*	*13 881*	*11 184*
Medical	22 004	22 595	25 381	24 111
Medical tax credits on contributions[2]	*17 852*	*18 477*	*20 289*	*19 297*
Medical tax credits on out-of-pocket expenditure	*4 152*	*4 118*	*5 092*	*4 814*
Interest exemptions	2 478	2 814	3 173	3 257
Secondary rebate (65 years and older)	1 868	1 922	2 173	1 941
Tertiary rebate (75 years and older)	160	179	190	170
Donations	951	707	807	809
Capital gains tax (annual exclusion)	482	529	679	601
Venture capital companies	26	207	213	201
Total personal income tax	**81 676**	**87 934**	**106 163**	**108 465**
Corporate income tax				
Small business corporation tax savings	2 641	2 839	2 880	2 549
Reduced headline rate	*2 607*	*2 795*	*2 838*	*2 510*
Section 12E depreciation allowance	*33*	*44*	*42*	*39*
Research and development	207	277	232	150
Learnership allowances	952	1 068	1 070	568
Strategic industrial projects (12I)	423	479	690	418
Film incentive[3]	15	13	16	3
Urban development zones	232	257	273	295
Employment tax incentive	2 420	4 063	4 656	4 317
Energy-efficiency savings	135	1 057	1 192	456
Participation exemption[4]	4 907	4 122	6 294	3 421
Total corporate income tax	**11 932**	**14 175**	**17 304**	**12 176**

123

2020 BUDGET REVIEW

Table B.2 Tax expenditure estimates *(continued)*

R million	2014/15	2015/16	2016/17	2017/18
Value-added tax				
Zero-rated supplies	47 002	47 941	50 521	54 254
19 basic food items[5]	*21 503*	*22 793*	*24 411*	*26 023*
Petrol[6]	*16 065*	*15 901*	*16 150*	*17 080*
Diesel[6]	*2 146*	*1 911*	*1 842*	*2 049*
Paraffin[6]	*659*	*536*	*569*	*665*
Municipal property rates	*6 402*	*6 567*	*7 285*	*8 130*
Reduced inclusion rate for commercial accommodation	*228*	*233*	*263*	*307*
Exempt supplies (public transport and education)	1 256	1 332	1 426	1 520
Total value-added tax	**48 259**	**49 273**	**51 947**	**55 774**
Customs duties and excise				
Motor vehicles (MIDP/APDP, including IRCCs)[7]	23 467	26 936	28 362	28 754
Textile and clothing (duty credits – DCCs)[7]	539	788	725	712
Furniture and fixtures	180	217	181	198
Other customs[8]	911	1 040	963	875
Diesel refund[9]	6 900	9 283	5 037	3 025
Total customs and excise	**31 997**	**38 264**	**35 268**	**33 564**
Total tax expenditure	**173 863**	**189 646**	**210 682**	**209 979**
Tax expenditure as % of total gross tax revenue	**17.6%**	**17.7%**	**18.4%**	**17.3%**
Total gross tax revenue	**986 295**	**1 069 983**	**1 144 081**	**1 216 464**
Tax expenditure as % of GDP	**4.5%**	**4.6%**	**4.8%**	**4.5%**

1. Some of this tax expenditure is recouped when amounts are withdrawn as either a lump sum or an annuity. From 2016/17 onwards provident fund employee contributions became deductible and a higher percentage contribution for all retirement funds was allowed, alongside a monetary cap of R350 000. The estimate for the tax expenditure of provident fund employer contributions (for all years) was included for the first time in the 2019 Budget

2. Medical credits were introduced in 2012/13 to replace income tax deductions for medical scheme contributions

3.Tax expenditure for all years is attributable to allowances under section 24F and exemptions under section 12O

4. Tax expenditure only attributable to foreign dividends. Capital gains tax on share sales not included

5. VAT relief in respect of basic food items based on 2010/11 Income and Expenditure Survey data

6. Based on fuel volumes and average retail selling prices

7. Motor Industry Development Programme (MIDP), replaced in 2013 by the Automotive Production Development Programme (APDP); import rebate credit certificate (IRCC); duty credit certificates (DCC)

8. Goods manufactured exclusively for exports, television monitors and agricultural goods exempted

9. Diesel refund previously offset against domestic VAT has been added

Source: National Treasury

124

C

Additional tax policy and administrative adjustments

This annexure should be read with Chapter 4 of the *Budget Review*. It elaborates on some of the proposals contained in the chapter, clarifies certain matters and presents additional technical proposals arising from the annual tax policy process.

Personal income tax

The proposed tax schedule in Table 4.4 in Chapter 4 more than compensates individuals for the effect of inflation. The effects of these proposals are set out in tables C.1, C.2 and C.3.

Table C.1 Annual income tax payable and average tax rates, 2020/21 (taxpayers below 65)

Taxable income (R)	2019/20 rates (R)	Proposed 2020/21 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
85 000	1 080	342	-738	-68.3%	1.3%	0.4%
90 000	1 980	1 242	-738	-37.3%	2.2%	1.4%
100 000	3 780	3 042	-738	-19.5%	3.8%	3.0%
120 000	7 380	6 642	-738	-10.0%	6.2%	5.5%
150 000	12 780	12 042	-738	-5.8%	8.5%	8.0%
200 000	22 112	21 042	-1 070	-4.8%	11.1%	10.5%
250 000	35 112	33 570	-1 542	-4.4%	14.0%	13.4%
300 000	48 112	46 570	-1 542	-3.2%	16.0%	15.5%
400 000	78 819	76 490	-2 330	-3.0%	19.7%	19.1%
500 000	113 654	110 235	-3 420	-3.0%	22.7%	22.0%
750 000	210 320	205 313	-5 007	-2.4%	28.0%	27.4%
1 000 000	312 820	307 813	-5 007	-1.6%	31.3%	30.8%
1 500 000	517 820	512 813	-5 007	-1.0%	34.5%	34.2%
2 000 000	742 820	734 721	-8 099	-1.1%	37.1%	36.7%

Source: National Treasury

125

2020 BUDGET REVIEW

Table C.2 Annual income tax payable and average tax rates, 2020/21 (taxpayers aged 65 to 74)

Taxable income (R)	2019/20 rates (R)	Proposed 2020/21 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
120 000	–	–	–	–	0.0%	0.0%
150 000	4 986	3 843	-1 143	-22.9%	3.3%	2.6%
200 000	14 318	12 843	-1 475	-10.3%	7.2%	6.4%
250 000	27 318	25 371	-1 947	-7.1%	10.9%	10.1%
300 000	40 318	38 371	-1 947	-4.8%	13.4%	12.8%
400 000	71 025	68 291	-2 735	-3.9%	17.8%	17.1%
500 000	105 860	102 036	-3 825	-3.6%	21.2%	20.4%
750 000	202 526	197 114	-5 412	-2.7%	27.0%	26.3%
1 000 000	305 026	299 614	-5 412	-1.8%	30.5%	30.0%
1 500 000	510 026	504 614	-5 412	-1.1%	34.0%	33.6%
2 000 000	735 026	726 522	-8 504	-1.2%	36.8%	36.3%

Source: National Treasury

Table C.3 Annual income tax payable and average tax rates, 2020/21 (taxpayers aged 75 and over)

Taxable income (R)	2019/20 rates (R)	Proposed 2020/21 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
150 000	2 385	1 107	-1 278	-53.6%	1.6%	0.7%
200 000	11 717	10 107	-1 610	-13.7%	5.9%	5.1%
250 000	24 717	22 635	-2 082	-8.4%	9.9%	9.1%
300 000	37 717	35 635	-2 082	-5.5%	12.6%	11.9%
400 000	68 424	65 555	-2 870	-4.2%	17.1%	16.4%
500 000	103 259	99 300	-3 960	-3.8%	20.7%	19.9%
750 000	199 925	194 378	-5 547	-2.8%	26.7%	25.9%
1 000 000	302 425	296 878	-5 547	-1.8%	30.2%	29.7%
1 500 000	507 425	501 878	-5 547	-1.1%	33.8%	33.5%
2 000 000	732 425	723 786	-8 639	-1.2%	36.6%	36.2%

Source: National Treasury

Customs and excise duty

Government proposes that the customs and excise duties in the Customs and Excise Act (1964, section A of part 2 of schedule 1) be amended with effect from 26 February 2020 to the extent shown in Table C.4.

126

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.4 Specific excise duties, 2019/20 – 2020/21[1]

Tariff item	Tariff subheading	Article description	2019/20 Rate of excise duty	2020/21 Rate of excise duty
104.00		**PREPARED FOODSTUFFS; BEVERAGES, SPIRITS AND VINEGAR; TOBACCO**		
104.01	**19.01**	**Malt extract; food preparations of flour, groats, meal, starch or malt extract, not containing cocoa or containing less than 40 per cent by mass of cocoa calculated on a totally defatted basis, not elsewhere specified or included; food preparations of goods of headings 04.01 to 04.04, not containing cocoa or containing less than 5 per cent by mass of cocoa calculated on a totally defatted basis not elsewhere specified or included:**		
104.01.10	1901.90.20	Traditional African beer powder as defined in Additional Note 1 to Chapter 19	34,7c/kg	34,7c/kg
104.10	**22.03**	**Beer made from malt:**		
104.10.10	2203.00.05	Traditional African beer as defined in Additional Note 1 to Chapter 22	7,82c/li	7,82c/li
104.10.20	2203.00.90	Other	R102.07/li aa	R106.56/li aa
104.15	**22.04**	**Wine of fresh grapes, including fortified wines; grape must (excluding that of heading 20.09):**		
104.15.01	2204.10	Sparkling wine	R13.55/li	R14.36/li
104.15	**2204.21**	**In containers holding 2 li or less:**		
104.15	**2204.21.4**	**Unfortified wine:**		
104.15.03	2204.21.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R4.20/li	R4.39/li
104.15.04	2204.21.42	Other	R204.15/li aa	R213.13/li aa
104.15	**2204.21.5**	**Fortified wine:**		
104.15.05	2204.21.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R7.03/li	R7.34/li
104.15.06	2204.21.52	Other	R204.15/li aa	R213.13/li aa
104.15	**2204.22**	**In containers holding more than 2 li but not more than 10 li:**		
104.15	**2204.22.4**	**Unfortified wine:**		
104.15.13	2204.22.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R4.20/li	R4.39/li
104.15.15	2204.22.42	Other	R204.15/li aa	R213.13/li aa
104.15	**2204.22.5**	**Fortified wine:**		
104.15.17	2204.22.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R7.03/li	R7.34/li
104.15.19	2204.22.52	Other	R204.15/li aa	R213.13/li aa
104.15	**2204.29**	**Other:**		
104.15	**2204.29.4**	**Unfortified wine:**		
104.15.21	2204.29.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R4.20/li	R4.39/li
104.15.23	2204.29.42	Other	R204.15/li aa	R213.13/li aa
104.15	**2204.29.5**	**Fortified wine:**		
104.15.25	2204.29.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R7.03/li	R7.34/li
104.15.27	2204.29.52	Other	R204.15/li aa	R213.13/li aa
104.16	**22.05**	**Vermouth and other wine of fresh grapes flavoured with plants or aromatic substances:**		
104.16	**2205.10**	**In containers holding 2 li or less:**		
104.16.01	2205.10.10	Sparkling	R13.55/li	R14.36/li
104.16	**2205.10.2**	**Unfortified:**		
104.16.03	2205.10.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R4.20/li	R4.39/li
104.16.04	2205.10.22	Other	R204.15/li aa	R213.13/li aa

127

2020 BUDGET REVIEW

Table C.4 Specific excise duties, 2019/20 – 2020/21 *(continued)*

Tariff item	Tariff subheading	Article description	2019/20 Rate of excise duty	2020/21 Rate of excise duty
104.16	**2205.10.3**	**Fortified:**		
104.16.05	2205.10.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R7.03/li	R7.34/li
104.16.06	2205.10.32	Other	R204.15/li aa	R213.13/li aa
104.16	**2205.90**	**Other:**		
104.16	**2205.90.2**	**Unfortified:**		
104.16.09	2205.90.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R4.20/li	R4.39/li
104.16.10	2205.90.22	Other	R204.15/li aa	R213.13/li aa
104.16	**2205.90.3**	**Fortified:**		
104.16.11	2205.90.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R7.03/li	R7.34/li
104.16.12	2205.90.32	Other	R204.15/li aa	R213.13/li aa
104.17	**22.06**	**Other fermented beverages (for example, cider, perry, mead, saké); mixtures of fermented beverages and mixtures of fermented beverages and non-alcoholic beverages, not elsewhere specified or included:**		
104.17.03	2206.00.05	Sparkling fermented fruit or mead beverages; mixtures of sparkling fermented beverages derived from the fermentation of fruit or honey; mixtures of sparkling fermented fruit or mead beverages and non-alcoholic beverages	R13.55/li	R14.36/li
104.17.05	2206.00.15	Traditional African beer as defined in Additional Note 1 to Chapter 22	7,82c/li	7,82c/li
104.17.07	2206.00.17	Other fermented beverages, unfortified, with an alcoholic strength of less than 2.5 per cent by volume	R102.07/li aa	R106.56/li aa
104.17.09	2206.00.19	Other fermented beverages of non-malted cereal grains, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R102.07/li aa	R106.56/li aa
104.17.11	2206.00.21	Other mixtures of fermented beverages of non-malted cereal grains and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R102.07/li aa	R106.56/li aa
104.17.15	2206.00.81	Other fermented apple or pear beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R102.07/li aa	R106.56/li aa
104.17.16	2206.00.82	Other fermented fruit beverages and mead beverages, including mixtures of fermented beverages derived from the fermentation of fruit or honey, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R102.07/li aa	R106.56/li aa
104.17.17	2206.00.83	Other fermented apple or pear beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R81.71/li aa	R85.25/li aa
104.17.21	2206.00.84	Other fermented fruit beverages and mead beverages including mixtures of fermented beverages derived from the fermentation of fruit or honey, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R81.71/li aa	R85.25/li aa
104.17.22	2206.00.85	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R102.07/li aa	R106.56/li aa

128

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.4 Specific excise duties, 2019/20 – 2020/21 *(continued)*

Tariff item	Tariff subheading	Article description	2019/20 Rate of excise duty	2020/21 Rate of excise duty
104.17.25	2206.00.87	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R81.71/li aa	R85.25/li aa
104.17.90	2206.00.90	Other	R204.15/li aa	R213.13/li aa
104.21	**22.07**	**Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher; ethyl alcohol and other spirits, denatured, of any strength:**		
104.21.01	2207.10	Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher	R204.15/li aa	R213.13/li aa
104.21.03	2207.20	Ethyl alcohol and other spirits, denatured, of any strength	R204.15/li aa	R213.13/li aa
104.23	**22.08**	**Undenatured ethyl alcohol of an alcoholic strength by volume of less than 80 per cent vol.; spirits, liqueurs and other spirituous beverages:**		
104.23	**2208.20**	**Spirits obtained by distilling grape wine or grape marc:**		
104.23	**2208.20.1**	**In containers holding 2 li or less:**		
104.23.01	2208.20.11	Brandy as defined in Additional Note 7 to Chapter 22	R183.73/li aa	R191.82/li aa
104.23.02	2208.20.19	Other	R204.15/li aa	R213.13/li aa
104.23	**2208.20.9**	**Other:**		
104.23.03	2208.20.91	Brandy as defined in Additional Note 7 to Chapter 22	R183.73/li aa	R191.82/li aa
104.23.04	2208.20.99	Other	R204.15/li aa	R213.13/li aa
104.23	**2208.30**	**Whiskies:**		
104.23.05	2208.30.10	In containers holding 2 li or less	R204.15/li aa	R213.13/li aa
104.23.07	2208.30.90	Other	R204.15/li aa	R213.13/li aa
104.23	**2208.40**	**Rum and other spirits obtained by distilling fermented sugarcane products:**		
104.23.09	2208.40.10	In containers holding 2 li or less	R204.15/li aa	R213.13/li aa
104.23.11	2208.40.90	Other	R204.15/li aa	R213.13/li aa
104.23	**2208.50**	**Gin and Geneva:**		
104.23.13	2208.50.10	In containers holding 2 li or less	R204.15/li aa	R213.13/li aa
104.23.15	2208.50.90	Other	R204.15/li aa	R213.13/li aa
104.23	**2208.60**	**Vodka:**		
104.23.17	2208.60.10	In containers holding 2 li or less	R204.15/li aa	R213.13/li aa
104.23.19	2208.60.90	Other	R204.15/li aa	R213.13/li aa
104.23	**2208.70**	**Liqueurs and cordials:**		
104.23	**2208.70.2**	**In containers holding 2 li or less:**		
104.23.21	2208.70.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R81.71/li aa	R85.25/li aa
104.23.22	2208.70.22	Other	R204.15/li aa	R213.13/li aa
104.23	**2208.70.9**	**Other:**		
104.23.23	2208.70.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R81.71/li aa	R85.25/li aa
104.23.24	2208.70.92	Other	R204.15/li aa	R213.13/li aa
104.23	**2208.90**	**Other:**		
104.23	**2208.90.2**	**In containers holding 2 li or less:**		
104.23.25	2208.90.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R81.71/li aa	R85.25/li aa
104.23.26	2208.90.22	Other	R204.15/li aa	R213.13/li aa
104.23	**2208.90.9**	**Other:**		
104.23.27	2208.90.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R81.71/li aa	R85.25/li aa
104.23.28	2208.90.92	Other	R204.15/li aa	R213.13/li aa

129

2020 BUDGET REVIEW

Table C.4 Specific excise duties, 2019/20 – 2020/21 *(continued)*

Tariff item	Tariff subheading	Article description	2019/20 Rate of excise duty	2020/21 Rate of excise duty
104.30	**24.02**	**Cigars, cheroots, cigarillos and cigarettes, of tobacco or of tobacco substitutes:**		
104.30	**2402.10**	**Cigars, cheroots and cigarillos containing tobacco:**		
104.30.01	2402.10.10	Imported from Switzerland	R3901.04/kg net	R4193.62/kg net
104.30.03	2402.10.90	Other	R3901.04/kg net	R4193.62/kg net
104.30	**2402.20**	**Cigarettes containing tobacco:**		
104.30.05	2402.20.10	Imported from Switzerland	R8.33/10 cigarettes	R8.70/10 cigarettes
104.30.07	2402.20.90	Other	R8.33/10 cigarettes	R8.70/10 cigarettes
104.30	**2402.90.1**	**Cigars, cheroots and cigarillos of tobacco substitutes:**		
104.30.09	2402.90.12	Imported from Switzerland	R3901.04/kg net	R4193.62/kg net
104.30.11	2402.90.14	Other	R3901.04/kg net	R4193.62/kg net
104.30	**2402.90.2**	**Cigarettes of tobacco substitutes:**		
104.30.13	2402.90.22	Imported from Switzerland	R8.33/10 cigarettes	R8.70/10 cigarettes
104.30.15	2402.90.24	Other	R8.33/10 cigarettes	R8.70/10 cigarettes
104.35	**24.03**	**Other manufactured tobacco and manufactured tobacco substitutes; "homogenised" or "reconstituted" tobacco; tobacco extracts and essences:**		
104.35	**2403.1**	**Smoking tobacco, whether or not containing tobacco substitutes in any proportions:**		
104.35.01	2403.11	Water pipe tobacco specified in Subheading Note 1 to Chapter 24	R215.52/kg net	R231.69/kg net
104.35	**2403.19**	**Other:**		
104.35.02	2403.19.10	Pipe tobacco in immediate packings of a content of less than 5 kg	R215.52/kg net	R231.69/kg net
104.35.03	2403.19.20	Other pipe tobacco	R215.52/kg net	R231.69/kg net
104.35.05	2403.19.30	Cigarette tobacco	R374.58/kg	R391.06/kg
104.35	**2403.91**	**"Homogenised" or "reconstituted" tobacco:**		
104.35.11	2403.91.10	Imported from Switzerland	-	R815.63/kg
104.35.13	2403.91.90	Other	-	R815.63/kg
104.35	**2403.99**	**Other:**		
104.35.15	2403.99.30	Other cigarette tobacco substitutes	R374.58/kg	R391.06/kg
104.35.17	2403.99.40	Other pipe tobacco substitutes	R215.52/kg net	R231.69/kg net
104.35.19	2403.99.90	Other	-	R815.63/kg

1. The chapter references in this table refer to chapters of the schedule to the Customs and Excise Act (1964)
Source: National Treasury

In terms of section 48 of the Customs and Excise Act, part 2A of schedule 1 is amended to the extent set out overleaf.

130

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Table C.5 Amendments to part 2A of Schedule No. 1 By deletion of the following: By the insertion of the following: Source: SARS In terms of section 75 of the Customs and Excise Act, schedule 6 is amended to the extent set out below. Table C.6 Amendments to Schedule No. 6 By deletion of the following: By insertion of the following: By insertion of the following: Source: SARS Additional tax amendments Additional tax amendments proposed for the upcoming legislative cycle are set out below. Individuals, employment and savings Reimbursing employees for business travel If an employee spends a night away from home for business purposes, an employer may reimburse the employee for meals and incidental costs. This reimbursement is not taxed, provided the amount does not exceed the amount published by the Commissioner of the South African Revenue Service (SARS) in the notice. If an employee is away from the office on a day trip, advances or reimbursements are not 131 Rebate item Tariff item Rebate code CD Description Extent of rebate Extent of refund 622.22 622.22 104.35.17 104.35.19 08.01 09.01 73 89 Oth e r p i p e to ba cco s u bs ti tu te s Oth e r As p ro vi d e d i n No te 4 to th i s Se cti o n As p ro vi d e d i n No te 4 to th i s Se cti o n Rebate item Tariff item Rebate code CD Description Extent of rebate Extent of refund 622.07 622.07 622.07 622.07 622.07 622.12 622.12 622.12 622.12 622.12 622.22 622.22 622.22 104.35.11 104.35.13 104.35.15 104.35.17 104.35.19 104.35.11 104.35.13 104.35.15 104.35.17 104.35.19 104.35.11 104.35.13 104.35.15 05.01 06.01 07.01 08.01 09.01 05.01 06.01 07.01 08.01 09.01 05.01 06.01 07.01 71 76 78 76 74 70 79 77 75 73 79 77 75 I mporte d fro m Swi tze rl a n d Othe r Othe r ci ga re tte toba cco s ub s ti tute s Othe r pi pe toba cco s ubs ti tute s Othe r I mporte d fro m Swi tze rl a n d Othe r Othe r ci ga re tte toba cco s ub s ti tute s Othe r pi pe toba cco s ubs ti tute s Othe r I mporte d fro m Swi tze rl a n d Othe r Othe r ci ga re tte toba cco s ub s ti tute s Ful l duty Ful l duty Fu l l duty Fu l l duty Ful l duty Ful l duty Ful l duty Fu l l duty Fu l l duty Ful l duty As provi d e d i n No te 4 to th i s Se cti o n As provi d e d i n No te 4 to th i s Se cti on As p ro vi de d i n Note 4 to thi s Se cti o n Rebate item Tariff item Rebate code CD Description Extent of rebate Extent of refund 622.07 622.07 622.12 622.12 622.22 622.22 104.35.07 104.35.09 104.35.07 104.35.09 104.35.07 104.35.09 05.01 06.01 05.01 06.01 05.01 06.01 74 72 73 71 71 75 Othe r ci ga re tte toba cco s ub s ti tute s Othe r pi pe toba cco s ubs ti tute s Othe r ci ga re tte toba cco s ub s ti tute s Othe r pi pe toba cco s ubs ti tute s Othe r ci ga re tte toba cco s ub s ti tute s Othe r pi pe toba cco s ubs ti tute s Fu l l duty Fu l l duty Fu l l duty Fu l l duty As p ro vi de d i n Note 4 to thi s Se cti o n As p ro vi de d i n Note 4 to thi s Se cti o n Tariff item Tariff subheading Article description Rate of excise duty 104.35 2403.91 "Homogenised" or "reconstituted" tobacco: 104.35.11 104.35.13 104.35.15 104.35.17 104.35.19 2403.91.10 2403.91.90 2403.99.30 2403.99.40 2403.99.90 I mpo rte d fro m Swi tze rl a n d Othe r Othe r ci ga re tte tob a cco s u bs ti tu te s Othe r p i pe to ba cco s ub s ti tute s Othe r R815.63/kg R815.63/kg R391.06/kg R231.69/kg ne t R815.63/kg Tariff item Tariff subheading Article description Rate of excise duty 104.35.07 104.35.09 2403.99.30 2403.99.40 Othe r ci ga re tte tob a cco s u bs ti tu te s Othe r p i pe to ba cco s ub s ti tute s R374.58/kg R215.52/kg ne t

2020 BUDGET REVIEW taxed if the employee can prove that they incurred these expenses on the instruction of the employer, in the furtherance of the employer’s trade. An anomaly arises when an employee purchases meals and incurs incidental costs during a day trip for work, but the employer has not explicitly instructed the employee to do so. To address this anomaly, it is proposed that the legislation be amended to exclude reimbursement expenses incurred by an employee for meals and incidental costs during a business day trip, provided the employer’s policy allows for such reimbursement. Clarifying deductions in respect of contributions to retirement funds Paragraphs 5(1)(a) and 6(1)(a) of the second schedule to the Income Tax Act (1962) make provision for a deduction of retirement fund contributions that did not qualify for a deduction in terms of section 11F of the act. These paragraphs refer to “own contributions”, which inadvertently prevents employer retirement fund contributions on behalf of employees (made on or after 1 March 2016) from qualifying for a deduction under either paragraph. It is proposed that the legislation be amended to remove this anomaly. Addressing the circumvention of anti-avoidance rules for trusts In 2016, anti-avoidance measures were introduced to curb the transfer of growth assets to trusts using low interest or interest-free loans, which was done to avoid estate duty on the asset’s subsequent growth in value. In 2017, these rules were strengthened to prevent the transfer of growth assets through low interest or interest-free loans made to companies owned by trusts. Certain taxpayers are undermining the adjusted rules by subscribing for preference shares in companies owned by trusts that are connected to the individuals. To curb this new form of abuse, it is proposed that the rules preventing tax avoidance through the use of trusts be amended. Addressing an anomaly in the rollover of amounts claimable under the employment tax incentive If the amount available to be claimed by a compliant employer in respect of the monthly employment tax incentive (ETI) is not claimed in that respective month, it can be claimed in the following month. Any unclaimed monthly ETI must be claimed by August or February, whichever is the last month of each reconciliation period. If the monthly ETI is not claimed by that time, the compliant employer forfeits that amount. However, if a non-compliant employer did not claim any ETI for an employee they were entitled to claim for, the employer is able to claim the ETI in any subsequent month when it becomes compliant. This creates an anomaly because non-compliant employers benefit more than compliant employers. It is proposed that the legislation be amended to address this anomaly. Addressing an anomaly in the tax exemption of employer-provided bursaries A number of employer bursary schemes seek to reclassify ordinary remuneration as a tax-exempt bursary granted to the dependants of an employee. Government proposes to close this loophole. These amendments will take effect on 1 March 2020. Business (general) Addressing anomalies on the acquisition of assets in exchange for debt issued The Income Tax Act sets out rules for the tax treatment of “share for share” and “asset for share” transactions, and for curbing value-shifting arrangements under these transactions. The act contains a rule to determine the base cost of assets acquired by a company in exchange for the issue of debt by that company. The interaction between the specific base cost rule for debt issued on the acquisition of assets and the act’s general provisions for determining the base cost creates unintended consequences. Some taxpayers are of the view that the specific rule overrides other anti-avoidance measures dealing with disposals between connected individuals. To address these concerns, it is proposed that the legislation be amended. 132

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Refining the corporate reorganisation rules Refining the interaction between the anti-avoidance provisions for intra-group transactions: Current corporate reorganisation rules allow for the tax-neutral transfer of assets between companies that are part of the same group. These provisions contain anti-avoidance measures to limit the abuse of these rules through: • • • • Early disinvestment in transferred assets External distribution of intra-group sale proceeds Transfers of assets and assumption of related debt De-grouping the group of companies that entered into an intra-group sale. In 2019, the legislation was amended to clarify the interaction between the anti-avoidance rules for de-grouping a group of companies and the anti-avoidance rules for the early disinvestment in transferred assets. However, the interaction between the anti-avoidance rules for de-grouping, and rules for the transfer of assets and the assumption of related debt may result in double taxation. It is proposed that the legislation be amended to address this anomaly. Clarifying rollover relief for unbundling transactions: The Income Tax Act makes provision for rollover relief where shares of a resident company (referred to as an unbundled company) that are held by another resident company (referred to as an unbundling company) are distributed to the shareholders of that unbundling company in accordance with the effective interest of those shareholders. However, these unbundling transactions are subject to an anti-avoidance rule that excludes the shareholders and the unbundling company from benefitting from the rollover relief if 20 per cent or more of the shares in the unbundled company are held by non-residents – either alone or together with individuals connected to those non-residents – after the transaction. This rule aims to limit the extent to which taxpayers can distribute tax-free shares in resident companies to non-residents. The current rule creates a loophole. To close this loophole, it is proposed that the legislation be amended to make provision for the 20 per cent rule to apply irrespective of whether non-resident shareholders are connected to each other. Business (financial sector) Taxation of insurance Tax treatment of deposit insurance scheme: Government is establishing a deposit insurance scheme to protect depositors in the event of a bank failure, which in turn will contribute to the stability of the South African financial system. It is envisaged that each bank will make stipulated contributions to the scheme. It is proposed that tax implications relating to the deposit insurance scheme be considered. Clarifying the meaning of “asset” for the taxation of long-term insurers: The rules in the Income Tax Act dealing with the taxation of long-term insurers make provision for assets to be allocated to the relevant fund and the profit to be taxed when annual transfers are made to the corporate fund. The transfer amounts are calculated by deducting the adjusted International Financial Reporting Standards (IFRS) value of liabilities from the market value of assets in the policyholder and risk policy funds. A problem arises with the treatment of assets that do not have an open market value, for example, prepayments. Prepayments are treated as assets for financial reporting purposes and they cannot be separately disposed of in the open market. To address these concerns, it is proposed that the legislation be amended to make provision for those assets that do not have a market value. Reviewing the interaction between rules for the taxation of benefits received by short-term insurance policyholders and the tax treatment of related expenses: 133

2020 BUDGET REVIEW The Income Tax Act allows short-term insurance premiums to be deductible provided they are disclosed as expenses for the purposes of financial reporting in line with IFRS 9. The act also makes provision for including short-term insurance policy benefits received or accrued during a year of assessment in gross income. However, another rule prohibits the deduction of any loss or expense, to the extent that it is recoverable under any contract of insurance, guarantee, security or indemnity. It is proposed that the interaction between the different rules for the taxation of benefits received by short-term insurance policyholders and the tax treatment of related expenses be reviewed. Refining the tax treatment of doubtful debt Clarifying the tax treatment of doubtful debt for non-bank taxpayers with security: The Income Tax Act sets out specific criteria for determining a doubtful debt allowance deduction for non-bank taxpayers that are not applying IFRS 9 to debt for financial reporting purposes. In this case, an age analysis of debt is used to determine a 25 per cent and 40 per cent deduction allowance for the doubtful debt. However, these deductions do not account for the taxpayer’s debt security. It is proposed that the determination of deductions in respect of secured debt arrears owed to non-bank taxpayers not applying IFRS 9 should be reviewed. Clarifying the tax treatment of doubtful debt in respect of certain impairments for banking regulated taxpayers: The Income Tax Act makes provision for the specific tax treatment of doubtful debt owed to taxpayers subject to prudential banking regulations. However, unlike the rules relating to non-banks, bank rules do not only restrict the allowance to be granted to a debt that would have been deductible if it had become a bad debt. As a result, certain impairments such as financial guarantee contracts that would otherwise not be deductible in terms of the act’s bad debt deduction provisions are deductible in terms of IFRS 9. This creates unintended consequences. To address these concerns, it is proposed that the determination of deductions in respect of impairments under IFRS 9 should be reviewed. Clarifying the tax treatment of doubtful debt in respect of taxpayers operating a leasing business: Taxpayers conducting a leasing business (lessors) and applying IFRS 9 for financial reporting purposes cannot claim a doubtful debt allowance because lease receivables are specifically excluded. This creates unintended consequences. To address these concerns, it is proposed that changes be made in the tax treatment of doubtful debts for both banking regulated and other taxpayers to exclude lease receivables that have not been received or accrued. Curbing potential tax avoidance caused by dividend deductions A bank or other “covered person” must, subject to exclusions, include in or deduct from their statement of comprehensive income all amounts from qualifying financial assets and financial liabilities that are recognised as profits or losses. One of the exclusions is a dividend or foreign dividend received by or accrued to a “covered person”. Some covered individuals are providing investment opportunities to investors by inserting a special purpose vehicle in a banking group between an investor and a “covered person”. This vehicle issues shares (a financial liability) to the investors that yield dividends while it receives interest or other income on its financial assets. The special purpose vehicle effectively converts income to dividends for the benefit of investors. To close this loophole, it is proposed that the exclusions from the rules for the taxation of covered individuals be extended to dividends declared. Refining the taxation of real estate investment trusts Clarifying the definition of real estate investment trusts (REITs): The current definition of REIT in the Income Tax Act refers to the approval of listing requirements by the appropriate authority under the Financial Markets Act (2012) in consultation with the Minister of Finance. This definition needs to be updated to be in line with the Financial Sector Regulation Act (2017). In 134

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS addition, it is proposed that the consultation requirements regarding listing criteria in an approved exchange should be reviewed. Clarifying the meaning of a share in the definition of REITs: To qualify as a REIT for tax purposes, the entity must be a resident and the trust’s shares must be a listed on an exchange as defined in section 1 of the Financial Markets Act and licensed under section 9 of that act. However, it has come to government’s attention that some REITs wish to issue and list preference shares. It was never envisaged that holders of preference shares should benefit from the REIT tax dispensation because preference shares are mainly used for financing, and not to provide full equity exposure to investors. It is proposed that the legislation be clarified to exclude preference shares and non-equity shares from the shares that must be listed on an exchange to qualify as a REIT. Amending the anti-avoidance provision regarding taxation of foreign dividends received by REITs: A REIT holding shares in a non-resident property company qualifies for a participation exemption in terms of the Income Tax Act in respect of foreign dividends from that non-resident company. The REIT also gets a full deduction when it distributes profits from those foreign dividends. To address this mismatch, it is proposed that the legislation be amended so that the full dividend is subject to tax if the recipient company is a REIT. Refining the tax treatment of transfer of collateral in securities lending arrangements The Income Tax Act contains rules to address dividend tax avoidance transactions whereby listed shares are lent or transferred as collateral from a person that would be liable for the tax to a tax-exempt person. The borrower or recipient of the collateral receives the exempt dividend and pays a manufactured dividend to the lender or provider of the collateral. It is proposed that the anti-avoidance rules be extended to also cover situations where additional exempt parties are involved to facilitate the avoidance transactions. Business (incentives) Reviewing the special economic zone tax incentive regime The special economic zone (SEZ) tax incentive regime rules are contained in two separate provisions of the Income Tax Act. The first deals with the criteria for determining what constitutes a company, under the SEZ tax regime, that qualifies to be taxed at a rate of 15 per cent instead of 28 per cent. In addition, this provision includes a sunset clause. The clause originally stated that the provision will no longer apply for years of assessment starting on or after 1 January 2024. Following the late enactment of the Special Economic Zones Act (2014), the clause was amended to add that the provision will no longer apply for years of assessment after a 10-year period determined from the date when a qualifying company started trading in an SEZ. The second provision provides for an accelerated capital allowance for a building owned and used by a qualifying company in the production of its income within an SEZ. This provision has a sunset clause of the year of assessment starting on or after 1 January 2024. Government proposes to amend the sunset clauses for sections 12R and 12S to clearly stipulate an end date for these incentives. No company would be eligible for approval beyond these dates. The end date would also provide government with a natural point for reviewing these incentives to determine whether they should be continued. Reviewing the venture capital company tax incentive regime The venture capital company tax incentive regime has a sunset clause of 30 June 2021. Government will review the effectiveness, impact and role of this regime to ascertain whether the incentive should be discontinued. 135

2020 BUDGET REVIEW Clarifying anomalous provisions Over the past two years, changes were made in the venture capital company incentive tax regime to curb abuse and limit the regime’s revenue costs. There are potential unintended consequences within the current legislation that may affect the successful closure of legitimate venture capital companies. It is proposed that the legislation be amended to address these unintended consequences. Mining capital expenditure Addressing the tax treatment of allowable mining capital expenditure: The Income Tax Act makes provision for any taxpayer that derives income from mining operations to be allowed an accelerated capital expenditure deduction. At issue are the definitions of mining and mining operations for purposes of claiming the capital expenditure deductions, and whether a contract miner – who excavates for a fee – and the mineral rights holder – as principal – should both qualify for accelerated capital expenditure deductions. To address these concerns, it is proposed that the provisions dealing with allowable mining capital expenditure be reviewed. Removing the Minister of Finance’s discretion in ring-fencing capital expenditure per mine: The tax-deductible capital expenditure incurred on a mine may not be used to reduce the taxable income of another mine, unless the Minister of Finance, in consultation with the Minister of Mineral Resources and Energy and having considered the relevant fiscal, financial and technical implications, decides otherwise. The application of this discretion has proven problematic, so it is proposed that the discretion be reviewed with the aim of its removal or restructuring. Aligning immunity from taxation of international organisations South Africa is a member of many internationally recognised organisations. The international agreements underpinning these memberships make provision for these international organisations to be immune from taxation in South Africa. The Income Tax Act makes provision for such exemptions, but it is proposed that amendments be made to all tax acts to make provision for these exemptions and ensure South African legislation aligns with international agreements. Refining tax treatment of foreign donor-funded projects In 2006, changes were made to the Income Tax Act to make provision for the tax treatment of foreign donor-funded projects in terms of the Official Development Assistance Agreement. Given that some of these projects were entered into long ago, it has come to government’s attention that the interaction between the provisions of the act and the provisions of the Official Development Assistance Agreement creates unintended consequences. It is proposed that amendments be made to the legislation to address these concerns. Reviewing expenditure deductions incurred related to the National Key Points Act The National Key Points Act (1980) makes provision for deduction of expenditure incurred by taxpayers in respect of any national key point. The act will be repealed when the Critical Infrastructure Protection Act (2019) comes into effect. It is proposed that the current expenditure deduction for national key points be reviewed to ascertain whether this deduction should be discontinued or aligned with the Critical Infrastructure Protection Act, but with certain limitations. 136

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS International Amending the anti-avoidance provision regarding change of residence Capital gains tax is levied when a person ceases to be a South African tax resident. When a company ceases to be a resident, there is a deemed disposal of its assets that triggers capital gains tax. Despite these rules, residents that hold shares in the company could subsequently dispose of the shares and qualify for a participation exemption for the sale of company shares. It is proposed that amendments be made to the legislation to close this loophole. Changing the anti-avoidance provision regarding taxation of foreign dividends received by residents The participation exemption rules for foreign dividends do not contain a similar limitation for general foreign dividends exemption rules (in the Income Tax Act). This limitation denies tax exemption for foreign dividends if there is a deductible expense or reduction that is determined directly or indirectly with reference to a dividend. For example, where a resident owns 20 per cent of the shares in an unlisted foreign company, no tax is imposed on the foreign dividends, even though these dividends arose from amounts that previously qualified for a tax deduction. To address this concern, it is proposed that changes be made to the legislation. Refining the definition of an “affected transaction” in the transfer pricing rules Transfer pricing rules apply if a taxpayer or a controlled foreign company enters into a transaction with a non-resident “connected person”, on terms and conditions that are not at arm’s length, and derives a tax benefit from that transaction. In the case of a transaction between a controlled foreign company and a non-resident “connected person”, a tax benefit may not be derived by the foreign company, but may be derived by a South African resident shareholder as a result of a lower inclusion of controlled foreign company net income for the resident. To address this situation, it is proposed that the legislation be amended to refer to a tax benefit that may be derived by a person, in relation to a controlled foreign company, that is a resident. Refining the tax treatment of capital flows Restricting the artificial reduction of dividends and capital gains tax: The current exchange control provisions restrict the use of loop structures, in part to protect the tax base. Tax legislation is a more appropriate tool to combat tax avoidance. For example, if a resident individual or trust holds at least 10 per cent of the total equity shares and voting rights in a foreign company, they qualify for a participation exemption and all foreign dividends received are exempt from tax. If the resident shareholding is more than 50 per cent, the foreign company is a controlled foreign company and all of the controlled foreign company’s dividend income is exempt from tax. If loop structures are no longer restricted, it would be possible to set up a structure where the controlled foreign company owns a South African company, and any dividends flowing from the resident company to the resident individual or trust through the controlled foreign company are exempt for the individual or trust. This would enable the resident individual or trust to reduce their dividend tax liability in respect of dividends declared by a resident company from 20 per cent to, in some instances, zero. A further loop structure risk exists if a resident disposes of shares in a controlled foreign company that owns South African assets. The unrealised gains attributable to the South African assets may not be taxed if the resident qualifies for the participation exemption for capital gains. Government proposes that the controlled foreign company legislation be amended to limit the dividend exemption available to a resident individual or trust relating to the accrual or receipt of dividends from a resident company to a controlled foreign company. As a result, such dividends would be taxed at an effective rate of 20 per cent, in line with cases where resident individuals receive dividends from resident companies. 137

2020 BUDGET REVIEW In addition, it is proposed that the participation exemption for capital gains on the disposal of shares in controlled foreign companies by residents should not apply to the extent that the value of those shares is derived from South African assets. Withdrawing retirement funds upon emigration: Individuals are currently able to withdraw funds from their pension preservation fund, provident preservation fund and retirement annuity fund upon emigrating for exchange control purposes through the Reserve Bank. As a result of the exchange control announcements in Annexure E, the concept of emigration as recognised by the Reserve Bank will be phased out. It is proposed that the trigger for individuals to withdraw these funds be reviewed. Any resulting amendments will come into effect on 1 March 2021. Transferring dual-listed shares abroad: A resident individual or company that owns a listed domestic security is not permitted to export that security without approval. This approval requirement is one of the exchange control provisions that will be phased out. As a result, government proposes that these events be deemed a disposal that would attract capital gains tax or normal tax. If the person or company remains a tax resident, they would be liable for tax on further gains when the security is sold in future. Value-added tax Revising the definition of “telecommunication services” for electronic services regulations With effect from April 2019, the regulations prescribing electronic services were changed to broaden the scope of electronic services that are subject to South African value-added tax (VAT). However, the definition of "telecommunication services" in the regulations currently contains an incorrect reference that creates unintended consequences. It is proposed that further changes be made to the regulations to address these consequences. Reviewing the VAT accounting basis option available for an intermediary In terms of section 54(2B) of the VAT Act (1991), certain supplies made by an underlying foreign electronic services supplier are deemed to be made by the intermediary, who is then required to levy and account for South African VAT on these supplies. Section 15(2)(a)(vii) of the VAT Act allows a vendor that is a foreign electronic services supplier to apply to the SARS Commissioner to account for VAT on a payment basis. However, it does not allow a vendor that is an intermediary to account for VAT on this basis. It is proposed that an intermediary vendor be allowed to account for VAT on a payment basis. Changing the VAT treatment of transactions under the corporate reorganisation rules Section 8(25) of the VAT Act ensures that transactions entered into between a group of companies have no VAT consequences. This is achieved by treating the supplier and the recipient of goods or services as the same person, provided the relevant rollover relief provisions of the Income Tax Act are met. The income tax relief provisions may not apply to the transfer of certain assets, which means that their transfer will also not qualify for the VAT relief, even though the assets form part of the entire transaction. This limitation of relief creates unintended consequences for VAT. The entire transaction could qualify for VAT relief under the going-concern provisions, but are excluded because the transaction falls within the ambit of the corporate reorganisation rules, which automatically require the provisions of section 8(25) of the VAT Act to apply. It is proposed that changes be made in the relief provisions in section 8(25) of the VAT Act to address these limitations. Reviewing section 72 arrangements and decisions In 2019, changes were made in section 72 of the VAT Act, which deals with the SARS Commissioner's discretion to make arrangements or decisions regarding the application of the VAT Act to specific 138

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS situations where the manner in which a vendor or class of vendors conducts their business leads to difficulties, anomalies or incongruities. These changes have an impact on the arrangements and decisions made before 21 July 2019. To address these concerns, government will review the impact and the role of these arrangements and decisions to ascertain whether they should be discontinued or extended in accordance with the new provisions of section 72. Clarifying the VAT treatment of irrecoverable debts Where a vendor, who is required to account for VAT on an invoice basis, has made an input tax deduction for the VAT they were charged on a taxable supply and that vendor has not paid the full consideration within a 12-month period, that vendor will be required to account for output tax on the unpaid amount. The VAT Act provides clarity on the time of supply within which such output tax is to be declared. However, there is uncertainty regarding the value of supply rule that applies in certain circumstances. It is proposed that clarity be provided in the legislation to address the uncertainty. Introducing measures to address undue VAT refunds on gold Schemes and malpractice to claim undue VAT refunds have been detected in the value chain relating to gold exports. The schemes and malpractice generally involve the import of coins, purchase of Krugerrands and illicit gold. It is proposed that appropriate regulations be considered or legislation be amended to address this. Carbon tax Update on the Trade Exposure and Performance Allowance Regulations The Carbon Tax Act came into effect on 1 June 2019. Following an extensive five-year stakeholder consultation process on the design, scope and methodology, the National Treasury published draft regulations for trade exposure and performance allowances for public comment in December 2019. After taking into account the public comments received, the draft regulations will be revised and gazetted in March 2020. In that month, the National Treasury will also publish a notice for the renewable energy premium credit and, in April 2020, the Department of Environment, Forestry and Fisheries will publish the methodology and accounting framework for greenhouse gas emissions sequestration. Aligning the carbon fuel levy adjustment with Carbon Tax Act Non-stationary greenhouse gas emissions from petrol and diesel used for road transport are incorporated in the current fuel levy in terms of the Customs and Excise Act. Under section 5 of the Carbon Tax Act, the rate of the carbon tax must be increased annually based on the consumer price index inflation rate for the preceding tax period plus two percentage points for the first phase of the carbon tax up to December 2022. To provide clarity on the quantum of the annual carbon fuel levy rate adjustment, it is proposed that changes to the carbon fuel levy should be aligned with adjustments to the principal carbon tax rate under the Carbon Tax Act and become effective on the first Wednesday in January for a particular tax period. The rates of 7 cents and 8 cents per litre for petrol and diesel respectively will remain unchanged for the 2020 tax period. Government will also publish a technical note outlining the methodological approach and administrative process for future carbon fuel levy rate adjustments by June 2020. Allowing a carbon tax “pass-through” for the regulated liquid fuels sector Currently, stationary sources of greenhouse gas emissions from crude oil and synthetic coal-to-liquid and gas-to-liquid refining processes are covered by the carbon tax and qualify for tax-free allowances up to a maximum of 90 per cent and 95 per cent respectively. Due to the regulated nature of petrol and diesel fuel prices, refineries are unable to recover these carbon tax costs. The 2013 Carbon Tax Policy Paper recommended a limited, transparent and equitable “pass-through” mechanism for carbon tax costs. Taking into account the maximum tax-free allowances for fuel combustion and fugitive emissions, 139

2020 BUDGET REVIEW amendments are proposed to allow a limited recovery of the carbon tax costs for regulated fuels. It is proposed that the cost recovery mechanism applies as a deduction against the carbon tax liability of petroleum refineries and government will publish the applicable rates for specific regulated fuels in a notice in the gazette. Tax administration Income Tax Act Failure by public benefit organisations approved to receive tax-deductible donations to submit audit certificates If a public benefit organisation fails to comply with specific requirements for receiving tax-deductible donations, SARS may regard these donations as taxable income for the organisation. If the failure is not addressed within a reasonable period, the receipts issued by the organisation will no longer be valid for claiming tax deductions. The sanctions do not apply to the requirement that an organisation conducting mixed activities, some of which qualify for the issue of receipts and some of which do not, obtain an audit certificate for the use of the funds for which receipts have been issued. It is proposed that this be corrected. Refunds of withholding tax on royalties where the royalty becomes irrecoverable: The interest-withholding tax provisions provide for a refund of tax withheld when interest became due and payable if the interest subsequently becomes irrecoverable. It is proposed that the same principle should apply in cases where royalty-withholding tax was paid and the royalty becomes irrecoverable. Customs and Excise Act Exchanging information with the Department of International Relations and Cooperation: A review aimed at minimising abuse and risks associated with duty-free shops was announced in the 2019 Budget Review. The abuse of duty-free purchases by certain diplomats has become an increasing problem and disclosure of relevant information to the Department of International Relations and Cooperation will enable a response at a diplomatic level. It is proposed that SARS be permitted to disclose information regarding duty-free purchases by diplomats to the Director-General of the Department of International Relations and Cooperation. Providing for the publication of tariff determinations: The World Customs Organisation advocates capacity building, skills development and knowledge sharing by customs authorities to enhance compliance with customs and excise legislation. Publishing tariff classifications will be useful in this regard and will contribute to consistency and transparency in the classification of goods. It is proposed that the Customs and Excise Act be amended to provide for the publication of tariff determinations and rules prescribing the circumstances in which such publication may take place, the kind of information that may be published and the manner of publication. Liability for duty in respect of imported goods: The liability for import duties rests with the master, pilot or carrier and only ceases when the goods are lawfully delivered, after due entry, to the importer or agent of the importer. Complaints by stakeholders have highlighted certain difficulties relating to the cessation of liability of the master, pilot or carrier at that stage. These difficulties include high shipping line charges for landside operations and the transport of goods for scanning, the favouring of shipping line transport, and the removal of containers to certain container depots with which shipping lines have private agreements. It is proposed that the Customs and Excise Act be amended to address these challenges by providing for licensed removers of goods in bond to move containerised goods from container terminals before they are released. The liability of the master, pilot or carrier will cease on delivery of the goods to a licensed remover. Provision will also be made for the assumption of liability by the licensed remover on receipt of the goods until their delivery. 140

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Progress with the review of the diesel refund administration: SARS recently published draft diesel refund rules and notes to the Customs and Excise Act for public comment. The draft is the result of National Treasury and SARS consultations with affected industries, including the 2017 discussion paper, Review of the Diesel Fuel Tax Refund System, industry-specific workshops conducted in 2018 and further technical inputs received from stakeholders during 2019. The draft presents a provisional outline for the review of the diesel refund administration to facilitate further industry engagements during 2020. The reform proposals and legislative framework will be refined further based on the outcome of the engagements. Tax Administration Act Aligning the Mineral and Petroleum Resources Royalty (Administration) and the Tax Administration acts: Chapter 12 of the Tax Administration Act (2011) created a framework to support the modernisation of the SARS accounting system for interest. Due to the similarities in the interaction between provisional and income tax on the one hand and the estimation and final payment of royalties for mineral and petroleum resources on the other, it is proposed that the Mineral and Petroleum Resource Royalty (Administration) Act (2008) and Chapter 12 of the Tax Administration Act be amended to ensure they align. This includes aligning interest payable for royalties, for the first and second payment, with provisional tax interest under Chapter 12. Estimated assessments for non-compliance: SARS may issue an estimated assessment to a taxpayer who does not file a return. The assessment may only be disputed where the relevant return is filed and SARS has failed to revise the assessment in light of the return. This ensures that all the facts are available when the assessment is revisited and that the dispute resolution timelines that would otherwise apply may be relaxed in appropriate circumstances. It is proposed that this approach be extended to cases where specific relevant material was requested from a taxpayer on more than one occasion, without an adequate response. Withholding PAYE refunds where returns are outstanding: In terms of the Income Tax Act, SARS may refuse to authorise a refund until a taxpayer furnishes any outstanding returns. A similar but broader provision exists in the Employment Tax Incentive Act (2013). Given the tight integration between the PAYE, skills development levy, unemployment insurance contributions and employment tax incentive systems, it is proposed that this power also apply to the Skills Development Levies Act (1999) and the Unemployment Insurance Contributions Act (2002). It is also proposed that the similar provisions across tax legislation be reviewed to determine if they can be consolidated into a single provision applicable to all tax types under the Tax Administration Act. Withholding refunds where a matter is under criminal investigation: The Tax Administration Act provides that SARS may withhold a refund until such time that the refund is verified, inspected or audited. It is proposed that this provision be extended to include criminal investigations. Technical corrections In addition to the amendments described above, the 2020 tax legislation will make various technical corrections, which mainly cover inconsequential items – typing errors, grammar, punctuation, numbering, incorrect cross-references, updating and removing obsolete provisions, removing superfluous text, and incorporating regulations and commonly accepted interpretations into formal law. Technical corrections also include changes to effective dates and the proper coordination of transitional tax changes. 141

2020 BUDGET REVIEW A final set of technical corrections relate to modifications that account for practical implementation of the tax law. Although tax amendments go through an intensive comment and review process, new issues arise once the law is applied (including obvious omissions and ambiguities). These issues typically arise when tax returns are prepared for the first time after the tax legislation is applied. Technical corrections of this nature are limited to recent legislative amendments. 142

D Public-sector infrastructure update Introduction This annexure provides an update on the status of major infrastructure projects and reports on planned public infrastructure spending. In line with government priorities and the medium-term strategic framework, the 2020 Budget prioritises spending on social and economic infrastructure such as schools, health facilities, roads and transport, energy, and water and sanitation. It also continues to fund programmes to improve the quality of infrastructure spending, and the capacity of government to plan and implement capital projects. The budgeting provisions are complemented by reforms to improve the effectiveness of infrastructure spending. Trends in public infrastructure spending Between 1998/99 and 2018/19, the public sector spent R3.2 trillion on infrastructure (Figure D.1). Expenditure increased from R48.8 billion in 1998/99 to R216.2 billion in 2018/19. The average real growth in expenditure for the period 1998/99 to 2006/07 was 8 per cent. Spending then escalated on construction projects related to the 2010 FIFA World Cup, resulting in an average real growth of 50 per cent over 2007/08 and 2008/09. Since then, expenditure growth has been declining with an average real growth of 2 per cent. This declining trend is largely due to municipalities and state-owned companies substantially reducing their spending over the past few years. Several major state-owned companies have struggled to access capital markets to finance infrastructure programmes. Most municipalities have underspent on conditional grants and are not collecting sufficient revenue to finance their capital budgets. In addition, national government has reduced infrastructure conditional grants to provinces and municipalities as the budget deficit and debt have risen. The same trend is visible in infrastructure spending as a percentage of GDP. 143 Definitions of infrastructure spending The annexure presents estimates of infrastructure spending across the public sector, which includes national, provincial and local government, state-owned companies and other public entities, and public funds allocated to public-private partnerships. The data in this annexure may differ from infrastructure or capital expenditure estimates presented elsewhere in the 2020 Budget Review. Here, “infrastructure” is defined broadly, including spending on new assets; replacements; maintenance and repairs; upgrades and additions; and rehabilitation, renovation and refurbishment of assets. Capital and interest payments are also included in the definition. In contrast, “capital spending” typically excludes maintenance and finance charges. The annexure also includes expenditure on public housing as part of infrastructure spending. In accounting terms, housing subsidies are usually defined as transfers rather than capital spending.

2020 BUDGET REVIEW

Figure D.1 Public-sector infrastructure spending


State-owned companies
Local government
Public-private partnerships
Public-sector infrastructure spending
Provincial departments
Public entities
National departments
R billion
Per cent of GDP
250
200
150
100
50
0
8
6
4
2
0
1998/99
1999/00
2000/01
2001/02
2002/03
2003/04
2004/05
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19

Source: National Treasury

Public-sector infrastructure spending highlights

Table D.1 summarises government's infrastructure spending plans for the next three years. The data combines infrastructure financed at national, provincial and local government level with spending estimates received from state-owned companies and other public entities.

Table D.1 Public-sector infrastructure expenditure and estimates

R billion	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	MTEF
		Outcomes		Revised estimate		Medium-term estimates		total
Energy	67.0	55.1	39.9	49.7	52.4	52.4	45.3	150.0
Water and sanitation	30.8	26.8	27.1	33.5	37.0	39.6	40.6	117.1
Transport and logistics	70.9	75.4	74.4	90.5	97.8	105.4	105.1	308.3
Other economic services	14.3	17.1	13.5	13.1	11.8	12.2	12.5	36.5
Health	10.4	9.7	11.3	12.0	12.3	12.3	12.6	37.3
Education	17.8	17.6	17.2	19.5	18.7	19.7	20.7	59.1
Human settlements[1]	18.3	14.3	15.0	18.8	16.6	13.4	13.9	43.9
Other social services	10.3	11.2	10.1	10.5	10.2	9.8	10.2	30.2
Administration services[2]	10.1	9.1	7.7	9.4	10.3	11.0	11.2	32.5
Total	**249.9**	**236.3**	**216.2**	**257.0**	**267.1**	**275.9**	**272.0**	**815.0**
National departments	15.8	14.9	13.6	15.8	16.1	16.9	17.3	50.4
Provincial departments	62.6	62.3	59.5	60.8	59.9	57.1	59.9	177.0
Local government	54.4	58.8	61.0	61.7	62.3	65.7	68.7	196.8
Public entities[3]	17.1	13.2	9.6	18.7	19.0	19.6	20.6	59.2
Public-private partnerships	4.8	4.8	4.9	5.6	5.7	6.1	5.9	17.8
State-owned companies[3]	95.2	82.2	67.5	94.2	104.0	110.5	99.5	314.0
Total	**249.9**	**236.2**	**216.2**	**257.0**	**267.1**	**275.9**	**272.0**	**815.0**

1. Human settlements includes public housing and bulk infrastructure amounting to R43.9 billion over the MTEF period
2. Administration services include infrastructure spending by the departments of International Relations and Cooperation, Home Affairs, and Public Works and Infrastructure, Statistics South Africa and their entities
3. Public entities are financed by capital transfers from the fiscus and state-owned companies are financed from a combination of own revenue, borrowings and private funding
Source: National Treasury

144

ANNEXURE D: PUBLIC-SECTOR INFRASTRUCTURE UPDATE Public-sector infrastructure spending over the medium-term expenditure framework (MTEF) period is estimated at R815 billion. State-owned companies continue to be the largest contributor to capital investment, spending a projected R314 billion over the next three years. Provinces are expected to spend R177 billion on infrastructure over the same period, while municipalities are forecast to spend R196.8 billion. Public housing and bulk infrastructure built through the human settlements development grant in provinces is expected to total R43.9 billion. Although these assets are transferred to homeowners, this spending is a substantial government contribution to the built environment. Spending on economic infrastructure, mainly by state-owned companies, accounts for 75.1 per cent of the medium-term estimate. These funds are used to expand power-generation capacity, upgrade and expand the transport network, and improve sanitation and water services. Social services infrastructure accounts for 20.9 per cent of the total, of which health and education account for 4.6 per cent and 7.2 per cent respectively. In 2019/20, the public sector is estimated to spend R257 billion on infrastructure, an increase of 19 per cent relative to 2018/19. This is mainly because of higher estimated spending by state-owned companies including the Passenger Rail Agency of South Africa, Eskom, Transnet and Rand Water, which are expected to resume or begin infrastructure projects that were deferred in previous years. The value of infrastructure budgets, however, is eroded by insufficient capacity and skills to build a sustainable pipeline of projects, as shown by infrastructure backlogs and the lack of business confidence. Government is therefore adopting a multi-faceted approach by resourcing project preparation facilities, reviewing regulations and policies, and introducing reforms. This approach is expected to improve the effectiveness of infrastructure spending and develop a project pipeline for funding by government and the private sector. Sectoral updates Energy Energy expenditure is expected to total R150 billion over the next three years, accounting for 18.4 per cent of total infrastructure spending. Eskom accounts for R128 billion, or 85.3 per cent, of this amount. The Department of Mineral Resources and Energy will focus on increasing household access to electricity over the medium term. A total of R16.4 billion has been allocated to support the Integrated National Electrification Programme. The programme will fund an estimated 560 000 new connections to the power grid over the MTEF period. An additional 15 000 households will be provided with non-grid (stand-alone power system) connections per year. Over the medium term, government will transfer R6 billion to municipalities and R9.7 billion to Eskom to fund this programme. To help municipalities replace and upgrade municipal infrastructure with more energy-efficient technology, R691.3 million has been allocated to the energy efficiency and demand-side management grant over the medium term. The Department of Mineral Resources and Energy continues to support the renewable energy market, in line with the national commitment to transition to a low-carbon economy. Government has committed to procuring 14 725 megawatts (MW) of power from renewable energy sources in terms of the Integrated Resource Plan 2010 to 2030. Up to 2019, 6 422 MW has been procured from 112 renewable energy independent power producer projects over seven bid windows, and 3 976 MW of electricity generation capacity from 64 projects has been added to the national grid. Private-sector investment in the programme amounts to R209.7 billion to date, of which R41.8 billion is from international investors and funders. 145

2020 BUDGET REVIEW Water and sanitation Government will spend R117.1 billion on water and sanitation over the next three years, accounting for 14.4 per cent of public-sector infrastructure expenditure. The Water Infrastructure Development Programme is allocated R41.6 billion over the medium term. The majority of this allocation, R24.5 billion, will be transferred to the Water Trading Entity, the regional bulk infrastructure grant and the water services infrastructure grant. The Water Trading Entity will receive transfers amounting to R6.6 billion over the medium term for new and existing projects such as the acid mine drainage operations in Gauteng, phase 2D of the Olifants River water resources development project, the Mokolo-Crocodile River water augmentation project, the raising of Tzaneen Dam, the Mdloti River development project, and the raising of Hazelmere Dam. Disbursements through the regional bulk infrastructure grant and the water services infrastructure grant will amount to R17.2 billion over the medium term. The funding will be used to implement regional bulk and water services infrastructure projects. Transport and logistics Public-sector infrastructure investment plans for transport and logistics total R308.3 billion over the medium term. This accounts for 37.8 per cent of total infrastructure expenditure during this period. These investments will improve the transport network, enhance the mobility of people and service provision, reduce transport costs, and facilitate regional trade. Revenue from services provided by state-owned companies will help fund infrastructure investment, complemented by national and provincial allocations for road construction and maintenance of the non-toll network. Over the MTEF period, major investments in roads and rail include the following: • The South African National Roads Agency Limited has been allocated R64.6 billion over the medium term. Of this amount, R35.4 billion will be used to improve and construct non-toll roads, R3.4 billion to construct the N2 Wild Coast highway, R2.5 billion to upgrade the R573 (Moloto Road) and R1.9 billion to compensate for reduced tariffs in the Gauteng Freeway Improvement Project. The provincial roads maintenance grant has been allocated R36 billion to maintain the provincial road network by resealing a targeted 16 226 lane kilometres, rehabilitating 6 199 lane kilometres, and patching 3.7 million square kilometres of potholes. The Passenger Rail Agency of South Africa has been allocated R32.4 billion in capital transfers to modernise the rail network. In addition, R20.4 billion has been allocated to the public transport network grant to fund the integrated public transport networks in 10 cities across the country. • • Human settlements The Department of Human Settlements has been allocated R95.9 billion over the medium term, which will support delivery of 226 906 housing subsidies. The department will facilitate the delivery of state-subsidised housing through implementing agents such as provinces, metropolitan municipalities and related departmental entities. These implementing agents are funded through the Housing Development Finance Programme in the form of conditional grants and transfers. The human settlements development grant has been allocated R43.9 billion over the medium term to fund housing and human settlements programmes at a provincial level. Over the same period, the urban settlements development grant has been allocated R26 billion to fund infrastructure provision for broader urban development in metropolitan municipalities. The National Housing Finance Corporation will increase access to affordable housing finance for low-to middle-income households by facilitating private-sector lending for housing. Over the medium term, the 146

ANNEXURE D: PUBLIC-SECTOR INFRASTRUCTURE UPDATE corporation will focus on incremental housing finance; developer and emerging contractor finance; affordable rental housing finance; and finance-linked individual subsidies for qualifying households. Over the medium term, the corporation will receive an additional allocation of R1.3 billion for its finance-linked individual subsidy programme. Health Over the medium term, the Department of Health plans to accelerate the delivery of infrastructure in the health sector for the implementation of national health insurance. The direct health facility revitalisation grant, which is transferred to provincial health departments, will receive R19.9 billion over the next three years. Over the same period, R4.6 billion will be allocated to the health facility revitalisation component of the national health insurance indirect grant. A portion of this allocation will fund the planning and building of the Limpopo Central Hospital in Polokwane, which is expected to be completed in 2025/26. Education Government plans to spend R59.1 billion on infrastructure for the education sector over the MTEF period. The Department of Basic Education plans to spend R41.4 billion on school infrastructure over the medium term. The education infrastructure grant has been allocated R35 billion over this period to accelerate the construction, maintenance, upgrading and rehabilitation of new and existing school infrastructure. The school infrastructure backlogs grant will receive R6.5 billion to provide water, sanitation and electricity to schools, and replace schools constructed with inappropriate materials. In 2020/21, R1.7 billion will be used to build 31 new schools and to provide water and sanitation facilities to 125 and 691 schools respectively. The Department of Higher Education and Training will focus on increasing student access and improving staff development in the university system by increasing allocations to universities with a high proportion of students and staff from historically disadvantaged population groups. In 2020/21, the University Capacity Development Programme will receive R1.1 billion, the Historically Disadvantaged Institutions Development Programme will receive R536.3 million and the Infrastructure and Efficiency Programme will receive R2.8 billion. Infrastructure reforms Infrastructure investments facilitate economic activities and thus enable economic growth, job creation and poverty alleviation. The National Development Plan targets infrastructure investment of 30 per cent as a percentage of GDP by 2030. Figure D.2 Public and private capital investment as a share of GDP, 1960–2018 30 Source: Reserve Bank 147 Per cent of GDP 1960 1964 1968 1972 1976 1980 1984 1988 1992 1996 2000 2004 2008 2012 2016 35 Public-sector investment 25 20 15 10 5 0 Private-sector investment NDP target

2020 BUDGET REVIEW Bridging the infrastructure investment gap requires developing innovative approaches to leverage private-sector finance, making the necessary regulatory changes and improving infrastructure planning across government to build a pipeline of projects. To unlock this potential, government has initiated broad reforms in infrastructure provision. The reforms will ensure that infrastructure is built faster and that costs are controlled, with appropriate sharing of risks between the private and public sector. In addition, government is integrating climate-change considerations into existing tools to strengthen the climate resilience of infrastructure. The components of these reforms are summarised below. The Budget Facility for Infrastructure The Budget Facility for Infrastructure (BFI) was launched in 2016 to support the planning and execution of priority infrastructure projects and programmes. The facility evaluates proposals before committing fiscal resources to avoid funding poorly planned and inadequately prepared large-scale projects. The BFI creates a window for annual submissions for budgets of large infrastructure projects and programmes, assesses the submissions, and makes recommendations to budget authorities and political decision makers. Since 2017, there have been three annual BFI windows. In total, submissions were received for 169 projects worth R374.5 billion, and 26 projects worth R37.1 billion were recommended for funding. Most proposals submitted through the BFI are poorly planned and packaged, mainly because of insufficient technical expertise and institutional capacity to develop good projects. Appraisal and evaluation guideline With funding from the World Bank, the National Treasury is developing a government-wide project appraisal and evaluation guideline. The guideline will provide simple, uniform methodologies and criteria that will apply to all new proposals. It will guide practitioners on how to package projects and enable decision makers to select projects that offer value for money and maximise economic benefits for government. The guideline is expected to be drafted within the next six months. Infrastructure Fund Government has committed R100 billion to the Infrastructure Fund, including R10 billion over the next three years. This includes new funding, new guarantees and repackaging of existing projects. The fund focuses on blended-finance projects, most of which will be funded primarily by the private sector. The Infrastructure Fund will increase private-sector investment in public infrastructure and contribute to higher economic growth, productivity and employment creation. The fund’s implementation unit, housed within the Development Bank of Southern Africa (DBSA), aims to facilitate and speed up the development of projects and programmes. The unit aims to build a pipeline of potential projects worth over 700 billion over the next 10 years. Stringent criteria are applied when deciding which projects should be included in the Infrastructure Fund pipeline. To be accepted, projects must: • Be large, as the preparation costs for blended-finance projects are prohibitive for small projects and large-scale investment is being targeted. Be suitable for blended financing, with clear and predictable cash flows, sufficiently attractive risk profiles for investors, and the need for some financial support from government. Mobilise private-sector skills and resources. Align with government’s infrastructure priorities. Be scalable and replicable. • • • • Over the next three years, the DBSA will identify, plan and package at least five blended-finance mega projects (valued at over R200 billion), using the funds committed by government to close funding gaps and reduce risks for the private sector. Results from the first set of projects will be used to adapt and 148

ANNEXURE D: PUBLIC-SECTOR INFRASTRUCTURE UPDATE strengthen the final design of the Infrastructure Fund. The DBSA is collaborating with private-sector investment associations, the Banking Association South Africa, the Association for Savings and Investment South Africa, and the Public Private Growth Initiative to build partnerships and attract private-sector funding. Project proposals will be evaluated through the BFI. Public-private partnership review In 2019, the National Treasury began reviewing the public-private partnership (PPP) regulations and guidelines. The review aims to identify and address challenges that have negatively affected PPP project readiness and private-sector participation. Improvements stemming from the review are also expected to enhance the Infrastructure Fund work on blended-finance projects. The review of the PPP framework is a key reform as most of the blended projects will be partnerships between the public and private sector. Key stakeholders in government and the private sector are providing input to the review. The recommendations are expected in September 2020. Feasible recommendations will be incrementally introduced to scale up the pipeline of PPP projects. Municipal Investment Programme Project Preparation Facility The Neighbourhood Development Programme helps municipalities improve the development and management of their built environment. To expedite spatial transformation in cities, the focus has been on planning well-located, mixed-use and mixed-income development programmes and projects as required by built environment performance plans. Metropolitan municipalities have growing infrastructure investment needs, established institutional capacity, autonomous borrowing authority and generally healthy balance sheets that can be used to leverage private finance. A dedicated grant will be created to support them to establish effective and efficient programme management and project preparation facilities for their capital investment programmes. They will be financed by reprioritising funds from the integrated city development grant and neighbourhood development partnership grant. From 2020/21, the Cities Preparation Support Fund will provide co-financing, which declines as these municipalities increase their capacity. Cities Support Programme’s work on climate change and infrastructure For many cities, strengthening the resilience of infrastructure and supporting low-carbon development of capital projects is a large-scale undertaking that requires strong partnerships and new sources of capital. Some cities lack technical expertise or access to the capital required. The National Treasury’s Cities Support Programme helps cities increase their capital investments in climate resilience and low-carbon development through targeted technical assistance to strengthen project design, packaging and preparation. The programme will also strengthen cities’ capability to manage climate-resilient assets by integrating climate-change considerations into their planning tools, including the Infrastructure Delivery Management System, guidelines for catalytic land development programmes and the BFI’s project appraisal and evaluation guideline. Support on applying these tools will be provided at the national and city level. Major infrastructure projects Table D.2 provides a pipeline of projects that are at various stages of development. Some projects are still in the early stages of project preparation while others are at advanced stages. These projects are not yet approved for funding. Large projects have to go through a number of approval gates involving successively more detailed planning before being considered for funding through the budgeting process. Most of the proposed projects and programmes will be financed in partnership with government, the private sector and development finance institutions. Health sector projects, however, are fully funded by government. 149

2020 BUDGET REVIEW

Table D.2 Major infrastructure projects per sector

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Health				
Limpopo Central Hospital	Limpopo Department of Health	4	Construction of a new 488-bed central hospital on a greenfield site donated by the Polokwane Local Municipality	Procurement
Tygerberg Hospital	Western Cape Department of Health	4.3	Construction of a 550-bed regional hospital	Feasibility completed
Klipfontein Hospital	Western Cape Department of Health	4.2	Construction of a 1 238-bed hospital to replace the GF Jooste Hospital	Feasibility completed
Education				
Student Housing Infrastructure Programme (SHIP) pilot phase	Department of Higher Education and Training	96	Construction of student residences	Various stages
Gauteng Schools Programme	Gauteng Provincial Government	4.7	Construction, expansion, refurbishment and facilities management of 64 schools in Gauteng	Feasibility
Housing				
Social Housing Programme Phase 1	Social Housing Regulatory Authority	10.3	Construction of social housing in well-located areas for low- to middle-income families	Implementation
Social Housing Programme Phase 2	Social Housing Regulatory Authority	18.5	Social Housing Programme Phase 2	Pre-feasibility
Office accommodation				
Kopanong Precinct	Gauteng Department of Infrastructure Development	16	Construction of Gauteng Provincial Government office to consolidate administration function of 19 buildings in the Johannesburg CBD	Procurement
Rural Development and Land Reform head office accommodation	Department of Rural Development and Land Reform	4	Construction of the head office accommodation	Procurement
Bhisho Office Precinct	Eastern Cape Department of Roads and Public Infrastructure	5	Construction of offices for seven Eastern Cape departments in a single location in Bhisho	Procurement
Telecommunications				
Broadband rollout (SA Connect)	Department of Telecommunications and Postal Services	80	Broadband infrastructure in areas where pure private provision thereof is not commercially viable	Feasibility

150

ANNEXURE D: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

Table D.2 Major infrastructure projects per sector *(continued)*

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Transport				
Gauteng Rapid Rail Network Extension Phase 1 and 2	Gauteng Department of Roads and Transport	112	A two-phase extension of the existing Gautrain rail system	Feasibility
Gautrain: Acquisition of additional rolling stock	Gauteng Department of Roads and Transport	2	Procurement of 48 additional coaches and expansion of depot facility to accommodate increased demand	Feasibility
National Roads Programme – upgrades to existing non-concession national toll roads	South African National Roads Agency	22	Major upgrades to various sections of the N1, N2 and N3 roads	Pre-feasibility
Provincial roads concessions	Provincial roads and transport departments	45	Provincial roads infrastructure projects	Pre-feasibility
Expansion of the MyCiTi Bus Rapid Transport System in Cape Town	City of Cape Town	7.5	Expansion of the current MyCiTi Bus Rapid Transport System network	Procurement
Small Harbours Programme	Department of Public Works and Infrastructure	8.2	Upgrading and refurbishment of 12 proclaimed fishing harbours in the Western Cape, and nodal-based refurbishment and development of new harbours in the Northern Cape, Eastern Cape and KwaZulu-Natal	Feasibility
Transnet natural gas networks project	Transnet	10	Develop, design, finance, construct and operate liquefied natural gas midstream infrastructure to enable gas import	Pre-feasibility
One-stop border posts	Department of Home Affairs	11	Upgrade, refurbishments and facilities management for the six busiest border posts	Procurement
Energy				
Approach to Distribution Asset Management	Department of Mineral Resources and Energy, Cooperative Governance and Municipal Infrastructure Support Agent	30	Maintenance, refurbishment and strengthening of municipal electricity distribution networks	Pre-feasibility
Research				
SA Isotope Facility	National Research Foundation	1.4	Construction of the South African Isotope Facility	Procurement
Solid waste				
Mossel Bay regional landfill facility	Garden Route District Municipality	0.8	Development of solid waste and landfill	Procurement
KwaDukuza waste services	KwaDukuza Local Municipality	0.3	Collection and disposal of solid waste from households	Procurement

151

2020 BUDGET REVIEW

Table D.2 Major infrastructure projects per sector *(continued)*

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Water and sanitation				
Water reuse	Cooperative Governance and Municipal Infrastructure Support Agent	50-75	Increasing bulk water supply, through wastewater reuse or putting in place new sources of supply such as desalination	Pre-feasibility
Water and sanitation private-sector participation	Cooperative Governance and Municipal Infrastructure Support Agent	100	Increasing private-sector participation in the provision of municipal water and sanitation services	Pre-feasibility
Non-revenue water (water conservation and water demand management)	Cooperative Governance and Municipal Infrastructure Support Agent	35-50	Improving water infrastructure to reduce losses, and improving metering, billing and collection from non-indigent customers	Pre-feasibility
Olifants River Water Resources Development Project	Trans-Caledon Tunnel Authority	20	Bulk water infrastructure development	Pre-feasibility
Bulk infrastructure				
Industrial Development Corporation (IDC) infrastructure for industrial projects programme	Industrial Development Corporation	15	Industrial Development Corporation infrastructure for industrial projects	Feasibility
Vumela - municipal bulk infrastructure financing	Cooperative Governance and Municipal Infrastructure Support Agent	50-60	Development of municipal bulk infrastructure	Pre-feasibility
Coega Special Economic Zone Return Effluent Scheme	Coega Development Corporation	0.9	Construction of critical bulk infrastructure (water, return effluent and sanitation) around the development of a bulk return effluent scheme	Feasibility completed
The establishment of basic economic infrastructure in Zone 3, 5, 6 and 7 of the Coega Special Economic Zone to unlock gas-to-power, aquaculture development and bulk water demand	Coega Development Corporation	0.5	The provision of bulk services, including water, sanitation, electrical and energy	Feasibility completed

Source: National Treasury

152

E Financial sector update This annexure provides an update on regulatory changes in the financial sector, including changes announced in the 2019 Medium Term Budget Policy Statement to promote investment and reduce burdensome regulation. Fighting financial crime and corruption South Africa’s financial intelligence system is undergoing a mutual evaluation by an assessment team from the Financial Action Task Force (FATF). This review, which takes place regularly in all FATF member countries, evaluates national systems to prevent money laundering, terror financing and financing of the proliferation of weapons of mass destruction. The review will conclude in September 2020, at which time the review team will provide an evaluation and recommendations to the South African authorities. Concurrently, government is preparing legislative and regulatory proposals to combat sophisticated financial crimes, unexplained wealth and suspicious financial flows. These may include expanding the scope of suspicious transaction reporting, facilitating greater cooperation and information sharing between relevant authorities, and expanding capacity in the areas of analysis, enforcement and investigation. These proposals will complement the recommendations emerging from the FATF review. Simplifying cross-border trade and financial flows In 2019, South Africa was one of 54 countries that signed up to an African free-trade area encompassing 1.2 billion people and more than US$3 trillion in output. African countries have agreed to cut tariffs to zero on 90 per cent of goods, which, alongside other trade-facilitating measures, is expected to increase intra-continental commerce by more than 50 per cent over four years, according to the United Nations Economic Commission for Africa. The free-trade area presents an opportunity to speed up development on the continent, and represents a potentially large market for South African goods and services. In this context, the National Treasury proposes modernising the foreign-exchange system. Since 1933, South Africa has operated a “negative list” system. By default, foreign-currency transactions are prohibited, except for those listed in the Currency and Exchanges Manual. As a result, even small individual transactions – such as for travel – require onerous approval processes. This regime constrains trade and cross-border flows, particularly in relation to fast-growing African economies. Over the next 12 months, a new capital flow management system will be put in place. All foreign-currency transactions will be allowed, except for a risk-based list of capital flow measures summarised in the box overleaf. This change will increase transparency, reduce burdensome and unnecessary administrative approvals, and promote certainty. The capital flow measures take account of the Organisation for Economic Co-operation and Development best-practice Code of Liberalisation of Capital Movements1 and 1 Available online at http://www.oecd.org/daf/inv/investment-policy/Code-capital-movements-EN.pdf 153

2020 BUDGET REVIEW are aligned with similar approaches in other developing countries. The detailed list of remaining capital flow measures will be published on the Reserve Bank website. Tax and exchange control treatment of individuals Following reforms to the income tax treatment of South African tax residents who receive remuneration outside the country, government proposes to remove the exchange control treatment for individuals, while strengthening the tax treatment. The intention is to allow individuals who work abroad more flexibility, provided funds are legitimately sourced and the individual is in good standing with the South African Revenue Service. Individuals who transfer more than R10 million offshore will be subjected to a more stringent verification process. Such transfers will also trigger a risk management test that will include certification of tax status and the source of funds, and assurance that the individual complies with anti-money laundering and countering terror financing requirements prescribed in the Financial Intelligence Centre Act (2001). This will be phased in by 1 March 2021. Under the new system, natural person emigrants and natural person residents will be treated identically. Additional restrictions on emigrants – such as the restrictions on emigrants being allowed to invest, and the requirement to only operate blocked accounts, have bank accounts and borrow in South Africa – have been repealed. The concept of emigration as recognised by the Reserve Bank will be phased out, to be replaced by a verification process based on the requirements above. Tax residency for individuals will continue to be determined by the ordinarily resident and physically present tests as set out in the Income Tax Act (1962). Under existing international standards, South Africa participates in the automatic sharing of information between tax authorities on individuals’ financial accounts and investments. These cooperative practices will remain in place to ensure that South African tax residents who have offshore income and investments pay the appropriate level of tax. Other reforms State bank In 2019, Parliament passed legislation to allow state-owned companies to apply for banking licences. Postbank is in the process of applying for such a licence. The decision to grant a licence is ultimately the 154 Remaining capital flow and macroprudential measures To ensure financial stability, some macroprudential and capital management measures will remain. These include: •South African corporates will not be allowed to shift their primary domicile, except under exceptional circumstances approved by the Minister of Finance. •Approval conditions granted by the Minister of Finance for corporates with a primary listing offshore, including dual-listed structures, will be aligned to the current foreign direct investment criteria and/or conditions to level the playing field. •Cross-border foreign-exchange activities will continue to be conducted through dealers authorised and regulated by the Reserve Bank. •Prudential limits on South African banks and institutional investors will remain, but the limits will be reviewed regularly. •Banks’ unhedged foreign-currency exposures will remain limited to 10 per cent of liabilities (known as the net open foreign exchange position) and will remain regulated by the Prudential Authority of the Reserve Bank. •The domestic treasury management company policy, which allows South African companies to establish one subsidiary as a holding company for African and offshore operations without being subject to exchange control restrictions, will remain in place, as will the international headquarter company regime. •The export of intellectual property for fair value to non-related parties will not be subject to approval. •The current policy of certain loop structures, which relates to the acquisition by private individuals of equity and/or voting rights in a foreign company, will remain until tax amendments are implemented to address the risks. The foreign-exchange treatment of individuals will be aligned to the tax treatment, which is discussed below and in Annexure C.

ANNEXURE E: FINANCIAL SECTOR UPDATE prerogative of the Prudential Authority, which will assess each applicant on its merits. The design of any state bank will protect the fiscus in the event of poor governance, non-performing loans or shortages in capital funding. Sovereign wealth fund The National Treasury is conducting a feasibility study for a sovereign wealth fund, possibly from the proceeds from the allocation of spectrum and the sale of non-core assets to capitalise such a fund. In addition, a fiscal rule that saves fiscal surpluses in the fund could help to manage volatile revenues. Alignment with Basel Committee on Banking Supervision principles In line with the Basel Committee on Banking Supervision’s core principles on corporate governance, South Africa has strengthened the regulatory framework by enforcing stricter independence requirements for directors on bank boards. In 2019, government updated banking regulations relating to a securitisation framework, total loss-absorbing capacity holdings, capital requirements for equity investments in funds, capital requirements for bank exposures to central counterparties and the standardised approach for measuring counterparty credit-risk exposures. In addition, consultation with the banking industry has started on the Fundamental Review of the Trading Book, a comprehensive set of capital rules applied to a bank’s wholesale trading activities. The economic effects of implementing these rules will be comprehensively assessed. Third-party cell captive insurance In December 2019, the Financial Sector Conduct Authority published a position paper2 to address concerns about third-party cell captive insurance, in which insurance is provided through cells, rather than directly to a client. Improving its regulation and supervision will protect consumers by ensuring that a financial advisor can no longer earn commission and share in the profits of the cell captive arrangement. Deposit insurance for financial institutions Following extensive consultation, the Minister of Finance has submitted final legislation to introduce a comprehensive deposit insurance scheme that protects depositors when banks fail. This safety net will also support the growth of smaller banks. In addition, systemically significant payment systems, as defined in the National Payment System Act (1998), will be considered. The Corporation for Deposit Insurance, which will be located at the Reserve Bank, is being created to manage and administer the deposit insurance fund. Further details of the tax treatment of this fund are contained in Annexure C. The Conduct of Financial Institutions Bill and retail distribution review In 2018, the Conduct of Financial Institutions Bill was published for public consultation. Public workshops were held during 2019. Over 800 pages of comments were received, including feedback on governance requirements, retirement funds, payment services, financial markets and wholesale banking. A revised draft of the bill will be published for public comment and tabled in Parliament in 2020. The Financial Sector Conduct Authority published an update of its retail distribution review in December 2019.3 The report indicates significant progress in implementation, which establishes requirements for product sales and ongoing support to the consumer, and ends “sign-on” bonuses. Financial markets legislation In the context of rapidly evolving financial markets, South Africa needs to update its legislative and regulatory framework. An extensive review of the Financial Markets Act (2012) highlighted gaps in the 2 Available at https://www.fsca.co.za/Regulatory%20Frameworks/Pages/Position%20Policy%20Papers.aspx 3 Available at https://www.fsca.co.za/Regulatory%20Frameworks/Temp/RDR%20General%20Status%20Update%20December%202019.pdf 155

2020 BUDGET REVIEW current framework and proposed changes. The National Treasury has consulted with market participants, the Prudential Authority and the Financial Sector Conduct Authority. A consultation paper will be published on the National Treasury website, and legislation will be drafted for public comment and tabled in Parliament by 2021. The framework for regulating over-the-counter derivative markets has been finalised, in line with South Africa’s commitment to the Group of Twenty. The final joint standard on margin requirements will take effect on 1 October 2020. Levies The Financial Sector Levies Bill, to be submitted to Parliament during 2020, will propose the collection of levies to ensure that the Prudential Authority, the Financial Sector Conduct Authority and ombuds are sufficiently resourced to carry out their duties and functions. Transformation and financial inclusion The Financial Sector Transformation Council has established eight subcommittees to review the targets in the Financial Sector Code to strengthen transformation of the financial sector. To date, the committees have developed targets for management control, skills development, socioeconomic development, consumer education and retirement funds. A paper to establish a policy framework for financial inclusion in South Africa will be published for public comment in 2020. Innovation hub The Intergovernmental Fintech Working Group is introducing an online fintech portal with an innovation hub, which will clarify the applicability of financial services regulation and support the testing of new products and services. Unclaimed benefits Retirement funds and the Guardian’s Fund are sometimes unable to trace beneficiaries, resulting in the money remaining unclaimed. The money is invested in government bonds and other instruments. These investments are being considered in the mobilisation of funding for infrastructure. Government will introduce legislation later this year to centralise such funds and establish a central registry of all members of retirement funds. Retirement fund reform Government and the National Economic Development and Labour Council have agreed to proceed with retirement reform related to the harmonisation of all retirement benefits, including provident funds. Government will take steps to ensure the development of annuity products more suitable for the low-income market. Further reforms will include improving oversight and governance of commercial umbrella funds, fund consolidation and auto-enrolment. 156

F Summary of the budget 157

2020 BUDGET REVIEW

Summary of the national budget

R million	2019/20 Budget estimate	2019/20 Revised estimate	2020/21 Budget estimate	2021/22 Medium-term estimates	2022/23 Medium-term estimates
REVENUE					
Estimate of revenue before tax proposals			**1 425 418**		
Budget 2020/21 proposals:			-		
Direct taxes			**-2 000**		
Taxes on individuals and companies					
Personal income tax			**-2 000**		
Increasing brackets by more than inflation			-2 000		
Revenue if no adjustment is made			*12 000*		
Higher-than-inflation increase in brackets and rebates			*-14 000*		
Indirect taxes			**2 000**		
Carbon tax			1 750		
Plastic bag levy			250		
Estimate of revenue after tax proposals	**1 403 464**	**1 344 796**	**1 397 996**	**1 484 294**	**1 580 877**
Percentage change from previous year			*4.0%*	*6.2%*	*6.5%*
EXPENDITURE					
Direct charges against the National Revenue Fund	**743 900**	**746 713**	**805 666**	**872 909**	**940 599**
Debt-service costs	202 208	205 005	229 270	258 482	290 145
Provincial equitable share	505 554	505 554	538 472	573 990	607 554
General fuel levy sharing with metropolitan municipalities	13 167	13 167	14 027	15 182	16 085
Skills levy and sector education and training authorities	18 759	18 576	19 413	20 585	21 970
Other [1]	4 213	4 411	4 485	4 670	4 846
Appropriated by vote	**900 249**	**935 591**	**963 114**	**988 836**	**1 029 513**
Current payments	248 057	246 686	261 333	279 252	288 690
Transfers and subsidies	614 373	611 782	644 025	684 282	721 889
Payments for capital assets	15 460	13 573	15 303	15 809	16 510
Payments for financial assets	22 360	63 549	42 454	9 493	2 424
Provisional allocations	**1 558**	-	**-7 786**	**-16 077**	**-34 887**
Provisional allocation not assigned to votes	10	-	7 021	1 853	3 573
Infrastructure fund not assigned to votes	1 000	-	-	4 000	6 000
Provisional allocation for Eskom restructuring	5 348	-	23 000	33 000	23 000
Compensation of employees adjustment	-4 800	-	-37 807	-54 929	-67 460
Total	**1 645 707**	**1 682 304**	**1 760 994**	**1 845 668**	**1 935 225**
Plus:					
Contingency reserve	13 000	-	5 000	5 000	5 000
Estimate of national expenditure	**1 658 707**	**1 682 304**	**1 765 994**	**1 850 668**	**1 940 225**
Percentage change from previous year			*5.0%*	*4.8%*	*4.8%*
2019 Budget estimate of expenditure		**1 658 707**	**1 769 566**	**1 900 485**	
Increase / decrease (-)		*23 597*	*-3 572*	*-49 817*	
Gross domestic product	*5 413 825*	*5 157 347*	*5 428 212*	*5 758 993*	*6 126 302*

1) Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, National Revenue Fund payments (previously classified as extraordinary payments), and the International Oil Pollution Compensation Fund.
Source: National Treasury

158

ANNEXURE F: SUMMARY OF BUDGET

Summary of the consolidated budget

R million	2019/20		2020/21	2021/22	2022/23
	Budget estimate	Revised estimate	Budget estimate	Medium-term estimates	
National budget revenue [1]	1 403 464	1 344 796	1 397 996	1 484 294	1 580 877
Revenue of provinces, social security funds and public entities	180 347	172 192	185 910	198 545	210 442
Consolidated budget revenue [2]	1 583 811	1 516 988	1 583 905	1 682 839	1 791 319
National budget expenditure [1]	1 658 707	1 682 304	1 765 994	1 850 668	1 940 225
Expenditure of provinces, social security funds and public entities	167 845	161 241	188 450	189 671	200 815
Consolidated budget expenditure [2]	1 826 553	1 843 546	1 954 445	2 040 339	2 141 040
Consolidated budget balance	-242 741	-326 557	-370 539	-357 500	-349 721
Percentage of GDP	*-4.5%*	*-6.3%*	*-6.8%*	*-6.2%*	*-5.7%*
FINANCING					
Domestic loans (net)	209 992	312 736	332 286	325 913	317 484
Foreign loans (net)	-20 992	27 547	18 815	41 763	40 760
Change in cash and other balances	53 742	-13 726	19 438	-10 176	-8 523
Total financing (net)	242 741	326 557	370 539	357 500	349 721

1) Transfers to provinces, social security funds and public entities presented as part of the national budget.
2) Flows between national, provincial, social security funds and public entities are netted out.
Source: National Treasury

159

2020 BUDGET REVIEW This page was left blank intentionally. 160

Glossary Accounting officer The public servant who is accountable to Parliament for financial management of a government department, usually the director-general at the national level or head of the department at the provincial level. An accounting convention by which payments and receipts are recorded as they occur, even if no cash flow takes place. Debt used to buy shares or assets. Presentation to Parliament of the amendments to be made to the appropriations voted in the main budget for the year. Prices set outside ordinary market processes through administrative decisions by government, a public entity or a regulator. Taxes levied on commodities as a certain percentage of their value. Manufacturing activities that transform raw materials and intermediary goods derived from agriculture into intermediate or final goods. The part of the national budget that can be divided between the national, provincial and local spheres of government, after interest and the contingency reserve have been taken into account. The repayment of a loan by instalments over its duration. A fixed amount of money paid over a period of time as a return on an investment. A provision aimed at preventing tax avoidance. See principal purpose test. The approval by Parliament of spending from the National Revenue Fund, or by a provincial legislature from a provincial revenue fund. A condition occurring when prices for a category of assets rise above the level justified by economic fundamentals. A summary statement of all the international transactions of the residents of a country with the rest of the world over a particular period of time. Corporate tax-planning strategies that exploit the gaps and mismatches in tax laws between countries to shift taxable income to lower-or no-tax jurisdictions. See also tax evasion and profit shifting. Reforms developed by the Basel Committee on Banking Supervision to strengthen the regulation, supervision and risk management of the banking sector. The initial allocations used during the budget process, derived from the previous year’s forward estimates. One hundredth of one per cent. Manufacturing activities that transform raw minerals into higher-value products. A certificate of debt issued by a government or corporation guaranteeing payment of the original investment plus interest by a specified future date. Amount by which the purchase price of a bond is greater than its par value. The difference in yield between two bonds. An auction that aims to ease pressure on targeted areas of the redemption profile by exchanging shorter-dated debt for longer-term debt. See switch auction. Accrual Acquisition debt Adjustments estimate Administered prices Ad valorem duties Agro-processing Allocated expenditure Amortisation Annuity Anti-avoidance rule Appropriation Asset price bubble Balance of payments Base erosion and profit shifting Basel III Baseline Basis point Beneficiation Bond Bond premium Bond spread Bond-switch programme 161

2020 BUDGET REVIEW Bracket creep Increased real tax liability that arises when the personal income tax tables are not fully adjusted for inflation. The difference between budgeted expenditure and budgeted revenue. If expenditure exceeds revenue, the budget is in deficit. If the reverse is true, it is in surplus. A reform to the budget process that establishes specialised structures, procedures and criteria for committing fiscal resources to public infrastructure spending. Property of any kind, including assets that are movable or immovable, tangible or intangible, fixed or circulating, but excluding trading stock held to realise a financial or economic return. Spending on assets such as buildings, land, infrastructure and equipment. A flow of investments in or out of the country. A measure of the net increase in the country’s total stock of capital goods, after allowing for depreciation. Tax levied on the income realised from the disposal of a capital asset by a taxpayer. A capital gain is the excess of the selling price over the purchase price of the capital asset. Durable goods used over a period of time to produce other goods. See also intermediate goods. The cost of borrowing to construct a capital asset, which is then included in the cost of the asset. A financial market where individuals and institutions raise capital or funding in the form of debt or equities. The process of allocating a greenhouse gas emissions allowance to a company for a specific period of time. Municipal categories established by the Constitution: Category A, or metropolitan municipalities; Category B, or local municipalities; and Category C, or district municipalities. An asset placed as a guarantee for the repayment of debt, to be recouped in the case of a default. Debt issued by companies through short-term promissory notes. An expert panel established by the President to investigate a specific issue. Budget balance Budget Facility for Infrastructure Capital asset Capital expenditure Capital flow Capital formation Capital gains tax Capital goods Capitalised interest Capital market Carbon budgeting Category A, B and C municipalities Collateral Commercial paper issuances Commission of inquiry Conditional grants Allocations of money from one sphere of government to another, conditional on certain services being delivered or on compliance with specified requirements. Debt or credit granted by a person/entity to a connected person/entity. In the case of a holding company, for example, a subsidiary company would be a connected person. National, provincial and local government, as well as extra-budgetary government institutions and social security funds. Total expenditure by national and provincial government, social security funds and selected public entities, including transfers and subsidies to municipalities, businesses and other entities. The measure of inflation based on prices in a basket of goods and services. Expenditure on goods and services that are used within a short period of time, usually a year. Connected person debt/credit Consolidated general government Consolidated government expenditure Consumer price index Consumption expenditure 162

GLOSSARY Contingency reserve An amount set aside, but not allocated in advance, to accommodate changes to the economic environment and to meet unforeseeable spending pressures. A government obligation, such as a guarantee, that will only result in expenditure if a specific event occurs. See government guarantee. A foreign business in which South Africans hold a greater than 50 per cent interest, usually of the share capital of a company. The transformation of state-owned enterprises into commercial entities, subject to commercial legal requirements and governance structures, while the state retains ownership. Inflation that is caused by an increase in production costs, such as wages or oil prices. Policy that has the opposite effect on economic activity to that caused by the business cycle, such as slowing spending growth in a boom period and accelerating spending in a recession. The periodic interest payment made to bondholders during the life of the bond. The interest is usually paid twice a year. Stock brokers that do not trade as a treasury operation; the Reserve Bank; banks and their controlling companies; and companies or trusts that form part of a banking group, excluding short-and long-term insurers, and these insurers’ subsidiaries and companies in which they hold a controlling share. An indicator of the risk of default by a borrower or the riskiness of a financial instrument. The probability of financial loss resulting from failure to repay a loan or meet a contractual obligation. An increase in private investment through the income-raising effect of government spending financed by deficits. A fall in private investment or consumption as a result of increased government expenditure financed through borrowing, thereby competing for loanable funds and raising the interest rate, which curtails private investment and consumption spending. A digital medium of exchange that uses cryptography to secure its transactions, control the creation of additional units and verify the transfer of assets. The potential for a change in the price of a currency that would affect investors with assets, liabilities or operations denominated in other currencies. The difference between total imports and total exports, taking into account service payments and receipts, interest, dividends and transfers. The current account can be in deficit or surplus. See also trade balance. The difference between revenue and current expenditure, which consists of compensation of employees, goods and services, and interest and rent on land. Government expenditure on salaries and goods and services, such as rent, maintenance and interest payments. See also consumption expenditure. A tax levied on imported goods. An unsecured debt instrument backed by general creditworthiness of the issuer rather than by specific assets. The set of fixed repayment dates and amounts to which an issuer of debt, such as a preferred stock or bond, has committed to meeting. Contingent liability Controlled foreign company Corporatisation Cost-push inflation Countercyclical fiscal policy Coupon (bond) Covered person Credit rating Credit risk Crowding-in Crowding-out Cryptocurrency Currency risk Current account (of the balance of payments) Current balance Current expenditure Customs duties Debenture Debt redemption profile 163

2020 BUDGET REVIEW Debt-service costs The interest on government debt and other costs directly associated with borrowing. The ratio of cash from operating activities available to service debt payments. The total value of debt owed to all lenders. The removal or dismantling of a facility from service. Retirement funds’ trustee boards must offer a default in-fund preservation arrangement to members who leave the services of their employer before retirement, and a default investment portfolio to contributing members who do not or cannot choose how their savings should be invested. A consistent decrease in the price of goods and services. The reduction of debt previously used to increase the potential return of an investment. A reduction in the value of fixed capital as a result of wear and tear or redundancy. A reduction in the external value of a currency. A financial asset that derives its value from an underlying asset, which may be a physical asset such as gold or a financial asset such as a government bond. Foreign countries from which income may be exempt from South African tax under certain circumstances. See also double tax agreement. State agencies that aim to meet the credit needs of riskier but socially and economically desirable projects that are beyond the acceptance limits of commercial banks. An economy based on digital computing technologies – increasingly through internet-based markets. Taxes charged on taxable income or capital of individuals and legal entities. See unemployment. A trust where the executor has the choice of whether and how much of the trust’s income or capital is to be distributed to beneficiaries. The beneficiaries have only provisional rights to the income or capital of the trust. Total income less all taxes and employee contributions. An excess of current expenditure, including the depreciation of fixed capital, over current income. The distribution of a portion of a company’s earnings to a class of its shareholders. A tax on dividends that is subtracted and withheld by a company or intermediary before the net dividend is paid to the shareholder. See also withholding tax. The allocation of funds between spheres of government, as required by the Constitution. See also equitable share. The total level of spending in an economy, including imports but excluding exports. An agreement between two countries to prevent income that is taxed in one country from being taxed in the other as well. See also designated countries. A public offering auction where the price of the offering is set after taking in all bids to determine the highest price at which the total offering can be sold. The development of children from birth until the year they enter formal schooling. Debt-service coverage ratio Debt stock Decommissioning Default regulations Deflation Deleveraging Depreciation (capital) Depreciation (exchange rate) Derivative financial instrument Designated countries Development finance institutions Digital economy Direct taxes Discouraged work seekers Discretionary trust Disposable income Dissaving Dividend Dividend withholding tax Division of revenue Domestic demand Double tax agreement Dutch auction pricing Early childhood development 164

GLOSSARY Economically active population The part of the population that is of working age and is either employed or seeking work. The cost of an alternative that must be forgone to pursue a certain action. In other words, the benefits that could have been received by taking an alternative action. Also known as opportunity cost. An increase in the total amount of output, income and spending in the economy. The difference between the return made by a factor of production (capital or labour) and the return necessary to keep the factor in its current occupation. For example, a firm making excess profits is earning economic rent. Actual tax liability (or a reasonable estimate thereof) expressed as a percentage of a pre-tax income base rather than as a percentage of taxable income. In other words, tax rates that take into account not only the statutory or nominal tax rate, but also other aspects of the tax system (for example, allowable deductions) that determine the tax liability. A provision in a contract modifying its cash flows by making them dependent on an underlying measure – such as interest or exchange rates, or commodity prices – the value of which changes independently. A name given by international investors to middle-income economies. The ratio of employment growth to economic growth. The allocation of revenue to the national, provincial and local spheres of government as required by the Constitution. See also division of revenue. Raising money by selling shares of stock to investors, who receive an ownership interest in return. Rules that regulate the flow of currency out of South Africa, or restrict the amount of foreign assets held by South African individuals and companies. A foreign-currency amount relating to a debt, loan or foreign-exchange contract. Funds that track indices, commodities or baskets of assets, and trade like stocks. Taxes on the manufacture or sale of certain domestic or imported products. Excise duties are usually charged on products such as alcoholic beverages, tobacco and petroleum. The maximum allowable level of expenditure to which government has committed itself. Public entities not directly funded from the fiscus. A change in the value of an asset or liability resulting from the periodic reassessment of its expected future economic in-or outflows. A government policy on higher education and training that makes provision for full-cost-of-study bursaries to students below a specified household-income threshold, covering tuition fees, prescribed study material, meals, and a certain level of accommodation and/or travel allowances. A statement of all financial transactions between the nation and the rest of the world, including portfolio and fixed-investment flows and movements in foreign reserves. An independent body established by the Constitution to make recommendations to Parliament and provincial legislatures about financial issues affecting the three spheres of government. Economic cost Economic growth Economic rent Effective tax rate Embedded derivative Emerging economies Employment coefficient Equitable share Equity finance Exchange control Exchange item Exchange-traded funds Excise duties Expenditure ceiling Extra-budgetary institutions Fair-value adjustment Fee-free higher education and training Financial account Financial and Fiscal Commission 165

2020 BUDGET REVIEW Financial Sector Conduct Authority A body responsible for regulating and supervising the market conduct of financial institutions and market infrastructure. An independent institution established by statute that regulates insurers, intermediaries, retirement funds, friendly societies, unit trust schemes, management companies and financial markets. An international body made up of representatives of financial authorities and institutions, and central banks. It proposes regulatory, supervisory and other policies in the interest of financial stability. The 12 months according to which companies and organisations budget and account. See also fiscal year. An abbreviation of “financial technology”, which refers to new technologies and innovations that aim to compete with traditional methods to deliver financial services more efficiently. Policy aimed at reducing government deficits and debt accumulation. The arrangements, procedures, rules and institutions underlying the conduct of government’s budgetary policies. The combined overall economic impact that fiscal policy has on the economy. The outflow of revenue from an economy through tax evasion and avoidance. The process of marking a product with a prescribed identification (or chemical). Marking allows the South African Revenue Service to trace products back to the manufacturers in order to collect excise duties. Policy on taxation, public spending and borrowing by government. The ability of government’s budget to provide additional resources for a desired programme without jeopardising fiscal or debt sustainability. The 12 months on which government budgets are based, beginning 1 April and ending 31 March of the subsequent calendar year. Spending on buildings, machinery and equipment contributing to production capacity in the economy. See also gross fixed-capital formation. A bond that pays a specific interest rate over a specified period of time. A bond on which the interest rate is reset periodically in line with a money market reference rate. The exchange of principal and/or interest payments in one currency for those in another. The acquisition of a controlling interest by governments, institutions or individuals of a business in another country. The total amount of contracts for the future exchange of foreign currency entered into by the Reserve Bank at any given point in time. Transactions involving an agreed exchange rate at which foreign currency will be bought or sold at a future date. A geographical region in which a group of countries has signed an agreement and maintain few or no barriers to trade in the form of tariffs or quotas between them. A benefit supplementing an employee’s wages or salary, such as medical insurance, company cars, housing allowances and pension schemes. An excise tax on liquid fuels. Financial Services Board Financial Stability Board Financial year Fintech Fiscal consolidation Fiscal framework Fiscal incidence Fiscal leakage Fiscal marking Fiscal policy Fiscal space Fiscal year Fixed investment/capital formation Fixed-rate bond Floating rate notes Foreign currency swaps Foreign direct investment Forward book Forward cover Free-trade area Fringe benefit Fuel levy 166

GLOSSARY

Fugitive emissions	Emissions that are unintentionally released into the atmosphere through, for example, leaks from industrial plants and pipelines.
Function shift	The movement of a function from one departmental vote or sphere of government to another.
Funded pension arrangements	A pension scheme in which expected future benefits are funded in advance and as entitlement accrues.
Gearing ratio	The ratio of company debt to equity capital.
Gold and foreign exchange reserves	Reserves held by the Reserve Bank to meet foreign-exchange obligations and to maintain liquidity in the presence of external shocks.
Government debt	The total amount of money owed by government as a consequence of its past borrowing.
Government guarantee	An assurance made by government to a lender that a financial obligation will be honoured, even if the borrowing government entity is unable to repay the debt. See contingent liability.
Green paper	A policy document intended for public discussion.
Gross borrowing requirement	The sum of the main budget balance, extraordinary receipts and payments (referred to as National Revenue Fund receipts and payments), and maturing debt. The amount is funded through domestic short- and long-term loans, foreign loans and changes in cash balances.
Gross domestic product	A measure of the total national output, income and expenditure in the economy. GDP per head is the simplest overall measure of welfare, although it does not take account of the distribution of income, or goods and services that are produced outside the market economy, such as work within the household.
Gross domestic product inflation	A measure of the total increase in prices in the whole economy. Unlike CPI inflation, GDP inflation includes price increases in goods that are exported and intermediate goods such as machines, but excludes imported goods.
Gross fixed-capital formation	The addition to a country's fixed-capital stock during a specific period, before provision for depreciation.
Gross loan debt	See government debt.
Gross value added	The value of output less intermediate consumption. It is also a measure of the contribution an industry or sector makes to the economy.
Group of Twenty (G20)	An international forum made up of finance ministers and central bank governors from 20 of the world's largest economies.
Hedging	An action taken by a buyer or seller to protect income against changes in prices, interest rates or exchange rates.
Horizontal equity	A principle in taxation that holds that similarly situated taxpayers should face a similar tax treatment or tax burden. In other words, taxpayers with the same amount of income or capital should be accorded equal treatment.
Impaired advances	Loans or advances that may not be collected in full.
Impairment	A reduction in the recorded value of a long-lived asset arising from circumstances that prevent the asset from generating the future economic benefits previously expected and recorded.
Import parity pricing	When a firm sells goods locally at the price customers would pay if they were to import the same goods from another country.
Inclusion rate	The portion of the net capital gain derived from the disposal of an asset that will be taxed at the applicable rate.

167

2020 BUDGET REVIEW

Independent power producer	A private-sector business that generates energy for the national grid.
Industrial development zone	Export-oriented manufacturing sites linked to an international air or sea port, supported by incentives to encourage investment and job creation.
Inflation	An increase in the overall price level of goods and services in an economy over a specific period of time.
Inflation targeting	A monetary policy framework intended to achieve price stability over a certain period of time.
Infrastructure Fund	A fund that will provide government support for the co-financing of programmes and projects that blend public and private resources.
Integrated Resource Plan	The Department of Energy's long-term plan for the country's energy mix and generation expansion in order to meet electricity demand.
Intergenerational equity	A value based on ensuring that future generations do not have to repay debts taken on today, unless they also share in the benefits of assets.
Intermediate goods	Goods produced to be used as inputs in the production of final goods.
Intra-state debt	Money that different organs of state owe to each other.
Inventories	Stocks of goods held by firms. An increase in inventories reflects an excess of output relative to spending over a period of time.
Investment grade	A credit rating indicating minimal risk to investors.
Islamic bond	A financial certificate that complies with Islamic religious law. It represents partial ownership of an asset. The issuer buys back the bond at a future date at par value.
Labour intensity	The relative amount of labour used to produce a unit of output.
Levelised cost of electricity	The estimated present value of the per-unit cost of electricity over the lifetime of a generating asset.
Liquidity	The ease with which assets can be bought and sold.
Liquidity requirements	The amount of liquid or freely convertible assets that banks are required to hold relative to their liabilities for prudential and regulatory purposes.
Liquidity risk	The risk that an asset might not easily and quickly be converted into cash through sale, or the risk to a debtor that it cannot meet its current debt obligations.
Load-shedding	A means of managing electricity supply when the power system is constrained by limiting the electricity supply to areas.
Loan covenant	A commitment, in a loan agreement, to certain activities. If violated, the covenant can trigger a default or penalties.
Loop structures	Structures that arise when private individuals are permitted by the Reserve Bank to acquire up to 40 per cent equity or voting rights in a foreign company, which may in turn hold investments and/or make loans in a Common Monetary Area country (South Africa, eSwatini, Lesotho and Namibia).
Lump-sum benefit	A one-time payment for the total or partial value of an asset, usually received in place of recurring smaller payments.
M3	The broadest definition of money supply in South Africa, including notes and coins, demand and fixed deposits, and credit.
Macroeconomics	The branch of economics that deals with the whole economy – including issues such as growth, inflation, unemployment and the balance of payments.
Macroprudential regulation	Rules that protect the stability of the financial sector and guard against systemic risk.

168

GLOSSARY

Marginal income tax rate	The rate of tax on an incremental unit of income.
Marginal lending rate	A penalty rate of interest charged by the Reserve Bank for lending to financial institutions in the money market in excess of the daily liquidity provided to the money market at the repurchase rate. See also repurchase agreements.
Marketable securities	Tradable financial securities listed with a securities exchange.
Means test	A method for determining whether someone qualifies for state assistance.
Medico-legal claims	A civil claim of alleged wrongful medical treatment against a health provider.
Medium Term Expenditure Committee	The technical committee responsible for evaluating the medium-term expenditure framework budget submissions of national departments and making recommendations to the Minister of Finance regarding allocations to national departments.
Medium-term expenditure framework	The three-year spending plans of national and provincial governments, published at the time of the Budget.
Microeconomics	The branch of economics that deals with the behaviour of individual firms, consumers and sectors.
Ministers' Committee on the Budget	The political committee that considers key policy and budgetary issues that pertain to the budget process before they are tabled in Cabinet.
Monetary policy	Policy concerning total money supply, exchange rates and the general level of interest rates.
Money supply	The total stock of money in an economy.
National budget	The projected revenue and expenditures that flow through the National Revenue Fund. It does not include spending by provinces or local government from their own revenues.
National Development Plan	A planning framework prepared by the National Planning Commission that aims to eliminate poverty and reduce inequality by 2030.
National Energy Regulator of South Africa	The authority that regulates electricity, piped-gas and petroleum pipelines industries in South Africa.
National Revenue Fund	The consolidated account of the national government into which all taxes, fees and charges collected by the South African Revenue Service and departmental revenue must be paid.
Negotiable certificate of deposit	Short-term deposit instruments issued by banks, at a variable interest rate, for a fixed period.
Net borrowing requirement	The main budget balance.
Net exports	Exports less imports.
Net loan debt	Gross loan debt less government's cash balances.
Net open foreign currency position	Gold and foreign exchange reserves minus the oversold forward book. The figure is expressed in dollars.
Net trade	The difference between the value of exports and imports.
New Development Bank	A multilateral lending institution being established by Brazil, Russia, India, China and South Africa.
Nominal exchange rates	The current rate of exchange between the rand and foreign currencies. The "effective" exchange rate is a trade-weighted average of the rates of exchange with other currencies.
Nominal wage	The return, or wage, to employees at the current price level.

169

2020 BUDGET REVIEW

Non-competitive bid auction	An auction in which an investor agrees to purchase a certain number of securities such as bonds at the average price of all competitive bids over a given period of time.
Non-financial public enterprises	Government-owned or controlled organisations that deliver goods and non-financial services, trading as business enterprises, such as Eskom or Transnet.
Non-interest expenditure	Total expenditure by government less debt-service costs.
Non-tax revenue	Income received by government as a result of administrative charges, licences, fees, sales of goods and services, and so on.
Occupation-specific salary dispensation	Revised salary structures unique to identified occupations in the public service, including doctors, nurses and teachers.
Opportunity cost	The value of that which must be given up to achieve or acquire something. It is represented by the next highest valued alternative use of a resource.
Organisation for Economic Co-operation and Development	An organisation of 35 mainly industrialised member countries. South Africa is not a member.
PAYE	The pay-as-you-earn (PAYE) system of income tax withholding requires employers to deduct income tax, and in some cases, the employees' portion of social benefit taxes, from each paycheque delivered to employees.
Payroll tax	Tax an employer withholds and/or pays on behalf of employees based on employee wages or salaries.
Permanent establishment	A fixed place of business from which a company operates. When two countries have a tax treaty, the concept of "permanent establishment" is used to determine the right of one state to tax the profits of the business in the other state. See also anti-fragmentation rule.
Plastic bag levy	An environmental tax on certain types of plastic carrier and flat bags that is earmarked to establish recycling facilities.
Policy reserve	Additional money in the fiscus to fund new and crucial priorities.
Portfolio investment	Investment in financial assets such as stocks and bonds.
Potential growth	The fastest growth an economy can sustain without increasing inflation.
Presidential Infrastructure Coordinating Commission	A commission established by Cabinet to develop, review and coordinate a 20-year infrastructure plan.
Price discovery	The process of determining the price level of a commodity or asset, based on supply and demand factors.
Price sensitivity	The extent to which changes in price affect consumers' purchasing behaviour.
Primary bond auctions	The issuance of new bonds in the primary market by means of an auction.
Primary deficit/surplus	The difference between total revenue and non-interest expenditure. When revenue exceeds non-interest expenditure there is a surplus.
Primary market	The market where new securities (bonds or equities) are issued or sold by a company or government in the capital markets for the first time.
Primary sector	The agricultural, forestry, fishing, mining and quarrying sectors of the economy.
Principal purpose test	A test where the benefits of a tax treaty are denied if it is reasonable to conclude that obtaining the benefit was one of the principal purposes behind the arrangement or transaction.
Private-sector credit extension	Credit provided to the private sector. This includes all loans, credit cards and leases.

170

GLOSSARY Privatisation The full or partial sale of state-owned enterprises to private individuals or companies. A measure of inflation based on the prices of production inputs as reported by producers across different sectors. A measure of the amount of output generated from every unit of input. Typically used to measure changes in labour efficiency. The allocation of income and expenses between related corporations or branches of the same legal entity to reduce overall tax liability. The authority responsible for the prudential regulation of banks, insurers, cooperative financial institutions, financial conglomerates and certain market infrastructure. Organisations that engage in social activities to meet the needs of the general public. They are mainly funded by donations from the public and other institutions. Companies, agencies, funds and accounts that are fully or partly owned by government or public authorities and are regulated by law. The act regulating financial management of national and provincial government, including the efficiency and effectiveness of public expenditure and the responsibilities of those engaging with government financial management. Goods and services that would not be fully provided in a pure free-market system and are largely provided by government. A government-owned investment management company that invests funds on behalf of public-sector entities. Its largest client is the Government Employees Pension Fund. A contractual arrangement in which a private party performs a government function and assumes the associated risks. In return, the private party receives a fee according to predefined performance criteria. See unitary payment. National government, provincial government, local government, extra-budgetary governmental institutions, social security funds and non-financial public enterprises. The consolidated cash borrowing requirement of general government and non-financial public enterprises. A composite index measuring the change in manufacturing activity. An index value of 50 indicates no change in activity, a value above 50 indicates increased activity and a value below 50 indicates decreased activity. An establishment-based survey conducted by Statistics South Africa to obtain information about the number of employees and gross salaries paid. A household-based survey conducted by Statistics South Africa to measure the dynamics of the labour market, producing indicators such as employment, unemployment and inactivity. A company that evaluates the ability of countries or other borrowers to honour their debt obligations. Credit ratings are used by international investors as indications of sovereign risk. See also credit rating. A measure of the rate of exchange of the rand relative to a trade-weighted average of South Africa’s trading partners’ currencies, adjusted for price trends in South Africa and the countries included. Expenditure measured in constant prices after taking account of inflation. Producer price index Productivity Profit shifting Prudential Authority Public-benefit organisations Public entities Public Finance Management Act Public goods Public Investment Corporation Public-private partnerships Public sector Public-sector borrowing requirement Purchasing managers’ index Quarterly Employment Statistics Quarterly Labour Force Survey Rating agency Real effective exchange rate Real expenditure 171

2020 BUDGET REVIEW

Real interest rate	The level of interest after taking account of inflation.
Real wage	The return, or wage, to employees, measured at a constant price level.
Recapitalisation	Injection of funds into a company or entity to aid liquidity, either as a loan or in return for equity.
Recession	A period in which national output and income decline. A recession is usually defined as two consecutive quarters of negative growth.
Redemption	The return of an investor's principal in a fixed-income security, such as a preferred stock or bond.
Refinancing	The repayment of debt at a scheduled time with the proceeds of new loans.
Refinancing risk	The risk that government will not be able to raise money to repay debt at any scheduled point, or that it will have to do so at a high cost.
Regional integration	An economic policy intended to boost economic activity in a geographical area extending beyond one country.
Remuneration	The costs of personnel, including salaries, housing allowances, car allowances and other benefits received by personnel.
Repurchase agreements	Short-term contracts between the Reserve Bank and private banks in the money market to sell specified amounts of money at an interest rate determined by daily auction.
Repurchase (repo) rate	The rate at which the Reserve Bank lends to commercial banks.
Reserves (foreign exchange)	Holdings of foreign exchange, either by the Reserve Bank only or by the Reserve Bank and domestic banking institutions.
Residence-based income tax system	A tax system in which the worldwide income accruing to a resident of a country is subject to the taxes of that country.
Revaluation gain/loss	The difference between the value of a foreign currency deposit from the original (historical) rate to execution of a trade based on the spot rate.
Risk premium	A return that compensates for uncertainty.
Saving	The difference between income and spending.
Seasonally adjusted	The removal of seasonal volatility (monthly or quarterly) from a time series dataset. This provides a measure of the underlying trend in the data.
Secondary market	A market where securities are bought and sold by participants in the capital market following primary market issuance.
Secondary market pricing	The price at which securities are bought and sold in the secondary market.
Secondary rebate	A rebate from income tax, in addition to the primary rebate, that is available to taxpayers aged 65 years and older.
Secondary sector	The part of the economy concerned with the manufacture of goods.
Secondary tax on companies	Tax on dividends declared by a company, calculated at the rate of 10 per cent of the net amount of dividends declared. This was discontinued in 2012 and replaced with a 15 per cent dividend withholding tax.
Section 21 company	Non-profit entities registered in terms of Section 21 of the Companies Act.
Sector education and training authorities	Institutions funded through skills development levies, responsible for learnership programmes and implementing strategic sector skills plans.
Secured debt instruments	Debt backed or secured by collateral to reduce the risk of lending.
Securitisation	The pooling of assets into a financial instrument to sell to different types of investors.

172

GLOSSARY Service and transfer payments Services involve transactions of non-tangible commodities, while transfers are unrequited transactions that do not generate a counter-economic value (for example, gifts and grants). A person who directly or indirectly materially controls or influences the business or strategy of a financial institution. Significant owner Skills development levy A payroll tax designed to finance training initiatives in terms of the skills development strategy. Infrastructure that supports social services. Social benefits available to all individuals, funded wholly or partly by the state. A system in which income is taxed in the country where the income originates. An agreement between South Africa, Botswana, Namibia, Lesotho and eSwatini that allows for the unrestricted flow of goods and services, and the sharing of customs and excise revenue. A regional intergovernmental organisation that promotes collaboration, economic integration and technical cooperation throughout southern Africa. Debt issued by a government. An assessment of the likelihood that a government will default on its debt obligations. Planning to influence the geographic distribution of people and economic activity. A designated zone where business and trade laws incentivise trade, investment and employment. A tax on each unit of output or sale of a good, unrelated to the value of a good. Government’s expenditure obligations that do not require a vote or statutory provision, including contractual guarantees and international agreements. Amounts appropriated to be spent in terms of statutes and not requiring appropriation by vote. Action taken by the Reserve Bank to neutralise excess cash created in the money market when purchasing foreign currency. A representation of what government revenue and expenditure would be if output were at its potential level, with cyclical variations stripped out. Imbalances in the structure of the economy that hinder growth and development. Measures put in place to substantially change the economy, or the institutional and regulatory framework in which people and businesses operate. A clause in a public policy that allows for a law to cease being in effect after a specified date. An auction to exchange bonds to manage refinancing risk or improve tradability. A large loan in which a group of banks work together to provide funds, which they solicit from their clients for the borrower. A period allowed by tax authorities during which taxpayers who are outside the tax net, but should be registered for tax purposes, can register for tax without incurring penalties. When individuals or businesses legitimately use provisions in the tax law to reduce their tax liability. Social infrastructure Social wage Source-based income tax system Southern African Customs Union agreement Southern African Development Community Sovereign debt Sovereign debt rating Spatial planning Special economic zones Specific excise duty Standing appropriations Statutory appropriations Sterilisation Structural budget balance Structural constraints Structural reforms Sunset clause Switch auction Syndicated loan Tax amnesty Tax avoidance 173

2020 BUDGET REVIEW

Tax base	The aggregate value of income, sales or transactions on which particular taxes are levied.
Tax buoyancy	The relationship between total tax revenue collections and economic growth. This measure includes the effects of policy changes on revenue. A value above one means that revenues are growing faster than the economy and below one means they are growing below the rate of GDP growth.
Tax evasion	When individuals or businesses illegally reduce their tax liability.
Tax expenditure	Government revenue forgone due to provisions that allow deductions, exclusions or exemptions from taxable income. The revenue can also be forgone through the deferral of tax liability or preferential tax rates.
Tax gap	A measure of tax evasion that emerges from comparing the tax liability or tax base declared to the tax authorities with the tax liability or tax base calculated from other sources.
Tax incentives	Specific provisions in the tax code that provide favourable tax treatment to individuals and businesses to encourage specific behaviour or activities.
Tax incidence	The final distribution of the burden of tax. Statutory incidence defines where the law requires a tax to be levied. Economic incidence refers to those who experience a decrease in real income as a result of the imposition of a tax.
Tax loopholes	Unintended weaknesses in the legal provisions of the tax system used by taxpayers to avoid paying tax liability.
Tax morality	The willingness, or motivation, of citizens to pay tax. This is separate from the statutory obligation to pay taxes, but may influence tax compliance.
Tax-to-GDP ratio	The total tax payments for a particular fiscal year as a fraction or percentage of the GDP for that year.
Term-to-maturity	The time between issuance and expiry.
Terms of trade	An index measuring the ratio of a country's export prices relative to its import prices.
Tertiary sector	The part of the economy concerned with the provision of services.
Total factor productivity	An index used to measure the efficiency of all inputs that contribute to the production process.
Trade balance	The monetary record of a country's net imports and exports of physical merchandise and services. See also current account.
Trade regime	The system of tariffs, quotas and quantitative restrictions applied to protect domestic industries, together with subsidies and incentives used to promote international trade.
Trade-weighted rand	The value of the rand pegged to or expressed relative to a market basket of selected foreign currencies.
Transfer pricing	The setting of the price at which connected persons transfer goods or services between themselves.
Treasury bills	Short-term government debt instruments that yield no interest but are issued at a discount. Maturities vary from one day to 12 months.
Treaty shopping	When related companies in different countries establish a third entity in another location to take advantage of a favourable tax arrangement.
Trend GDP growth	The theoretical level of GDP growth, where growth above the trend rate results in macroeconomic imbalances such as rising inflation or a weakening of the current account.

174

GLOSSARY Unallocated reserves Potential expenditure provision not allocated to a particular use. It mainly consists of the contingency reserve and amounts of money left unallocated by provinces. All those of working age who are unemployed, including those actively seeking employment and discouraged work seekers. Those of working age who are unemployed and actively seeking work (excludes discouraged work seekers). The payment made to a private party for meeting its obligations in a public-private partnership. The cost of labour per unit of output, calculated by dividing average wages by productivity (output per worker per hour). An assessment by a registered auditing firm or the Auditor-General of South Africa asserting that the financial statements of a department, entity or company are free of material misstatement. Debt not backed or secured by collateral to reduce the risk of lending. A loan that is not backed or secured by any type of collateral to reduce the lender’s risk. The amount of value-added tax (VAT) repayable by the South African Revenue Service to a VAT vendor. In terms of South African regulation, a company whose sole objective is managing investments in qualifying companies (small businesses). Investments in venture capital companies are tax deductible. A principle in taxation that holds that differently situated taxpayers should be treated differently in terms of income tax provisions. In other words, taxpayers with more income and/or capital should pay more tax. The right to ownership of an asset that cannot be arbitrarily taken away by a third party. The transfer of resources from one programme to another within the same department during a financial year. An appropriation voted by Parliament. A departmental account that ring-fences revenue from the sale of bulk water and related services to secure funding to manage the sustainability of water resources and infrastructure. The average rate of return an organisation expects to pay to investors in its securities, such as bonds, debt and shares. Each category of security is accorded a proportionate weight in the calculation. Tax on income deducted at source. Withholding taxes are widely used for dividends, interest and royalties. A policy document used to present government policy preferences. A financial return or interest paid to buyers of government bonds. The yield/rate of return on bonds includes the total annual interest payments, the purchase price, the redemption value and the time remaining until maturity. A graph showing the relationship between the yield on bonds of the same credit quality but different years to maturity at a given point in time. Consumable goods that are exempt from the 15 per cent VAT rate. Unemployment (broad definition) Unemployment (official definition) Unitary payment Unit labour cost Unqualified audit Unsecured debt instruments Unsecured lending VAT refund Venture capital company Vertical equity Vested right Virement Vote Water trading account Weighted average cost of capital Withholding tax White paper Yield Yield curve Zero-rated tax items 175

2020 BUDGET REVIEW This page was left blank intentionally. 176

STATISTICAL ANNEXURE 177

2020 BUDGET REVIEW 178

STATISTICAL ANNEXURE Statistical annexure Explanatory notes The statistical tables present details of the main budget; consolidated national, provincial and social security funds expenditure; consolidated government revenue and expenditure; consolidated government revenue, expenditure and financing; total debt of government; and net loan debt, provisions and contingent liabilities. The tables are categorised according to government levels, from the main budget to the consolidated government account. The main budget consists of National Revenue Fund receipts, expenditure either voted by Parliament or allocated by statutory appropriation, and the financing of the deficit. This is the national budget, including transfers to other spheres of government. Consolidated national, provincial and social security funds expenditure consists of the main (national) budget, and the provincial and the social security funds’ budgets or expenditure. These budgets are aggregated and transfers between the three spheres of government are netted out to arrive at a total consolidated expenditure figure. The consolidated government revenue, expenditure and financing budget includes national, provincial and social security funds, the Reconstruction and Development Programme (RDP) Fund and national public entities. This is referred to as the consolidated budget. While government revenues are concentrated at national level, a large proportion of expenditure has shifted to the provinces since 1994. Equitable share transfers to the nine provinces are included as a government statutory commitment on the National Treasury vote, while the local government equitable share is appropriated on the vote of the Department of Cooperative Governance. The consolidated government account consists of all the activities of national and provincial government, and includes most of the listed public entities. The consolidation also includes several national government business enterprises. 179 1 Main budget: revenue, expenditure, budget balance and financing, 2013/14 to 2022/23 2 Main budget: estimates of national revenue – summary of revenue, 2002/03 to 2022/23 3 Main budget: estimates of national revenue – detailed classification of revenue, 2016/17 to 2020/21 4 Main budget: expenditure defrayed from the National Revenue Fund by vote, 2016/17 to 2022/23 5 Consolidated national, provincial and social security funds expenditure: economic classification, 2016/17 to 2022/23 6 Consolidated national, provincial and social security funds expenditure: functional classification, 2016/17 to 2022/23 7 Consolidated government revenue and expenditure: economic classification, 2016/17 to 2022/23 8 Consolidated government expenditure: functional classification, 2016/17 to 2022/23 9 Consolidated government revenue, expenditure and financing, 2016/17 to 2022/23 10 Total debt of government, 1995/96 to 2022/23 11 Net loan debt, provisions and contingent liabilities, 2009/10 to 2022/23

2020 BUDGET REVIEW Since more than 50 per cent of total national expenditure on the 2020/21 main budget consists of transfer payments to other levels of general government, economic and functional classifications of national budget expenditure are not comprehensive. For the purposes of analysis, it would be preferable to present economic and functional classifications of general government expenditure, but this would require information on expenditure at all levels of general government, its financing through revenue, balances brought forward and transfer payments (mainly from the national budget). This information is not readily available for local government. Historical data on general government finances is, however, published by the Reserve Bank in its Quarterly Bulletin and by Statistics South Africa. Change in recording of extraordinary receipts and payments in the budget tables Since 2014, the consolidated government account has been presented in a more transparent format in line with the International Monetary Fund’s Government Finance Statistics Manual (2014). This format provides details of operating activities, capital and infrastructure investment, as well as transactions in financial assets and liabilities. The calculation of the budget balance includes all government transactions. Previously, extraordinary receipts and payments were added to the budget deficit to calculate government’s net borrowing requirement. In the new format, there is no longer a difference between the budget balance and the net borrowing requirement. These transactions are now referred to as National Revenue Fund receipts and payments. Treatment of foreign grants to the RDP Fund All international technical assistance and other RDP-related grants are paid to the RDP Fund account, which is separated from government accounts. Departments incur expenditure on RDP-related projects through direct requisitions from this account. However, disbursements of foreign grants and technical assistance are included in the consolidated national and provincial expenditure estimates in Tables 5 and 6, and in the consolidated government expenditure in Table 7. Adjustments due to transactions in government debt As part of the state’s active management of its debt portfolio, government bonds are repurchased or switched into new bonds. In the process, government may make a capital profit, which is a book entry change in the bond discount. This capital profit does not represent actual cash flow and is regarded as a “book profit”, which lowers the outstanding debt. A premium may also be accrued, or payable, in managing the debt portfolio or when entering into new loans. Under the new format, premiums paid or received are included as National Revenue Fund receipts and payments, and no longer categorised as extraordinary receipts and payments. Sources of information The information in Tables 1 to 11 on national and provincial government and public entity finances is obtained from the following sources: • • • • • Reports of the Auditor-General on the Appropriation and Miscellaneous Accounts Printed estimates of revenue and expenditure for the national and provincial budgets The Reserve Bank The South African Revenue Service (SARS) Monthly press releases from the National Treasury, published in terms of section 32 of the Public Finance Management Act (1999). Main budget: revenue, expenditure, budget balance and financing (Table 1) Table 1 summarises the main budget balances since 2013/14 and medium-term estimates to 2022/23. In line with the economic reporting format introduced in 2009, the revenue classification shows departmental sales of capital assets separately. 180

STATISTICAL ANNEXURE Repayments of loans and advances, which were previously shown as negative expenditure, have been reclassified as revenue. The national budget deficit (negative budget balance) is due to a higher increase in expenditure relative to the revenue collected over the same period. Appropriations by vote are divided into current payments, transfers and subsidies, payments for capital assets and payments for financial assets. Both current and capital transfers are included in transfers and subsidies, in line with the economic reporting format’s requirements. The deficit figures presented in this table differ from those presented in budgets before 1995/96 because a number of items that were previously regarded as “below-the-line” expenditure have been included in total expenditure. In addition, revaluations of foreign loan obligations are excluded from expenditure, in keeping with international practice. Under the “financing” item, domestic short-term loans include net transactions in Treasury bills and borrowing from the Corporation for Public Deposits. Long-term loans include all transactions in domestic government bonds and foreign loans (new loan issues, repayments on maturity, buybacks, switches and reverse purchase transactions). Main budget: estimates of national revenue (Tables 2 and 3) Table 2 presents a summary of revenue and the details are set out in Table 3. Main budget revenue collections are recorded on an adjusted cash basis as the revenue is recorded in the SARS ledgers. Tax revenue is classified according to standard international categories and departmental receipts according to the economic reporting format’s requirements. In Table 3, a large amount of data cannot be reclassified to align with the economic reporting format because departments capture these transactions in their ledgers as miscellaneous receipts. Main budget: expenditure defrayed from the National Revenue Fund by vote (Table 4) Table 4 contains estimates of expenditure on national budget votes for the period 2016/17 to 2022/23. In 2019/20, amounts included in the budget estimate, the adjusted appropriation and the revised estimate on each vote are shown. Historical data has been adjusted to account for function shifts between departments. As a result, the figures presented for some departments may differ from their financial statements. Total expenditure, however, is not influenced by these changes. Consolidated national, provincial and social security funds expenditure (Tables 5 and 6) Tables 5 and 6 show the economic and functional classification of payments for consolidated national and provincial government and social security funds, including the Unemployment Insurance Fund, the Road Accident Fund and the Compensation Fund. Provincial expenditure estimates are preliminary because their budgets are tabled after the national budget. As such, these estimates are subject to change before being tabled in provincial legislatures. The functional classification The functional classification in this annexure is aligned with the classification of government functions set out in the Government Finance Statistics Manual. The historical data published in these tables has been reclassified accordingly. Chapter 5 of the Budget Review, which sets out the medium-term expenditure framework, outlines the budget allocations across these function groups. To support this approach, data at programme and entity level is aggregated into spending categories, which provides for a higher level of aggregation than in the functional classification. For example, functional classification tables include local development and social infrastructure as distinct functions. The fiscal statistics are an outcome of the budget process and can only be used as a guide to categorise expenditure for budgeting purposes. Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows: 181

2020 BUDGET REVIEW • Learning and culture: Expenditure in this category includes spending related to school and tertiary education, as well as arts, culture, sport and recreation. In the statistical tables, this expenditure is included as part of either the education or recreation, culture and religion functions. Economic development: Expenditure related to innovation, science and technology is included in the economic development function group, while in the statistical tables it is classified as research and development according to the function to which it relates. Peace and security: This includes expenditure by defence, police, justice and home affairs. In the statistical tables, the bulk of this expenditure is included in the public order and safety function, with home affairs split between general public services and public order and safety. General public services: In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services. • • • Consolidated government revenue and expenditure (Tables 7 and 8) Tables 7 and 8 show the economic and functional classification of payments for the consolidated government budget. This consists of the consolidated national, provincial and social security figures presented in Tables 5 and 6, combined with general government entities, as well as some government business enterprises. The government budget consolidation includes all entities controlled and mainly financed by government revenue, where such revenue is defined as either taxes, levies and administrative or service fees prescribed by government, or direct budgetary support in the form of transfer payments. This consolidation also includes several government business enterprises, based on the principle that they either sell most of their goods and services to government institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development. Accordingly, state-owned entities are broadly identified as one of the following: • Enterprises that sell mainly to government departments or institutions, have no clear competitors and whose prices are therefore not clearly market related. Science councils that conduct research or fulfil a regulatory or advisory function, with government-determined regulatory or administration fees. Government-regulated businesses that are primarily financed by a dedicated tax, administration fee or levy, (the level of which is dictated by government) or that are directly involved in the maintenance or extension of critical infrastructure. • • To present consolidated accounts, all units use the same accounting standards and policies. The format of the accounts, terminology used, classification, transaction coverage and accounting base (cash or accrual) must be the same. In this respect, the consolidated government budget is prepared on an adjusted cash basis of accounting. This is not strictly comparable to the financial information published in the consolidated financial statements, which has two components – a consolidation of departments using the modified cash basis of accounting and a separate consolidation of public entities that apply the accrual basis of accounting. All transactions that occur between units being consolidated are eliminated. A transaction of one unit is matched with the same transaction recorded for the second unit and both transactions are eliminated from the consolidation. For example, if a public entity sells a service to a government department and data for the two units is being consolidated, neither the sale nor the purchase of the service is reported. In this way, only transactions between government and non-government entities are recorded, without inflating total government revenue as a result of internal transactions. Not all intra-entity transactions are eliminated, however, because they are not always identifiable in the accounting systems of government and many of its agencies. Only those that can be identified have been eliminated. These broadly include: 182

STATISTICAL ANNEXURE • Transactions involving transfers from one government unit to another, including transfers made by national departments to public entities and transfers between public entities (such as Water Trading Entity transfers to water boards). • Purchases of goods and services from other government units included in the consolidation (such as transactions between the Trans-Caledon Tunnel Authority, water boards and the Water Trading Entity). As data collection and recording procedures for transactions improve, additional intra-entity transactions will be identified and removed from the consolidated government budget. A total of 162 national and provincial departments and 186 entities are included in the 2020 consolidated government budget. The National Treasury is committed to presenting a full consolidation of the whole of general government over time. Considerable work has been done to align the local government accounts with national and provincial accounts. A classification reporting framework has been developed for municipalities as a first step towards the consolidation of the financial information of all three spheres of government. Consolidated government revenue, expenditure and financing (Table 9) Table 9 presents the government account, which distinguishes between government's operating activities and its plans to invest in capital and infrastructure. The balance on the operating account shows the outcome of government’s operating activities, which is a measure of the cost of ongoing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government must borrow to run its operations. The current balance demonstrates the sustainability of government operations. Capital investment activities are presented in the capital account. Government’s capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. This account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays. Total debt of government (Table 10) Table 10 shows the major components of government debt. Net loan debt consists of total domestic and foreign debt less the cash balances of the National Revenue Fund. The balances on the Gold and Foreign Exchange Reserve Account, which represent net revaluation profits and losses incurred on gold and foreign exchange transactions, are also disclosed. Net loan debt, provisions and contingent liabilities (Table 11) Provisions are liabilities with uncertain payment dates or amounts. The provisions for multilateral institutions are the unpaid portion of government’s subscriptions to these institutions, which are payable on request. Contingent liabilities are obligations that only result in expenditure when an uncertain future event occurs. Both explicit and implicit contingent liabilities are disclosed. Implicit contingent liabilities are mostly the actuarial deficits of social security funds, while explicit contingent liabilities are mostly guarantees for state-owned companies, public-private partnership projects and the Renewable Energy Independent Power Producer Programme. In the case of guarantees for state-owned companies, the exposure disclosed is the amount borrowed against a guarantee, any related revaluation adjustments on inflation-linked bonds and any related interest on this amount, if guaranteed. The National Treasury published detailed information on provisions and contingent liabilities in the annual consolidated financial statements of national departments. 183

2020 BUDGET REVIEW

Table 1

Main budget: revenue, expenditure, budget balance and financing *1)*

R million		2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
		Actual outcome				Preliminary outcome	
Main budget revenue							
Current revenue		871 371.8	950 046.8	1 032 727.7	1 119 530.3	1 176 623.8	1 260 705.5
Tax revenue (gross)	*2)*	*900 014.7*	*986 295.0*	*1 069 982.6*	*1 144 081.0*	*1 216 463.9*	*1 287 690.2*
Less: SACU payments	*3)*	*-43 374.4*	*-51 737.7*	*-51 021.9*	*-39 448.3*	*-55 950.9*	*-48 288.6*
Non-tax revenue (departmental and other receipts)	*4)*	*14 731.5*	*15 489.4*	*13 767.0*	*14 897.7*	*16 110.8*	*21 303.9*
Financial transactions in assets and liabilities	*5)*	15 957.3	15 332.7	43 387.6	18 224.9	19 541.0	14 452.9
Sales of capital assets		37.0	77.4	121.1	149.2	197.5	111.9
Total revenue		**887 366.2**	**965 456.9**	**1 076 236.4**	**1 137 904.4**	**1 196 362.3**	**1 275 270.3**
Main budget expenditure							
Direct charges against the National Revenue Fund		462 603.0	503 253.9	544 848.0	588 731.7	636 337.0	685 914.8
Debt-service costs	*6)*	*101 184.7*	*114 798.4*	*128 795.6*	*146 496.7*	*162 644.6*	*181 849.1*
Provincial equitable share		*336 495.3*	*359 921.8*	*386 500.0*	*410 698.6*	*441 331.1*	*470 286.5*
General fuel levy sharing with metropolitan municipalities		*9 613.4*	*10 190.2*	*10 658.9*	*11 223.8*	*11 785.0*	*12 468.6*
Skills levy and SETAs		*12 090.2*	*13 838.8*	*15 156.4*	*15 233.0*	*16 293.6*	*17 479.9*
Other	*7)*	*3 219.4*	*4 504.8*	*3 737.0*	*5 079.5*	*4 282.7*	*3 830.7*
Appropriated by vote		585 155.6	628 646.2	699 774.9	716 658.5	768 602.9	820 697.8
Current payments	*8)*	*176 398.4*	*184 544.7*	*196 320.3*	*210 088.3*	*218 947.5*	*228 766.3*
Transfers and subsidies	*9)*	*391 285.2*	*424 144.4*	*455 984.7*	*486 109.1*	*516 020.0*	*563 097.9*
Payments for capital assets	*10)*	*14 002.7*	*16 200.6*	*18 276.3*	*15 598.5*	*15 232.9*	*14 469.2*
Payments for financial assets	*11)*	*3 469.4*	*3 756.5*	*29 193.5*	*4 862.5*	*18 402.5*	*14 364.4*
Provisional allocation not assigned to votes		–	–	–	–	–	–
Infrastructure fund not assigned to votes		–	–	–	–	–	–
Provisional allocation for Eskom restructuring		–	–	–	–	–	–
Compensation of employees adjustments		–	–	–	–	–	–
Total		**1 047 758.6**	**1 131 900.1**	**1 244 622.9**	**1 305 390.1**	**1 404 939.9**	**1 506 612.5**
Contingency reserve		–	–	–	–	–	–
Total expenditure		**1 047 758.6**	**1 131 900.1**	**1 244 622.9**	**1 305 390.1**	**1 404 939.9**	**1 506 612.5**
Main budget balance		**-160 392.4**	**-166 443.2**	**-168 386.4**	**-167 485.7**	**-208 577.7**	**-231 342.2**
Percentage of GDP		*-4.4%*	*-4.3%*	*-4.1%*	*-3.8%*	*-4.4%*	*-4.7%*
Financing							
Change in loan liabilities							
Domestic short-term loans (net)		**23 048.0**	**9 569.0**	**13 075.0**	**40 507.1**	**33 407.0**	**14 061.0**
Domestic long-term loans (net)		**149 414.4**	**157 014.0**	**146 172.0**	**116 684.3**	**174 438.0**	**169 474.0**
Market loans		*172 112.5*	*192 414.0*	*176 795.0*	*175 070.5*	*200 200.0*	*183 503.0*
Loans issued for switches		*-1 135.3*	*-1 160.0*	*-2 479.0*	*-1 036.4*	*-1 508.0*	*-500.0*
Redemptions		*-21 562.8*	*-34 240.0*	*-28 144.0*	*-57 349.8*	*-24 254.0*	*-13 529.0*
Foreign loans (net)		**378.4**	**8 361.0**	**-3 879.0**	**36 380.7**	**29 774.0**	**23 217.0**
Market loans		*19 619.1*	*22 952.0*	–	*50 959.3*	*33 895.0*	*25 258.0*
Loans issued for switches		–	–	–	*1 111.4*	–	–
Arms procurement loan agreements		–	–	–	–	–	–
Redemptions (including revaluation of loans)	*12)*	*-19 240.7*	*-14 591.0*	*-3 879.0*	*-15 690.0*	*-4 121.0*	*-2 041.0*
Change in cash and other balances (- increase)		**-12 448.4**	**-8 500.8**	**13 018.4**	**-26 086.4**	**-29 041.3**	**24 590.2**
Total financing (net)		**160 392.4**	**166 443.2**	**168 386.4**	**167 485.7**	**208 577.7**	**231 342.2**
GDP		*3 614 459*	*3 865 119*	*4 124 704*	*4 419 437*	*4 698 724*	*4 921 494*
National Revenue Fund transactions	*13)*						
National Revenue Fund receipts		*11 709.3*	*12 647.0*	*14 377.5*	*14 240.6*	*16 600.3*	*11 999.4*
National Revenue Fund payments		*-516.3*	*-1 525.5*	*-681.7*	*-1 778.0*	*-587.1*	*-161.6*
Net		***11 193.0***	***11 121.5***	***13 695.8***	***12 462.6***	***16 013.2***	***11 837.8***

1) This table summarises revenue, expenditure and the main budget balance since 2013/14. As available data is incomplete, the estimates are not fully consistent with other sources, such as the Government Finance Statistics series of the Reserve Bank.

2) Mining leases and ownership has been reclassified as non-tax revenue (rent on land). Historical numbers have been adjusted for comparative purposes.

3) Payments in terms of Southern African Customs Union (SACU) agreements.

4) Excludes sales of capital assets, discount and revaluation of foreign loan repayments. Includes receipts for which a department serves as a conduit to deposit funds into the National Revenue Fund.

5) Includes National Revenue Fund receipts (previously classified as extraordinary receipts).

6) Includes interest, cost of raising loans and management cost but excludes discount on the issue of new government debt instruments and the revaluation of foreign loan repayments.

Source: National Treasury

184

STATISTICAL ANNEXURE

Table 1
Main budget: revenue, expenditure, budget balance and financing *1)*

R million		2019/20 Budget estimate	2019/20 Revised estimate	2019/20 Deviation	2020/21	2021/22	2022/23
					Medium-term estimates		
Main budget revenue							
Current revenue		1 389 607.8	1 332 098.9	-57 508.8	1 385 864.0	1 478 538.9	1 574 534.5
Tax revenue (gross)	2)	*1 422 208.0*	*1 358 934.6*	*-63 273.4*	*1 425 417.6*	*1 512 193.8*	*1 609 656.6*
Less: SACU payments	3)	*-50 280.3*	*-50 280.3*	–	*-63 395.2*	*-60 563.0*	*-63 365.7*
Non-tax revenue (departmental and other receipts)	4)	*17 680.1*	*23 444.7*	*5 764.6*	*23 841.6*	*26 908.1*	*28 243.6*
Financial transactions in assets and liabilities	5)	13 727.0	12 583.8	-1 143.3	12 002.3	5 622.8	6 208.0
Sales of capital assets		129.6	113.6	-16.0	129.3	132.4	134.7
Total revenue		**1 403 464.4**	**1 344 796.3**	**-58 668.1**	**1 397 995.6**	**1 484 294.1**	**1 580 877.1**
Main budget expenditure							
Direct charges against the National Revenue Fund		743 900.1	746 713.2	2 813.2	805 666.3	872 909.4	940 599.1
Debt-service costs	6)	*202 207.8*	*205 005.0*	*2 797.1*	*229 270.0*	*258 482.1*	*290 145.1*
Provincial equitable share		*505 553.8*	*505 553.8*	–	*538 471.5*	*573 989.5*	*607 553.5*
General fuel levy sharing with metropolitan municipalities		*13 166.8*	*13 166.8*	–	*14 026.9*	*15 182.5*	*16 085.0*
Skills levy and SETAs		*18 758.5*	*18 576.3*	*-182.2*	*19 412.9*	*20 585.0*	*21 969.8*
Other	7)	*4 213.2*	*4 411.4*	*198.3*	*4 485.1*	*4 670.3*	*4 845.7*
Appropriated by vote		900 249.4	935 590.9	35 341.5	963 114.2	988 835.6	1 029 512.7
Current payments	8)	*248 056.6*	*246 686.4*	*-1 370.2*	*261 332.9*	*279 252.0*	*288 689.8*
Transfers and subsidies	9)	*614 372.7*	*611 782.0*	*-2 590.7*	*644 024.8*	*684 281.7*	*721 889.4*
Payments for capital assets	10)	*15 460.1*	*13 573.2*	*-1 886.9*	*15 302.8*	*15 809.0*	*16 509.7*
Payments for financial assets	11)	*22 359.9*	*63 549.3*	*41 189.4*	*42 453.7*	*9 493.0*	*2 423.9*
Provisional allocation not assigned to votes		*10.0*	–	*-10.0*	*7 020.6*	*1 852.6*	*3 573.5*
Infrastructure fund not assigned to votes		*1 000.0*	–	*-1 000.0*	–	*4 000.0*	*6 000.0*
Provisional allocation for Eskom restructuring		*5 348.0*	–	*-5 348.0*	*23 000.0*	*33 000.0*	*23 000.0*
Compensation of employees adjustments		*-4 800.0*	–	*4 800.0*	*-37 806.7*	*-54 929.1*	*-67 460.4*
		1 645 707.4	**1 682 304.1**	**36 596.7**	**1 760 994.4**	**1 845 668.5**	**1 935 224.9**
Contingency reserve		13 000.0	–	-13 000.0	5 000.0	5 000.0	5 000.0
Total expenditure		**1 658 707.4**	**1 682 304.1**	**23 596.7**	**1 765 994.4**	**1 850 668.5**	**1 940 224.9**
Main budget balance		**-255 243.0**	**-337 507.8**	**-82 264.8**	**-367 998.9**	**-366 374.3**	**-359 347.8**
Percentage of GDP		*-4.7%*	*-6.5%*	*-1.8%*	*-6.8%*	*-6.4%*	*-5.9%*
Financing							
Change in loan liabilities							
Domestic short-term loans (net)		**25 000.0**	**36 000.0**	**11 000.0**	**48 000.0**	**48 000.0**	**55 000.0**
Domestic long-term loans (net)		**185 404.0**	**279 365.0**	**93 961.0**	**285 235.0**	**278 161.0**	**262 863.0**
Market loans		*216 000.0*	*299 189.0*	*83 189.0*	*337 700.0*	*337 400.0*	*385 800.0*
Loans issued for switches		–	*-289.0*	*-289.0*	–	–	–
Redemptions		*-30 596.0*	*-19 535.0*	*11 061.0*	*-52 465.0*	*-59 239.0*	*-122 937.0*
Foreign loans (net)		**-20 972.0**	**25 844.0**	**46 816.0**	**17 026.0**	**40 498.0**	**38 000.0**
Market loans		*28 520.0*	*76 052.0*	*47 532.0*	*29 260.0*	*44 790.0*	*53 200.0*
Loans issued for switches		–	–	–	–	–	–
Arms procurement loan agreements		–	–	–	–	–	–
Redemptions (including revaluation of loans)	12)	*-49 492.0*	*-50 208.0*	*-716.0*	*-12 234.0*	*-4 292.0*	*-15 200.0*
Change in cash and other balances (- increase)		**65 811.0**	**-3 701.2**	**-69 512.2**	**17 737.9**	**-284.7**	**3 484.8**
Total financing (net)		**255 243.0**	**337 507.8**	**82 264.8**	**367 998.9**	**366 374.3**	**359 347.8**
GDP		*5 413 825*	*5 157 347*	*-256 477*	*5 428 212*	*5 758 993*	*6 126 302*
National Revenue Fund transactions	13)						
National Revenue Fund receipts		*4 488.0*	*10 020.1*	*5 532.1*	*6 005.0*	*4 762.0*	*5 306.0*
National Revenue Fund payments		*-135.3*	*-468.2*	*-332.8*	*-97.9*	–	–
Net		***4 352.7***	***9 551.9***	***5 199.3***	***5 907.1***	***4 762.0***	***5 306.0***

7) Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, National Revenue Fund payments (previously classified as extraordinary payments) and the International Oil Pollution Compensation Funds.

8) Includes compensation of employees, payments for goods and services, interest and rent on land. Payment for medical benefits to former employees has been moved to transfers.

9) Includes current and capital transfers and subsidies to business, households, foreign countries and other levels and funds of general government.

10) Includes acquisition and own account construction of new assets and the cost of upgrading, improving and extending to existing capital assets.

11) Consists mainly of lending to public corporations or making equity investments in them for policy purposes. Previously included in transfers and subsidies.

12) Revaluation estimates are based on National Treasury's projection of exchange rates.

13) National Revenue Fund payments include premiums paid on loan transactions and revaluation adjustments when utilising foreign exchange deposits. National Revenue Fund receipts include proceeds from the sale of state assets, premiums received on loan transactions and revaluation adjustments when utilising foreign exchange deposits.

185

2020 BUDGET REVIEW

Table 2
Main budget: estimates of national revenue
Summary of revenue 1)

R million		2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09
Taxes on income and profits		**164 565.9**	**171 962.8**	**195 219.1**	**230 803.6**	**279 990.5**	**332 058.3**	**383 482.7**
Personal income tax		94 336.7	98 495.1	110 981.9	125 645.3	140 578.3	168 774.4	195 145.7
Corporate income tax		55 745.1	60 880.8	70 781.9	86 160.8	118 998.6	140 119.8	165 539.0
Secondary tax on companies/dividends tax and interest withholding tax		6 325.6	6 132.9	7 487.1	12 277.6	15 291.4	20 585.4	20 017.6
Tax on retirement funds		6 989.7	4 897.7	4 406.1	4 783.1	3 190.5	285.4	143.3
Other	1)	1 169.0	1 556.3	1 562.2	1 936.7	1 931.7	2 293.3	2 637.2
Taxes on payroll and workforce		**3 352.1**	**3 896.4**	**4 443.3**	**4 872.0**	**5 597.4**	**6 330.9**	**7 327.5**
Skills development levy	2)	3 352.1	3 896.4	4 443.3	4 872.0	5 597.4	6 330.9	7 327.5
Taxes on property		**5 084.6**	**6 707.5**	**9 012.6**	**11 137.5**	**10 332.3**	**11 883.9**	**9 477.1**
Donations tax		17.7	17.1	25.2	29.5	47.0	27.6	125.0
Estate duty		432.7	417.1	506.9	624.7	747.4	691.0	756.7
Securities transfer tax	3)	1 205.2	1 101.1	1 365.9	1 973.4	2 763.9	3 757.1	3 664.5
Transfer duties		3 429.0	5 172.1	7 114.6	8 510.0	6 774.0	7 408.2	4 930.9
Domestic taxes on goods and services		**97 311.5**	**110 108.6**	**131 980.6**	**151 223.7**	**174 671.4**	**194 690.3**	**201 416.0**
Value-added tax	4)	70 149.9	80 681.8	98 157.9	114 351.6	134 462.6	150 442.8	154 343.1
Specific excise duties		10 422.6	11 364.6	13 066.7	14 546.5	16 369.5	18 218.4	20 184.5
Health promotion levy						–	–	
Ad valorem excise duties		1 050.2	1 016.2	1 015.2	1 157.3	1 282.7	1 480.5	1 169.5
Fuel levies		15 333.8	16 652.4	19 190.4	20 506.7	21 844.6	23 740.5	24 883.8
Air departure tax		324.8	367.2	412.2	458.2	484.8	540.6	549.4
Electricity levy		–	–	–	–	–	–	–
Other	5)	30.3	26.5	138.3	203.4	227.2	267.5	285.7
Taxes on international trade and transactions		**9 619.8**	**8 414.3**	**13 286.5**	**18 201.9**	**24 002.2**	**27 081.9**	**22 852.4**
Customs duties		9 330.7	8 479.4	12 888.4	18 303.5	23 697.0	26 469.9	22 751.0
Health promotion levy on imports		–	–	–	–	–	–	–
Import surcharges		0.0	–	–	–	–	–	–
Other	6)	289.1	-65.1	398.1	-101.6	305.2	612.0	101.4
Stamp duties and fees		**1 572.4**	**1 360.1**	**1 167.7**	**792.8**	**615.7**	**557.1**	**571.8**
State miscellaneous revenue	7)	**433.0**	**-7.1**	**-130.9**	**164.2**	**339.2**	**212.2**	**-27.4**
TOTAL TAX REVENUE (gross)		**281 939.3**	**302 442.6**	**354 978.8**	**417 195.7**	**495 548.6**	**572 814.6**	**625 100.2**
Non-tax revenue	8)	**12 995.7**	**8 309.5**	**8 695.4**	**15 602.3**	**14 281.4**	**14 542.4**	**20 819.6**
Less: SACU payments	9)	**-8 259.4**	**-9 722.7**	**-13 327.8**	**-14 144.9**	**-25 194.9**	**-24 712.6**	**-28 920.6**
Other adjustment	10)	**–**	**–**	**–**	**–**	**–**	**–**	**–**
TOTAL MAIN BUDGET REVENUE		**286 675.6**	**301 029.4**	**350 346.5**	**418 653.1**	**484 635.1**	**562 644.4**	**616 999.2**
Current revenue		**286 617.8**	**301 012.9**	**350 316.3**	**418 573.8**	**484 596.3**	**562 414.2**	**616 868.0**
Direct taxes		168 368.4	176 293.5	200 194.5	236 329.7	286 382.4	339 107.8	391 691.9
Indirect taxes		113 137.9	126 156.1	154 915.3	180 701.8	208 827.1	233 494.6	233 435.6
State miscellaneous revenue		433.0	-7.1	-130.9	164.2	339.2	212.2	-27.4
Non-tax revenue (excluding sales of capital assets)	11)	12 937.9	8 293.0	8 665.2	15 523.0	14 242.6	14 312.2	20 688.4
Less: SACU payments		-8 259.4	-9 722.7	-13 327.8	-14 144.9	-25 194.9	-24 712.6	-28 920.6
Sales of capital assets		**57.8**	**16.5**	**30.2**	**79.3**	**38.8**	**230.2**	**131.2**
National Revenue Fund receipts	12)	*8 167.9*	*1 598.2*	*2 492.0*	*6 905.2*	*3 438.1*	*1 849.8*	*8 203.4*

1) Includes interest on overdue income tax and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2) Levy on payroll dedicated to skills development.
3) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
4) The value-added tax (VAT) replaced the general sales tax in September 1991.
5) Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1999/00), levies on financial services (up to 2004/05), CO_2 motor vehicle emissions (from 2010/11), incandescent light bulb levy (from 2009/10), turnover tax for micro businesses (from 2009/10), tyre levy and Interntional Oil Pollution Compensation Fund (from 2016/17). Mining leases and ownership have been reclassified as non-tax revenue. The historical years from 2000/01 have been adjusted for comparative purposes.

Source: National Treasury

186

STATISTICAL ANNEXURE

Table 2
Main budget: estimates of national revenue
Summary of revenue 1)

2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16		
			Actual collections					
								R million
359 044.8	**379 941.2**	**426 583.7**	**457 313.8**	**507 759.2**	**561 789.8**	**606 820.5**		**Taxes on income and profits**
205 145.0	226 925.0	250 399.6	275 821.6	309 834.1	352 950.4	388 102.4		Personal income tax
134 883.4	132 901.7	151 626.7	159 259.2	177 324.3	184 925.4	191 151.6		Corporate income tax
15 467.8	17 178.2	21 965.4	19 738.7	17 308.8	21 247.3	24 152.8		Secondary tax on companies/dividends tax and interest withholding tax
42.7	2.8	6.7	0.2	–	–	–		Tax on retirement funds
3 505.9	2 933.6	2 585.3	2 494.1	3 292.0	2 666.7	3 413.7	1)	Other
7 804.8	**8 652.3**	**10 173.1**	**11 378.5**	**12 475.6**	**14 032.1**	**15 220.2**		**Taxes on payroll and workforce**
7 804.8	8 652.3	10 173.1	11 378.5	12 475.6	14 032.1	15 220.2	2)	Skills development levy
8 826.4	**9 102.3**	**7 817.5**	**8 645.2**	**10 487.1**	**12 471.5**	**15 044.1**		**Taxes on property**
60.1	64.6	52.7	82.1	112.8	167.0	134.8		Donations tax
759.3	782.3	1 045.2	1 013.0	1 101.5	1 488.6	1 982.2		Estate duty
3 324.0	2 932.9	2 886.1	3 271.9	3 784.3	4 150.1	5 530.7	3)	Securities transfer tax
4 683.0	5 322.5	3 833.6	4 278.3	5 488.5	6 665.8	7 396.3		Transfer duties
203 666.8	**249 490.4**	**263 949.9**	**296 921.5**	**324 548.2**	**356 554.4**	**385 955.9**		**Domestic taxes on goods and services**
147 941.3	183 571.4	191 020.2	215 023.0	237 666.6	261 294.8	281 111.4	4)	Value-added tax
21 289.3	22 967.6	25 411.1	28 377.7	29 039.5	32 333.6	35 076.7		Specific excise duties
–	–	–	–	–	–	–		Health promotion levy
1 275.9	1 596.2	1 828.3	2 231.9	2 363.3	2 962.3	3 014.1		*Ad valorem* excise duties
28 832.5	34 417.6	36 602.3	40 410.4	43 684.7	48 466.5	55 607.3		Fuel levies
580.3	647.8	762.4	873.1	878.7	906.6	941.2		Air departure tax
3 341.7	4 996.4	6 429.7	7 983.9	8 818.9	8 648.2	8 471.8		Electricity levy
405.7	1 293.3	1 895.8	2 021.4	2 096.5	1 942.5	1 733.5	5)	Other
19 318.9	**26 977.1**	**34 121.0**	**39 549.1**	**44 732.2**	**41 462.9**	**46 942.3**		**Taxes on international trade and transactions**
19 577.1	26 637.4	34 197.9	38 997.9	44 178.7	40 678.8	46 250.1		Customs duties
–	–	–	–	–	–	–		Health promotion levy on imports
–	–	–	–	–	–	–		Import surcharges
-258.3	339.7	-76.9	551.2	553.4	784.1	692.2	6)	Other
49.5	**3.1**	**-2.9**	**0.5**	**31.7**	**-1.2**	**0.4**		**Stamp duties and fees**
-5.7	**16.7**	**7.4**	**17.2**	**-19.1**	**-14.6**	**-0.8**	7)	**State miscellaneous revenue**
598 705.4	**674 183.1**	**742 649.7**	**813 825.8**	**900 014.7**	**986 295.0**	**1 069 982.6**		**TOTAL TAX REVENUE (gross)**
15 323.1	**16 474.0**	**24 401.5**	**28 467.7**	**30 725.8**	**30 899.6**	**57 275.7**	8)	**Non-tax revenue**
-27 915.4	**-14 991.3**	**-21 760.0**	**-42 151.3**	**-43 374.4**	**-51 737.7**	**-51 021.9**	9)	**Less: SACU payments**
–	**-2 914.4**	**–**	**–**	**–**	**–**	**–**	10)	**Other adjustment**
586 113.1	**672 751.5**	**745 291.3**	**800 142.2**	**887 366.2**	**965 456.9**	**1 076 236.4**		**TOTAL MAIN BUDGET REVENUE**
586 076.8	**672 716.0**	**745 176.5**	**800 047.9**	**887 329.2**	**965 379.5**	**1 076 115.3**		**Current revenue**
367 669.0	389 440.5	437 854.7	469 787.4	521 449.0	577 477.5	624 157.7		Direct taxes
231 042.1	284 726.0	304 787.6	344 021.2	378 584.8	408 832.1	445 825.7		Indirect taxes
-5.7	16.7	7.4	17.2	-19.1	-14.6	-0.8		State miscellaneous revenue
15 286.8	16 438.5	24 286.8	28 373.4	30 688.8	30 822.1	57 154.6	11)	Non-tax revenue (excluding sales of capital assets)
-27 915.4	-17 905.7	-21 760.0	-42 151.3	-43 374.4	-51 737.7	-51 021.9		Less: SACU payments
36.3	**35.4**	**114.7**	**94.3**	**37.0**	**77.4**	**121.1**		**Sales of capital assets**
6 428.6	*3 013.9*	*5 209.2*	*12 302.8*	*11 709.3*	*12 647.0*	*14 377.5*	12)	*National Revenue Fund receipts*

6) Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.

7) Includes revenue received by SARS that could not be allocated to a specific revenue type.

8) Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties and mining leases and ownership), sales of capital assets as well as transactions in financial assets and liabilities.

9) Payments in terms of SACU agreements.

10) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.

11) Excludes sales of capital assets.

12) Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

187

2020 BUDGET REVIEW

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

R million		2016/17	2017/18	2018/19	2019/20		2020/21	
		Actual collections			Revised estimates	% change on actual 2018/19	Budget estimates Before tax proposals	Budget estimates After tax proposals
Taxes on income and profits		**664 526.4**	**711 703.0**	**738 740.6**	**778 280.1**	**5.4%**	**815 588.2**	**813 588.2**
Personal income tax		424 545.2	460 952.8	492 082.9	527 584.2	7.2%	548 771.5	546 771.5
Corporate income tax		204 431.8	217 412.0	212 046.1	216 718.1	2.2%	230 225.6	230 225.6
Secondary tax on companies/dividends tax and interest withholding tax		31 575.7	28 559.6	30 523.1	29 741.7	-2.6%	31 807.8	31 807.8
Tax on retirement funds		–	–	–	–	–	–	–
Other	*1)*	3 973.8	4 778.6	4 088.6	4 236.0	3.6%	4 783.3	4 783.3
Taxes on payroll and workforce		**15 314.8**	**16 012.4**	**17 439.0**	**18 576.3**	**6.5%**	**19 412.9**	**19 412.9**
Skills development levy	*2)*	15 314.8	16 012.4	17 439.0	18 576.3	6.5%	19 412.9	19 412.9
Taxes on property		**15 661.2**	**16 584.6**	**15 251.8**	**16 037.8**	**5.2%**	**17 509.8**	**17 509.8**
Donations tax		280.3	732.1	604.4	563.3	-6.8%	702.7	702.7
Estate duty		1 619.5	2 292.0	2 069.3	2 071.1	0.1%	2 320.5	2 320.5
Securities transfer tax	*3)*	5 553.2	5 837.5	5 334.8	6 163.0	15.5%	6 865.9	6 865.9
Transfer duties		8 208.3	7 723.0	7 243.2	7 240.4	-0.0%	7 620.7	7 620.7
Domestic taxes on goods and services		**402 463.9**	**422 248.3**	**460 544.6**	**488 710.6**	**6.1%**	**512 266.8**	**514 266.8**
Value-added tax	*4)*	289 166.7	297 997.6	324 766.0	344 201.9	6.0%	360 554.6	360 554.6
Specific excise duties		35 773.8	37 355.9	40 829.7	46 764.6	14.5%	48 836.1	48 836.1
Health promotion levy		–	–	3 195.1	2 590.0	-18.9%	2 860.4	2 860.4
Ad valorem excise duties		3 396.2	3 780.9	4 191.9	4 112.5	-1.9%	4 328.5	4 328.5
Fuel levies		62 778.8	70 948.6	75 372.2	79 277.5	5.2%	83 441.2	83 441.2
Air departure tax		1 003.9	1 086.0	1 082.9	1 030.9	-4.8%	1 150.5	1 150.5
Electricity levy		8 457.7	8 501.0	8 404.0	8 025.0	-4.5%	8 100.3	8 100.3
Other	*5)*	1 886.8	2 578.3	2 702.9	2 708.3	0.2%	2 995.3	4 995.3
Taxes on international trade and transactions		**46 102.5**	**49 939.4**	**55 722.9**	**57 329.7**	**2.9%**	**60 639.8**	**60 639.8**
Customs duties		45 579.1	49 151.7	54 968.1	56 325.2	2.5%	59 500.2	59 500.2
Health promotion levy on imports		–	–	53.1	54.3	2.4%	74.6	74.6
Import surcharges		–	–	–	–	–	–	–
Other	*6)*	523.4	787.7	701.8	950.2	35.4%	1 065.0	1 065.0
Stamp duties and fees		**-0.1**	**-0.3**	**0.0**	**0.1**	**46.7%**	**0.1**	**0.1**
State miscellaneous revenue	*7)*	**12.2**	**-23.5**	**-8.7**	**–**	**–**	**–**	**–**
TOTAL TAX REVENUE (gross)		**1 144 081.0**	**1 216 463.9**	**1 287 690.2**	**1 358 934.6**	**5.5%**	**1 425 417.6**	**1 425 417.6**
Non-tax revenue	*8)*	**33 271.8**	**35 849.3**	**35 868.7**	**36 142.0**	**0.8%**	**35 973.2**	**35 973.2**
Less: SACU payments	*9)*	**-39 448.3**	**-55 950.9**	**-48 288.6**	**-50 280.3**	**4.1%**	**-63 395.2**	**-63 395.2**
Other adjustment	*10)*	**–**	**–**	**–**	**–**	**–**	**–**	**–**
TOTAL MAIN BUDGET REVENUE		**1 137 904.4**	**1 196 362.3**	**1 275 270.3**	**1 344 796.3**	**5.5%**	**1 397 995.6**	**1 397 995.6**
Current revenue		**1 137 755.2**	**1 196 164.8**	**1 275 158.4**	**1 344 682.7**	**5.5%**	**1 397 866.3**	**1 397 866.3**
Direct taxes		681 741.0	730 739.5	758 853.4	799 490.8	5.4%	838 024.3	836 024.3
Indirect taxes		462 327.8	485 747.9	528 845.5	559 443.8	5.8%	587 393.3	589 393.3
State miscellaneous revenue		12.2	-23.5	-8.7	–	–	–	–
Non-tax revenue (excluding sales of capital assets)	*11)*	33 122.6	35 651.8	35 756.8	36 028.4	0.8%	35 843.9	35 843.9
Less: SACU payments		-39 448.3	-55 950.9	-48 288.6	-50 280.3	4.1%	-63 395.2	-63 395.2
Sales of capital assets		**149.2**	**197.5**	**111.9**	**113.6**	**1.5%**	**129.3**	**129.3**
National Revenue Fund receipts	*12)*	*14 240.7*	*16 600.3*	*11 999.4*	*10 020.1*	*-16.5%*	*6 005.0*	*6 005.0*

1) Includes interest on overdue income tax and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2) Levy on payroll dedicated to skills development.
3) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
4) The value-added tax (VAT) replaced the general sales tax in September 1991.
5) Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1999/00), levies on financial services (up to 2004/05), CO_2 motor vehicle emissions (from 2010/11), incandescent light bulb levy (from 2009/10), turnover tax for micro businesses (from 2009/10), tyre levy and Interntional Oil Pollution Compensation Fund (from 2016/17). Mining leases and ownership have been reclassified as non-tax revenue. The historical years from 2000/01 have been adjusted for comparative purposes.

Source: National Treasury

188

STATISTICAL ANNEXURE

Table 2
Main budget: estimates of national revenue
Summary of revenue 1)

2020/21		2021/22		2022/23			R million
% change on revised 2019/20	% of total budget revenue	Estimates	% change after tax proposals 2020/21	Estimates	% change on 2021/22		
4.5%	**58.2%**	**863 888.2**	**6.2%**	**921 375.1**	**6.7%**		**Taxes on income and profits**
3.6%	39.1%	581 145.9	6.3%	621 602.2	7.0%		Personal income tax
6.2%	16.5%	243 685.7	5.8%	258 356.8	6.0%		Corporate income tax
6.9%	2.3%	33 769.1	6.2%	35 802.2	6.0%		Secondary tax on companies/dividends tax and interest withholding tax
–	–	–	–	–	–		Tax on retirement funds
12.9%	0.3%	5 287.5	10.5%	5 614.0	6.2%	1)	Other
4.5%	**1.4%**	**20 585.0**	**6.0%**	**21 969.8**	**6.7%**		**Taxes on payroll and workforce**
4.5%	1.4%	20 585.0	6.0%	21 969.8	6.7%	2)	Skills development levy
9.2%	**1.3%**	**18 955.8**	**8.3%**	**20 164.8**	**6.4%**		**Taxes on property**
24.7%	0.1%	778.3	10.8%	827.9	6.4%		Donations tax
12.0%	0.2%	2 546.0	9.7%	2 708.4	6.4%		Estate duty
11.4%	0.5%	7 546.4	9.9%	8 027.7	6.4%	3)	Securities transfer tax
5.3%	0.5%	8 085.1	6.1%	8 600.7	6.4%		Transfer duties
5.2%	**36.8%**	**543 916.1**	**5.8%**	**576 525.0**	**6.0%**		**Domestic taxes on goods and services**
4.8%	25.8%	381 858.9	5.9%	405 598.3	6.2%	4)	Value-added tax
4.4%	3.5%	51 097.3	4.6%	53 440.7	4.6%		Specific excise duties
10.4%	0.2%	3 109.7	8.7%	3 308.3	6.4%		Health promotion levy
5.3%	0.3%	4 592.2	6.1%	4 885.1	6.4%		*Ad valorem* excise duties
5.3%	6.0%	88 525.8	6.1%	94 172.0	6.4%		Fuel levies
11.6%	0.1%	1 247.1	8.4%	1 304.3	4.6%		Air departure tax
0.9%	0.6%	8 213.2	1.4%	8 352.4	1.7%		Electricity levy
84.4%	0.4%	5 271.9	5.5%	5 463.9	3.6%	5)	Other
5.8%	**4.3%**	**64 848.8**	**6.9%**	**69 621.8**	**7.4%**		**Taxes on international trade and transactions**
5.6%	4.3%	63 606.6	6.9%	68 347.0	7.5%		Customs duties
37.4%	0.0%	90.1	20.7%	96.8	7.5%		Health promotion levy on imports
–	–	–	–	–	–		Import surcharges
12.1%	0.1%	1 152.1	8.2%	1 178.0	2.2%	6)	Other
–	**0.0%**	**0.1**	**1.4%**	**0.1**	**1.7%**		**Stamp duties and fees**
–	**–**	**–**	**–**	**–**	**–**	7)	**State miscellaneous revenue**
4.9%	**102.0%**	**1 512 193.8**	**6.1%**	**1 609 656.6**	**6.4%**		**TOTAL TAX REVENUE (gross)**
-0.5%	**2.6%**	**32 663.3**	**-9.2%**	**34 586.3**	**5.9%**	8)	**Non-tax revenue**
26.1%	**-4.5%**	**-60 563.0**	**-4.5%**	**-63 365.7**	**4.6%**	9)	**Less: SACU payments**
–	**–**	**–**	**–**	**–**	**–**	10)	**Other adjustment**
4.0%	**100.0%**	**1 484 294.1**	**6.2%**	**1 580 877.1**	**6.5%**		**TOTAL MAIN BUDGET REVENUE**
4.0%	**100.0%**	**1 484 161.7**	**6.2%**	**1 580 742.5**	**6.5%**		**Current revenue**
4.6%	59.8%	887 797.5	6.2%	946 881.3	6.7%		Direct taxes
5.4%	42.2%	624 396.4	5.9%	662 775.3	6.1%		Indirect taxes
–	–	–	–	–	–		State miscellaneous revenue
-0.5%	2.6%	32 530.9	-9.2%	34 451.6	5.9%	11)	Non-tax revenue (excluding sales of capital assets)
26.1%	-4.5%	-60 563.0	-4.5%	-63 365.7	4.6%		Less: SACU payments
13.8%	**0.0%**	**132.4**	**2.4%**	**134.7**	**1.7%**		**Sales of capital assets**
-40.1%	*0.4%*	*4 762.0*	*-20.7%*	*5 306.0*	*11.4%*	*12)*	*National Revenue Fund receipts*

6) Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7) Includes revenue received by SARS that could not be allocated to a specific revenue type.
8) Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties and mining leases and ownership), sales of capital assets as well as transactions in financial assets and liabilities.
9) Payments in terms of SACU agreements.
10) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11) Excludes sales of capital assets.
12) Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

189

2020 BUDGET REVIEW

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

R thousands		2016/17	2017/18	2018/19			
		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
Taxes on income and profits		**664 526 446**	**711 703 019**	**765 831 359**	**772 991 359**	**751 845 673**	**738 740 597**
Personal income tax		424 545 241	460 952 841	498 334 638	505 844 638	497 451 304	492 082 904
Tax on corporate income							
Corporate income tax		204 431 763	217 412 046	231 568 699	231 218 699	218 435 812	212 046 052
Secondary tax on companies/dividends tax		31 129 892	27 894 315	30 828 968	30 828 968	30 340 674	29 898 035
Interest withholding tax		445 770	665 250	640 367	640 367	668 192	625 055
Other							
Interest on overdue income tax		3 974 356	4 776 801	4 413 842	4 413 842	4 949 236	4 088 202
Small business tax amnesty		-575	1 766	44 844	44 844	455	349
Taxes on payroll and workforce		**15 314 761**	**16 012 406**	**16 929 383**	**16 929 383**	**17 312 161**	**17 438 989**
Skills development levy		15 314 761	16 012 406	16 929 383	16 929 383	17 312 161	17 438 989
Taxes on property		**15 661 246**	**16 584 607**	**17 160 665**	**17 310 665**	**16 034 765**	**15 251 778**
Estate, inheritance and gift taxes							
Donations tax		280 264	732 086	415 821	415 821	539 007	604 447
Estate duty		1 619 492	2 292 015	2 573 485	2 723 485	1 895 831	2 069 332
Taxes on financial and capital transactions							
Securities transfer tax	1)	5 553 233	5 837 511	5 824 644	5 824 644	6 060 271	5 334 752
Transfer duties		8 208 257	7 722 996	8 346 714	8 346 714	7 539 656	7 243 247
Domestic taxes on goods and services		**402 463 950**	**422 248 282**	**457 283 221**	**484 825 979**	**460 287 253**	**460 544 575**
Value-added tax							
Domestic VAT		321 475 499	336 279 470	363 016 755	378 635 762	379 887 172	378 732 651
Import VAT		149 265 484	152 788 760	162 191 630	169 472 624	174 030 292	175 184 585
Refunds		-181 574 261	-191 070 644	-199 998 727	-199 998 727	-228 000 000	-229 151 259
Specific excise duties							
Beer		11 713 340	13 172 996	13 986 413	14 576 413	13 450 010	13 781 537
Sorghum beer and sorghum flour		4 126	3 918	4 356	4 356	4 475	4 130
Wine and other fermented beverages		3 163 411	3 771 583	3 976 375	4 086 375	4 218 846	4 452 995
Spirits		5 853 935	6 442 619	6 828 143	7 038 143	7 466 953	7 759 815
Cigarettes and cigarette tobacco		12 120 468	11 067 422	11 505 298	11 915 298	11 974 081	12 090 765
Pipe tobacco and cigars		518 718	429 271	484 930	494 930	423 477	412 910
Petroleum products	2)	871 084	829 790	872 433	872 433	858 724	838 362
Revenue from neighbouring countries	3)	1 528 745	1 638 277	1 664 245	1 664 245	1 879 862	1 489 176
Health promotion levy		–	–	–	1 684 758	2 395 758	3 195 110
Ad valorem excise duties		3 396 164	3 780 887	4 059 786	4 187 786	4 162 666	4 191 871
Fuel levy		62 778 834	70 948 576	76 288 550	77 508 550	75 373 567	75 372 226
Taxes on use of goods or permission to use goods or to perform activities							
Air departure tax		1 003 904	1 086 040	1 154 290	1 154 290	1 102 354	1 082 862
Plastic bag levy		231 875	241 295	253 419	363 419	310 362	300 395
Electricity levy		8 457 668	8 500 970	8 621 086	8 621 086	8 434 478	8 403 962
Incandescent light bulb levy		70 206	55 359	60 585	90 585	40 740	40 719
CO_2 tax - motor vehicle emissions		1 208 521	1 336 818	1 435 207	1 575 207	1 236 029	1 390 472
Tyre levy		77 242	715 997	601 302	601 302	751 804	730 204
International Oil Pollution Compensation Fund		803	3 019	3 063	3 063	5 939	5 481
Carbon tax		–	–	–	–	–	–
Turnover tax for micro businesses		23 339	33 504	44 844	44 844	17 980	12 938
Other							
Universal Service Fund		274 842	192 357	229 236	229 236	261 682	222 666
Taxes on international trade and transactions		**46 102 497**	**49 939 408**	**52 902 830**	**54 050 073**	**56 721 805**	**55 722 906**
Import duties							
Customs duties		45 579 083	49 151 743	51 698 819	52 600 819	55 638 279	54 968 076
Health promotion levy on imports				–	245 242	78 242	53 052
Other							
Miscellaneous customs and excise receipts		405 915	700 809	1 103 377	1 103 377	918 427	623 781
Diamond export levy		117 500	86 856	100 634	100 634	86 856	77 997
Other taxes		**-125**	**-337**	**-443**	**-443**	**-339**	**48**
Stamp duties and fees		-125	-337	-443	-443	-339	48
State miscellaneous revenue	4)	**12 212**	**-23 511**	**-1 142 473**	**-1 142 473**	**–**	**-8 651**
TOTAL TAX REVENUE (gross)		**1 144 080 987**	**1 216 463 874**	**1 308 964 542**	**1 344 964 542**	**1 302 201 318**	**1 287 690 241**
Less: SACU payments	5)	**-39 448 348**	**-55 950 873**	**-48 288 636**	**-48 288 636**	**-48 288 636**	**-48 288 636**
Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)		-39 448 348	-55 950 873	-48 288 636	-48 288 636	-48 288 636	-48 288 636
TOTAL TAX REVENUE (net of SACU payments)		**1 104 632 639**	**1 160 513 001**	**1 260 675 905**	**1 296 675 905**	**1 253 912 682**	**1 239 401 605**

1) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
2) Specific excise duties on petrol, distillate fuel, residual fuel and base oil.
Source: National Treasury

190

STATISTICAL ANNEXURE

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

2019/20 Budget estimates Before tax proposals	2019/20 Budget estimates After tax proposals	2019/20 Revised estimate	% change on 2018/19 actual	2020/21 Before tax proposals	2020/21 After tax proposals		R thousands
806 541 612	**820 341 612**	**778 280 105**	**5.4%**	**815 588 183**	**813 588 183**		**Taxes on income and profits**
539 076 912	552 876 912	527 584 216	7.2%	548 771 494	546 771 494		Personal income tax
							Tax on corporate income
229 608 192	229 608 192	216 718 097	2.2%	230 225 625	230 225 625		Corporate income tax
31 892 515	31 892 515	29 144 409	-2.5%	31 169 089	31 169 089		Secondary tax on companies/dividends tax
702 368	702 368	597 334	-4.4%	638 701	638 701		Interest withholding tax
							Other
5 261 140	5 261 140	4 235 900	3.6%	4 783 092	4 783 092		Interest on overdue income tax
485	485	149	-57.3%	182	182		Small business tax amnesty
18 758 510	**18 758 510**	**18 576 305**	**6.5%**	**19 412 896**	**19 412 896**		**Taxes on payroll and workforce**
18 758 510	18 758 510	18 576 305	6.5%	19 412 896	19 412 896		Skills development levy
17 158 872	**17 158 872**	**16 037 771**	**5.2%**	**17 509 810**	**17 509 810**		**Taxes on property**
							Estate, inheritance and gift taxes
576 793	576 793	563 283	-6.8%	702 682	702 682		Donations tax
2 028 737	2 028 737	2 071 076	0.1%	2 320 507	2 320 507		Estate duty
							Taxes on financial and capital transactions
6 485 122	6 485 122	6 162 990	15.5%	6 865 932	6 865 932	1)	Securities transfer tax
8 068 219	8 068 219	7 240 421	-0.0%	7 620 689	7 620 689		Transfer duties
503 448 985	**504 648 985**	**488 710 646**	**6.1%**	**512 266 829**	**514 266 829**		**Domestic taxes on goods and services**
							Value-added tax
406 966 584	406 210 232	399 432 700	5.5%	421 650 757	421 650 757		Domestic VAT
187 765 494	187 421 846	182 666 047	4.3%	192 962 798	192 962 798		Import VAT
-233 160 795	-233 160 795	-237 896 832	3.8%	-254 058 947	-254 058 947		Refunds
							Specific excise duties
14 582 852	14 969 269	15 420 222	11.9%	16 484 000	16 484 000		Beer
4 337	4 337	4 224	2.3%	4 939	4 939		Sorghum beer and sorghum flour
4 175 241	4 210 880	4 452 108	-0.0%	5 326 196	5 326 196		Wine and other fermented beverages
7 132 148	7 310 092	8 927 713	15.1%	9 281 460	9 281 460		Spirits
12 251 926	12 627 469	14 406 843	19.2%	14 461 679	14 461 679		Cigarettes and cigarette tobacco
475 214	499 671	475 382	15.1%	493 879	493 879		Pipe tobacco and cigars
918 599	918 599	870 038	3.8%	1 002 759	1 002 759	2)	Petroleum products
1 813 615	1 813 615	2 208 036	48.3%	1 781 193	1 781 193	3)	Revenue from neighbouring countries
1 986 067	1 986 067	2 590 033	-18.9%	2 860 369	2 860 369		Health promotion levy
4 454 487	4 454 487	4 112 466	-1.9%	4 328 453	4 328 453		*Ad valorem* excise duties
81 657 583	82 957 583	79 277 491	5.2%	83 441 153	83 441 153		Fuel levy
							Taxes on use of goods or permission to use goods or to perform activities
1 159 215	1 159 215	1 030 853	-4.8%	1 150 545	1 150 545		Air departure tax
326 371	326 371	325 986	8.5%	360 782	610 782		Plastic bag levy
8 562 485	8 562 485	8 025 000	-4.5%	8 100 339	8 100 339		Electricity levy
41 359	41 359	32 529	-20.1%	37 477	37 477		Incandescent light bulb levy
1 254 788	1 254 788	1 300 225	-6.5%	1 394 995	1 394 995		CO_2 tax - motor vehicle emissions
790 583	790 583	817 542	12.0%	951 353	951 353		Tyre levy
6 030	6 030	3 170	-42.2%	3 548	3 548		International Oil Pollution Compensation Fund
–	–	–	–	–	1 750 000		Carbon tax
19 149	19 149	19 267	48.9%	26 263	26 263		Turnover tax for micro businesses
							Other
265 654	265 654	209 604	-5.9%	220 839	220 839		Universal Service Fund
61 300 363	**61 300 363**	**57 329 668**	**2.9%**	**60 639 807**	**60 639 807**		**Taxes on international trade and transactions**
							Import duties
60 029 486	60 029 486	56 325 208	2.5%	59 500 218	59 500 218		Customs duties
245 242	245 242	54 308	2.4%	74 619	74 619		Health promotion levy on imports
							Other
932 366	932 366	859 741	37.8%	963 645	963 645		Miscellaneous customs and excise receipts
93 269	93 269	90 412	15.9%	101 324	101 324		Diamond export levy
-344	**-344**	**71**	**46.7%**	**71**	**71**		**Other taxes**
-344	-344	71	46.7%	71	71		Stamp duties and fees
–	**–**	**–**	**-100.0%**	**–**	**–**	4)	**State miscellaneous revenue**
1 407 207 998	**1 422 207 998**	**1 358 934 566**	**5.5%**	**1 425 417 596**	**1 425 417 596**		**TOTAL TAX REVENUE (gross)**
-50 280 313	**-50 280 313**	**-50 280 313**	**4.1%**	**-63 395 241**	**-63 395 241**	5)	**Less: SACU payments**
-50 280 313	-50 280 313	-50 280 313	4.1%	-63 395 241	-63 395 241		Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)
1 356 927 685	**1 371 927 685**	**1 308 654 254**	**5.6%**	**1 362 022 355**	**1 362 022 355**		**TOTAL TAX REVENUE (net of SACU payments)**

3) *Excise duties that are collected by Botswana, Lesotho, Namibia and Swatini.*
4) *Revenue received by SARS in respect of taxation that could not be allocated to specific revenue types.*
5) *Payments in terms of SACU agreements.*

191

2020 BUDGET REVIEW

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

		2016/17	2017/18	2018/19			
		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
R thousands							
TOTAL TAX REVENUE (net of SACU payments)		**1 104 632 639**	**1 160 513 001**	**1 260 675 905**	**1 296 675 905**	**1 253 912 682**	**1 239 401 605**
Sales of goods and services other than capital assets		**2 546 176**	**2 588 718**	**2 298 747**	**2 298 747**	**2 381 546**	**2 320 696**
Sales of goods and services produced by departments							
Sales by market establishments	6)	56 205	55 913	69 234	69 234	63 297	59 164
Administrative fees		1 342 255	1 438 136	1 368 370	1 368 370	1 352 668	1 344 910
Other sales		1 098 748	1 082 556	850 725	850 725	954 741	902 116
Sales of scrap, waste, arms and other used current goods		48 968	12 113	10 418	10 418	10 840	14 506
Transfers received		**495 915**	**330 504**	**571 161**	**571 161**	**599 722**	**386 234**
Fines, penalties and forfeits		**666 963**	**466 043**	**610 725**	**610 725**	**1 161 555**	**1 751 945**
Interest, dividends and rent on land		**11 188 619**	**12 725 550**	**12 778 770**	**12 778 770**	**13 365 538**	**16 845 028**
Interest							
Cash and cash equivalents		3 981 450	3 484 812	3 490 316	3 490 316	3 575 114	6 833 549
Dividends							
Airports Company South Africa		255 671	266 854	281 434	281 434	280 000	109 989
South African Special Risks Insurance Association		151 200	242 979	160 261	160 261	160 261	80 000
Vodacom		–	–	–	–	32	32
Industrial Development Corporation		20 000	50 000	20 000	20 000	50 000	50 000
Reserve Bank (National Treasury)		–	–	–	–	–	–
Telkom		830 813	846 603	600 000	600 000	490 645	722 859
Other		1 218	–	1 000	1 000	46	–
Rent on land							
Mineral and petroleum royalties	7)	5 801 670	7 617 251	7 985 995	7 985 995	8 339 627	8 611 781
Mining leases and ownership	8)	111 696	179 777	193 905	193 905	440 537	413 477
Royalties, prospecting fees and surface rental	9)	23 616	23 387	26 956	26 956	24 063	19 000
Land rent		11 285	13 887	18 903	18 903	5 213	4 342
Sales of capital assets		**149 200**	**197 491**	**130 682**	**130 682**	**119 638**	**111 917**
Financial transactions in assets and liabilities	10)	**18 224 915**	**19 540 965**	**8 080 126**	**8 080 126**	**13 845 401**	**14 452 907**
TOTAL NON-TAX REVENUE	11)	**33 271 788**	**35 849 271**	**24 470 211**	**24 470 211**	**31 473 400**	**35 868 727**
TOTAL MAIN BUDGET REVENUE		**1 137 904 427**	**1 196 362 272**	**1 285 146 117**	**1 321 146 117**	**1 285 386 082**	**1 275 270 332**
National Revenue Fund receipts		***14 240 651***	***16 600 255***	***6 185 000***	***6 185 000***	***11 685 236***	***11 999 374***
Revaluation profits on foreign currency transactions		*10 710 440*	*13 115 597*	*6 185 000*	*6 185 000*	*10 238 138*	*10 390 835*
Premiums on loan transactions		*2 594 049*	*1 132 995*	–	–	*1 000 000*	*1 161 388*
Premiums on debt portfolio restructuring (switches)		–	–	–	–	*444 598*	–
Liquidation of South African Special Risks Insurance Association investment		–	–	–	–	–	–
Other		*936 162*	*2 351 663*	–	–	*2 500*	*447 151*

6) New item introduced on the standard chart of accounts from 2008/09.
7) Mineral royalties imposed on the transfer of mineral resources in terms of the Mineral and Petroleum Resources Royalty Act (2008), which came into operation on 1 May 2009.
8) Mining leases and ownership have been reclassified as non-tax revenue.
9) Royalties, prospecting fees and surface rental collected by the Department of Mineral resources.
10) Includes recoveries of loans and advances.
11) Includes National Revenue Fund receipts previously accounted for separately.
Source: National Treasury

192

STATISTICAL ANNEXURE

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

2019/20				2020/21			
Budget estimates Before tax proposals	Budget estimates After tax proposals	Revised estimate	% change on 2018/19 actual	Before tax proposals	After tax proposals		R thousands
1 356 927 685	**1 371 927 685**	**1 308 654 254**	**5.6%**	**1 362 022 355**	**1 362 022 355**		**TOTAL TAX REVENUE (net of SACU payments)**
2 377 405	**2 377 405**	**2 397 101**	**3.3%**	**2 415 121**	**2 415 121**		**Sales of goods and services other than capital assets**
							Sales of goods and services produced by departments
72 146	72 146	63 678	7.6%	71 051	71 051	6)	Sales by market establishments
1 411 371	1 411 371	1 399 532	4.1%	1 473 117	1 473 117		Administrative fees
882 933	882 933	923 544	2.4%	860 207	860 207		Other sales
10 955	10 955	10 347	-28.7%	10 746	10 746		Sales of scrap, waste, arms and other used current goods
602 202	**602 202**	**660 345**	**71.0%**	**667 716**	**667 716**		**Transfers received**
788 825	**788 825**	**711 989**	**-59.4%**	**874 175**	**874 175**		**Fines, penalties and forfeits**
13 911 644	**13 911 644**	**19 675 226**	**16.8%**	**19 884 602**	**19 884 602**		**Interest, dividends and rent on land**
							Interest
3 771 836	3 771 836	6 789 432	-0.6%	6 065 515	6 065 515		Cash and cash equivalents
							Dividends
297 194	297 194	100 000	-9.1%	90 000	90 000		Airports Company South Africa
171 305	171 305	171 305	114.1%	187 901	187 901		South African Special Risks Insurance Association
32	32	–	-100.0%	32	32		Vodacom
50 000	50 000	50 000	–	50 000	50 000		Industrial Development Corporation
–	–	–	–	–	–		Reserve Bank (National Treasury)
600 000	600 000	600 000	-17.0%	664 446	664 446		Telkom
1 046	1 046	3 500	–	1 200	1 200		Other
							Rent on land
8 766 175	8 766 175	11 951 926	38.8%	12 696 862	12 696 862	7)	Mineral and petroleum royalties
217 547	217 547	-20 244	-104.9%	90 200	90 200	8)	Mining leases and ownership
24 677	24 677	24 677	29.9%	26 034	26 034	9)	Royalties, prospecting fees and surface rental
11 832	11 832	4 629	6.6%	12 412	12 412		Land rent
129 597	**129 597**	**113 599**	**1.5%**	**129 305**	**129 305**		**Sales of capital assets**
13 727 018	**13 727 018**	**12 583 757**	**-12.9%**	**12 002 286**	**12 002 286**	10)	**Financial transactions in assets and liabilities**
31 536 691	**31 536 691**	**36 142 017**	**0.8%**	**35 973 205**	**35 973 205**	11)	**TOTAL NON-TAX REVENUE**
1 388 464 376	**1 403 464 376**	**1 344 796 270**	**5.5%**	**1 397 995 560**	**1 397 995 560**		**TOTAL MAIN BUDGET REVENUE**
4 488 000	***4 488 000***	***10 020 079***	**-16.5%**	***6 005 000***	***6 005 000***		***National Revenue Fund receipts***
4 488 000	*4 488 000*	*7 156 956*	-31.1%	*6 005 000*	*6 005 000*		*Revaluation profits on foreign currency transactions*
–	–	*2 483 353*	113.8%	–	–		*Premiums on loan transactions*
–	–	*378 078*	–	–	–		*Premiums on debt portfolio restructuring (switches)*
–	–	–	–	–	–		*Liquidation of South African Special Risks Insurance Association investment*
–	–	*1 692*	-99.6%	–	–		*Other*

193

2020 BUDGET REVIEW

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

R million	2016/17			2017/18	
	Expenditure on budget vote outcome	*of which* *transfers to provinces 1)*	*transfers to local government 2)*	Expenditure on budget vote outcome	*of which* *transfers to provinces 1)*
1 The Presidency	478.1	–	–	485.2	–
2 Parliament	1 738.9	–	–	1 711.9	–
3 Cooperative Governance	69 718.2	–	*66 178.5*	76 209.5	*82.3*
of which: local government equitable share	–	–	*50 709.0*	–	–
4 Government Communication and Information System	585.1	–	–	619.3	–
5 Home Affairs	8 143.5	–	–	8 401.7	–
6 International Relations and Cooperation	6 844.9	–	–	5 996.9	–
7 National School of Government	87.7	–	–	153.7	–
8 National Treasury	28 120.7	–	*1 454.4*	39 595.8	–
9 Planning, Monitoring and Evaluation	367.4	–	–	425.6	–
10 Public Enterprises	253.8	–	–	250.4	–
11 Public Service and Administration	463.0	–	–	454.9	–
12 Public Service Commission	229.1	–	–	247.4	–
13 Public Works and Infrastructure	6 403.4	*761.7*	*664.0*	6 942.3	*781.2*
14 Statistics South Africa	2 461.2	–	–	2 195.5	–
15 Traditional Affairs	130.7	–	–	139.6	–
16 Basic Education	21 476.1	*16 579.6*	–	22 932.0	*17 570.1*
17 Higher Education and Training	49 098.0	–	–	52 256.8	–
18 Health	38 496.2	*33 981.0*	–	42 424.7	*37 570.2*
19 Social Development	147 325.0	*85.5*	–	159 379.0	*524.4*
20 Women, Youth and Persons with Disabilities	623.5	–	–	659.8	–
21 Civilian Secretariat for the Police Service	99.4	–	–	118.3	–
22 Correctional Services	21 542.2	–	–	22 757.3	–
23 Defence	46 599.5	–	–	48 355.1	–
24 Independent Police Investigative Directorate	241.7	–	–	255.3	–
25 Justice and Constitutional Development	16 039.0	–	–	16 607.2	–
26 Military Veterans	504.6	–	–	601.5	–
27 Office of the Chief Justice	855.6	–	–	997.5	–
28 Police	80 874.2	–	–	86 480.4	–
29 Agriculture, Land Reform and Rural Development	15 357.2	*2 202.5*	–	15 175.8	*2 241.7*
30 Communications and Digital Technologies	2 821.2	–	–	5 684.1	–
31 Employment and Labour	2 761.6	–	–	2 844.0	–
32 Environment, Forestry and Fisheries	7 581.6	–	–	7 906.3	–
33 Human Settlements	30 587.2	*18 284.0*	*10 839.5*	33 370.5	*19 969.3*
34 Mineral Resources and Energy	9 173.9	–	*2 131.9*	9 721.3	–
35 Science and Innovation	7 423.2	–	–	7 528.6	–
36 Small Business Development	1 197.0	–	–	1 459.5	–
37 Sports, Arts and Culture	4 981.6	*1 912.5*	–	5 201.9	*2 005.8*
38 Tourism	1 919.6	–	–	2 134.0	–
39 Trade, Industry and Competition	11 014.5	–	–	10 145.3	–
40 Transport	56 403.7	*15 878.5*	*5 694.2*	54 670.7	*16 476.5*
Total appropriation by vote	**716 658.5**	***89 685.2***	***91 643.2***	**768 602.9**	***97 221.5***
Plus:					
Direct charges against the National Revenue Fund					
President and deputy president salaries (The Presidency)	5.7	–	–	5.7	–
Members' remuneration (Parliament)	436.5	–	–	556.3	–
Debt-service costs (National Treasury)	146 496.7	–	–	162 644.6	–
Provincial equitable share (National Treasury) 4)	410 698.6	*410 698.6*	–	441 331.1	*441 331.1*
General fuel levy sharing with metropolitan municipalities (National Treasury)	11 223.8	–	*11 223.8*	11 785.0	–
National Revenue Fund payments (National Treasury)	1 778.0	–	–	587.1	–
of which:					
Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses	*187.2*	–	–	*225.4*	–
Revaluation losses on foreign currency transactions	*525.6*	–	–	–	–
Premiums on loan transactions	*1 065.2*	–	–	*361.8*	–
Other	*0.0*	–	–	*-0.1*	–
Auditor-General of South Africa (National Treasury)	79.1	–	–	196.3	–
Skills levy and sector education and training authorities (Higher Education and Training)	15 233.0	–	–	16 293.6	–
Magistrates' salaries (Justice and Constitutional Development)	1 845.7	–	–	1 933.5	–
Judges' salaries (Office of the Chief Justice and Judicial Administration)	930.7	–	–	998.4	–
International Oil Pollution Compensation Fund (Transport)	3.8	–	–	5.6	–
Total direct charges against the National Revenue Fund	**588 731.7**	***410 698.6***	***11 223.8***	**636 337.0**	***441 331.1***
Provisional allocation not assigned to votes	–	–	–	–	–
Infrastructure fund not assigned to votes	–	–	–	–	–
Provisional allocation for Eskom restructuring	–	–	–	–	–
Compensation of employees adjustment	–	–	–	–	–
Total	**1 305 390.1**	***500 383.8***	***102 867.1***	**1 404 939.9**	***538 552.6***
Contingency reserve	–	–	–	–	–
National government projected underspending	–	–	–	–	–
Local government repayment to the National Revenue Fund	–	–	–	–	–
Main budget expenditure	**1 305 390.1**	***500 383.8***	***102 867.1***	**1 404 939.9**	***538 552.6***

1) Includes provincial equitable share and conditional grants allocated to provinces.
2) Includes local government equitable share and conditional grants allocated to local government, as well as general fuel levy sharing with metropolitan municipalities.
3) Budget estimate adjusted for function shifts.
Source: National Treasury

194

STATISTICAL ANNEXURE

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

2017/18	2018/19			2019/20		
of which transfers to local government 2)	Expenditure on budget vote outcome	*of which transfers to provinces 1)*	*of which transfers to local government 2)*	Budget estimate 3)	Adjusted appro-priation	R million
–	465.2	–	–	699.1	699.3	1 The Presidency
–	1 872.7	–	–	1 993.5	1 993.5	2 Parliament
72 012.2	81 755.1	*139.0*	*77 220.2*	90 554.4	90 178.2	3 Cooperative Governance
55 613.7	–	–	*60 757.9*	–	–	*of which: local government equitable share*
–	643.7	–	–	688.7	683.6	4 Government Communication and Information System
–	9 047.2	–	–	8 339.7	9 527.7	5 Home Affairs
–	6 370.2	–	–	6 508.5	6 508.5	6 International Relations and Cooperation
–	166.8	–	–	187.9	187.9	7 National School of Government
1 592.7	28 554.6	–	*1 508.8*	30 720.7	30 628.9	8 National Treasury
–	384.6	–	–	478.4	479.5	9 Planning, Monitoring and Evaluation
–	6 474.8	–	–	17 945.0	56 883.0	10 Public Enterprises
–	492.7	–	–	536.0	527.2	11 Public Service and Administration
–	263.9	–	–	278.2	278.2	12 Public Service Commission
691.4	7 463.5	*824.0*	*692.9*	7 869.0	7 967.0	13 Public Works and Infrastructure
–	2 311.1	–	–	2 514.4	2 514.4	14 Statistics South Africa
–	154.3	–	–	163.4	168.4	15 Traditional Affairs
–	23 414.8	*17 690.2*	–	24 504.5	24 464.5	16 Basic Education
–	72 866.3	–	–	89 454.5	89 013.6	17 Higher Education and Training
–	46 594.6	*41 364.1*	–	51 460.7	51 195.2	18 Health
–	172 562.6	*776.9*	–	184 767.8	184 697.8	19 Social Development
–	723.9	–	–	739.3	738.0	20 Women, Youth and Persons with Disabilities
–	123.9	–	–	146.7	143.1	21 Civilian Secretariat for the Police Service
–	23 776.9	–	–	25 407.6	25 316.9	22 Correctional Services
–	47 865.0	–	–	49 850.4	50 235.6	23 Defence
–	314.8	–	–	336.7	336.7	24 Independent Police Investigative Directorate
–	17 182.1	–	–	18 717.1	18 781.5	25 Justice and Constitutional Development
–	542.0	–	–	662.6	652.6	26 Military Veterans
–	1 092.0	–	–	1 197.7	1 197.7	27 Office of the Chief Justice
–	90 297.5	–	–	97 448.6	96 684.2	28 Police
–	16 600.2	*2 845.9*	–	17 398.7	17 228.9	29 Agriculture, Land Reform and Rural Development
–	4 826.6	–	–	2 572.0	5 774.1	30 Communications and Digital Technologies
–	3 086.7	–	–	3 435.1	3 433.2	31 Employment and Labour
–	7 992.0	–	–	8 742.1	8 695.7	32 Environment, Forestry and Fisheries
11 382.2	32 195.4	*18 990.0*	*11 343.9*	33 879.2	33 861.9	33 Human Settlements
2 290.3	8 970.4	–	*2 119.5*	9 445.2	9 185.8	34 Mineral Resources and Energy
–	7 949.3	–	–	8 194.6	8 172.3	35 Science and Innovation
–	1 419.5	–	–	2 568.6	2 268.6	36 Small Business Development
–	5 314.0	*2 011.1*	–	5 771.1	5 723.1	37 Sports, Arts and Culture
–	2 234.8	–	–	2 392.7	2 392.7	38 Tourism
–	10 519.3	–	–	11 044.4	11 014.4	39 Trade, Industry and Competition
6 214.4	59 193.5	*17 026.0*	*6 394.2*	64 194.2	64 205.1	40 Transport
99 317.5	**820 697.8**	***101 667.1***	***106 019.7***	**900 249.4**	**941 105.7**	**Total appropriation by vote**
						Plus:
						Direct charges against the National Revenue Fund
–	5.7	–	–	7.3	7.3	President and deputy president salaries (The Presidency)
–	493.2	–	–	527.5	600.5	Members' remuneration (Parliament)
–	181 849.1	–	–	202 207.8	203 730.8	Debt-service costs (National Treasury)
–	470 286.5	*470 286.5*	–	505 553.8	505 553.8	4) Provincial equitable share (National Treasury)
11 785.0	12 468.6	–	*12 468.6*	13 166.8	13 166.8	General fuel levy sharing with metropolitan municipalities (National Treasury)
–	161.6	–	–	135.3	359.5	National Revenue Fund payments (National Treasury)
						of which:
–	*142.0*	–	–	*135.3*	131.7	*Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses*
–	–	–	–	–	143.4	*Revaluation losses on foreign currency transactions*
–	*18.8*	–	–	–	83.9	*Premiums on loan transactions*
–	*0.9*	–	–	–	0.5	*Other*
–	97.7	–	–	50.4	62.8	Auditor-General of South Africa (National Treasury)
–	17 479.9	–	–	18 758.5	18 576.3	Skills levy and sector education and training authorities (Higher Education and Training)
–	2 047.4	–	–	2 383.7	2 263.7	Magistrates' salaries (Justice and Constitutional Development)
–	1 022.2	–	–	1 098.5	1 098.5	Judges' salaries (Office of the Chief Justice and Judicial Administration)
–	3.0	–	–	10.4	10.4	International Oil Pollution Compensation Fund (Transport)
11 785.0	**685 914.8**	***470 286.5***	***12 468.6***	**743 900.1**	**745 430.4**	**Total direct charges against the National Revenue Fund**
–	–	–	–	10.0	-	Provisional allocation not assigned to votes
–	–	–	–	1 000.0	-	Infrastructure fund not assigned to votes
–	–	–	–	5 348.0	-	Provisional allocation for Eskom restructuring
–	–	–	–	-4 800.0	-	Compensation of employees adjustment
111 102.6	**1 506 612.5**	***571 953.6***	***118 488.3***	**1 645 707.4**	**1 686 536.1**	**Total**
–	–	–	–	13 000.0	–	Contingency reserve
–	–	–	–	-	-1 183.8	National government projected underspending
–	–	–	–	-	-2 000.0	Local government repayment to the National Revenue Fund
111 102.6	**1 506 612.5**	***571 953.6***	***118 488.3***	**1 658 707.4**	**1 683 352.3**	**Main budget expenditure**

4) Provincial equitable share excluding conditional grants to provinces.

195

2020 BUDGET REVIEW

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

R million	2019/20			2020/21		
		of which			*of which*	
	Revised estimate	*transfers to provinces 1)*	*transfers to local government 2)*	Budget estimate	*transfers to provinces 1)*	*transfers to local government 2)*
1 The Presidency	699.3	–	–	611.6	–	–
2 Parliament	1 993.5	–	–	2 180.5	–	–
3 Cooperative Governance	88 168.2	*130.9*	*83 115.2*	96 234.0	*138.5*	*90 656.4*
of which: local government equitable share	–	–	*66 973.5*	–	–	*74 683.3*
4 Government Communication and Information System	683.6	–	–	720.5	–	–
5 Home Affairs	9 527.7	–	–	9 029.6	–	–
6 International Relations and Cooperation	6 508.5	–	–	6 850.2	–	–
7 National School of Government	187.9	–	–	206.6	–	–
8 National Treasury	30 432.0	–	*1 594.0*	33 123.2	–	*1 575.0*
9 Planning, Monitoring and Evaluation	464.0	–	–	500.0	–	–
10 Public Enterprises	56 883.0	–	–	37 849.4	–	–
11 Public Service and Administration	527.2	–	–	565.7	–	–
12 Public Service Commission	278.2	–	–	297.6	–	–
13 Public Works and Infrastructure	7 927.0	*868.2*	*730.0*	8 070.8	*834.3*	*748.0*
14 Statistics South Africa	2 514.4	–	–	3 452.2	–	–
15 Traditional Affairs	166.2	–	–	173.4	–	–
16 Basic Education	24 064.7	*18 569.2*	–	25 328.2	*19 564.3*	–
17 Higher Education and Training	88 859.3	–	–	97 444.0	–	–
18 Health	50 695.0	*45 524.1*	–	55 516.0	*49 267.2*	–
19 Social Development	184 697.8	*518.2*	–	197 718.3	*915.1*	–
20 Women, Youth and Persons with Disabilities	738.0	–	–	778.5	–	–
21 Civilian Secretariat for the Police Service	143.1	–	–	156.3	–	–
22 Correctional Services	25 316.9	–	–	26 800.0	–	–
23 Defence	50 235.6	–	–	52 438.6	–	–
24 Independent Police Investigative Directorate	336.7	–	–	355.7	–	–
25 Justice and Constitutional Development	18 581.5	–	–	19 860.6	–	–
26 Military Veterans	652.6	–	–	683.1	–	–
27 Office of the Chief Justice	1 197.7	–	–	1 259.8	–	–
28 Police	96 684.2	–	–	101 711.0	–	–
29 Agriculture, Land Reform and Rural Development	17 228.9	*2 158.7*	–	16 810.1	*2 153.4*	–
30 Communications and Digital Technologies	4 648.9	–	–	3 394.5	–	–
31 Employment and Labour	3 381.7	–	–	3 637.7	–	–
32 Environment, Forestry and Fisheries	8 695.7	–	–	8 954.7	–	–
33 Human Settlements	33 861.9	*19 604.4*	*12 194.5*	31 324.9	*17 493.5*	*11 440.7*
34 Mineral Resources and Energy	9 036.7	–	*2 090.4*	9 337.0	–	*2 076.7*
35 Science and Innovation	8 172.3	–	–	8 797.4	–	–
36 Small Business Development	2 268.6	–	–	2 406.8	–	–
37 Sports, Arts and Culture	5 687.1	*2 121.2*	–	5 720.2	*2 075.7*	–
38 Tourism	2 392.7	–	–	2 481.0	–	–
39 Trade, Industry and Competition	11 014.4	–	–	11 082.1	–	–
40 Transport	63 976.1	*17 768.2*	*6 393.1*	62 036.3	*18 342.8*	*6 554.3*
Total appropriation by vote	**935 590.9**	***107 263.1***	***111 852.9***	**963 114.2**	***110 784.8***	***118 501.9***
Plus:						
Direct charges against the National Revenue Fund						
President and deputy president salaries (The Presidency)	7.3	–	–	7.8	–	–
Members' remuneration (Parliament)	600.5	–	–	507.2	–	–
Debt-service costs (National Treasury)	205 005.0	–	–	229 270.0	–	–
Provincial equitable share (National Treasury) 4)	505 553.8	*505 553.8*	–	538 471.5	*538 471.5*	–
General fuel levy sharing with metropolitan municipalities (National Treasury)	13 166.8	–	*13 166.8*	14 026.9	–	*14 026.9*
National Revenue Fund payments (National Treasury)	468.1	–	–	97.9	–	–
of which:						
Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses	131.7	–	–	97.9	–	–
Revaluation losses on foreign currency transactions	252.3	–	–	–	–	–
Premiums on loan transactions	83.9	–	–	–	–	–
Other	0.2	–	–	–	–	–
Auditor-General of South Africa (National Treasury)	62.8	–	–	120.0	–	–
Skills levy and sector education and training authorities (Higher Education and Training)	18 576.3	–	–	19 412.9	–	–
Magistrates' salaries (Justice and Constitutional Development)	2 163.7	–	–	2 550.2	–	–
Judges' salaries (Office of the Chief Justice and Judicial Administration)	1 098.5	–	–	1 190.9	–	–
International Oil Pollution Compensation Fund (Transport)	10.4	–	–	11.0	–	–
Total direct charges against the National Revenue Fund	**746 713.2**	***505 553.8***	***13 166.8***	**805 666.3**	***538 471.5***	***14 026.9***
Provisional allocation not assigned to votes	-	–	–	7 020.6	–	–
Infrastructure fund not assigned to votes	-	–	–	-	–	–
Provisional allocation for Eskom restructuring	-	–	–	23 000.0	–	–
Compensation of employees adjustment	-	–	–	-37 806.7	–	–
Total	**1 682 304.1**	***612 816.8***	***125 019.7***	**1 760 994.4**	***649 256.3***	***132 528.8***
Contingency reserve	–	–	–	5 000.0	–	–
National government projected underspending	–	–	–	-	–	–
Local government repayment to the National Revenue Fund	–	–	–	-	–	–
Main budget expenditure	**1 682 304.1**	***612 816.8***	***125 019.7***	**1 765 994.4**	***649 256.3***	***132 528.8***

1) Includes provincial equitable share and conditional grants allocated to provinces.
2) Includes local government equitable share and conditional grants allocated to local government, as well as general fuel levy sharing with metropolitan municipalities.
3) Budget estimate adjusted for function shifts.
Source: National Treasury

196

STATISTICAL ANNEXURE

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

2021/22			2022/23			
	of which			*of which*		
Budget estimate	*transfers to provinces 1)*	*transfers to local government 2)*	Budget estimate	*transfers to provinces 1)*	*transfers to local government 2)*	**R million**
648.8	–	–	676.0	–	–	1 The Presidency
2 331.5	–	–	2 429.4	–	–	2 Parliament
104 262.1	*146.1*	*98 387.0*	111 656.6	*153.0*	*105 531.1*	3 Cooperative Governance
–	–	*81 061.8*	–	–	*87 212.7*	*of which: local government equitable share*
763.2	–	–	794.0	–	–	4 Government Communication and Information System
9 659.9	–	–	10 041.5	–	–	5 Home Affairs
7 038.5	–	–	7 328.9	–	–	6 International Relations and Cooperation
227.3	–	–	236.3	–	–	7 National School of Government
35 822.5	–	*1 644.4*	32 911.9	–	*1 717.5*	8 National Treasury
524.3	–	–	547.9	–	–	9 Planning, Monitoring and Evaluation
4 637.4	–	–	2 119.1	–	–	10 Public Enterprises
606.6	–	–	627.5	–	–	11 Public Service and Administration
316.3	–	–	328.2	–	–	12 Public Service Commission
8 757.3	*871.4*	*790.0*	9 089.7	*902.8*	*819.1*	13 Public Works and Infrastructure
4 843.9	–	–	2 862.6	–	–	14 Statistics South Africa
184.7	–	–	192.3	–	–	15 Traditional Affairs
27 333.0	*20 773.3*	–	28 592.4	*21 737.9*	–	16 Basic Education
102 753.0	–	–	107 373.4	–	–	17 Higher Education and Training
60 638.3	*53 916.6*	–	63 491.0	*56 537.0*	–	18 Health
211 810.9	*1 056.7*	–	226 890.8	*1 191.9*	–	19 Social Development
821.5	–	–	853.0	–	–	20 Women, Youth and Persons with Disabilities
166.3	–	–	173.3	–	–	21 Civilian Secretariat for the Police Service
28 565.6	–	–	29 779.2	–	–	22 Correctional Services
50 852.5	–	–	52 993.6	–	–	23 Defence
377.7	–	–	393.4	–	–	24 Independent Police Investigative Directorate
21 168.8	–	–	22 083.9	–	–	25 Justice and Constitutional Development
711.0	–	–	735.0	–	–	26 Military Veterans
1 335.9	–	–	1 398.3	–	–	27 Office of the Chief Justice
108 208.8	–	–	112 683.6	–	–	28 Police
17 946.9	*2 319.7*	–	18 520.9	*2 392.0*	–	29 Agriculture, Land Reform and Rural Development
3 918.6	–	–	2 643.0	–	–	30 Communications and Digital Technologies
3 857.2	–	–	4 009.8	–	–	31 Employment and Labour
9 287.8	–	–	9 640.5	–	–	32 Environment, Forestry and Fisheries
31 788.6	*17 614.4*	*11 517.7*	32 790.8	*18 317.4*	*11 708.2*	33 Human Settlements
9 570.0	–	*2 233.1*	10 583.4	–	*2 362.0*	34 Mineral Resources and Energy
9 377.8	–	–	9 681.5	–	–	35 Science and Innovation
2 696.1	–	–	2 760.7	–	–	36 Small Business Development
6 035.5	*2 204.9*	–	6 269.6	*2 307.5*	–	37 Sports, Arts and Culture
2 586.2	–	–	2 687.7	–	–	38 Tourism
10 098.3	–	–	10 489.1	–	–	39 Trade, Industry and Competition
69 034.6	*19 058.3*	*6 911.0*	72 228.0	*19 597.2*	*7 240.2*	40 Transport
988 835.6	***117 961.5***	***127 259.5***	**1 029 512.7**	***123 136.7***	***135 359.8***	**Total appropriation by vote**
						Plus:
						Direct charges against the National Revenue Fund
8.3	–	–	8.6	–	–	President and deputy president salaries (The Presidency)
541.0	–	–	561.2	–	–	Members' remuneration (Parliament)
258 482.1	–	–	290 145.1	–	–	Debt-service costs (National Treasury)
573 989.5	*573 989.5*	–	607 553.5	*607 553.5*	–	4) Provincial equitable share (National Treasury)
15 182.5	–	*15 182.5*	16 085.0	–	*16 085.0*	General fuel levy sharing with metropolitan municipalities (National Treasury)
–	–	–	–	–	–	National Revenue Fund payments (National Treasury)
						of which:
–	–	–	–	–	–	*Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses*
–	–	–	–	–	–	*Revaluation losses on foreign currency transactions*
–	–	–	–	–	–	*Premiums on loan transactions*
–	–	–	–	–	–	*Other*
125.0	–	–	129.0	–	–	Auditor-General of South Africa (National Treasury)
20 585.0	–	–	21 969.8	–	–	Skills levy and sector education and training authorities (Higher Education and Training)
2 715.6	–	–	2 816.0	–	–	Magistrates' salaries (Justice and Constitutional Development)
1 268.7	–	–	1 318.9	–	–	Judges' salaries (Office of the Chief Justice and Judicial Administration)
11.6	–	–	12.0	–	–	International Oil Pollution Compensation Fund (Transport)
872 909.4	***573 989.5***	***15 182.5***	**940 599.1**	***607 553.5***	***16 085.0***	**Total direct charges against the National Revenue Fund**
1 852.6	–	–	3 573.5	–	–	Provisional allocation not assigned to votes
4 000.0	–	–	6 000.0	–	–	Infrastructure fund not assigned to votes
33 000.0	–	–	23 000.0	–	–	Provisional allocation for Eskom restructuring
-54 929.1	–	–	-67 460.4	–	–	Compensation of employees adjustment
1 845 668.5	***691 951.1***	***142 442.0***	**1 935 224.9**	***730 690.2***	***151 444.8***	**Total**
5 000.0	–	–	5 000.0	–	–	Contingency reserve
-	–	–	-	–	–	National government projected underspending
-	–	–	-	–	–	Local government repayment to the National Revenue Fund
1 850 668.5	***691 951.1***	***142 442.0***	**1 940 224.9**	***730 690.2***	***151 444.8***	**Main budget expenditure**

4) Provincial equitable share excluding conditional grants to provinces.

197

2020 BUDGET REVIEW

Table 5
Consolidated national, provincial and social security funds expenditure: economic classification 1)

R million		2016/17 Outcome	2016/17 % of total	2017/18 Outcome	2017/18 % of total	2018/19 Outcome	2018/19 % of total	2019/20 Revised estimate
Current payments		**779 534.4**	**56.5%**	**838 697.9**	**56.7%**	**902 037.0**	**56.7%**	**983 613.8**
Compensation of employees		462 478.0	33.5%	494 713.5	33.4%	527 932.8	33.2%	567 426.3
Goods and services		170 193.1	12.3%	180 857.5	12.2%	191 667.5	12.0%	210 660.5
Interest and rent on land		146 863.4	10.6%	163 126.9	11.0%	182 436.8	11.5%	205 527.0
Transfers and subsidies		**543 121.5**	**39.4%**	**570 707.0**	**38.6%**	**625 823.8**	**39.3%**	**684 098.2**
Municipalities		109 375.6	7.9%	118 344.8	8.0%	126 302.4	7.9%	133 286.0
of which: local government share	2)	*4 680.8*	*0.3%*	*5 134.2*	*0.3%*	*6 740.3*	*0.4%*	*5 735.7*
Departmental agencies and accounts		108 821.9	7.9%	113 777.8	7.7%	128 765.6	8.1%	146 329.9
Higher education institutions		28 262.9	2.0%	32 021.0	2.2%	37 530.3	2.4%	42 614.4
Foreign governments and international organisations		2 205.8	0.2%	1 971.9	0.1%	2 346.4	0.1%	2 542.0
Public corporations and private enterprises		45 635.8	3.3%	41 115.2	2.8%	42 047.2	2.6%	44 822.9
Public corporations		34 049.2	2.5%	32 544.5	2.2%	33 422.1	2.1%	34 760.9
Subsidies on products and production		26 741.6	1.9%	22 605.7	1.5%	23 641.0	1.5%	24 077.6
Other transfers		7 307.6	0.5%	9 938.8	0.7%	9 781.0	0.6%	10 683.4
Private enterprises		11 586.6	0.8%	8 570.7	0.6%	8 625.2	0.5%	10 062.0
Subsidies on products and production		4 917.5	0.4%	3 351.8	0.2%	3 631.0	0.2%	4 218.4
Other transfers		6 669.1	0.5%	5 218.9	0.4%	4 994.1	0.3%	5 843.6
Non-profit institutions		28 415.1	2.1%	28 900.9	2.0%	33 875.0	2.1%	35 631.2
Households		220 404.4	16.0%	234 575.3	15.9%	254 956.8	16.0%	278 871.8
Social benefits		191 339.7	13.9%	205 748.0	13.9%	226 215.2	14.2%	248 953.7
Other transfers to households		29 064.7	2.1%	28 827.3	1.9%	28 741.6	1.8%	29 918.1
Payments for capital assets		**49 930.8**	**3.6%**	**50 690.1**	**3.4%**	**48 732.4**	**3.1%**	**49 499.9**
Buildings and other fixed structures		39 199.3	2.8%	39 388.6	2.7%	37 908.1	2.4%	36 651.7
Buildings		22 377.6	1.6%	23 489.6	1.6%	23 142.7	1.5%	21 075.9
Other fixed structures		16 821.7	1.2%	15 899.0	1.1%	14 765.4	0.9%	15 575.7
Machinery and equipment		9 241.7	0.7%	10 364.3	0.7%	9 968.5	0.6%	11 983.1
Transport equipment		3 622.0	0.3%	4 446.4	0.3%	4 145.1	0.3%	4 238.4
Other machinery and equipment		5 619.7	0.4%	5 917.9	0.4%	5 823.4	0.4%	7 744.7
Land and sub-soil assets		139.7	0.0%	180.1	0.0%	102.5	0.0%	106.1
Software and other intangible assets		1 202.3	0.1%	676.2	0.0%	648.6	0.0%	532.8
Other assets	3)	147.7	0.0%	80.9	0.0%	104.8	0.0%	226.3
Payments for financial assets	4)	**7 183.7**	**0.5%**	**19 309.1**	**1.3%**	**14 764.9**	**0.9%**	**64 036.1**
Subtotal: votes and direct charges		**1 379 770.4**	**100.0%**	**1 479 404.1**	**100.0%**	**1 591 358.1**	**100.0%**	**1 781 248.0**
Plus:								
Contingency reserve		–	–	–	–	–	–	–
Total consolidated expenditure		**1 379 770.4**	**100.0%**	**1 479 404.1**	**100.0%**	**1 591 358.1**	**100.0%**	**1 781 248.0**

1) These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank. The numbers in this table are not strictly comparable to those published in previous years due to the reclassification of expenditure items for previous years. Data for the previous years has been adjusted accordingly.

2) Includes equitable share and conditional grants to local government.

Source: National Treasury

198

STATISTICAL ANNEXURE

Table 5
Consolidated national, provincial and social security funds expenditure: economic classification 1)

% of total	2020/21 Budget estimate	2020/21 % of total	2021/22 Budget estimate	2021/22 % of total	2022/23 Budget estimate	2022/23 % of total		R million
55.2%	**1 026 763.8**	**54.7%**	**1 093 709.1**	**55.9%**	**1 159 258.3**	**56.5%**		**Current payments**
31.9%	576 814.8	30.7%	603 481.3	30.8%	630 065.9	30.7%		Compensation of employees
11.8%	220 152.4	11.7%	231 178.4	11.8%	238 432.1	11.6%		Goods and services
11.5%	229 796.6	12.2%	259 049.4	13.2%	290 760.3	14.2%		Interest and rent on land
38.4%	**723 406.8**	**38.5%**	**761 888.3**	**38.9%**	**807 494.3**	**39.3%**		**Transfers and subsidies**
7.5%	140 767.7	7.5%	150 650.5	7.7%	160 267.2	7.8%		Municipalities
0.3%	*5 450.8*	*0.3%*	*5 776.4*	*0.3%*	*5 981.8*	*0.3%*	2)	*of which: local government share*
8.2%	153 808.8	8.2%	156 353.8	8.0%	160 859.9	7.8%		Departmental agencies and accounts
2.4%	45 043.7	2.4%	47 426.0	2.4%	49 671.7	2.4%		Higher education institutions
0.1%	2 829.7	0.2%	2 785.2	0.1%	2 974.6	0.1%		Foreign governments and international organisations
2.5%	41 368.7	2.2%	50 527.5	2.6%	56 207.4	2.7%		Public corporations and private enterprises
2.0%	30 806.6	1.6%	41 125.7	2.1%	46 363.7	2.3%		Public corporations
1.4%	19 967.7	1.1%	25 792.1	1.3%	28 865.3	1.4%		Subsidies on products and production
0.6%	10 839.0	0.6%	15 333.6	0.8%	17 498.4	0.9%		Other transfers
0.6%	10 562.1	0.6%	9 401.9	0.5%	9 843.7	0.5%		Private enterprises
0.2%	4 248.1	0.2%	2 901.1	0.1%	3 012.4	0.1%		Subsidies on products and production
0.3%	6 314.0	0.3%	6 500.8	0.3%	6 831.3	0.3%		Other transfers
2.0%	39 438.6	2.1%	42 268.2	2.2%	44 322.6	2.2%		Non-profit institutions
15.7%	300 149.6	16.0%	311 877.0	15.9%	333 190.9	16.2%		Households
14.0%	271 079.6	14.4%	281 587.7	14.4%	301 377.3	14.7%		Social benefits
1.7%	29 070.0	1.5%	30 289.2	1.5%	31 813.6	1.6%		Other transfers to households
2.8%	**51 470.6**	**2.7%**	**53 857.3**	**2.8%**	**55 278.8**	**2.7%**		**Payments for capital assets**
2.1%	39 198.7	2.1%	41 651.9	2.1%	42 542.0	2.1%		Buildings and other fixed structures
1.2%	22 347.1	1.2%	24 744.5	1.3%	25 820.1	1.3%		Buildings
0.9%	16 851.5	0.9%	16 907.5	0.9%	16 722.0	0.8%		Other fixed structures
0.7%	11 500.9	0.6%	11 649.8	0.6%	12 194.7	0.6%		Machinery and equipment
0.2%	3 982.7	0.2%	4 317.3	0.2%	4 509.0	0.2%		Transport equipment
0.4%	7 518.2	0.4%	7 332.5	0.4%	7 685.7	0.4%		Other machinery and equipment
0.0%	180.6	0.0%	18.3	0.0%	19.4	0.0%		Land and sub-soil assets
0.0%	336.9	0.0%	277.9	0.0%	273.5	0.0%		Software and other intangible assets
0.0%	253.6	0.0%	259.4	0.0%	249.1	0.0%	3)	Other assets
3.6%	**72 060.7**	**3.8%**	**42 500.6**	**2.2%**	**25 431.9**	**1.2%**	4)	**Payments for financial assets**
100.0%	**1 873 701.9**	**99.7%**	**1 951 955.2**	**99.7%**	**2 047 463.4**	**99.76%**		**Subtotal: votes and direct charges**
								Plus:
–	5 000.0	0.3%	5 000.0	0.3%	5 000.0	0.2%		Contingency reserve
100.0%	**1 878 701.9**	**100.0%**	**1 956 955.2**	**100.0%**	**2 052 463.4**	**100.0%**		**Total consolidated expenditure**

3) *Includes biological, heritage and specialised military assets.*
4) *Includes National Revenue Fund payments previously accounted for separately.*

199

2020 BUDGET REVIEW

Table 6
Consolidated national, provincial and social security funds expenditure: functional classification 1)

R million		2016/17 Estimated outcome	2016/17 % of total	2017/18 Estimated outcome	2017/18 % of total	2018/19 Estimated outcome	2018/19 % of total	2019/20 Revised estimate
General public services	2)	**236 570.4**	**17.1%**	**262 157.0**	**17.7%**	**272 644.4**	**17.1%**	**300 628.3**
of which: debt-service costs		*146 496.7*	*10.6%*	*162 644.6*	*11.0%*	*181 849.1*	*11.4%*	*205 005.0*
Defence		**47 211.5**	**3.4%**	**48 939.0**	**3.3%**	**47 796.7**	**3.0%**	**50 163.4**
Public order and safety		**129 918.3**	**9.4%**	**137 532.8**	**9.3%**	**144 337.5**	**9.1%**	**154 773.7**
Police services		88 044.7	6.4%	93 532.3	6.3%	98 458.0	6.2%	105 640.3
Law courts		20 331.4	1.5%	21 243.2	1.4%	22 102.6	1.4%	23 816.6
Prisons		21 542.2	1.6%	22 757.3	1.5%	23 776.9	1.5%	25 316.9
Economic affairs		**146 504.6**	**10.6%**	**152 781.1**	**10.3%**	**165 523.5**	**10.4%**	**225 881.0**
General economic, commercial and labour affairs		23 763.1	1.7%	25 308.5	1.7%	25 627.9	1.6%	28 162.0
Agriculture, forestry, fishing and hunting		21 589.5	1.6%	21 787.8	1.5%	23 415.6	1.5%	24 610.9
Fuel and energy		7 816.6	0.6%	8 243.2	0.6%	7 259.5	0.5%	56 180.4
Mining, manufacturing, and construction		1 473.5	0.1%	1 511.6	0.1%	1 562.6	0.1%	1 676.7
Transport		77 320.3	5.6%	78 006.0	5.3%	89 491.2	5.6%	96 649.0
Communication		2 537.1	0.2%	5 713.5	0.4%	5 202.9	0.3%	5 024.1
Other industries		3 507.6	0.3%	3 667.4	0.2%	3 894.6	0.2%	4 143.8
Economic affairs not elsewhere classified		8 497.0	0.6%	8 543.1	0.6%	9 069.2	0.6%	9 434.1
Environmental protection		**9 054.2**	**0.7%**	**9 371.4**	**0.6%**	**9 669.0**	**0.6%**	**10 565.9**
Housing and community amenities		**119 773.7**	**8.7%**	**128 312.3**	**8.7%**	**134 788.2**	**8.5%**	**144 505.6**
Housing development		34 248.1	2.5%	36 347.4	2.5%	35 671.6	2.2%	37 414.2
Community development		69 929.0	5.1%	76 896.3	5.2%	82 535.0	5.2%	91 087.8
Water supply		15 596.6	1.1%	15 068.5	1.0%	16 581.7	1.0%	16 003.5
Health		**172 738.5**	**12.5%**	**188 158.1**	**12.7%**	**203 598.4**	**12.8%**	**217 368.7**
Recreation and culture		**11 777.8**	**0.9%**	**12 090.1**	**0.8%**	**12 219.8**	**0.8%**	**13 261.5**
Education		**286 829.3**	**20.8%**	**304 786.7**	**20.6%**	**341 468.6**	**21.5%**	**375 669.2**
Social protection		**219 392.2**	**15.9%**	**235 275.5**	**15.9%**	**259 312.2**	**16.3%**	**288 430.5**
Subtotal: votes and direct charges		1 379 770.4	100.0%	1 479 404.1	100.0%	1 591 358.1	100.0%	1 781 248.0
Plus:								
Contingency reserve		–	–	–	–	–	–	–
Total consolidated expenditure		1 379 770.4	100.0%	1 479 404.1	100.0%	1 591 358.1	100.0%	1 781 248.0

1) *These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa. The numbers in this table are not strictly comparable to those published in previous years due to the allocation of some of the unallocable expenditure for previous years. Data for the previous years has been adjusted accordingly.*

Source: National Treasury

200

STATISTICAL ANNEXURE

Table 6
Consolidated national, provincial and social security funds expenditure: functional classification 1)

	2020/21		2021/22		2022/23		
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total	R million
16.9%	**326 094.8**	**17.4%**	**360 245.6**	**18.5%**	**388 963.3**	**19.0%**	2) **General public services**
11.5%	*229 270.0*	*12.2%*	*258 482.1*	*13.2%*	*290 145.1*	*14.2%*	*of which: debt-service costs*
2.8%	**50 628.1**	**2.7%**	**48 237.8**	**2.5%**	**49 718.9**	**2.4%**	**Defence**
8.7%	**157 631.4**	**8.4%**	**165 067.7**	**8.5%**	**170 343.1**	**8.3%**	**Public order and safety**
5.9%	107 264.0	5.7%	112 232.4	5.7%	115 832.8	5.7%	Police services
1.3%	24 628.9	1.3%	25 821.6	1.3%	26 628.2	1.3%	Law courts
1.4%	25 738.5	1.4%	27 013.7	1.4%	27 882.1	1.4%	Prisons
12.7%	**236 399.6**	**12.6%**	**216 421.8**	**11.1%**	**215 383.4**	**10.5%**	**Economic affairs**
1.6%	28 848.4	1.5%	30 458.6	1.6%	33 203.8	1.6%	General economic, commercial and labour affairs
1.4%	24 224.3	1.3%	25 539.3	1.3%	26 590.4	1.3%	Agriculture, forestry, fishing and hunting
3.2%	69 722.0	3.7%	40 432.6	2.1%	31 306.1	1.5%	Fuel and energy
0.1%	1 774.5	0.1%	1 737.0	0.1%	1 812.6	0.1%	Mining, manufacturing, and construction
5.4%	93 994.7	5.0%	99 683.5	5.1%	103 784.5	5.1%	Transport
0.3%	3 110.9	0.2%	3 182.0	0.2%	3 199.6	0.2%	Communication
0.2%	4 741.6	0.3%	4 823.0	0.2%	4 613.5	0.2%	Other industries
0.5%	9 983.2	0.5%	10 565.7	0.5%	10 872.9	0.5%	Economic affairs not elsewhere classified
0.6%	**10 573.1**	**0.6%**	**10 798.9**	**0.6%**	**11 186.2**	**0.5%**	**Environmental protection**
8.1%	**152 549.2**	**8.1%**	**162 553.1**	**8.3%**	**171 431.2**	**8.4%**	**Housing and community amenities**
2.1%	35 649.1	1.9%	37 678.6	1.9%	38 674.7	1.9%	Housing development
5.1%	100 010.4	5.3%	108 051.4	5.5%	115 382.7	5.6%	Community development
0.9%	16 889.8	0.9%	16 823.0	0.9%	17 373.8	0.8%	Water supply
12.2%	**224 661.8**	**12.0%**	**238 048.7**	**12.2%**	**250 886.3**	**12.3%**	**Health**
0.7%	**14 361.0**	**0.8%**	**15 303.1**	**0.8%**	**14 548.4**	**0.7%**	**Recreation and culture**
21.1%	**388 113.1**	**20.7%**	**410 482.7**	**21.0%**	**428 459.4**	**20.9%**	**Education**
16.2%	**312 689.8**	**16.7%**	**324 795.9**	**16.6%**	**346 543.1**	**16.9%**	**Social protection**
100.0%	1 873 701.9	99.7%	1 951 955.2	99.7%	2 047 463.4	99.8%	**Subtotal: votes and direct charges**
							Plus:
–	5 000.0	0.3%	5 000.0	0.3%	5 000.0	0.2%	Contingency reserve
100.0%	1 878 701.9	100.0%	1 956 955.2	100.0%	2 052 463.4	100.0%	**Total consolidated expenditure**

2) *Mainly general administration, cost of raising loans and unallocable capital expenditure, as well as National Revenue Fund payments previously accounted for separately.*

201

2020 BUDGET REVIEW

Table 7
Consolidated government revenue and expenditure: economic classification 1)

R million		2016/17 Outcome	2016/17 % of total	2017/18 Outcome	2017/18 % of total	2018/19 Outcome	2018/19 % of total	2019/20 Revised estimate
Revenue								
Current revenue		1 285 061.0	100.0%	1 350 837.5	100.0%	1 445 027.5	100.0%	1 516 681.6
Tax revenue (net of SACU)		*1 174 525.2*	*91.4%*	*1 235 356.4*	*91.4%*	*1 321 569.1*	*91.4%*	*1 395 383.0*
Non-tax revenue	2)	*110 535.8*	*8.6%*	*115 481.1*	*8.5%*	*123 458.4*	*8.5%*	*121 298.7*
Sales of capital assets		543.9	0.0%	540.2	0.0%	396.8	0.0%	306.7
Total revenue		**1 285 604.9**	**100.0%**	**1 351 377.7**	**100.0%**	**1 445 424.3**	**100.0%**	**1 516 988.3**
Expenditure								
Economic classification								
Current payments		**885 826.0**	**61.4%**	**942 300.4**	**61.1%**	**1 011 975.7**	**61.6%**	**1 095 868.3**
Compensation of employees		511 665.9	35.5%	548 057.6	35.5%	584 841.1	35.6%	629 200.4
Goods and services		217 628.3	15.1%	221 324.3	14.4%	234 976.5	14.3%	251 656.1
Interest and rent on land		156 531.7	10.9%	172 918.5	11.2%	192 158.1	11.7%	215 011.8
Transfers and subsidies		**469 152.1**	**32.5%**	**501 834.4**	**32.5%**	**545 229.2**	**33.2%**	**599 650.1**
Municipalities		112 738.1	7.8%	121 803.8	7.9%	129 455.6	7.9%	137 653.6
Departmental agencies and accounts		23 936.1	1.7%	27 041.3	1.8%	25 609.4	1.6%	26 590.8
Higher education institutions		31 981.2	2.2%	36 790.6	2.4%	38 898.3	2.4%	46 555.4
Foreign governments and international organisations		2 290.0	0.2%	2 123.3	0.1%	2 386.1	0.1%	2 589.5
Public corporations and private enterprises		32 172.2	2.2%	31 886.7	2.1%	31 389.7	1.9%	35 361.4
Non-profit institutions		30 526.7	2.1%	31 014.3	2.0%	35 496.5	2.2%	37 089.3
Households		235 507.8	16.3%	251 174.4	16.3%	281 993.6	17.2%	313 810.1
Payments for capital assets		**79 065.0**	**5.5%**	**77 397.8**	**5.0%**	**69 865.4**	**4.3%**	**82 804.1**
Buildings and other fixed structures		58 900.6	4.1%	58 384.7	3.8%	52 717.3	3.2%	60 807.8
Machinery and equipment		16 615.4	1.2%	16 592.7	1.1%	14 666.4	0.9%	19 077.0
Land and sub-soil assets		790.2	0.1%	847.8	0.1%	738.6	0.0%	605.4
Software and other intangible assets		2 594.5	0.2%	1 421.5	0.1%	1 539.8	0.1%	1 831.9
Other assets	3)	164.3	0.0%	151.1	0.0%	203.4	0.0%	481.9
Payments for financial assets	4)	**8 534.2**	**0.6%**	**20 322.7**	**1.3%**	**15 706.1**	**1.0%**	**65 223.1**
Subtotal: economic classification		**1 442 577.2**	**100%**	**1 541 855.3**	**100.0%**	**1 642 776.4**	**100.0%**	**1 843 545.6**
Contingency reserve		–		–		–		–
Total consolidated expenditure		**1 442 577.2**		**1 541 855.3**		**1 642 776.4**		**1 843 545.6**
Budget balance		**-156 972.3**		**-190 477.6**		**-197 352.1**		**-326 557.2**
Percentage of GDP		*-3.6%*		*-4.1%*		*-4.0%*		*-6.3%*
Financing								
Change in loan liabilities								
Domestic short- and long-term loans (net)		*157 334.7*		*204 163.7*		*183 826.2*		*312 736.0*
Foreign loans (net)		*36 432.7*		*29 811.0*		*26 187.9*		*27 546.9*
Change in cash and other balances (- increase)		**-36 795.0**		**-43 497.1**		**-12 662.0**		**-13 725.7**
Borrowing requirement (net)		**156 972.3**		**190 477.6**		**197 352.1**		**326 557.2**
GDP		*4 419 437.0*		*4 698 724.0*		*4 921 494.0*		*5 157 347.4*

1) Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included. In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.

2) Includes National Revenue Fund receipts previously accounted for separately.

Source: National Treasury

202

STATISTICAL ANNEXURE

Table 7
Consolidated government revenue and expenditure: economic classification 1)

R million	2019/20	2020/21		2021/22		2022/23	
	% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total
Revenue							
Current revenue	100.0%	1 583 599.2	100.0%	1 682 503.8	100.0%	1 791 044.2	100.0%
Tax revenue (net of SACU)	*92.0%*	*1 455 526.9*	*91.9%*	*1 549 544.6*	*92.1%*	*1 648 613.2*	*92.0%*
2) *Non-tax revenue*	*8.0%*	*128 072.3*	*8.1%*	*132 959.2*	*7.9%*	*142 430.9*	*8.0%*
Sales of capital assets	0.0%	305.9	0.0%	334.9	0.0%	274.5	0.0%
Total revenue	**100.0%**	**1 583 905.1**	**100.0%**	**1 682 838.7**	**100.0%**	**1 791 318.7**	**100.0%**
Expenditure							
Economic classification							
Current payments	**59.4%**	**1 143 426.9**	**58.7%**	**1 218 007.8**	**59.8%**	**1 286 330.7**	**60.2%**
Compensation of employees	34.1%	638 864.8	32.8%	667 815.5	32.8%	697 113.3	32.6%
Goods and services	13.7%	265 078.4	13.6%	281 464.7	13.8%	288 524.8	13.5%
Interest and rent on land	11.7%	239 483.7	12.3%	268 727.5	13.2%	300 692.6	14.1%
Transfers and subsidies	**32.5%**	**640 225.2**	**32.8%**	**671 805.1**	**33.0%**	**713 435.9**	**33.4%**
Municipalities	7.5%	145 339.0	7.5%	155 518.4	7.6%	165 463.8	7.7%
Departmental agencies and accounts	1.4%	28 638.7	1.5%	27 012.1	1.3%	28 492.1	1.3%
Higher education institutions	2.5%	48 277.7	2.5%	50 341.5	2.5%	51 872.7	2.4%
Foreign governments and international organisations	0.1%	2 879.8	0.1%	2 838.2	0.1%	3 029.5	0.1%
Public corporations and private enterprises	1.9%	35 539.6	1.8%	39 864.8	2.0%	43 226.6	2.0%
Non-profit institutions	2.0%	41 022.7	2.1%	43 696.4	2.1%	45 848.8	2.1%
Households	17.0%	338 527.7	17.4%	352 533.8	17.3%	375 502.5	17.6%
Payments for capital assets	**4.5%**	**92 146.8**	**4.7%**	**101 410.6**	**5.0%**	**108 975.3**	**5.1%**
Buildings and other fixed structures	3.3%	68 383.5	3.5%	76 880.6	3.8%	82 745.4	3.9%
Machinery and equipment	1.0%	20 620.2	1.1%	21 798.9	1.1%	23 283.7	1.1%
Land and sub-soil assets	0.0%	439.5	0.0%	422.9	0.0%	768.3	0.0%
Software and other intangible assets	0.1%	1 903.6	0.1%	1 656.8	0.1%	1 647.3	0.1%
3) Other assets	0.0%	800.1	0.0%	651.4	0.0%	530.6	0.0%
4) **Payments for financial assets**	**3.5%**	**73 645.7**	**3.8%**	**44 115.6**	**2.2%**	**27 297.9**	**1.3%**
Subtotal: economic classification	**100.0%**	**1 949 444.6**	**100.0%**	**2 035 339.1**	**100.0%**	**2 136 039.9**	**100.0%**
Contingency reserve		5 000.0		5 000.0		5 000.0	
Total consolidated expenditure		**1 954 444.6**		**2 040 339.1**		**2 141 039.9**	
Budget balance		**-370 539.5**		**-357 500.4**		**-349 721.2**	
Percentage of GDP		*-6.8%*		*-6.2%*		*-5.7%*	
Financing							
Change in loan liabilities							
Domestic short- and long-term loans (net)		*332 285.9*		*325 912.6*		*317 484.1*	
Foreign loans (net)		*18 815.4*		*41 763.4*		*40 760.4*	
Change in cash and other balances (- increase)		**19 438.3**		**-10 175.6**		**-8 523.3**	
Borrowing requirement (net)		**370 539.5**		**357 500.4**		**349 721.2**	
GDP		*5 428 211.8*		*5 758 993.4*		*6 126 301.9*	

3) Includes biological, heritage and specialised military assets.
4) Includes extraordinary payments previously accounted for separately.

203

2020 BUDGET REVIEW

Table 8
Consolidated government expenditure: functional classification 1)

R million		2016/17		2017/18		2018/19		2019/20
		Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate
General public services	2)	**246 038.2**	**17.1%**	**269 752.5**	**17.5%**	**281 015.7**	**17.1%**	**308 574.5**
of which: debt-service costs		*146 496.7*	*10.2%*	*162 644.6*	*10.5%*	*181 849.1*	*11.1%*	*205 005.0*
Defence		**47 402.4**	**3.3%**	**49 158.9**	**3.2%**	**47 715.3**	**2.9%**	**50 408.9**
Public order and safety		**131 470.5**	**9.1%**	**138 828.4**	**9.0%**	**146 001.7**	**8.9%**	**156 969.7**
Police services		89 155.7	6.2%	94 617.6	6.1%	99 786.1	6.1%	107 086.9
Law courts		20 570.0	1.4%	21 225.8	1.4%	22 196.7	1.4%	24 275.0
Prisons		21 542.2	1.5%	22 757.3	1.5%	23 776.9	1.4%	25 316.9
Public order and safety not elsewhere classified		202.6		227.7		242.0		290.9
Economic affairs		**167 088.6**	**11.6%**	**175 362.3**	**11.4%**	**179 583.0**	**10.9%**	**240 959.9**
General economic, commercial and labour affairs		30 629.5	2.1%	31 964.6	2.1%	32 349.0	2.0%	35 629.5
Agriculture, forestry, fishing and hunting		22 114.2	1.5%	22 069.3	1.4%	23 855.2	1.5%	26 458.3
Fuel and energy		9 465.4	0.7%	9 462.6	0.6%	10 192.8	0.6%	58 568.8
Mining, manufacturing and construction		2 411.7	0.2%	2 478.9	0.2%	2 425.7	0.1%	2 597.1
Transport		84 977.4	5.9%	87 228.3	5.7%	89 490.1	5.4%	97 622.5
Communication		4 487.6	0.3%	9 251.4	0.6%	8 564.9	0.5%	6 452.6
Other industries		3 670.2	0.3%	3 878.7	0.3%	4 095.9	0.2%	4 379.1
Economic affairs not elsewhere classified		9 332.6	0.6%	9 028.4	0.6%	8 609.4	0.5%	9 251.9
Environmental protection		**10 618.4**	**0.7%**	**11 449.1**	**0.7%**	**12 079.4**	**0.7%**	**13 458.7**
Housing and community amenities		**144 913.9**	**10.0%**	**150 248.3**	**9.7%**	**158 880.2**	**9.7%**	**171 342.5**
Housing development		36 077.5	2.5%	37 828.3	2.5%	37 330.3	2.3%	39 814.0
Community development		70 867.0	4.9%	77 825.6	5.0%	83 596.1	5.1%	92 274.3
Water supply		37 969.4	2.6%	34 594.4	2.2%	37 953.8	2.3%	39 254.3
Housing and community amenities not elsewhere classified		–	–	–	–	–	–	–
Health		**173 789.8**	**12.0%**	**188 374.3**	**12.2%**	**203 665.1**	**12.4%**	**217 664.5**
Recreation and culture		**12 236.4**	**0.8%**	**12 449.3**	**0.8%**	**12 687.0**	**0.8%**	**13 736.5**
Education		**288 368.4**	**20.0%**	**310 066.0**	**20.1%**	**342 634.0**	**20.9%**	**380 341.9**
Social protection		**220 650.6**	**15.3%**	**236 166.3**	**15.3%**	**258 515.0**	**15.7%**	**290 088.5**
Subtotal: functional classification		**1 442 577.2**	**100%**	**1 541 855.3**	**100%**	**1 642 776.4**	**100%**	**1 843 545.6**
Plus:								
Contingency reserve		–		–		–		–
Total consolidated expenditure		**1 442 577.2**		**1 541 855.3**		**1 642 776.4**		**1 843 545.6**

1) Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included.
In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.
Source: National Treasury

204

STATISTICAL ANNEXURE

Table 8
Consolidated government expenditure: functional classification 1)

R million	2019/20 % of total	2020/21 Budget estimate	2020/21 % of total	2021/22 Budget estimate	2021/22 % of total	2022/23 Budget estimate	2022/23 % of total
2) **General public services**	**16.7%**	**335 903.6**	**17.2%**	**373 586.1**	**18.4%**	**403 011.1**	**18.9%**
of which: debt-service costs	*11.1%*	*229 270.0*	*11.8%*	*258 482.1*	*12.7%*	*290 145.1*	*13.6%*
Defence	**2.7%**	**50 965.0**	**2.6%**	**48 484.3**	**2.4%**	**49 975.5**	**2.3%**
Public order and safety	**8.5%**	**160 119.3**	**8.2%**	**167 662.3**	**8.2%**	**173 189.8**	**8.1%**
Police services	5.8%	109 041.8	5.6%	114 116.6	5.6%	117 945.4	5.5%
Law courts	1.3%	25 014.8	1.3%	26 190.3	1.3%	26 990.8	1.3%
Prisons	1.4%	25 738.5	1.3%	27 013.7	1.3%	27 882.1	1.3%
Public order and safety not elsewhere classified		324.1		341.6		371.5	0.0%
Economic affairs	**13.1%**	**259 383.0**	**13.3%**	**238 933.5**	**11.7%**	**240 395.7**	**11.3%**
General economic, commercial and labour affairs	1.9%	36 702.2	1.9%	38 451.9	1.9%	41 227.7	1.9%
Agriculture, forestry, fishing and hunting	1.4%	25 462.4	1.3%	26 607.6	1.3%	27 663.7	1.3%
Fuel and energy	3.2%	72 283.3	3.7%	43 225.4	2.1%	34 252.6	1.6%
Mining, manufacturing and construction	0.1%	2 792.0	0.1%	2 583.0	0.1%	2 672.8	0.1%
Transport	5.3%	103 055.8	5.3%	108 756.1	5.3%	114 565.2	5.4%
Communication	0.4%	4 551.7	0.2%	4 242.3	0.2%	4 596.2	0.2%
Other industries	0.2%	4 988.2	0.3%	5 083.2	0.2%	4 883.8	0.2%
Economic affairs not elsewhere classified	0.5%	9 547.4	0.5%	9 983.9	0.5%	10 533.6	0.5%
Environmental protection	**0.7%**	**13 330.9**	**0.7%**	**13 712.4**	**0.7%**	**13 871.3**	**0.6%**
Housing and community amenities	**9.3%**	**183 950.4**	**9.4%**	**199 037.0**	**9.8%**	**211 157.5**	**9.9%**
Housing development	2.2%	38 646.5	2.0%	40 885.3	2.0%	42 168.7	2.0%
Community development	5.0%	101 109.6	5.2%	109 221.2	5.4%	116 608.1	5.5%
Water supply	2.1%	44 194.3	2.3%	48 930.6	2.4%	52 380.8	2.5%
Housing and community amenities not elsewhere classified	–	–	–	–	–	–	–
Health	**11.8%**	**225 240.1**	**11.6%**	**238 841.9**	**11.7%**	**252 079.1**	**11.8%**
Recreation and culture	**0.7%**	**14 811.3**	**0.8%**	**15 819.3**	**0.8%**	**15 095.1**	**0.7%**
Education	**20.6%**	**390 864.5**	**20.1%**	**412 485.7**	**20.3%**	**428 906.4**	**20.1%**
Social protection	**15.7%**	**314 876.4**	**16.2%**	**326 776.5**	**16.1%**	**348 358.4**	**16.3%**
Subtotal: functional classification	**100%**	**1 949 444.6**	**100%**	**2 035 339.1**	**100%**	**2 136 039.9**	**100%**
Plus:							
Contingency reserve		5 000.0		5 000.0		5 000.0	
Total consolidated expenditure		**1 954 444.6**		**2 040 339.1**		**2 141 039.9**	

2) Mainly general administration, cost of raising loans and unallocable capital expenditure, as well as National Revenue Fund payments previously accounted for separately.

205

2020 BUDGET REVIEW

Table 9
Consolidated government revenue, expenditure and financing

R million	2016/17 Outcome	2017/18 Outcome	2018/19 Outcome	2019/20 Revised estimate
Operating account				
Current receipts	**1 266 853.1**	**1 331 662.4**	**1 429 845.5**	**1 503 562.5**
Tax receipts (net of SACU transfers)	*1 174 525.2*	*1 235 356.4*	*1 321 569.1*	*1 395 383.0*
Non-tax receipts (including departmental receipts)	*85 313.5*	*89 525.6*	*101 560.3*	*103 021.2*
Transfers received	*7 014.4*	*6 780.5*	*6 716.1*	*5 158.3*
Current payments	**1 285 199.3**	**1 371 811.4**	**1 483 839.8**	**1 622 015.8**
Compensation of employees	*511 665.9*	*548 057.6*	*584 841.1*	*629 200.4*
Goods and services	*217 628.3*	*221 324.3*	*234 976.5*	*251 656.1*
Interest and rent on land	*156 531.7*	*172 918.5*	*192 158.1*	*215 011.8*
Transfers and subsidies	*399 373.3*	*429 511.0*	*471 864.1*	*526 147.4*
Current balance	**-18 346.1**	**-40 149.0**	**-53 994.4**	**-118 453.2**
Percentage of GDP	*-0.4%*	*-0.9%*	*-1.1%*	*-2.3%*
Capital account				
Capital receipts	*543.9*	*540.2*	*396.8*	*306.7*
Transfers and subsidies	*69 778.8*	*72 323.4*	*73 365.0*	*73 502.6*
Payments for capital assets	*79 065.0*	*77 397.8*	*69 865.4*	*82 804.1*
Capital financing requirement	**-148 299.9**	**-149 181.0**	**-142 833.6**	**-156 000.1**
Percentage of GDP	*-3.4%*	*-3.2%*	*-2.9%*	*-3.0%*
Transactions in financial assets and liabilities	**9 673.7**	**-1 147.6**	**-524.1**	**-52 103.9**
Contingency reserve	–	–	–	–
Budget balance	**-156 972.3**	**-190 477.6**	**-197 352.1**	**-326 557.2**
Percentage of GDP	*-3.6%*	*-4.1%*	*-4.0%*	*-6.3%*
Primary balance	**-440.6**	**-17 559.1**	**-5 194.0**	**-111 545.4**
Percentage of GDP	*0.0%*	*-0.4%*	*-0.1%*	*-2.2%*
Financing				
Change in loan liabilities				
Domestic short- and long-term loans (net)	*157 334.7*	*204 163.7*	*183 826.2*	*312 736.0*
Foreign loans (net)	*36 432.7*	*29 811.0*	*26 187.9*	*27 546.9*
Change in cash and other balances (- increase)	**-36 795.0**	**-43 497.1**	**-12 662.0**	**-13 725.7**
Borrowing requirement (net)	**156 972.3**	**190 477.6**	**197 352.1**	**326 557.2**
GDP	*4 419 437.0*	*4 698 724.0*	*4 921 494.0*	*5 157 347.4*

Source: National Treasury

206

STATISTICAL ANNEXURE

Table 9
Consolidated government revenue, expenditure and financing

2020/21 Budget estimate	2021/22 Budget estimate	2022/23 Budget estimate	R million
			Operating account
1 570 968.4	**1 674 353.4**	**1 782 018.9**	**Current receipts**
1 455 526.9	*1 549 544.6*	*1 648 613.2*	*Tax receipts (net of SACU transfers)*
110 264.5	*119 359.7*	*127 793.4*	*Non-tax receipts (including departmental receipts)*
5 177.0	*5 449.1*	*5 612.3*	*Transfers received*
1 712 133.5	**1 811 111.9**	**1 915 038.7**	**Current payments**
638 864.8	*667 815.5*	*697 113.3*	*Compensation of employees*
265 078.4	*281 464.7*	*288 524.8*	*Goods and services*
239 483.7	*268 727.5*	*300 692.6*	*Interest and rent on land*
568 706.6	*593 104.1*	*628 707.9*	*Transfers and subsidies*
-141 165.1	**-136 758.5**	**-133 019.8**	**Current balance**
-2.6%	*-2.4%*	*-2.2%*	*Percentage of GDP*
			Capital account
305.9	*334.9*	*274.5*	*Capital receipts*
71 518.6	*78 701.0*	*84 728.0*	*Transfers and subsidies*
92 146.8	*101 410.6*	*108 975.3*	*Payments for capital assets*
-163 359.5	**-179 776.8**	**-193 428.8**	**Capital financing requirement**
-3.0%	*-3.1%*	*-3.2%*	*Percentage of GDP*
-61 014.9	**-35 965.2**	**-18 272.6**	**Transactions in financial assets and liabilities**
5 000.0	**5 000.0**	**5 000.0**	**Contingency reserve**
-370 539.5	**-357 500.4**	**-349 721.2**	**Budget balance**
-6.8%	*-6.2%*	*-5.7%*	*Percentage of GDP*
-131 055.8	**-88 772.8**	**-49 028.6**	**Primary balance**
-2.4%	*-1.5%*	*-0.8%*	*Percentage of GDP*
			Financing
			Change in loan liabilities
332 285.9	*325 912.6*	*317 484.1*	*Domestic short- and long-term loans (net)*
18 815.4	*41 763.4*	*40 760.4*	*Foreign loans (net)*
19 438.3	**-10 175.6**	**-8 523.3**	**Change in cash and other balances (- increase)**
370 539.5	**357 500.4**	**349 721.2**	**Borrowing requirement (net)**
5 428 211.8	*5 758 993.4*	*6 126 301.9*	*GDP*

207

2020 BUDGET REVIEW

Table 10
Total debt of government *1)*

R million		1995/96	1996/97	1997/98	1998/99	1999/00	2000/01	2001/02
Domestic debt								
Marketable		263 844	290 424	318 773	344 938	354 706	365 231	349 415
Government bonds		*248 877*	*276 124*	*301 488*	*325 938*	*332 706*	*339 731*	*331 505*
Treasury bills		*10 700*	*14 300*	*17 285*	*19 000*	*22 000*	*25 500*	*17 910*
Bridging bonds		*4 267*	*–*	*–*	*–*	*–*	*–*	*–*
Non-marketable	*3)*	4 700	6 421	2 778	2 013	998	2 382	2 030
Gross loan debt		268 544	296 845	321 551	346 951	355 704	367 613	351 445
Cash balances	*4)*	-8 630	-2 757	-4 798	-5 166	-7 285	-2 650	-6 549
Net loan debt		259 914	294 088	316 753	341 785	348 419	364 963	344 896
Foreign debt								
Gross loan debt	*5)*	10 944	11 394	14 560	16 276	25 799	31 938	82 009
Cash balances	*4)*	–	–	–	–	–	–	–
Net loan debt		10 944	11 394	14 560	16 276	25 799	31 938	82 009
Gross loan debt		**279 488**	**308 239**	**336 111**	**363 227**	**381 503**	**399 551**	**433 454**
Net loan debt		**270 858**	**305 482**	**331 313**	**358 061**	**374 218**	**396 901**	**426 905**
Gold and Foreign Exchange Contingency Reserve Account	*6)*	–	2 169	73	14 431	9 200	18 170	28 024
Composition of gross debt (excluding deduction of cash balances)								
Marketable domestic debt		94.4%	94.2%	94.8%	95.0%	93.0%	91.4%	80.6%
Government bonds		*89.0%*	*89.6%*	*89.7%*	*89.7%*	*87.2%*	*85.0%*	*76.5%*
Treasury bills		*3.8%*	*4.6%*	*5.1%*	*5.2%*	*5.8%*	*6.4%*	*4.1%*
Bridging bonds		*1.5%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Non-marketable domestic debt	*3)*	1.7%	2.1%	0.8%	0.6%	0.3%	0.6%	0.5%
Domestic debt		96.1%	96.3%	95.7%	95.5%	93.2%	92.0%	81.1%
Foreign debt	*5)*	3.9%	3.7%	4.3%	4.5%	6.8%	8.0%	18.9%
Total as percentage of GDP								
Gross domestic debt		47.6%	45.5%	44.8%	44.7%	41.4%	37.6%	32.6%
Net domestic debt		46.1%	45.1%	44.1%	44.0%	40.6%	37.4%	31.9%
Gross foreign debt		1.9%	1.7%	2.0%	2.1%	3.0%	3.3%	7.6%
Net foreign debt		1.9%	1.7%	2.0%	2.1%	3.0%	3.3%	7.6%
Gross loan debt		49.5%	47.3%	46.8%	46.8%	44.4%	40.9%	40.1%
Net loan debt		48.0%	46.8%	46.2%	46.1%	43.6%	40.6%	39.5%

1) Debt of the central government, excluding extra-budgetary institutions and social security funds.
2) As projected at the end of January 2020.
3) Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans.
4) Bank balances of the National Revenue Fund (balances of government's accounts with the Reserve Bank and commercial banks). Bank balances in foreign currencies are revaluated using forward estimates of exchange rates.
Source: National Treasury and Reserve Bank

208

STATISTICAL ANNEXURE

Table 10
Total debt of government *1)*

2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09		R million
								Domestic debt
350 870	388 300	428 593	457 780	467 864	478 265	527 751		Marketable
328 820	*359 700*	*394 143*	*417 380*	*422 064*	*426 415*	*462 751*		*Government bonds*
22 050	*28 600*	*34 450*	*40 400*	*45 800*	*51 850*	*65 000*		*Treasury bills*
–	–	–	–	–	–	–		*Bridging bonds*
1 910	1 999	3 498	3 699	3 238	2 555	1 956	*3)*	Non-marketable
352 780	390 299	432 091	461 479	471 102	480 821	529 707		Gross loan debt
-9 730	-12 669	-30 870	-58 187	-75 315	-93 809	-101 349	*4)*	Cash balances
343 050	377 630	401 221	403 292	395 787	387 012	428 358		Net loan debt
								Foreign debt
74 286	64 670	69 405	66 846	82 581	96 218	97 268	*5)*	Gross loan debt
–	–	–	–	–	–	–	*4)*	Cash balances
74 286	64 670	69 405	66 846	82 581	96 218	97 268		Net loan debt
427 066	**454 969**	**501 496**	**528 325**	**553 683**	**577 039**	**626 975**		**Gross loan debt**
417 336	**442 300**	**470 626**	**470 138**	**478 368**	**483 230**	**525 626**		**Net loan debt**
36 577	18 036	5 292	-1 751	-28 514	-72 189	-101 585	*6)*	Gold and Foreign Exchange Contingency Reserve Account
								Composition of gross debt (excluding deduction of cash balances)
82.2%	85.3%	85.5%	86.6%	84.5%	82.9%	84.2%		Marketable domestic debt
77.0%	*79.1%*	*78.6%*	*79.0%*	*76.2%*	*73.9%*	*73.8%*		*Government bonds*
5.2%	*6.3%*	*6.9%*	*7.6%*	*8.3%*	*9.0%*	*10.4%*		*Treasury bills*
0.0%	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*		*Bridging bonds*
0.4%	0.4%	0.7%	0.7%	0.6%	0.4%	0.3%	*3)*	Non-marketable domestic debt
82.6%	85.8%	86.2%	87.3%	85.1%	83.3%	84.5%		Domestic debt
17.4%	14.2%	13.8%	12.7%	14.9%	16.7%	15.5%	*5)*	Foreign debt
								Total as percentage of GDP
28.2%	28.7%	28.6%	27.4%	24.7%	22.1%	22.0%		Gross domestic debt
27.4%	27.8%	26.6%	24.0%	20.7%	17.8%	17.8%		Net domestic debt
5.9%	4.8%	4.6%	4.0%	4.3%	4.4%	4.0%		Gross foreign debt
5.9%	4.8%	4.6%	4.0%	4.3%	4.4%	4.0%		Net foreign debt
34.1%	33.5%	33.2%	31.4%	29.0%	26.6%	26.0%		Gross loan debt
33.4%	32.6%	31.2%	27.9%	25.0%	22.3%	21.8%		Net loan debt

5) Valued at appropriate foreign exchange rates up to 31 March 2019 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2020, projected to depreciate in line with inflation differentials.

6) The balance on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2020 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss.

209

2020 BUDGET REVIEW

Table 10
Total debt of government *1)*

R million		2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16
Domestic debt								
Marketable		700 532	869 588	1 045 415	1 210 834	1 409 718	1 601 499	1 782 042
Government bonds		*585 992*	*733 438*	*890 256*	*1 038 849*	*1 217 512*	*1 399 282*	*1 572 574*
Treasury bills		*114 540*	*136 150*	*155 159*	*171 985*	*192 206*	*202 217*	*209 468*
Bridging bonds		–	–	–	–	–	–	–
Non-marketable	*3)*	4 943	23 133	25 524	30 300	31 381	30 586	37 322
Gross loan debt		705 475	892 721	1 070 939	1 241 134	1 441 099	1 632 085	1 819 364
Cash balances	*4)*	-106 550	-111 413	-130 450	-103 774	-120 807	-120 304	-112 250
Net loan debt		598 925	781 308	940 489	1 137 360	1 320 292	1 511 781	1 707 114
Foreign debt								
Gross loan debt	*5)*	99 454	97 851	116 851	124 555	143 659	166 830	199 607
Cash balances	*4)*	-25 339	-58 750	-67 609	-80 308	-84 497	-94 404	-102 083
Net loan debt		74 115	39 101	49 242	44 247	59 162	72 426	97 524
Gross loan debt		**804 929**	**990 572**	**1 187 790**	**1 365 689**	**1 584 758**	**1 798 915**	**2 018 971**
Net loan debt		**673 040**	**820 409**	**989 731**	**1 181 607**	**1 379 454**	**1 584 207**	**1 804 638**
Gold and Foreign Exchange Contingency Reserve Account	*6)*	-35 618	-28 283	-67 655	-125 552	-177 913	-203 396	-304 653
Composition of gross debt (excluding deduction of cash balances)								
Marketable domestic debt		87.0%	87.8%	88.0%	88.7%	89.0%	89.0%	88.3%
Government bonds		*72.8%*	*74.0%*	*75.0%*	*76.1%*	*76.8%*	*77.8%*	*77.9%*
Treasury bills		*14.2%*	*13.7%*	*13.1%*	*12.6%*	*12.1%*	*11.2%*	*10.4%*
Bridging bonds		*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Non-marketable domestic debt	*3)*	0.6%	2.3%	2.1%	2.2%	2.0%	1.7%	1.8%
Domestic debt		87.6%	90.1%	90.2%	90.9%	90.9%	90.7%	90.1%
Foreign debt	*5)*	12.4%	9.9%	9.8%	9.1%	9.1%	9.3%	9.9%
Total as percentage of GDP								
Gross domestic debt		27.7%	31.6%	34.8%	37.4%	39.9%	42.2%	44.1%
Net domestic debt		23.5%	27.7%	30.6%	34.3%	36.5%	39.1%	41.4%
Gross foreign debt		3.9%	3.5%	3.8%	3.8%	4.0%	4.3%	4.8%
Net foreign debt		2.9%	1.4%	1.6%	1.3%	1.6%	1.9%	2.4%
Gross loan debt		31.5%	35.1%	38.6%	41.1%	43.8%	46.5%	48.9%
Net loan debt		26.4%	29.0%	32.2%	35.6%	38.2%	41.0%	43.8%

1) Debt of the central government, excluding extra-budgetary institutions and social security funds.
2) As projected at the end of January 2020.
3) Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans.
4) Bank balances of the National Revenue Fund (balances of government's accounts with the Reserve Bank and commercial banks). Bank balances in foreign currencies are revaluated using forward estimates of exchange rates.
Source: National Treasury and Reserve Bank

210

STATISTICAL ANNEXURE

Table 10
Total debt of government *1)*

R million

		2016/17	2017/18	2018/19	2019/20 2)	2020/21	2021/22	2022/23
Domestic debt								
Marketable		1 981 627	2 242 894	2 467 758	2 820 128	3 187 987	3 556 745	3 917 299
Government bonds		*1 731 657*	*1 949 573*	*2 160 398*	*2 486 768*	*2 806 627*	*3 127 385*	*3 432 939*
Treasury bills		*249 970*	*293 321*	*307 360*	*333 360*	*381 360*	*429 360*	*484 360*
Bridging bonds		–	–	–	–	–	–	–
Non-marketable	3)	38 508	29 013	29 228	39 228	39 228	39 228	39 228
Gross loan debt		2 020 135	2 271 907	2 496 986	2 859 356	3 227 215	3 595 973	3 956 527
Cash balances	4)	-110 262	-123 241	-120 575	-117 157	-117 157	-117 157	-117 157
Net loan debt		1 909 873	2 148 666	2 376 411	2 742 199	3 110 058	3 478 816	3 839 370
Foreign debt								
Gross loan debt	5)	212 754	217 811	291 314	316 708	334 449	382 130	427 060
Cash balances	4)	-114 353	-106 110	-122 542	-121 141	-104 502	-109 377	-113 027
Net loan debt		98 401	111 701	168 772	195 567	229 947	272 753	314 033
Gross loan debt		**2 232 889**	**2 489 718**	**2 788 300**	**3 176 064**	**3 561 664**	**3 978 103**	**4 383 587**
Net loan debt		**2 008 274**	**2 260 367**	**2 545 183**	**2 937 766**	**3 340 005**	**3 751 569**	**4 153 403**
Gold and Foreign Exchange Contingency Reserve Account	6)	-231 158	-193 917	-285 829	-278 078	-278 078	-278 078	-278 078
Composition of gross debt (excluding deduction of cash balances)								
Marketable domestic debt		88.7%	90.1%	88.5%	88.8%	89.5%	89.4%	89.4%
Government bonds		*77.6%*	*78.3%*	*77.5%*	*78.3%*	*78.8%*	*78.6%*	*78.3%*
Treasury bills		*11.2%*	*11.8%*	*11.0%*	*10.5%*	*10.7%*	*10.8%*	*11.0%*
Bridging bonds		*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Non-marketable domestic debt	3)	1.7%	1.2%	1.0%	1.2%	1.1%	1.0%	0.9%
Domestic debt		90.5%	91.3%	89.6%	90.0%	90.6%	90.4%	90.3%
Foreign debt	5)	9.5%	8.7%	10.4%	10.0%	9.4%	9.6%	9.7%
Total as percentage of GDP								
Gross domestic debt		45.7%	48.4%	50.7%	55.4%	59.5%	62.4%	64.6%
Net domestic debt		43.2%	45.7%	48.3%	53.2%	57.3%	60.4%	62.7%
Gross foreign debt		4.8%	4.6%	5.9%	6.1%	6.2%	6.6%	7.0%
Net foreign debt		2.2%	2.4%	3.4%	3.8%	4.2%	4.7%	5.1%
Gross loan debt		50.5%	53.0%	56.7%	61.6%	65.6%	69.1%	71.6%
Net loan debt		45.4%	48.1%	51.7%	57.0%	61.5%	65.1%	67.8%

5) *Valued at appropriate foreign exchange rates up to 31 March 2019 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2020, projected to depreciate in line with inflation differentials.*

6) *The balance on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2020 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss.*

211

2020 BUDGET REVIEW

Table 11
Net loan debt, provisions and contingent liabilities *1)*

R million		2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16
Net loan debt	*2)*	**673 040**	**820 409**	**989 731**	**1 181 607**	**1 379 454**	**1 584 207**	**1 804 638**
Provisions	*3)*	**81 051**	**73 693**	**98 593**	**116 231**	**134 045**	**160 383**	**217 960**
African Development Bank		8 091	7 492	27 300	32 725	38 063	43 811	54 766
Development Bank of Southern Africa		4 800	4 800	4 800	4 800	4 800	20 000	20 000
Government employee leave credits		9 762	10 815	11 266	12 316	12 924	13 030	13 454
International Bank for Reconstruction and Development		11 187	10 360	11 703	15 935	19 407	23 579	29 028
International Monetary Fund		47 104	40 127	43 412	50 321	58 697	59 786	91 658
Multilateral Investment Guarantee Agency		107	99	112	134	154	177	215
New Development Bank		–	–	–	–	–	–	8 839
Contingent liabilities		**279 137**	**305 104**	**345 865**	**436 288**	**494 114**	**579 153**	**605 608**
Guarantees	*4)*	139 395	160 043	164 338	224 768	288 041	327 169	380 136
Agricultural cooperatives		*94*	*94*	*94*	*93*	*93*	*93*	*93*
Central Energy Fund		*19*	–	–	–	–	–	–
Denel		*1 850*	*1 850*	*1 850*	*1 850*	*1 850*	*1 850*	*1 850*
Development Bank of Southern Africa		*26 370*	*25 713*	*25 554*	*25 497*	*25 635*	*4 030*	*4 258*
Eskom	*5)*	*46 678*	*67 057*	*77 230*	*103 523*	*125 125*	*149 944*	*174 586*
Foreign central banks and governments		*25*	–	–	–	–	–	–
Former regional authorities		*190*	*154*	*138*	*124*	*112*	*105*	*98*
Guarantee scheme for housing loans to employees		*154*	*104*	*64*	*46*	*26*	*13*	*10*
Guarantee scheme for motor vehicles – senior officials		*3*	*3*	*2*	*1*	*1*	*1*	*1*
Industrial Development Corporation of South Africa		*952*	*740*	*646*	*575*	*504*	*344*	*243*
Independent power producers		–	–	–	*34 356*	*68 345*	*96 159*	*113 971*
Irrigation boards		*46*	*44*	*48*	*46*	*44*	*44*	*39*
Kalahari East Water Board		*16*	*16*	*15*	*6*	–	–	–
Komati Basin Water Authority		*1 406*	*1 340*	*1 247*	*1 190*	*1 148*	*986*	*889*
Land Bank		*2 500*	*1 750*	*1 000*	*800*	*1 004*	*2 005*	*5 211*
Lesotho Highlands Development Authority		*401*	*227*	*171*	*132*	*113*	*82*	*62*
Nuclear Energy Corporation of South Africa		*20*	*20*	*20*	*20*	*20*	*20*	*20*
Passenger Rail Agency of South Africa		*1 217*	*468*	*264*	*133*	*92*	*48*	*2*
Public-private partnerships		*10 296*	*10 443*	*10 414*	*10 172*	*10 127*	*10 107*	*10 337*
South African Airways		*1 351*	*1 916*	*1 300*	*2 238*	*5 010*	*8 419*	*14 394*
South African Broadcasting Corporation		*1 000*	*1 000*	*889*	*167*	–	–	–
South African Express		–	–	–	–	*539*	*539*	*539*
South African National Roads Agency Limited		*12 287*	*18 605*	*19 426*	*19 482*	*23 866*	*27 445*	*27 204*
South African Post Office		–	–	–	–	–	*270*	*1 270*
Reserve Bank		–	–	–	–	–	–	–
Telkom South Africa		*108*	*90*	*85*	*90*	*111*	*100*	*128*
Trans-Caledon Tunnel Authority		*20 721*	*18 489*	*19 886*	*20 460*	*20 516*	*20 807*	*21 173*
Transnet		*11 620*	*9 887*	*3 975*	*3 757*	*3 757*	*3 757*	*3 757*
Universities and technikons		*71*	*33*	*20*	*10*	*3*	*1*	*1*
Other contingent liabilities	*6)*	139 742	145 061	181 527	211 520	206 073	251 984	225 472
Claims against government departments		*24 064*	*31 310*	*42 969*	*43 628*	*45 131*	*48 726*	*30 601*
Export Credit Insurance Corporation of SA Limited		*9 191*	*9 614*	*10 025*	*12 482*	*13 780*	*15 308*	*16 395*
Government Employees Pension Fund		–	–	–	–	–	–	–
Post-retirement medical assistance		*56 000*	*65 348*	*65 348*	*65 348*	*69 938*	*69 938*	*69 938*
Road Accident Fund		*45 366*	*33 547*	*53 919*	*82 838*	*69 435*	*109 298*	*99 152*
Unemployment Insurance Fund		*3 728*	*3 315*	*3 381*	*3 241*	*3 611*	*3 836*	*4 228*
Other		*1 393*	*1 927*	*5 885*	*3 983*	*4 178*	*4 878*	*5 158*

1) Medium-term forecasts of some figures are not available and are kept constant.

2) Debt of the central government, excluding extra-budgetary institutions and socal security funds.

3) Provisions are liabilities for which the payment date or amount is uncertain. The provisions for multilateral institutions are the unpaid portion of government's subscription to these institutions, payable on request.

Source: National Treasury

212

STATISTICAL ANNEXURE

Table 11
Net loan debt, provisions and contingent liabilities 1)

2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23		R million
2 008 274	**2 260 367**	**2 545 183**	**2 937 766**	**3 340 005**	**3 751 569**	**4 153 403**	2)	**Net loan debt**
210 974	**211 480**	**260 704**	**279 962**	**301 460**	**328 749**	**334 993**	3)	**Provisions**
49 344	44 119	53 855	54 350	54 387	55 502	56 506		African Development Bank
20 000	20 000	20 000	20 000	20 000	20 000	20 000		Development Bank of Southern Africa
14 137	13 606	13 496	14 373	15 221	16 149	17 102		Government employee leave credits
26 527	23 993	29 287	28 807	28 827	29 418	29 950		International Bank for Reconstruction and Development
79 535	76 358	85 908	86 195	86 254	88 022	89 614		International Monetary Fund
193	173	211	213	213	218	221		Multilateral Investment Guarantee Agency
21 238	33 231	57 947	76 024	96 558	119 440	121 600		New Development Bank
670 147	**736 518**	**851 792**	**979 988**	**1 041 915**	**1 097 499**	**1 164 075**		**Contingent liabilities**
426 234	459 107	525 568	555 430	550 383	535 820	516 840	4)	Guarantees
93	*93*	*93*	*93*	*93*	*93*	*93*		*Agricultural cooperatives*
–	–	–	–	–	–	–		*Central Energy Fund*
1 850	*2 430*	*3 430*	*6 930*	*6 930*	*5 930*	*5 930*		*Denel*
3 993	*3 975*	*4 256*	*4 481*	*4 572*	*4 663*	*4 734*		*Development Bank of Southern Africa*
202 825	*250 648*	*285 587*	*297 432*	*296 482*	*295 142*	*291 711*	5)	*Eskom*
–	–	–	–	–	–	–		*Foreign central banks and governments*
93	*84*	*77*	*56*	*51*	*46*	*41*		*Former regional authorities*
8	*6*	*6*	*6*	*6*	*6*	*6*		*Guarantee scheme for housing loans to employees*
–	–	–	–	–	–	–		*Guarantee scheme for motor vehicles – senior officials*
138	*137*	*147*	*144*	*144*	*146*	*145*		*Industrial Development Corporation of South Africa*
125 766	*122 188*	*146 892*	*161 427*	*163 485*	*155 574*	*141 937*		*Independent power producers*
38	*37*	*36*	*36*	*34*	*32*	*30*		*Irrigation boards*
–	–	–	–	–	–	–		*Kalahari East Water Board*
785	*619*	*518*	*427*	*362*	*297*	*232*		*Komati Basin Water Authority*
3 712	*3 813*	*965*	*873*	*873*	*873*	*873*		*Land Bank*
30	*3*	–	–	–	–	–		*Lesotho Highlands Development Authority*
20	*20*	*20*	*20*	*20*	*20*	*20*		*Nuclear Energy Corporation of South Africa*
–	–	–	–	–	–	–		*Passenger Rail Agency of South Africa*
10 049	*9 580*	*10 464*	*8 654*	*8 047*	*7 494*	*7 001*		*Public-private partnerships*
17 819	*11 059*	*15 269*	*17 328*	*8 028*	*4 228*	*2 608*		*South African Airways*
–	–	–	–	–	–	–		*South African Broadcasting Corporation*
827	*867*	*163*	*163*	*163*	*163*	*163*		*South African Express*
29 458	*30 368*	*39 462*	*39 919*	*44 177*	*45 922*	*43 120*		*South African National Roads Agency Limited*
3 979	*400*	–	–	–	–	–		*South African Post Office*
–	–	–	–	–	–	–		*Reserve Bank*
108	*111*	*124*	*123*	*128*	*135*	*138*		*Telkom South Africa*
20 886	*18 912*	*14 302*	*13 514*	*12 984*	*11 252*	*14 254*		*Trans-Caledon Tunnel Authority*
3 757	*3 757*	*3 757*	*3 804*	*3 804*	*3 804*	*3 804*		*Transnet*
–	–	–	–	–	–	–		*Universities and technikons*
243 913	277 411	326 224	424 558	491 532	561 679	647 235	6)	Other contingent liabilities
29 481	*31 807*	*36 001*	*36 001*	*36 001*	*36 001*	*36 001*		*Claims against government departments*
14 015	*18 192*	*20 454*	*18 209*	*14 088*	*11 060*	*8 168*		*Export Credit Insurance Corporation of SA Limited*
–	–	–	–	–	–	–		*Government Employees Pension Fund*
69 938	*69 938*	*69 938*	*69 938*	*69 938*	*69 938*	*69 938*		*Post-retirement medical assistance*
119 830	*139 204*	*173 559*	*273 105*	*343 116*	*415 198*	*502 500*		*Road Accident Fund*
5 950	*13 118*	*20 656*	*21 689*	*22 773*	*23 866*	*25 012*		*Unemployment Insurance Fund*
4 699	*5 152*	*5 616*	*5 616*	*5 616*	*5 616*	*5 616*		*Other*

4) Amounts drawn against financial guarantees, inclusive of revaluation adjustments on inflation-linked bonds and accrued interest. Numbers prior to 2018/19 exclude revaluation adjustment on inflation-linked bonds.

5) These estimates are based on Eskom's current structure.

6) Other contingent liabilities as disclosed in the consolidated financial statements of departments published annually by the National Treasury.

213

W1 Explanatory memorandum to the division of revenue Background Section 214(1) of the Constitution requires that every year a Division of Revenue Act determine the equitable division of nationally raised revenue between national government, the nine provinces and 257 municipalities. This process takes into account the powers and functions assigned to each sphere, fosters transparency and is at the heart of constitutional cooperative governance. The Intergovernmental Fiscal Relations Act (1997) prescribes the steps for determining the equitable sharing and allocation of nationally raised revenue. Sections 9 and 10(4) of the act set out the consultation process to be followed with the Financial and Fiscal Commission (FFC), including considering recommendations made regarding the division of revenue. This explanatory memorandum to the 2020 Division of Revenue Bill fulfils the requirement set out in section 10(5) of the Intergovernmental Fiscal Relations Act that the bill be accompanied by an explanatory memorandum detailing how it takes account of the matters listed in sections 214(2)(a) to (j) of the Constitution, government’s response to the FFC’s recommendations, and any assumptions and formulas used in arriving at the respective divisions among provinces and municipalities. This memorandum complements the discussion of the division of revenue in Chapter 6 of the Budget Review. It has six sections:   Part 1 lists the factors that inform the division of resources between national, provincial and local government. Part 2 describes the 2020 division of revenue. Part 3 sets out how the FFC’s recommendations on the 2020 division of revenue have been taken into account. Part 4 explains the formula and criteria for dividing the provincial equitable share and conditional grants among provinces. Part 5 sets out the formula and criteria for dividing the local government equitable share and conditional grants among municipalities. Part 6 summarises issues that will form part of subsequent reviews of provincial and local government fiscal frameworks.          The Division of Revenue Bill and its underlying allocations are the result of extensive consultation between national, provincial and local government. The Budget Council deliberated on the matters discussed in this memorandum at several meetings during the year. The approach to local government allocations was discussed with organised local government at technical meetings with the South African Local Government 1

2020 BUDGET REVIEW Association (SALGA), culminating in meetings of the Budget Forum (made up of the Budget Council and SALGA). The division of revenue, and the government priorities that underpin it, was agreed for the next three years at a Cabinet meeting in October 2019. Part 1: Constitutional considerations Section 214 of the Constitution requires that the annual Division of Revenue Act be enacted after factors in sub-sections (2)(a) to (j) are taken into account. The constitutional principles considered in the division of revenue are briefly noted below. National interest and the division of resources The national interest is captured in governance goals that benefit the nation. The National Development Plan sets out a long-term vision for the country’s development, including for economic development, environmental sustainability and building a capable and developmental state. It also sets goals for specific provincial and local government functions, including basic education, health, agriculture, human settlements, electricity, water and sanitation. In the June 2019 State of the Nation Address, the President set out the following seven priorities for this administration: 1. 2. 3. 4. 5. 6. 7. Economic transformation and job creation Education, skills and health Consolidating the social wage through reliable and quality basic services Spatial integration, human settlements and local government Social cohesion and safe communities Building a capable, ethical and developmental state A better Africa and world. These priorities have informed deliberations in the budget process on how resources will be allocated between the different spheres of government. They will also form the basis of the next five-year implementation plan for the National Development Plan, which is expected to be published by the Department of Planning, Monitoring and Evaluation in 2020. In the 2019 Medium Term Budget Policy Statement (MTBPS), the Minister of Finance outlined how the resources available to government over the 2020 medium-term expenditure framework (MTEF) period would be allocated to help achieve government’s goals in a difficult economic environment. Chapter 4 of the 2019 MTBPS and Chapters 5 and 6 of the 2020 Budget Review discuss how funds have been allocated across the three spheres of government based on these priorities. The framework for each conditional grant also notes how the grant is linked to the seven priorities. Provision for debt costs The resources shared between national, provincial and local government include proceeds from national government borrowing used to fund public spending. National government provides for the resulting debt costs to protect the country’s integrity and credit reputation. Chapter 7 of the 2020 Budget Review provides a more detailed discussion. National government’s needs and interests The Constitution assigns exclusive and concurrent powers and functions to each sphere of government. National government is solely responsible for functions that serve the national interest and are best centralised. National and provincial government have concurrent responsibility for a range of functions. Provincial and local government receive equitable shares and conditional grants to enable them to provide basic services and perform their functions. Functions may shift between spheres of government to better meet the country’s needs, which is then reflected in the division of revenue. Changes continue to be made to 2

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE various national transfers to provincial and local government to improve their efficiency, effectiveness and alignment with national strategic objectives. Provincial and local government basic services Provinces and municipalities are responsible for providing education, health, social development, housing, roads, electricity and water, and municipal infrastructure services. They have the autonomy to allocate resources to meet basic needs and respond to provincial and local priorities, while giving effect to national objectives. The division of revenue provides equitable shares to provinces and local government to enable them to meet their basic service obligations. In addition, conditional grants are provided to enable them to improve and expand services. Over half of non-interest spending is allocated to provinces and local government. These allocations also grow at a faster rate than those to national departments over the 2020 MTEF period, reflecting the priority placed on health, education and basic services, as well as the rising costs of these services as a result of population growth and higher bulk electricity and water costs. Fiscal capacity and efficiency National government has primary revenue-raising powers, with it collecting most of the largest taxes such as income taxes, value-added tax, fuel levies and customs and excise duties. The difference between the assignment of revenue-raising powers and spending responsibilities between the spheres of government is compensated for through the transfer of nationally raised revenue to provinces and local government. Provinces have limited tax-raising powers. Licences for vehicles and gambling are their largest sources of own tax revenue. Provincial functions such as basic education, public healthcare and social welfare do not lend themselves to self-funding or cost recovery. Due to their limited revenue-raising ability, and their responsibility to implement costly services at no or low fees to most recipients, provinces receive a larger share of nationally raised revenue than local government. Municipalities are assigned significant own revenue-raising powers, including the collection of property rates, which is a tax equivalent to more than 1 per cent of gross domestic product (GDP) and is worth slightly more than nationally collected revenue from customs duties. Municipalities also provide services such as electricity and water, the costs of which can be recovered through tariffs. As a result, local government finances most of its expenditure through property rates, user charges and fees. However, the ability of individual municipalities to raise revenue varies greatly – rural municipalities raise significantly less revenue than large urban and metropolitan municipalities. The design of the local government fiscal framework acknowledges that, as a result of their lower own revenue capacity, many rural municipalities will depend on transfers for most of their funding. The local government equitable share formula incorporates a revenue adjustment factor that considers the fiscal capacity of each recipient municipality (full details of the formula are provided in Part 5 of this annexure). The equitable share also provides funding to enable all municipalities to provide free basic water, electricity, sanitation and waste management services to poor households. To support the expansion of these services, local government’s share of nationally raised revenue has increased from 3 per cent in 2000/01 to 8.8 per cent over the 2020 MTEF period. The mechanisms for allocating funds to provinces and municipalities are regularly reviewed to improve their efficiency. To maximise the impact of allocations, many provincial and local government conditional grants consider the recipient’s efficiency in using previous allocations. The reductions in planned transfers over the 2020 MTEF period also took account of past performance of conditional grants, both in terms of their spending levels and their efficiency in meeting their objectives with the funds that were spent. Developmental needs Developmental needs are accounted for at two levels. First, in the determination of the division of revenue, which continues to grow the provincial and local government shares of nationally raised revenue faster than inflation, and second, in the formulas used to divide national transfers among municipalities and provinces. Developmental needs are built into the equitable share formulas for provincial and local government and 3

2020 BUDGET REVIEW included in specific conditional grants, such as the municipal infrastructure grant, which allocates funds according to the number of households in a municipality without access to basic services. Various infrastructure grants and the capital budgets of provinces and municipalities aim to boost economic and social development. Economic disparities The equitable share and infrastructure grant formulas redistribute funds towards poorer provinces and municipalities (parts 4 and 5 of this annexure provide statistics illustrating this). Through the division of revenue, government continues to invest in economic infrastructure (such as roads) and social infrastructure (such as schools, hospitals and clinics) to stimulate economic development, create jobs, and address economic and social disparities. Obligations in terms of national legislation The Constitution gives provincial governments and municipalities the power to determine priorities and allocate budgets. National government is responsible for developing policy, fulfilling national mandates, setting national norms and standards for provincial and municipal functions, and monitoring the implementation of concurrent functions. The 2020 MTEF, through the division of revenue, continues to fund the delivery of provincial, municipal and concurrent functions through a combination of conditional and unconditional grants. Predictability and stability Provincial and local government equitable share allocations are based on estimates of nationally raised revenue. If this revenue falls short of estimates within a given year, the equitable shares of provinces and local government will not be reduced. Allocations are assured (voted, legislated and guaranteed) for the first year and are transferred according to a payment schedule. To contribute to longer-term predictability and stability, estimates for a further two years are published with the annual proposal for appropriations. Adjusted estimates as a result of changes to data underpinning the equitable share formulas and revisions to the formulas themselves are phased in to ensure minimal disruption. Flexibility in responding to emergencies Government has a contingency reserve for emergencies and unforeseeable events. In addition, four conditional grants for disasters and housing emergencies allow government to swiftly allocate and transfer funds to affected provinces and municipalities in the immediate aftermath of a disaster. Sections 16 and 25 of the Public Finance Management Act (1999) provide for the allocation of funds to deal with emergency situations. Section 30(2) deals with adjustment allocations for unforeseeable and unavoidable expenditure. Section 29 of the Municipal Finance Management Act (2003) allows a municipal mayor to authorise unforeseeable and unavoidable expenditure in an emergency. Part 2: The 2020 division of revenue The central fiscal objectives over the MTEF period are to stabilise the growth of debt as a share of GDP and to strictly adhere to the planned expenditure ceiling (see Chapter 3 of the 2020 Budget Review). However, the most important public spending programmes that help poor South Africans, contribute to growth and create jobs have been protected from major reductions. The 2020 division of revenue reprioritises existing funds to ensure these objectives are met. Excluding debt-service costs and the contingency reserve, allocated expenditure shared across government amounts to R1.53 trillion in 2020/21, R1.59 trillion in 2021/22 and R1.65 trillion in 2022/23. The division of these funds between the three spheres takes into account government’s spending priorities, each sphere’s revenue-raising capacity and responsibilities, and input from various intergovernmental forums and the FFC. 4

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE The provincial and local equitable share formulas are designed to ensure fair, stable and predictable revenue shares, and to address economic and fiscal disparities. Reductions to transfers The fiscal objectives that determined the spending envelope are set out in Chapter 3 of the 2020 Budget Review. Reductions to previously announced spending levels were made across all three spheres of government to fit within the revised expenditure ceiling. The 2019 MTBPS announced that provincial transfers have been reduced by R20.3 billion over the MTEF period and transfers to local government have been reduced by R20.5 billion. Following the 2019 MTBPS, further changes were made. In total, the provincial equitable share has been reduced by R7.3 billion through a 2 per cent reduction in all non-compensation spending per year and a R5.2 billion reduction in compensation of employees. Direct conditional grants to provinces have been reduced by a net R13.3 billion, as the reduction of R16.2 billion is partly offset by reprioritisations of R2.9 billion. The local government reductions comprise R3.2 billion from the local government equitable share and R16.8 billion in reductions to direct conditional grants. All direct conditional grants have been lowered, except for the early childhood development grant and the learners with profound intellectual disabilities grant. To manage the impact on services, the amount reduced from each grant considers:     Past spending and performance. Whether it funds salaries, medicines and food. Whether there has been significant real growth in allocations in recent years. Larger reductions are also made to grants to urban municipalities, which have more capacity to offset the effect of cuts by increasing their own revenue investments. Parts 4 and 5 of this annexure set out in more detail how the changes to the baseline affect provincial and local government transfers. The proposed changes to the wage bill discussed in Chapter 3 of the Budget Review are not yet reflected in the allocations to national and provincial departments shown in the Division of Revenue Bill. Once these changes are agreed in the Public Service Co-ordinating Bargaining Council, they will be implemented in the 2020/21 adjustment budget and 2020 MTBPS. This will reduce the national and provincial shares, and increase the local government share, of the division of revenue in relative terms. Reprioritisations To meet policy objectives while remaining within the revised expenditure ceiling, existing budgets need to be reprioritised to meet government’s policy goals. Priorities over the 2020 MTEF period that are funded through reprioritisations in the division of revenue include:  Increasing the per-child subsidy for early childhood development services from R15 per day to R17 per day in 2020/21, rising to R18.57 per day by 2022/23. Addressing shortfalls in the funding of community outreach services in the health sector. Supporting the continued rollout of free sanitary products to learners from low-income households. Repairing wastewater treatment infrastructure in the Vaal River System.    These reprioritisations complement baselines that provide R2.07 trillion to provinces and R426.4 billion to local government in transfers over the 2020 MTEF period. These transfers fund many core policy priorities, including basic education, health, social development, roads, housing and municipal services. The fiscal framework Table W1.1 presents the medium-term macroeconomic forecasts for the 2020 Budget. It sets out the growth assumptions and fiscal policy targets on which the fiscal framework is based. 5

2020 BUDGET REVIEW

Table W1.1 Medium-term macroeconomic assumptions

	2019/20		2020/21		2021/22		2022/23
R billion/percentage of GDP	2019 Budget	2020 Budget	2019 Budget	2020 Budget	2019 Budget	2020 Budget	2020 Budget
Gross domestic product	5 413.8	5 157.3	5 812.4	5 428.2	6 249.1	5 759.0	6 126.3
Real GDP growth	*1.5%*	*0.6%*	*1.9%*	*0.9%*	*2.1%*	*1.4%*	*1.7%*
GDP inflation	*5.4%*	*4.2%*	*5.4%*	*4.3%*	*5.3%*	*4.6%*	*4.6%*
National budget framework							
Revenue	**1 403.5**	**1 344.8**	**1 505.1**	**1 398.0**	**1 632.9**	**1 484.3**	**1 580.9**
Percentage of GDP	*25.9%*	*26.1%*	*25.9%*	*25.8%*	*26.1%*	*25.8%*	*25.8%*
Expenditure	**1 658.7**	**1 682.3**	**1 769.6**	**1 766.0**	**1 900.5**	**1 850.7**	**1 940.2**
Percentage of GDP	*30.6%*	*32.6%*	*30.4%*	*32.5%*	*30.4%*	*32.1%*	*31.7%*
Main budget balance[1]	**-255.2**	**-337.5**	**-264.4**	**-368.0**	**-267.6**	**-366.4**	**-359.3**
Percentage of GDP	*-4.7%*	*-6.5%*	*-4.5%*	*-6.8%*	*-4.3%*	*-6.4%*	*-5.9%*

1. A positive number reflects a surplus and a negative number a deficit
Source: National Treasury

Table W1.2 sets out the division of revenue for the 2020 MTEF period after accounting for new policy priorities.

Table W1.2 Division of nationally raised revenue

R million	2016/17	2017/18 Outcome	2018/19	2019/20 Revised estimate	2020/21	2021/22 Medium-term estimates	2022/23
Division of available funds							
National departments	**555 643**	**592 640**	**634 322**	**739 463**	**757 725**	**768 870**	**797 832**
of which:							
Indirect transfers to provinces	*3 636*	*3 813*	*3 909*	*3 941*	*4 060*	*4 824*	*5 076*
Indirect transfers to local government	*8 112*	*7 803*	*7 770*	*7 024*	*7 628*	*7 229*	*8 161*
Provinces	**500 384**	**538 553**	**571 954**	**612 817**	**649 256**	**691 951**	**730 690**
Equitable share	410 699	441 331	470 287	505 554	538 472	573 990	607 554
Conditional grants	89 685	97 222	101 667	107 263	110 785	117 962	123 137
Local government	**102 867**	**111 103**	**118 488**	**125 020**	**132 529**	**142 442**	**151 445**
Equitable share	50 709	55 614	60 758	66 973	74 683	81 062	87 213
Conditional grants	40 934	43 704	45 262	44 879	43 819	46 198	48 147
General fuel levy sharing with metros	11 224	11 785	12 469	13 167	14 027	15 182	16 085
Provisional allocation not assigned to votes[1]	–	–	–	–	-7 786	-16 077	-34 887
Non-interest allocations	**1 158 893**	**1 242 295**	**1 324 763**	**1 477 299**	**1 531 724**	**1 587 186**	**1 645 080**
Percentage increase	*3.9%*	*7.2%*	*6.6%*	*11.5%*	*3.7%*	*3.6%*	*3.6%*
Debt-service costs	146 497	162 645	181 849	205 005	229 270	258 482	290 145
Contingency reserves	–	–	–	–	5 000	5 000	5 000
Main budget expenditure	**1 305 390**	**1 404 940**	**1 506 613**	**1 682 304**	**1 765 994**	**1 850 668**	**1 940 225**
Percentage increase	*4.9%*	*7.6%*	*7.2%*	*11.7%*	*5.0%*	*4.8%*	*4.8%*
Percentage shares							
National departments	*47.9%*	*47.7%*	*47.9%*	*50.1%*	*49.2%*	*48.0%*	*47.5%*
Provinces	*43.2%*	*43.4%*	*43.2%*	*41.5%*	*42.2%*	*43.2%*	*43.5%*
Local government	*8.9%*	*8.9%*	*8.9%*	*8.5%*	*8.6%*	*8.9%*	*9.0%*

1. Includes proposed compensation reductions, support to Eskom, amounts for Budget Facility for Infrastructure projects and other provisional allocations
Source: National Treasury

Table W1.3 shows how changes to the baseline are spread across government. The new focus areas and baseline reductions are accommodated by shifting savings to priorities.

6

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.3 Changes over baseline

R million	2020/21	2021/22
National departments	24 597	-8 804
Provinces	-7 858	-9 049
Local government	-5 352	-7 056
Allocated expenditure	**11 387**	**-24 910**

Source: National Treasury

Table W1.4 sets out schedule 1 of the Division of Revenue Bill, which reflects the legal division of revenue between national, provincial and local government. In this division, the national share includes all conditional grants to provinces and local government in line with section 214(1) of the Constitution, and the allocations for each sphere reflect equitable shares only.

Table W1.4 Schedule 1 of the Division of Revenue Bill

	2020/21	2021/22	2022/23
R million	Allocation	Forward estimates	
National[1]	1 152 840	1 195 617	1 245 459
Provincial	538 472	573 990	607 554
Local	74 683	81 062	87 213
Total	**1 765 994**	**1 850 668**	**1 940 225**

1. National share includes conditional grants to provinces and local government, general fuel levy sharing with metropolitan municipalities, debt-service costs, the contingency reserve and provisional allocations

Source: National Treasury

The 2020 *Budget Review* sets out in detail how constitutional considerations and government's priorities are taken into account in the division of revenue. It describes economic and fiscal policy considerations, revenue issues, debt and financing considerations, and expenditure plans. Chapter 6 focuses on provincial and local government financing.

Part 3: Response to the FFC's recommendations

Section 9 of the Intergovernmental Fiscal Relations Act requires the FFC to make recommendations regarding:

a) "An equitable division of revenue raised nationally, among the national, provincial and local spheres of government;

b) the determination of each province's equitable share in the provincial share of that revenue; and

c) any other allocations to provinces, local government or municipalities from the national government's share of that revenue, and any conditions on which those allocations should be made."

The act requires that the FFC table these recommendations at least 10 months before the start of each financial year. The FFC tabled its *Submission for the Division of Revenue 2020/21* to Parliament in May 2019. This year's theme is "reprioritising local government finances". The 2020/21 recommendations cover the following areas: local government financing framework, municipal government capacity building, local government sustainability, infrastructure management and efficiency, investment and developmental challenges in the local government sector.

Section 214 of the Constitution requires that the FFC's recommendations be considered before tabling the division of revenue. Section 10 of the Intergovernmental Fiscal Relations Act requires that the Minister of Finance table a Division of Revenue Bill with the annual budget in the National Assembly. The bill must be accompanied by an explanatory memorandum setting out how government has taken into account the FFC's

7

2020 BUDGET REVIEW recommendations when determining the division of revenue. This part of the explanatory memorandum complies with this requirement. The FFC’s recommendations can be divided into three categories:    Recommendations that apply directly to the division of revenue Recommendations that indirectly apply to issues related to the division of revenue Recommendations that do not relate to the division of revenue. Government’s responses to the first and second categories are provided below. Recommendations that do not relate to the division of revenue have been referred to the officials to whom they were addressed – the Minister of Cooperative Governance and Traditional Affairs and the President of SALGA – and they will respond directly to the FFC. All the FFC recommendations can be accessed at www.ffc.co.za. Recommendations that apply directly and indirectly to the division of revenue Chapter 2: Reviewing the Local Government Fiscal Framework Supplementary revenue sources for local government The FFC recommends the following: “The Minister of Finance should take steps (including piloting) to add the following supplementary revenue sources to the list of allowable taxes for different types of municipalities in a differentiated manner that could include the development charges, tourism levies, land value capture mechanisms, tourism levies and fire levies. Fire service levies in particular should be considered for the municipalities that are to be authorised for this function. The greater potential for expansion of own revenue sources in urban areas should be compensated for by changes to the division of revenue to increase transfers to rural areas.” Government response Government supports this recommendation. Additional revenue sources to municipalities should be fully explored. Government has prioritised various reforms to supplement the revenue sources of municipalities. These include:  Amending the Municipal Fiscal Powers and Functions Act (2007) to ensure development charges are uniformly regulated. Government acknowledges that, despite their potential scope to generate substantial revenue and support the provision of infrastructure to unlock growth, development charges have not been fully explored due to lack of clarity on how they should be levied. The legislative amendments contained in the draft Municipal Fiscal Powers and Functions Amendment Bill, published for comment in January 2020, address this challenge.  Updating the municipal borrowing policy framework to clarify the funding instruments that municipalities are allowed to use to leverage their borrowing. These include, among others, land value capture mechanisms, tax increment financing, project finance and the use of public-private partnerships. Furthermore, the Municipal Fiscal Powers and Functions Act already allows municipalities to apply to the Minister of Finance to levy additional taxes such as the tourism levies and fire levies recommended by the FFC. The act also allows the Minister of Finance to introduce new municipal taxes on his own initiative. Applications from municipalities to implement new revenue sources provide a good mechanism for piloting new revenue sources like these as it ensures that the pilot municipalities are ready and willing to implement the new taxes. To be considered by the Minister of Finance, an application to introduce additional taxes must include the following:  What the revenue from the proposed new municipal tax will be used for. 8

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE  Its compliance with section 229(2)(a) of the Constitution, which requires that municipal taxes not prejudice national economic policy. The tax base, the desired tax rate, people liable for the tax and tax relief measures. The tax collecting authority. Particulars of any consultations conducted, including consultations with, where applicable, a provincial government, organised local government and municipalities, and the outcomes of the consultations.    Government also agrees that future increases in own revenue collection in urban areas will create scope for government to reduce transfers to these municipalities and use those funds to increase transfers to rural municipalities that have less potential to increase their own revenues. This stance is reflected in the way reductions to transfers have been implemented in the 2020 MTEF, with larger reductions made to urban grants. Land value capture The FFC recommends that, “The Minister of Finance should proactively inform municipalities on various land value capture mechanisms that municipalities can take advantage of in order to supplement their current own revenue sources.” Government response Government views land value capture mechanisms as strategic funding tools for local government. These mechanisms should be used to augment municipal revenues to fund investment in infrastructure needed to support development. The National Treasury has called on municipalities to use all available options to increase their own revenues for several years in the Budget Review and the MTBPS. Municipalities, including the City of Johannesburg and the City of Cape Town, are already implementing land value capture mechanisms such as tax incremental financing and development rights. Government agrees that further information can enable more municipalities to take advantage of these mechanisms. It continues to research and analyse various land value capture mechanisms to better advise municipalities on their implementation. Chapter 3: Municipal Government Capacity Building Municipal functionality The FFC recommends that, “The Minister of COGTA, the Minister of Finance and the President of SALGA jointly lead the development of a government-wide accepted definition of ‘municipal functionality’. The definition should be based on the six factors put forward by the Commission: maintenance and performance of systems, processes and practices in governance, service delivery, financial management, leadership, political management, and human resources. Further, they should ensure that the accepted indices for measuring dysfunctionality should be explicit. Indicators of dysfunctionality should be chosen carefully and should exclude factors that are outside the current control of municipality. This definition can be used across government, including in targeting capacity support grants and further differentiating conditional grants.” Government response Government supports the proposal of a collaborative process to better understand and define municipal functionality. The Minister of Finance has proposed that a special local government Budget Forum lekgotla be held in May or June 2020 to discuss issues affecting the structure of the local government fiscal framework. The proposed agenda for this lekgotla includes a discussion on municipal functionality, and officials from the Department of Cooperative Governance, SALGA, the National Treasury and the FFC will work together to prepare options on how municipal viability should be understood and measured. 9

2020 BUDGET REVIEW Capacity building The FFC recommends that, “Based on an assessment of the specific needs of a municipality, the Minister of Finance and Minister of COGTA jointly, and in consultation with provincial governments, should prioritise technical support for new systems, innovative business process redesign and change management.” Government response Government agrees with the recommendation. When new systems, innovative business process redesign and change management are introduced, technical support to local government is necessary. The new municipal Standard Chart of Accounts (mSCOA) is an example of prioritising technical support in implementing new systems. mSCOA significantly changed municipal financial management as it introduced a standard chart of accounts for the first time. This required changes to the way municipalities recorded transactions, so that transactions would be comparable across all municipalities. To facilitate this change, government provided mSCOA training and training manuals, guidelines and an interactive multimedia learning webpage, which is on the National Treasury Municipal Financial Management Act website (mfma.treasury.gov.za). Government also invests more than R3 billion each year in capacity building and support to local government. In 2019/20, a review of the capacity building and support system of local government was announced. This review will identify overlaps, gaps and duplications and propose systematic measures to rectify them. The main work of the review is expected to be concluded during 2020. Minimum competency The FFC recommends that, “The Minister of Finance should conduct regular assessments of the minimum competency regulations to determine their impact and whether there are tangible improvements as a result of complying.” Government response Government agrees on the need to review the impact of its programmes and policies. Reviews should take place after an initiative has had sufficient time to have a measurable impact. The Municipal Regulations on Minimum Competency Levels were amended by the Minister of Finance, acting with the agreement of the Minister of Cooperative Governance and Traditional Affairs (COGTA), through a gazette published on 26 October 2018. As such, it is too soon to review the impact of the minimum competency regulations. Their impact will be reviewed in due course. Chapter 4: Local Government Infrastructure Management and Efficiency Local government infrastructure management and efficiency The FFC recommends that, “The Minister of COGTA and the Minister of Finance jointly should, as part of the ongoing local government infrastructure grant reforms, strengthen the linkage between technical project planning processes and budgeting and foster smooth intergovernmental infrastructure coordination, including the following: (i) Time-bound plans for consolidating all municipal infrastructure grants into the respective existing sector-specific grants and thereby provide the key sector department with the authority to carry out their infrastructure support mandate; (ii) Clarification of roles and responsibilities especially in the delivery of water and electricity services between local municipalities and district municipalities on the one hand, and public entities, including the water authorities and Eskom respectively. With respect to specific local geographic areas, these roles and responsibilities must receive further expression in a Memorandum of Understanding. This will enable more direct targeting of funding for services in the Division of Revenue Act.” 10

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Government response Government acknowledges the need to consolidate municipal infrastructure grants and to strengthen the linkages between the technical project planning process and the budgeting. The review of local government infrastructure grants has identified consolidation and rationalisation in the number of grants received by each municipality as a key area for reforming the grant system. A number of reforms have been made to the infrastructure grant system in this regard. As early as 2015, two separate public transport grants to cities – one for capital and one for operational expenditures – were merged into a consolidated public transport network grant. This began the process of reducing duplication in the grant system. It also enhanced the link between capital investment and the sustainability of ongoing operational costs. This was followed by the rationalisation of four overlapping water and sanitation grants into two grants, each with direct and indirect components. The regional bulk infrastructure grant remains a stand-alone grant to fund large bulk-water and sanitation projects. The municipal water infrastructure grant, the water services operating subsidy grant and the rural households infrastructure grant were merged into one grant – the water services infrastructure grant – to fund construction and refurbishment of reticulation schemes and on-site services in rural municipalities. This responded to the concerns over duplication and fragmentation in water and sanitation grants. Most recently, the electrification funds for metropolitan municipalities from the Integrated National Electrification Programme (municipal) grant were shifted into the urban settlements development grant. This responds to several challenges noted by the Department of Mineral Resources and Energy with the grant, including problems in coordinating the timing of projects with the provision of other services and will help reduce the reporting burden for cities. As the various grants in the system serve different purposes, the consolidation and rationalisation process requires extensive consultation before grants can be merged. Grant consolidation must not adversely affect projects already being implemented through one of the affected grants (for example, as a result of changed conditions in the merged grant). It is therefore not appropriate to set definitive timelines on when grants will be consolidated, but government is committed to achieving the vision of a differentiated grant system that recognises the varying contexts faced by different types of municipalities while reducing the number of separate grants each municipality receives. Government also agrees that sector departments must carry out their infrastructure support and oversight mandates, whether this is for a sector-specific grant or as part of a consolidated grant that more holistically funds municipal infrastructure investment plans. The Division of Revenue Act (2019) includes new requirements that sector departments must be consulted on their responsibilities with respect to consolidated conditional grants before the draft frameworks are submitted to the National Treasury. This new requirement, which came into effect in preparing the 2020/21 conditional grant frameworks, should strengthen coordination between national departments. Government agrees that greater clarity on roles and responsibilities in the delivery of water and electricity is needed. Sections 29(2) and (3) of the Division of Revenue Act make provision for district and local municipalities to agree on their respective roles and responsibilities in providing services. Section 29(2) requires that district municipalities providing a service must, before implementing any capital project for water, electricity, roads or other municipal service, consult the local municipalities within whose area of jurisdiction the project will be implemented. Section 29(3) requires that district municipalities ensure they do not duplicate any function provided by a local municipality and must transfer funds for the provision of services to the relevant local municipality providing the service. Section 29(5) requires that district and local municipalities must agree to a payment schedule for funds that must be transferred from the district municipality to the local municipality for functions they perform on behalf of the district municipality. However, the Division of Revenue Act can only allocate transfers to the municipality formally assigned the responsibility for a function. The conclusion of an agreement between the district and local municipalities allows for smoother transfers between them, but would not allow national government to transfer funds directly to a municipality that is not assigned the relevant function. The Department of Mineral Resources and Energy is developing an electrification master plan, which will provide guidance on which areas should be electrified by Eskom and which by municipalities. However, the 11

2020 BUDGET REVIEW final decision on whether electricity distribution licences are granted to municipalities or Eskom is determined by the National Energy Regulator of South Africa. Infrastructure inspectorate The FFC recommends that, “The Minister of COGTA should establish an infrastructure inspectorate through the Municipal Infrastructure Support Agency (MISA) to assess management performance processes and capacity within municipalities to implement grant-funded and non-grant-funded infrastructure projects on a continuous basis.” The FFC also recommends that, “The MISA inspectorate should undertake infrastructure delivery management capability assessments, quality inspections of new and existing built infrastructure, project management and delivery audits and advise on alternative approaches, materials or technologies for infrastructure delivery through the development of infrastructure blueprints for various types of municipal facilities.” Finally, the FFC recommends that, “The Minister of COGTA should align inspectorate assessments to the Division of Revenue Bill conditions for allocation, reporting and the disbursement of grants. This must be in line with the recently established Budget Facility for Infrastructure Programme criteria for appraising and budgeting for infrastructure projects.” Government response Government acknowledges the need for improved oversight of the implementation of municipal infrastructure projects. The infrastructure inspectorate proposed by the FFC would require significant institutional capacity to implement successfully. As a result, the decision of whether an inspectorate is the best mechanism through which to improve oversight, and whether this capacity should be located in MISA or another institution, needs to be considered carefully. The National Treasury has recommended to MISA that it ask the Department of Planning, Monitoring and Evaluation to conduct a formal review of MISA’s operational efficiency. This independent assessment will identify which activities are improving municipal infrastructure delivery and which are not. This will help us to identify where there is scope to reprioritise resources within MISA to fund new activities such as the work of the proposed inspectorate. Developments in late 2019 are likely to affect MISA’s ability to implement significant new programmes in the short term. However, this recommendation will be considered further within government during 2020. In the meantime, government will continue to implement measures to review and strengthen municipal capacity building and to improve coordination and project management capacity, as described in the responses to other recommendations. Shared project management capacity in district municipalities The FFC recommends that, “The Minister of Finance, jointly with the Minister of COGTA, MECs for Finance and other provincial government departments, should within a district municipality area pull together the various project management resources present from GTAC, MISA, MIG administration and the respective municipal PMUs, to create a shared project management facility to improve the oversight capacity in respect of projects and to protect the financial interest of local government against contractor misconduct.” Government response Government agrees on the importance of improving the coordination of infrastructure delivery. President Ramaphosa launched pilots of the district development model in O.R. Tambo District Municipality, eThekwini Metropolitan Municipality and Waterberg District Municipality. The model aims to develop and implement One Plan for each district or metropolitan area that coordinates the efforts of different stakeholders within the respective municipality. This includes better coordination of project management capacity, as recommended by the FFC. 12

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

To complement efforts to improve project implementation, government is also investing in improved capacity to prepare projects. Sound project preparation will make implementation much smoother. Additional support and funding for project preparation is being made available through a new facility at the Development Bank of Southern Africa, established in support of the Infrastructure Fund. Government has also introduced dedicated grant funding for project preparation in metropolitan municipalities (this may be extended to other municipalities in future). From 2020/21, metropolitan municipalities will be funded for infrastructure project and programme preparation costs through the *integrated city development grant*, on condition that they meet certain requirements with respect to their project and programme preparation and authorisation processes and that they contribute funds from their own resources.

Part 4: Provincial allocations

Provincial government receives two forms of allocations from nationally raised revenue, the equitable share and conditional grants. Sections 214 and 227 of the Constitution require that an equitable share of nationally raised revenue be allocated to provincial government to provide basic services and perform its allocated functions. The equitable share is an unconditional transfer to provinces and constitutes their main source of revenue. Due to their limited revenue-raising abilities, provinces receive 43 per cent of nationally raised revenue. In addition, they receive conditional grants to help them fulfil their mandates. Transfers to provinces account for over 90 per cent of provincial revenue.

This section outlines national transfers to provinces for the 2020 MTEF period, including the fiscal consolidation measures announced in the 2019 MTBPS, as well as other changes that were effected after it was tabled, both to the equitable share and conditional grants. Having taken the revisions to the provincial fiscal framework into account, national transfers to provinces increase from R612.2 billion in 2019/20 to R649.3 billion in 2020/21. Over the MTEF period, provincial transfers will grow at an average annual rate of 6 per cent to R730.7 billion in 2022/23. Table W1.5 sets out the transfers to provinces for 2020/21. A total of R538.5 billion is allocated to the provincial equitable share and R110.8 billion to conditional grants.

Table W1.5 Total transfers to provinces, 2020/21

R million	Equitable share	Conditional grants	Total transfers
Eastern Cape	71 415	12 488	83 903
Free State	30 017	8 239	38 256
Gauteng	112 118	23 935	136 053
KwaZulu-Natal	111 442	22 011	133 453
Limpopo	62 329	9 890	72 219
Mpumalanga	44 105	8 312	52 417
Northern Cape	14 290	4 542	18 832
North West	37 548	7 743	45 291
Western Cape	55 208	13 191	68 398
Unallocated	–	433	433
Total	**538 472**	**110 785**	**649 256**

Source: National Treasury

The provincial fiscal framework takes account of the different pressures facing each province and allocates larger per capita allocations to poorer provinces, and provinces with smaller populations.

13

2020 BUDGET REVIEW

Figure W1.1 Per capita allocations to provinces, 2020/21


Average equitable share per capita
Average conditional grant per capita
R thousands
14
12
10
8
6
4
2
0
1.9
10.6
2.9
10.4
1.6
7.4
1.9
9.9
1.7
10.4
1.8
9.6
3.6
11.3
1.9
9.3
1.9
8.1
Eastern Cape
Free State
Gauteng
KwaZulu-Natal
Limpopo
Mpumalanga
Northern Cape
North West
Western Cape

Source: National Treasury

Changes to provincial allocations

For the 2020 MTEF, revisions to the provincial fiscal framework reflect a combination of fiscal consolidation reductions and reprioritisations in order to respond to the fiscal pressures faced by government while ensuring that provinces are able to deliver on their mandates. Table W1.6 provides a summary of the changes to the provincial fiscal framework.

The proposed changes to the wage bill discussed in Chapter 3 of the *Budget Review* are not yet reflected in the allocations to provinces in this annexure. Once effected, they will result in reductions to the provincial equitable share in the 2020/21 adjustment budget. These reductions will be fully offset by lower compensation spending by provinces as a result of the revised wage agreement.

14

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.6 Revisions to direct and indirect transfers to provincial government

R million	2020/21	2021/22	2022/23	MTEF total revision
Technical adjustments	**-2 503**	**-2 669**	**–**	**-5 172**
Direct transfers	**-1 930**	**-1 997**	**666**	**-3 261**
Provincial equitable share: grant reprioritisations	121	145	123	390
Provincial equitable share: CPI inflation adjustment	-2 503	-2 669	–	-5 172
Ilima/Letsema projects	-36	–	–	-36
Health facility revitalisation grant	199	6	–	205
HIV, TB, malaria and community outreach	223	456	475	1 154
Human papillomavirus vaccine	-223	-235	-244	-702
National health insurance grant: health professionals	289	300	311	900
Human settlements development	3 015	–	–	3 015
Informal settlements upgrading partnership	-3 015	–	–	-3 015
Indirect transfers	**-573**	**-672**	**-666**	**-1 911**
Ilima/Letsema indirect	36	–	–	36
National health insurance indirect	-609	-672	-666	-1 947
Additions to baselines	**656**	**794**	**944**	**2 393**
Direct transfers	**656**	**794**	**944**	**2 393**
Provinicial equitable share	293	320	362	976
Early childhood development	362	473	582	1 418
Reductions to baselines	**-6 930**	**-8 025**	**-9 295**	**-24 251**
Direct transfers	**-6 584**	**-7 846**	**-9 087**	**-23 517**
Provinicial equitable share	-2 349	-2 452	-2 524	-7 325
Comprehensive agricultural support programme	-154	-194	-233	-581
Ilima/Letsema projects	-31	-39	-48	-118
Land care programme: poverty relief and infrastructure development	-4	-5	-7	-17
Community library services	-105	-95	-83	-283
Education infrastructure	-459	-616	-775	-1 850
HIV and AIDS (life skills education)	-24	-27	-34	-85
Maths, science and technology	-12	-13	-14	-39
National school nutrition programme	-30	-40	-53	-123
HIV, TB, malaria and community outreach	-244	-278	-291	-812
Health facility revitalisation	-191	-206	-216	-612
Statutory human resources, training and development	-11	-67	-70	-147
National tertiary services	–	-148	-156	-304
Human settlements development	-2 331	-1 984	-2 402	-6 717
Informal settlements upgrading partnership	–	-432	-453	-885
Expanded public works programme integrated grants for provinces	-42	-49	-51	-142
Social sector expanded public works programme incentive for provinces	-41	-48	-50	-139
Mass participation and sport development	-57	-69	-75	-201
Provinicial roads maintenance	-500	-1 084	-1 258	-2 841
Public transport operations	–	–	-295	-295
Indirect transfers	**-346**	**-179**	**-208**	**-734**
School infrastructure backlogs	-33	-44	-46	-123
National health insurance indirect	-314	-135	-162	-611
Total change to provincial government allocations				
Change to direct transfers	-7 858	-9 049	-7 477	-24 385
Change to indirect transfers	-920	-851	-874	-2 644
Net change to provincial government allocations	**-8 778**	**-9 900**	**-8 351**	**-27 029**

Source: National Treasury

15

2020 BUDGET REVIEW Transfers to provincial governments are reduced by R27 billion over the 2020 MTEF period, of which direct transfers are reduced by R24.4 billion and indirect transfers are reduced by R2.6 billion. The 2019 MTBPS announced a reduction of R7.3 billion in the provincial equitable share over the MTEF period, which is equivalent to 2 per cent of non-compensation expenditure funded by the equitable share. More recently, the effect of lower estimates of consumer price index inflation on projected compensation spending have allowed a further reduction of R2.5 billion in 2020/21 and R2.7 billion in 2021/22 from the provincial equitable share. For the 2020 MTEF period, there are several increases to the provincial equitable share as a result of reprioritisations. To continue rolling out the Sanitary Dignity Programme, which was introduced in the 2019 MTEF period, R652 million has been added. A total of R398 million has been reprioritised from national government to provinces to continue to employ social workers in areas with high levels of gender-based violence, substance abuse and social problems affecting children, and an additional R315 million has been reprioritised to continue supporting non-profit organisations in implementing social behaviour change programmes to address social and structural drivers of HIV, TB and sexually transmitted infections. Further details of these allocations are contained in the provincial equitable share section, under the description of allocations made outside the formula. Where funds have been reprioritised from provincial conditional grants, these changes are reflected as technical adjustments in Table W1.6, while funds reprioritised from allocations to other spheres are shown as additions to the provincial fiscal framework. Several technical adjustments to conditional grants are shown in Table W1.6. In the 2019/20 adjustment budget, an indirect Ilima/Letsema grant was created to fund the National Food and Nutrition Survey, conducted by the Human Sciences Research Council, which will benefit provinces and national government. This survey will establish a baseline for poverty and food security that can be used to improve the targeting of poverty-relief programmes. This indirect grant will continue in 2020/21 and R36 million has been shifted from the direct Ilima/Letsema projects grant to the newly created indirect component to complete the survey. The 2019/20 adjustment budget announced that the contracting of health professionals to implement national health insurance would shift from being funded through the national health insurance indirect grant to being funded through the direct national health insurance grant. This shift continues over the 2020 MTEF period, and R900 million is allocated to this grant over the three years. Funds for the completion of a project in Limpopo have been shifted from the national health insurance indirect grant to the direct health facility revitalisation grant. The introduction of a separate informal settlements upgrading partnership grant has been delayed until 2021/22, so the indicative baseline for this grant in 2020/21 has been shifted back to the human settlements development grant. Over the 2020 MTEF period, R1.4 billion has been added to the early childhood development grant to increase the subsidy paid for children receiving early childhood development services and to provide for additional children to access these services. Several reprioritisations and technical changes to conditional grants that were announced in the 2019 MTBPS will be implemented over the 2020 MTEF period. These include a reprioritisation of R255 million over the MTEF period from the comprehensive agricultural support grant to the Department of Agriculture, Land Reform and Rural Development to support animal and plant health to sustain exports. The funds will be used to improve laboratory capacity, border control and inspections by the national department. Funds are also reprioritised out of the human settlements development grant to support efforts to address pollution in the Vaal River system. Reductions to provincial conditional grants, made as part of the fiscal consolidation announced in the 2019 MTBPS, were determined taking account of the factors described in Part 2 of this annexure. The details are discussed under individual grants. The provincial roads maintenance grant has been reduced by R500 million in 2020/21 and this amount has been set aside as a provisional allocation to fund disaster recovery projects. Including all of the additions, reductions and technical changes, the provincial equitable share grows at an average annual rate of 6.3 per cent over the MTEF period, while direct conditional grant allocations grow at an average annual rate of 4.7 per cent. 16

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE The provincial equitable share The equitable share is the main source of revenue through which provinces are able to meet their expenditure responsibilities. To ensure that allocations are fair, the equitable share is allocated through a formula using objective data to reflect the demand for services across all nine provinces. For each year of the 2020 MTEF period, the following amounts are allocated to the provincial equitable share respectively: R538.5 billion, R574 billion and R607.6 billion. The equitable share formula The equitable share formula consists of six components that account for the relative demand of services and take into consideration the change of demographics in each of the provinces. The structure of the two largest components, education and health, is based on the demand and the need for education and health services. The other four components enable provinces to perform their other functions, taking into consideration population size of each province, the proportion of poor residents in each province, the level of economic activity and the costs associated with running a provincial administration. For the 2020 MTEF, the formula has been updated with data from Statistics South Africa’s 2019 mid-year population estimates on population and age cohorts and the 2019 preliminary data published by the Department of Basic Education on school enrolment from the Learner Unit Record Information and Tracking System (LURITS) database. Data from the health sector, the 2018 General Household Survey for medical aid coverage and the Risk Equalisation Fund for the risk-adjusted capitation index is also used to update the formula. Allocation changes tend to mirror shifts in population across provinces, which result in changes in the relative demand for public services across these areas. The impact of these data updates on the provincial equitable shares will be phased in over three years (2020/21 – 2022/23). The provincial equitable share formula continues to be reviewed. Further details of this review are discussed in Part 6. Summary of the formula’s structure The formula’s six components, shown in Table W1.7, capture the relative demand for services across provinces and take into account specific provincial circumstances. The components are neither indicative budgets nor guidelines as to how much should be spent on functions. Rather, the education and health components are weighted broadly in line with historical expenditure patterns to indicate relative need. Provincial executive councils determine the departmental allocations for each function, taking into account the priorities that underpin the division of revenue. For the 2020 Budget, the formula components are set out as follows:  An education component (48 per cent), based on the size of the school-age population (ages five to 17) and the number of learners (Grades R to 12) enrolled in public ordinary schools. A health component (27 per cent), based on each province’s risk profile and health system caseload. A basic component (16 per cent), derived from each province’s share of the national population. An institutional component (5 per cent), divided equally between the provinces. A poverty component (3 per cent), based on income data. This component reinforces the redistributive bias of the formula. An economic activity component (1 per cent), based on regional gross domestic product (GDP-R, measured by Statistics South Africa).      17

2020 BUDGET REVIEW

Table W1.7 Distributing the equitable shares by province, 2020 MTEF

	Education	Health	Basic share	Poverty	Economic activity	Institu-tional	Weighted average
	48.0%	**27.0%**	**16.0%**	**3.0%**	**1.0%**	**5.0%**	**100.0%**
Eastern Cape	14.0%	12.3%	11.4%	14.9%	7.7%	11.1%	13.0%
Free State	5.3%	5.3%	4.9%	5.1%	5.0%	11.1%	5.5%
Gauteng	19.4%	24.0%	25.8%	18.7%	34.3%	11.1%	21.4%
KwaZulu-Natal	21.6%	20.5%	19.2%	21.8%	16.0%	11.1%	20.3%
Limpopo	12.7%	10.2%	10.2%	13.5%	7.3%	11.1%	11.5%
Mpumalanga	8.4%	7.5%	7.8%	9.3%	7.5%	11.1%	8.2%
Northern Cape	2.3%	2.1%	2.2%	2.2%	2.1%	11.1%	2.6%
North West	6.8%	6.7%	6.9%	8.2%	6.5%	11.1%	7.0%
Western Cape	9.5%	11.4%	11.6%	6.4%	13.6%	11.1%	10.4%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**

Source: National Treasury

Education component (48 per cent)

The education component has two sub-components, accounting for school-age population (five to 17 years) and enrolment data. Each element is assigned a weight of 50 per cent.

In 2018/19, the data source for enrolment numbers was changed as part of the review of the provincial equitable share, from the SNAP survey to the Department of Basic Education's data collection system, LURITS. The LURITS system allows data to be verified and learners' progress to be tracked throughout their school careers. It also allows for duplicates and repetitions to be detected, improving the integrity of the numbers that are reported. When the changes were implemented in the 2018 MTEF, the data was phased in over three years, with the 2018 MTEF and the 2019 MTEF enrolment numbers including data from the old SNAP survey. This phased approach is now complete, and from 2020/21 only the LURITS data is used to update learner enrolment numbers.

As a result of the review of the formula, the data used for the school-age population sub-component has also changed. From 2019/20, the use of Statistics South Africa's annual mid-year population estimates for the five-year-old to 17-year-old age cohort is being phased in. This data is updated yearly, unlike the 2011 Census data, which was used to update the school-age population previously. This will help limit the shocks of updating the sub-component after a lag between Census updates. This change is being phased in over three years, ending in 2021/22. In 2020/21, the data used to update the age cohort sub-component takes two thirds of its data from the mid-year population estimates and one third from the 2011 Census. From 2021/22, the data used comes only from the mid-year population estimates. Table W1.8 shows how this phase-in is calculated and the age cohort numbers used in the formula.

18

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.8 Age-cohort sub-component, data phase-in, 2020 MTEF

	2011 Census Ages 5-17	Mid-year population estimates (MPYE): Ages 5-17			Blended data used in provincial equitable share formula	
Thousand		**2018**	**2019**	**Change**	**2020/21 (1/3 Census, 2/3 MYPE)**	**2021/22 (MYPE data only)**
Eastern Cape	1 856	1 865	1 881	16	1 873	1 881
Free State	657	725	714	-11	695	714
Gauteng	2 232	2 913	2 941	28	2 704	2 941
KwaZulu-Natal	2 759	2 959	2 924	-35	2 869	2 924
Limpopo	1 536	1 626	1 644	18	1 608	1 644
Mpumalanga	1 054	1 156	1 149	-7	1 117	1 149
Northern Cape	289	305	305	1	300	305
North West	825	993	990	-2	935	990
Western Cape	1 175	1 405	1 425	20	1 341	1 425
Total	**12 383**	**13 945**	**13 974**	**28**	**13 443**	**13 974**

Source: National Treasury

Table W1.9 shows the combined effect of updating the education component with new enrolment and age cohort data on the education component shares.

Table W1.9 Impact of changes in school enrolment on the education component share

	Age 5-17	School enrolment		Changes in enrolment data	Weighted average		Difference in weighted average
Thousand		**2018 (phased-in)**	**2019 LURITS**		**2019 MTEF**	**2020 MTEF**	
Eastern Cape	1 873	1 882	1 841	-40	14.5%	14.0%	-0.48%
Free State	695	696	714	18	5.3%	5.3%	-0.01%
Gauteng	2 704	2 360	2 440	80	18.7%	19.4%	0.74%
KwaZulu-Natal	2 869	2 852	2 841	-11	22.0%	21.6%	-0.46%
Limpopo	1 608	1 753	1 753	-0	12.9%	12.7%	-0.18%
Mpumalanga	1 117	1 069	1 095	26	8.4%	8.4%	-0.01%
Northern Cape	300	293	298	5	2.3%	2.3%	-0.02%
North West	935	832	852	21	6.6%	6.8%	0.11%
Western Cape	1 341	1 125	1 186	60	9.2%	9.5%	0.33%
Total	**13 443**	**12 862**	**13 021**	**159**	**100.0%**	**100.0%**	**–**

Source: National Treasury

Health component (27 per cent)

The health component uses a risk-adjusted capitation index and output data from public hospitals to estimate each province's share of the health component. These methods work together to balance needs (risk-adjusted capitation) and demands (output component).

The health component is presented in three parts below. Table W1.10 shows the shares of the risk-adjusted component, which accounts for 75 per cent of the health component.

19

2020 BUDGET REVIEW

Table W1.10 Risk-adjusted sub-component shares

Thousand	Mid-year population estimates 2019	Insured population 2018	Risk-adjusted index	Weighted population	Risk-adjusted shares 2019	Risk-adjusted shares 2020	Change
Eastern Cape	6 712	10.0%	96.9%	5 851	11.9%	11.9%	0.05%
Free State	2 887	16.2%	103.3%	2 498	5.4%	5.1%	-0.32%
Gauteng	15 176	23.9%	105.4%	12 175	24.2%	24.8%	0.54%
KwaZulu-Natal	11 289	12.4%	98.9%	9 781	20.5%	19.9%	-0.59%
Limpopo	5 983	8.2%	91.6%	5 033	10.1%	10.2%	0.10%
Mpumalanga	4 592	12.6%	95.7%	3 841	7.8%	7.8%	0.05%
Northern Cape	1 264	16.1%	100.7%	1 068	2.2%	2.2%	0.02%
North West	4 027	13.5%	102.2%	3 561	7.2%	7.2%	0.09%
Western Cape	6 844	25.1%	104.0%	5 333	10.8%	10.9%	0.06%
Total	**58 775**	**–**	**–**	**49 141**	**100.0%**	**100.0%**	**–**

Source: National Treasury

The risk-adjusted sub-component estimates a weighted population in each province using the risk-adjusted capitation index, which is calculated using data from the Council for Medical Schemes' Risk Equalisation Fund. The percentage of the population with medical insurance, based on the 2018 General Household Survey, is deducted from the 2019 mid-year population estimates to estimate the uninsured population per province. The risk-adjusted index, which is an index of each province's health risk profile, is applied to the uninsured population to estimate the weighted population. Each province's share of this weighted population is used to estimate their share of the risk-adjusted sub-component. The column on the right in Table W1.10 shows the change in this sub-component between 2019 and 2020.

Table W1.11 Output sub-component shares

	Primary healthcare visits				Hospital workload patient-day equivalents			
Thousand	**2017/18**	**2018/19**	**Average**	**Share**	**2017/18**	**2018/19**	**Average**	**Share**
Eastern Cape	16 418	16 606	16 512	13.8%	4 328	4 388	4 358	13.5%
Free State	5 462	5 299	5 381	4.5%	1 976	2 126	2 051	6.3%
Gauteng	21 132	20 905	21 019	17.6%	7 315	7 467	7 391	22.9%
KwaZulu-Natal	28 403	28 525	28 464	23.8%	7 055	7 143	7 099	22.0%
Limpopo	14 858	14 336	14 597	12.2%	3 014	3 010	3 012	9.3%
Mpumalanga	9 160	9 253	9 207	7.7%	1 992	1 898	1 945	6.0%
Northern Cape	2 689	2 719	2 704	2.3%	563	573	568	1.8%
North West	7 455	7 446	7 450	6.2%	1 573	1 610	1 592	4.9%
Western Cape	14 140	14 083	14 111	11.8%	4 344	4 297	4 321	13.4%
Total	**119 717**	**119 173**	**119 445**	**100.0%**	**32 161**	**32 512**	**32 336**	**100.0%**

Source: National Treasury

The output sub-component (shown in Table W1.11) uses patient load data from the District Health Information Services. The average number of visits to primary healthcare clinics in 2017/18 and 2018/19 is calculated to estimate each province's share of this part of the output component, which makes up 5 per cent of the health component. For hospitals, each province's share of the total patient-day equivalents at public hospitals in 2017/18 and 2018/19 is used to estimate their share of this part of the output sub-component, making up 20 per cent of the health component. In total, the output component is 25 per cent of the health component.

Table W1.12 shows the updated health component shares for the 2020 MTEF period.

20

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.12 Health component weighted shares

	Risk-adjusted	Primary healthcare	Hospital compo-nent	Weighted shares		Change
Weight	**75.0%**	**5.0%**	**20.0%**	**2019**	**2020**	
Eastern Cape	11.9%	13.8%	13.5%	12.3%	12.3%	-0.02%
Free State	5.1%	4.5%	6.3%	5.4%	5.3%	-0.07%
Gauteng	24.8%	17.6%	22.9%	23.6%	24.0%	0.47%
KwaZulu-Natal	19.9%	23.8%	22.0%	21.0%	20.5%	-0.53%
Limpopo	10.2%	12.2%	9.3%	10.1%	10.2%	0.08%
Mpumalanga	7.8%	7.7%	6.0%	7.4%	7.5%	0.00%
Northern Cape	2.2%	2.3%	1.8%	2.1%	2.1%	-0.00%
North West	7.2%	6.2%	4.9%	6.7%	6.7%	0.05%
Western Cape	10.9%	11.8%	13.4%	11.4%	11.4%	0.02%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**–**

Source: National Treasury

Basic component (16 per cent)

The basic component derives from each province's share of the national population. This component constitutes 16 per cent of the total equitable share. For the 2020 MTEF, population data is drawn from the 2019 mid-year population estimates produced by Statistics South Africa. Table W1.13 shows how population changes have affected the basic component's revised weighted shares.

Table W1.13 Impact of the changes in population on the basic component shares

	Mid-year population estimates		Population change	% population change	Basic component shares		Change
Thousand	**2018**	**2019**			**2019 MTEF**	**2020 MTEF**	
Eastern Cape	6 523	6 712	190	2.9%	11.3%	11.4%	0.12%
Free State	2 954	2 887	-67	-2.3%	5.1%	4.9%	-0.21%
Gauteng	14 717	15 176	459	3.1%	25.5%	25.8%	0.33%
KwaZulu-Natal	11 385	11 289	-96	-0.8%	19.7%	19.2%	-0.51%
Limpopo	5 797	5 983	185	3.2%	10.0%	10.2%	0.14%
Mpumalanga	4 524	4 592	68	1.5%	7.8%	7.8%	-0.02%
Northern Cape	1 226	1 264	38	3.1%	2.1%	2.2%	0.03%
North West	3 979	4 027	48	1.2%	6.9%	6.9%	-0.04%
Western Cape	6 621	6 844	223	3.4%	11.5%	11.6%	0.17%
Total	**57 726**	**58 775**	**1 049**	**–**	**100.0%**	**100.0%**	**–**

Source: National Treasury

Institutional component (5 per cent)

The institutional component recognises that some costs associated with running a provincial government and providing services are not directly related to the size of a province's population or factors included in other components. It is therefore distributed equally between provinces, constituting 5 per cent of the total equitable share, of which each province receives 11.1 per cent. This component benefits provinces with smaller populations, especially the Northern Cape, the Free State and the North West, because the allocation per person for these provinces is much higher in this component.

Poverty component (3 per cent)

The poverty component introduces a redistributive element to the formula and is assigned a weight of 3 per cent. For this component, the poor population is defined as people who fall into the lowest 40 per cent of household incomes in the 2010/11 Income and Expenditure Survey. The estimated size of the poor population in each province is calculated by multiplying the proportion of people in that province who fall

21

2020 BUDGET REVIEW

into the poorest 40 per cent of South African households by the province's population figure from the 2019 mid-year population estimates. Table W1.14 shows the proportion of the poor in each province from the Income and Expenditure Survey, the 2019 mid-year population estimates and the weighted share of the poverty component per province.

Table W1.14 Comparison of current and new poverty component weighted shares

Thousand	Income and Expenditure Survey 2010/11	Current (2019 MTEF)			New (2020 MTEF)			Difference in weighted shares
		Mid-year population estimates 2018	Poor population	Weighted shares	Mid-year population estimates 2019	Poor population	Weighted shares	
Eastern Cape	52.0%	6 523	3 394	14.7%	6 712	3 492	14.9%	0.2%
Free State	41.4%	2 954	1 223	5.3%	2 887	1 195	5.1%	-0.2%
Gauteng	28.9%	14 717	4 249	18.4%	15 176	4 381	18.7%	0.3%
KwaZulu-Natal	45.3%	11 385	5 158	22.4%	11 289	5 115	21.8%	-0.5%
Limpopo	52.9%	5 797	3 064	13.3%	5 983	3 162	13.5%	0.2%
Mpumalanga	47.3%	4 524	2 138	9.3%	4 592	2 170	9.3%	-0.0%
Northern Cape	40.8%	1 226	500	2.2%	1 264	515	2.2%	0.0%
North West	47.9%	3 979	1 906	8.3%	4 027	1 929	8.2%	-0.0%
Western Cape	21.9%	6 621	1 448	6.3%	6 844	1 496	6.4%	0.1%
Total		**57 726**	**23 079**	**100.0%**	**58 775**	**23 457**	**100.0%**	**–**

Source: National Treasury

Economic activity component (1 per cent)

The economic activity component is a proxy for provincial tax capacity and expenditure assignments. Given that these assignments are a relatively small proportion of provincial budgets, the component is assigned a weight of 1 per cent. For the 2020 MTEF, 2017 GDP-R data is used. Table W1.15 shows the weighted shares of the economic activity component.

Table W1.15 Current and new economic activity component weighted shares

	Current (2019 MTEF)		New (2020 MTEF)		Difference in weighted shares
	GDP-R, 2016 (R million)	Weighted shares	GDP-R, 2017 (R million)	Weighted shares	
Eastern Cape	331 093	7.6%	358 627	7.7%	0.1%
Free State	217 849	5.0%	234 505	5.0%	0.0%
Gauteng	1 507 082	34.6%	1 593 874	34.3%	-0.4%
KwaZulu-Natal	692 222	15.9%	746 360	16.0%	0.1%
Limpopo	311 686	7.2%	340 273	7.3%	0.1%
Mpumalanga	323 722	7.4%	348 987	7.5%	0.1%
Northern Cape	90 883	2.1%	96 487	2.1%	-0.0%
North West	279 733	6.4%	301 477	6.5%	0.0%
Western Cape	596 043	13.7%	632 990	13.6%	-0.1%
Total	**4 350 314**	**100.0%**	**4 653 579**	**100.0%**	**0.0%**

Source: National Treasury

Full impact of data updates on the provincial equitable share

Table W1.16 shows the full impact of the data updates on the provincial equitable share per province, after the six updated components have been added together. It compares the target shares for the 2019 and 2020 MTEF periods. The size of each province's share reflects the relative demand for provincial public services in that province, and the changes in shares from 2019 to 2020 respond to changes in that demand. The details of how the data updates affect each component of the formula are described in detail in the sub-sections above.

22

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.16 Full impact of data updates on the equitable share

	2019 MTEF weighted average	2020 MTEF weighted average	Difference
Eastern Cape	13.2%	13.0%	-0.2%
Free State	5.6%	5.5%	-0.1%
Gauteng	20.9%	21.4%	0.5%
KwaZulu-Natal	20.8%	20.3%	-0.5%
Limpopo	11.5%	11.5%	-0.0%
Mpumalanga	8.2%	8.2%	-0.0%
Northern Cape	2.6%	2.6%	-0.0%
North West	7.0%	7.0%	0.1%
Western Cape	10.2%	10.4%	0.2%
Total	**100.0%**	**100.0%**	**0.0%**

Source: National Treasury

Phasing in the formula

The annual updates to the official data used to calculate the provincial equitable share formula result in changes to each province's share of the available funds. These changes reflect the changing balance of service delivery demands among the provinces, and the annual data updates are vital to ensuring that allocations can respond to these changes. However, provinces need stable and predictable revenue streams to allow for sound planning. As such, the new shares calculated using the most recent data are phased in over the three-year MTEF period.

The equitable share formula data is updated every year and a new target share for each province is calculated, as shown in Table W1.17. The phase-in mechanism provides a smooth path to achieving the new weighted shares by the third year of the MTEF period. It takes the difference between the target weighted share for each province at the end of the MTEF period and the indicative allocation for 2020/21 published in the 2019 MTEF, and closes the gap between these shares by a third in each year of the 2020 MTEF period. As a result, one third of the impact of the data updates is implemented in 2020/21 and two thirds in the indicative allocations for 2021/22. The updates are thus fully implemented in the indicative allocations for 2022/23.

Table W1.17 Implementation of the equitable share weights

	2020/21	2020/21	2021/22	2022/23
Percentage	Indicative weighted shares from 2019 MTEF	2020 MTEF weighted shares 3-year phasing		
Eastern Cape	13.4%	13.3%	13.1%	13.0%
Free State	5.6%	5.6%	5.6%	5.5%
Gauteng	20.6%	20.8%	21.1%	21.4%
KwaZulu-Natal	20.9%	20.7%	20.5%	20.3%
Limpopo	11.6%	11.6%	11.5%	11.5%
Mpumalanga	8.2%	8.2%	8.2%	8.2%
Northern Cape	2.7%	2.7%	2.6%	2.6%
North West	6.9%	7.0%	7.0%	7.0%
Western Cape	10.2%	10.3%	10.3%	10.4%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**

Source: National Treasury

Allocations calculated outside the equitable share formula

In addition to allocations made through the formula, the provincial equitable share includes allocations that have been determined using other methodologies. These allocations are typically introduced when a new function or additional funding is transferred to provinces and national government indicates separately how

23

2020 BUDGET REVIEW

much funding has been allocated to each province for this specific purpose. Funds are also added through this approach when a priority has been identified through the national budget process and provincial government performs the function or when a conditional grant is absorbed into the equitable share.

For the 2020 MTEF, three new adjustments are allocated outside the provincial equitable share formula. In the social development sector, R398 million has been reprioritised from national government to continue to employ social workers in areas with a high prevalence of gender-based violence, substance abuse and issues affecting children. The allocations to the provinces are based on the prevalence of these problems, population and geographic size, and the number of sites offering social work services. In addition, R315 million has been reprioritised from the Department of Social Development for provinces to continue to help non-profit organisations implement Social Behaviour Change Programmes to address social and structural drivers of HIV, TB and sexually transmitted infections. To scale up the Sanitary Dignity Programme, which provides sanitary products to indigent girl learners, funds were added to the equitable share in 2019/20. To continue rolling out this programme, R652 million has been added to the provincial equitable share over the 2020 MTEF period. These funds are proportionally allocated to the provinces based on the number of girl learners in Grades 4 to 12 in the poorest schools (quintiles 1–3) in each province.

Table W1.18 provides a summary of the allocations made outside the provincial equitable share in the 2020 MTEF period and a short description of how these amounts are allocated among provinces.

Table W1.18 Allocations outside provincial equitable share formula

	2019/20	2020/21	2021/22	2022/23	Allocation criteria
R million	Adjusted Budget	Medium-term estimates			
Food relief shift	–	67	71	75	Allocated equally among the provinces
Social worker employment grant shift	213	227	239	251	Allocated in terms of what provinces would have received had the grant continued
Substance abuse treatment grant shift	75	79	83	87	Allocated in terms of what provinces would have received had the grant continued
Municipal intervention support	87	89	93	97	Allocated equally among the provinces
Gender-based violence and sexually transmitted infections support shift	–	93	109	114	Allocated based on the non-profit organisations located in the 27 priority districts
Social worker additional support shift	–	113	139	146	Allocated according to areas of high prevalence of gender-based violence, substance abuse and issues affecting children
Sanitary Dignity Programme	157	209	217	226	Allocated proportionately based on the number of girl learners per province in quintiles 1 to 3 schools
Infrastructure delivery improvement programme shift	45	45	45	47	Allocated equally among the provinces
Total	**576**	**921**	**997**	**1 042**	

Source: National Treasury

Final provincial equitable share allocations

The final equitable share allocations per province for the 2020 MTEF period are detailed in Table W1.19. These allocations include the full impact of the data updates, phased in over three years, and the allocations that are made separately from the formula.

24

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.19 Provincial equitable share

R million	2020/21	2021/22	2022/23
Eastern Cape	71 415	75 306	78 841
Free State	30 017	31 897	33 657
Gauteng	112 118	121 121	129 908
KwaZulu-Natal	111 442	117 755	123 544
Limpopo	62 329	66 256	69 935
Mpumalanga	44 105	46 996	49 724
Northern Cape	14 290	15 207	16 068
North West	37 548	40 174	42 682
Western Cape	55 208	59 276	63 194
Total	**538 472**	**573 990**	**607 554**

Source: National Treasury

Conditional grants to provinces

There are four types of provincial conditional grants:

- Schedule 4, part A grants supplement various programmes partly funded by provinces.
- Schedule 5, part A grants fund specific responsibilities and programmes implemented by provinces.
- Schedule 6, part A grants provide in-kind allocations through which a national department implements projects in provinces.
- Schedule 7, part A grants provide for the swift allocation and transfer of funds to a province to help it deal with a disaster or housing emergency.

Changes to conditional grants

The overall growth in direct conditional transfers to provinces averages 4.7 per cent over the medium term. Direct conditional grant baselines total R111 billion in 2020/21, R118 billion in 2021/22 and R123 billion in 2022/23. Indirect conditional grants amount to R4.1 billion, R4.8 billion and R5.1 billion respectively for each year of the same period.

Table W1.20 provides a summary of conditional grants by sector for the 2020 MTEF period. More detailed information, including the framework and allocation criteria for each grant, is provided in the 2020 Division of Revenue Bill. The frameworks provide the conditions for each grant, the outputs expected, the allocation criteria used for dividing each grant between provinces, and a summary of the grants' audited outcomes for 2018/19.

25

2020 BUDGET REVIEW

Table W1.20 Conditional grants to provinces

R million	2019/20 Adjusted budget	2020/21	2021/22	2022/23	MTEF total
Agriculture, land reform and rural development	**2 159**	**2 153**	**2 320**	**2 392**	**6 865**
Comprehensive agricultural support programme	1 538	1 522	1 620	1 672	4 814
Ilima/Letsema projects	538	549	614	632	1 795
Land care programme: poverty relief and infrastructure development	82	82	86	88	257
Basic Education	**18 569**	**19 564**	**20 773**	**21 738**	**62 076**
Education infrastructure	10 514	11 008	11 710	12 255	34 973
HIV and AIDS (life skills education)	257	247	259	262	767
Learners with profound intellectual disabilities	221	243	256	266	765
Maths, science and technology	391	401	423	438	1 262
National school nutrition programme	7 186	7 666	8 125	8 516	24 308
Cooperative Governance	**131**	**138**	**146**	**153**	**438**
Provincial disaster relief	131	138	146	153	438
Health	**45 524**	**49 267**	**53 917**	**56 537**	**159 721**
HIV, TB, malaria and community outreach	22 039	24 387	27 931	29 405	81 723
Health facility revitalisation	6 007	6 368	6 658	7 034	20 060
Human papillomavirus vaccine	157	–	–	–	–
National tertiary services	13 186	14 069	14 694	15 294	44 057
National health insurance grant: health professionals	289	289	300	311	900
Statutory human resources, training and development	3 846	4 155	4 333	4 494	12 982
Human Settlements	**19 604**	**17 493**	**17 614**	**18 317**	**53 425**
Human settlements development	18 780	16 621	13 414	13 871	43 905
Title deeds restoration	548	578	–	–	578
Provincial emergency housing	277	295	311	326	932
Informal settlements upgrading partnership	–	–	3 890	4 121	8 011
Public Works and Infrastructure	**868**	**834**	**871**	**903**	**2 609**
Expanded public works programme integrated grant for provinces	437	421	440	456	1 316
Social sector expanded public works programme incentive for provinces	431	414	432	447	1 292
Social Development	**518**	**915**	**1 057**	**1 192**	**3 164**
Early childhood development	518	915	1 057	1 192	3 164
Sports arts and culture	**2 121**	**2 076**	**2 205**	**2 307**	**6 588**
Community library services	1 501	1 479	1 584	1 667	4 730
Mass participation and sport development	620	597	621	640	1 858
Transport	**17 768**	**18 343**	**19 058**	**19 597**	**56 998**
Provincial roads maintenance	11 442	11 593	11 938	12 507	36 037
Public transport operations	6 326	6 750	7 121	7 090	20 961
Total direct conditional allocations	**107 263**	**110 785**	**117 962**	**123 137**	**351 883**
Indirect transfers	**3 941**	**4 060**	**4 824**	**5 076**	**13 961**
Agriculture, land reform and rural development	**45**	**36**	**–**	**–**	**36**
Ilima/Letsema indirect	45	36	–	–	36
Basic Education	**1 987**	**1 736**	**2 295**	**2 424**	**6 456**
School infrastructure backlogs	1 987	1 736	2 295	2 424	6 456
Health	**1 909**	**2 288**	**2 529**	**2 652**	**7 469**
National health insurance indirect	1 909	2 288	2 529	2 652	7 469

Source: National Treasury

Agriculture, land reform and rural development grants

The *comprehensive agricultural support programme grant* aims to support newly established and emerging farmers, particularly subsistence, smallholder and previously disadvantaged farmers. The grant funds a range of projects, including providing training, developing agro-processing infrastructure and directly supporting

26

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

targeted farmers. Over the 2020 MTEF period, R255.1 million is reprioritised from the grant to the Department of Agriculture, Land Reform and Rural Development to fund improved laboratory capacity, border control and inspections. Although funds have been reprioritised from this grant, over the 2020 MTEF period R4.8 billion is allocated to this grant, and the baseline grows from R1.5 billion in 2020/21 to R1.7 billion in 2022/23. The fiscal consolidation reductions for this grant are equivalent to 5 per cent of the grant's baseline in 2020/21, 6 per cent in 2022/23 and 7 per cent in 2022/23.

The *land care programme grant: poverty relief and infrastructure development* aims to improve productivity and the sustainable use of natural resources. Provinces are also encouraged to use this grant to create jobs through the Expanded Public Works Programme. Over the medium term, R257 million is allocated to this grant. The fiscal consolidation reductions for this grant are equivalent to 5 per cent of the grant's baseline in 2020/21, 6 per cent in 2022/23 and 7 per cent in 2022/23.

The *Ilima/Letsema projects grant* aims to boost food production by helping previously disadvantaged farming communities. The grant's baseline is R1.8 billion over the 2020 MTEF period. This includes R36 million in 2020/21, which is allocated through the *Ilima/Letsema indirect grant* to complete the National Food and Nutrition Survey. These funds were previously ring-fenced in the direct *Ilima/Letsema projects grant*, and this shift will allow the national Department of Agriculture, Land Reform and Rural Development to pay the Human Sciences Research Council directly for the survey. The fiscal consolidation reductions for this grant are equivalent to 5 per cent of the grant's baseline in 2020/21, 6 per cent in 2021/22 and 7 per cent in 2022/23.

Basic education grants

The *education infrastructure grant* provides supplementary funding for ongoing infrastructure programmes in provinces. This includes maintaining existing infrastructure and building new infrastructure to ensure school buildings meet the required norms and standards. The grant's total allocation for this period is R35 billion: R11 billion in 2020/21, R11.7 billion in 2021/22 and R12.3 billion in 2022/23. The fiscal consolidation reductions for this grant are equivalent to 4 per cent of the grant's baseline in 2020/21, 5 per cent in 2022/23 and 5.9 per cent in 2022/23.

Provincial education departments have to go through a two-year planning process to be eligible to receive incentive allocations for infrastructure projects. To receive the 2020/21 incentive, the departments had to meet certain prerequisites in 2018/19 and have their infrastructure plans approved in 2019/20. The national Department of Basic Education and the National Treasury assessed the provinces' infrastructure plans. The national departments, provincial treasuries and provincial departments of basic education undertook a moderation process to agree on the final scores. Provinces needed to obtain a minimum score of 60 per cent to qualify for the incentive. Table W1.21 shows the final score and incentive allocation for each province.

Table W1.21 Education infrastructure grant allocations

R thousand	Planning assessment results from 2019	2020/21 Basic component	2020/21 Incentive component	Final allocation for 2020/21
Eastern Cape	77%	1 470 728	73 386	1 544 114
Free State	70%	767 043	73 386	840 429
Gauteng	90%	1 424 371	73 386	1 497 757
KwaZulu-Natal	93%	1 922 796	73 386	1 996 182
Limpopo	75%	1 182 978	73 386	1 256 364
Mpumalanga	84%	1 021 295	73 386	1 094 681
Northern Cape	80%	523 882	73 386	597 268
North West	65%	1 016 624	73 386	1 090 010
Western Cape	91%	1 017 776	73 386	1 091 162
Total		**10 347 489**	**660 478**	**11 007 967**

Source: National Treasury

27

2020 BUDGET REVIEW The national Department of Basic Education uses the indirect school infrastructure backlogs grant to replace unsafe and inappropriate school structures and to provide water, sanitation services and electricity on behalf of provinces. This grant is allocated R6.5 billion over the medium term in the Planning, Information and Assessment Programme. An allocation of R1.7 billion in 2020/21 will be used to replace 40 inappropriate and unsafe schools with newly built ones, provide clean water to 432 schools and provide appropriate sanitation services to 1 033 schools. The national school nutrition programme grant aims to improve the nutrition of poor school children, enhance their capacity to learn and increase their attendance at school. The programme provides a free daily meal to learners in the poorest schools (quintiles 1 to 3). To provide meals to more children, while still providing quality food, growth in the grant’s allocations over the MTEF period averages 5.8 per cent, with a total allocation of R24.3 billion. The fiscal consolidation reductions to this grant are equivalent to 0.4 per cent of the grant’s baseline in 2020/21, 0.5 per cent in 2021/22 and 0.6 per cent in 2022/23. The maths, science and technology grant provides for ICT, workshop equipment and machinery to schools, which should lead to better outcomes in maths and science in the long term. The grant’s total allocation is R1.3 billion over the medium term. The fiscal consolidation reductions to this grant are equivalent to 3 per cent of the grant’s baseline in 2020/21, 3 per cent in 2021/22 and 3 per cent in 2022/23. The HIV and AIDS (life skills education) programme grant provides for life skills training, and sexuality and HIV/AIDS education in primary and secondary schools. The programme is fully integrated into the school system, with learner and teacher support materials provided for Grades 1 to 9. The grant’s total allocation is R767 million over the medium term. The fiscal consolidation reductions to this grant are equivalent to 8.8 per cent of the grant’s baseline in 2020/21, 9.5 per cent in 2021/22 and 11.5 per cent in 2022/23. The learners with profound intellectual disabilities grant aims to expand access to education for these learners. Over the MTEF period, the grant will provide access to quality, publicly funded education to such learners by recruiting outreach teams. This grant has been allocated R765 million over the 2020 MTEF period. Cooperative governance grant The provincial disaster relief grant is administered by the National Disaster Management Centre in the Department of Cooperative Governance. It is unallocated at the start of the financial year. The grant allows the National Disaster Management Centre to immediately release funds (in-year) after a disaster is declared, without the need for the transfers to be gazetted first. The reconstruction of infrastructure damaged by disasters is funded separately through ring-fenced allocations in sector grants. Strategies to mitigate the effects of the ongoing drought have, in part, been funded by this grant. To ensure that sufficient funds are available in the event of a disaster, section 21 of the 2019 Division of Revenue Bill allows for funds allocated to the municipal disaster relief grant to be transferred to provinces if funds in the provincial disaster relief grant have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters so that an initial payment for emergency aid can be made before a full assessment of damages and costs has been completed. Over the 2020 MTEF period, R438 million has been allocated to the provincial disaster relief grant. Health grants The national tertiary services grant provides strategic funding to enable provinces to plan, modernise and transform tertiary hospital service delivery in line with national policy objectives. The grant operates in 29 tertiary hospitals across the nine provinces and continues to fund medical specialists, equipment, and advanced medical investigation and treatment according to approved service specifications. Patient referral pathways often cross provincial borders and, as a result, many patients receive care in neighbouring provinces if the required services are unavailable in their home province. For the 2020 MTEF period, the national Department of Health has reprioritised R176 million within this conditional grant to develop and expand tertiary services in the Eastern Cape, Limpopo, Mpumalanga and the North West. The funds have 28

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

been ring-fenced in the 2020/21 allocations for these provinces and left unallocated for 2021/22 and 2022/23. These developmental allocations will allow the provinces to develop their capacity in offering tertiary services within their facilities. A similar approach to allocating developmental funds is taken in the statutory human resources component of the *statutory human resources, training and development grant* and further details on the amounts ring-fenced are discussed under this grant. The urban areas of Gauteng and the Western Cape continue to receive the largest share of the grant because they provide the largest proportion of high-level, sophisticated services.

The national Department of Health has reviewed the allocation criteria under this grant and is working with provinces to develop a new allocation model to ensure continued fairness in allocations. The grant is allocated R44.1 billion over the medium term: R14.1 billion in 2020/21, R14.7 billion in 2021/22 and R15.3 billion in 2022/23. The fiscal consolidation reductions to this grant are equivalent to 1 per cent of the grant's baseline in 2021/22 and 1 per cent in 2022/23.

The *health facility revitalisation grant* funds the construction and maintenance of health infrastructure, including large projects to modernise hospital infrastructure and equipment, general maintenance and infrastructure projects at smaller hospitals, and the refurbishment and upgrading of nursing colleges and schools. A total of R199 million in 2020/21 and R5.7 million in 2021/22 has been shifted from the *national health insurance indirect grant: health facility revitalisation component* to this grant for upgrades to Pietersburg Hospital in Limpopo. These funds were initially part of the Limpopo allocations in the *national health insurance indirect grant.* The province will now undertake the upgrades, so the funds will be transferred directly to the province. Over the 2020 MTEF period, R20 billion has been allocated to this grant. The fiscal consolidation reductions to this grant are equivalent to 3 per cent of the grant's baseline in 2020/21, 3 per cent in 2021/22 and 3 per cent in 2022/23.

Like the *education infrastructure grant* discussed previously, a two-year planning process is also required for provinces to access this grant's incentive component. The national Department of Health and the National Treasury assessed the provinces' infrastructure plans. This was followed by a moderation process between the national departments, provincial treasuries and provincial departments of health to agree on the final scores. Provinces had to obtain a minimum score of 60 per cent to qualify for the incentive. Funds for the incentive component in the outer years are shown as unallocated. Table W1.22 sets out the final score and the incentive allocation per province.

Table W1.22 Health facility revitalisation grant allocations

R thousand	Planning assessment results from 2019	2020/21		Final allocation for 2020/21
		Basic component	Incentive component	
Eastern Cape	73%	610 773	58 760	669 533
Free State	62%	527 985	58 760	586 745
Gauteng	70%	909 450	58 760	968 210
KwaZulu-Natal	80%	1 212 654	58 760	1 271 414
Limpopo	60%	683 713	58 760	742 473
Mpumalanga	69%	365 162	58 760	423 922
Northern Cape	50%	409 404	–	409 404
North West	73%	538 398	58 760	597 158
Western Cape	86%	640 033	58 760	698 793
Total		**5 897 570**	**470 082**	**6 367 652**

Source: National Treasury

The *human resources capacitation grant* and the *health professions training and development grant* have been merged to create a new *statutory human resources, training and development grant* from 2020/21. The conditional grant has two components and has been allocated R4.2 billion in 2020/21, R4.3 billion in 2021/22 and R4.5 billion in 2022/23. The health professions training and development component funds the training of health sciences professionals, including specialists, registrars and their supervisors (who were previously funded from the *health professions training and development grant*). The statutory human resources

29

2020 BUDGET REVIEW component will fund intern and community service posts (which were previously funded from the human resources capacitation grant), as well as some posts previously funded from the equitable share. When the human resources capacitation grant was introduced, it was primarily meant to fund the shortfall in funding for interns and community service posts, but its scope expanded to include other vacant posts in the health sector. These non-statutory posts will now be funded through the provincial equitable share. Therefore, the grant will be able to fund some additional internship and community service posts that were previously funded from the equitable share. Over the 2020 MTEF period, similar to the national tertiary services grant, R65 million has been ring-fenced in the health professions training and development component of this grant for the development and expansion of tertiary services in the Eastern Cape, Limpopo, Mpumalanga, the Northern Cape and the North West. The funds have been allocated to these provinces for 2020/21, and are left unallocated for the outer two years of the MTEF period. The HIV, TB, malaria and community outreach grant supports HIV/AIDS prevention programmes and specific interventions, including voluntary counselling and testing, prevention of mother-to-child transmission, post-exposure prophylaxis, antiretroviral treatment and home-based care. In the 2016 MTEF, the grant’s scope was extended to include tuberculosis. In the 2018 Budget, a sub-component for community outreach services was introduced, so that funds used to support community health workers could be explicitly earmarked. This will help ensure that these workers are better integrated into national health services. In 2020/21, R800 million has been reprioritised to the community outreach services component from the HIV and AIDS component of the grant to cover a shortfall in the salaries of community health workers in that year. In 2019/20, two new components were added to the grant, to strengthen the continued fight against malaria in three provinces and to monitor the activities and outcomes of the TB portion of the grant. In the 2020 MTEF, the human papillomavirus vaccine grant has been merged into the HIV, TB, malaria, community outreach grant and a separate component will be created within the grant to continue funding human papillomavirus vaccinations. Two new components for mental health and oncology will be introduced in 2021/22, with funds of R452 million reprioritised from the national health insurance: personal services component for the two outer years of the 2020 MTEF period. The grant’s total baseline amounts to R82 billion over the medium term. The fiscal consolidation reductions to this grant are equivalent to 1 per cent of the grant’s baseline in 2020/21, 1 per cent in 2021/22 and 1 per cent in 2022/23. The national health insurance indirect grant continues to fund all preparatory work for universal health coverage, as announced in 2017/18. Over the 2020 MTEF period, this will be done through three components: health facility revitalisation and two integrated components (personal services and non-personal services). The personal services component funds priority services for national health insurance, which include: Expanding access to school health services, focusing on optometry and audiology. Contracting general practitioners based on a set annual amount per patient instead of fees per service provided. Providing community mental health services, maternal care for high-risk pregnancies, screening and treatment for breast and cervical cancer, hip and knee arthroplasty, cataract surgeries and wheelchairs. Non-personal services will test, and scale up when ready, the technology platforms and information systems needed to ensure a successful transition to national health insurance. In 2020/21, this component will also pilot new initiatives to improve the quality of health in preparation for accreditation to deliver national health insurance services. The non-personal services component is allocated R2.2 billion over the medium term to continue funding initiatives to strengthen health information systems, clinics, and the dispensing and distribution of centralised chronic medicines. This indirect grant is allocated a total of R7.5 billion over the 2020 MTEF period. The fiscal consolidation reductions to this grant are equivalent to 9.8 per cent of the grant’s baseline in 2020/21, 4 per cent in 2021/22 and 4.7 per cent in 2022/23. In the 2019/20 adjustment budget, funds for contracting health professionals were shifted from the personal services component of the indirect grant to create a new direct national health insurance grant. The contracting of health professionals in former national health insurance pilot sites was previously administered at national level, but the contracting was being carried out at provincial level with the 30

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE requirement that provinces submit claims for the costs they incurred. Transferring these funds to provinces allows them to pay contractors directly. The contracting of health professionals will continue to be funded in the direct national health insurance grant over the MTEF period through an allocation of R900 million. Human settlements grants The human settlements development grant seeks to establish habitable, stable and sustainable human settlements in which all citizens have access to social and economic amenities. Over the 2020 MTEF period, a total of R44 billion has been allocated to this grant. The fiscal consolidation reductions to this grant are equivalent to 13.1 per cent of the grant’s baseline in 2020/21, 12.9 per cent in 2021/22 and 14.8 per cent in 2022/23. This grant is allocated using a formula with three components: The first component shares 70 per cent of the total allocation between provinces in proportion to their share of the total number of households living in inadequate housing. Data from the 2011 Census is used for the number of households in each province living in informal settlements, shacks in backyards and traditional dwellings. Not all traditional dwellings are inadequate, which is why information from the 2010 General Household Survey on the proportion of traditional dwellings with damaged roofs and walls per province is used to adjust these totals so that only dwellings providing inadequate shelter are counted in the formula. The second component determines 20 per cent of the total allocation based on the share of poor households in each province. The number of households with an income of less than R1 500 per month is used to determine 80 per cent of the component and the share of households with an income of between R1 500 and R3 500 per month is used to determine the remaining 20 per cent. Data used in this component comes from the 2011 Census. The third component, which determines 10 per cent of the total allocation, is shared in proportion to the number of people in each province, as measured in the 2011 Census. Table W1.23 shows how the human settlements development grant formula calculates the shares for each province and the metropolitan municipalities within the provinces. Section 12(6) of the Division of Revenue Act requires provinces to gazette how much they will spend within each accredited municipality (including the amounts transferred to that municipality and the amounts spent by the province in that municipal area). Funds for mining towns and disaster recovery are allocated separately from the formula. 31

2020 BUDGET REVIEW

Table W1.23 Human settlements development grant formula calculation

Components	Housing needs component	Poverty component	Population component	Grant formula shares
Description	Weighted share of inadequate housing	Share of poverty	Share of population	Weighted share of grant formula
Component weight	**70.0%**	**20.0%**	**10.0%**	
Eastern Cape	**10.1%**	**13.7%**	**12.7%**	**11.1%**
Nelson Mandela Bay	1.6%	2.1%	2.2%	1.8%
Buffalo City	2.2%	1.6%	1.5%	2.0%
Other Eastern Cape municipalities	6.3%	10.0%	9.0%	7.3%
Free State	**5.9%**	**6.2%**	**5.3%**	**5.9%**
Mangaung	1.4%	1.5%	1.4%	1.5%
Other Free State municipalities	4.4%	4.6%	3.9%	4.4%
Gauteng	**30.9%**	**22.6%**	**23.7%**	**28.5%**
Ekurhuleni	9.1%	6.2%	6.1%	8.2%
City of Johannesburg	10.5%	8.1%	8.6%	9.8%
City of Tshwane	6.8%	4.8%	5.6%	6.3%
Other Gauteng municipalities	4.5%	3.5%	3.4%	4.2%
KwaZulu-Natal	**18.0%**	**18.9%**	**19.8%**	**18.3%**
eThekwini	7.0%	6.2%	6.6%	6.8%
Other KwaZulu-Natal municipalities	11.0%	12.7%	13.2%	11.6%
Limpopo	**4.4%**	**11.8%**	**10.4%**	**6.5%**
Mpumalanga	**6.2%**	**7.9%**	**7.8%**	**6.7%**
Northern Cape	**1.9%**	**2.1%**	**2.2%**	**2.0%**
North West	**10.0%**	**7.8%**	**6.8%**	**9.2%**
Western Cape	**12.7%**	**9.0%**	**11.2%**	**11.8%**
City of Cape Town	9.3%	5.6%	7.2%	8.3%
Other Western Cape municipalities	3.4%	3.4%	4.0%	3.5%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**

Source: 2011 Census and General Household Survey

In 2019/20, the structure of the *human settlements development grant* was changed to intensify efforts to upgrade informal settlements in partnership with communities. To promote this objective, a new component was introduced with specific conditions relating to such upgrades.

The new component amounts to 15 per cent of the formula-based grant allocation to each province. The funds ring-fenced for each province are a minimum expenditure requirement, allowing them to invest more if necessary. The component requires the use of a partnership approach that promotes community ownership and participation in the upgrades. Provinces are required to work with municipalities to identify and prioritise informal settlements for upgrading and to submit a plan for each settlement to be upgraded, prepared in terms of the National Upgrading Support Programme's methodology.

This component will remain in place in 2020/21, serving as a planning and preparatory platform for the introduction of a new *informal settlements upgrading grant* in 2021/22. The new grant will be created by reprioritising funds from the *human settlements development grant*. A similar approach is being taken in the *urban settlements development grant*, discussed in Part 5, with an informal settlements upgrading component and the intention to introduce a separate grant for metropolitan municipalities in the outer years of the MTEF period.

A total of R544 million is ring-fenced within the *human settlements development grant* in 2020/21 to upgrade human settlements in mining towns in six provinces. These allocations respond to areas with significant informal settlement challenges, with a high proportion of economic activity based on the natural resources sector.

32

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE The human settlements development grant previously had funds ring-fenced for the eradication of the pre-2014 title deeds registration backlog. Given the slow progress to date, along with the impairment it had on the functioning of the property market, the title deeds restoration grant was introduced to accelerate the backlog eradication process. The grant was introduced in 2018/19 and comes to an end in 2020/21. It has an allocation of R578 million in 2021/22, which has been indicatively incorporated back into the human settlements development grant baseline in that year. A provincial emergency housing grant was also introduced in 2018/19 to enable the department to rapidly respond to emergencies by providing temporary housing in line with the Emergency Housing Programme. However, the grant is limited to funding emergency housing following the immediate aftermath of a disaster, and not the other emergency situations listed in the programme. In 2019/20, the grant’s purpose was expanded to fund the repair of houses damaged in disasters, if those repairs are cheaper than the grant’s funding of relocating households to temporary shelter. Over the 2020 MTEF period, a total of R932 million has been allocated to this grant. Public works and infrastructure grants The expanded public works programme (EPWP) integrated grant for provinces incentivises provincial departments to use labour-intensive methods in infrastructure, environmental and other projects. Grant allocations are determined upfront based on the performance of provincial departments in meeting job targets in the preceding financial year. The grant is allocated R1.3 billion over the MTEF period. The fiscal consolidation reductions to this grant are equivalent to 9 per cent of the grant’s baseline in 2020/21, 10 per cent in 2021/22 and 10.1 per cent in 2022/23. The social sector EPWP incentive grant for provinces rewards provinces for creating jobs in the preceding financial year in the areas of home-based care, early childhood development, adult literacy and numeracy, community safety and security, and sports programmes. The grant’s allocation model incentivises provincial departments to participate in the EPWP and measures the performance of each province relative to its peers, providing additional incentives to those that perform well. The grant is allocated R1.3 billion over the MTEF period. The fiscal consolidation reductions to this grant are equivalent to 9 per cent of the grant’s baseline in 2020/21, 10 per cent in 2021/22 and 10.1 per cent in 2022/23. Social development grants The early childhood development grant supports government’s prioritisation of early childhood development, as envisioned in the National Development Plan. The grant aims to improve poor children’s access to early childhood programmes and ensure that early childhood centres have adequate infrastructure. The grant baseline totals R3.2 billion over the 2020 MTEF period, which includes an additional R1.4 billion. For 2020/21, the additional allocations have been used to increase the per-child subsidy from R15 per day to R17 per day in 2020/21. The subsidy is then projected to increase in line with inflation to R17.77 in 2021/22 and R18.57 in 2022/23. The grant additions cover the cost of increasing the per-child subsidies funded from the provincial equitable share in 2020/21 as well as those funded directly from the grant. The additions also fund a small expansion in access to early childhood development services, which can be implemented by increasing the number of subsidies for centre-based early childhood development services or by providing subsidies for non-centre-based early childhood development services. The allocation of funds in the maintenance component of the grant, for the two outer years of the 2020 MTEF period, will be informed by the outcomes of the infrastructure assessments that need to be conducted in each province. As a result, 80 per cent of the allocations in this component remain unallocated in these two outer years. Sports, arts and culture grants The community library services grant, administered by the Department of Sports, Arts and Culture, aims to help South Africans access information to improve their socio-economic situation. The grant is allocated to the relevant provincial department and administered by that department or through a service-level agreement 33

2020 BUDGET REVIEW with municipalities. In collaboration with provincial departments of basic education, the grant also funds libraries that serve both schools and the general public. Funds from this grant may also be used to enable the shift of the libraries function between provinces and municipalities. The grant is allocated R4.7 billion over the next three years. The fiscal consolidation reductions to this grant are equivalent to 6.6 per cent of the grant’s baseline in 2020/21, 5.7 per cent in 2021/22 and 4.7 per cent in 2022/23. The mass participation and sport development grant aims to increase and sustain mass participation in sport and recreational activities in the provinces, with greater emphasis on provincial and district academies. Over the MTEF period, an amount of R90 million has been reprioritised within this grant to support the Netball World Cup, which will be hosted in the Western Cape in 2023. The grant is allocated R1.9 billion over the medium term. The fiscal consolidation reductions to this grant are equivalent to 8.8 per cent of the grant’s baseline in 2020/21, 10 per cent in 2021/22 and 10.5 per cent in 2022/23. Transport grants The public transport operations grant subsidises commuter bus services. It helps ensure that provinces meet their contractual obligations and provide services. Most of the contracts subsidised through this grant continue to operate on long-standing routes that link dormitory towns and suburbs established under apartheid to places of work. The grant allows provinces to renegotiate contracts and routes, and/or to devolve the function and funding to municipalities. This provides an opportunity for routes to be restructured in line with new settlement patterns and to promote more integrated urban development patterns in future. The grant is allocated R21 billion over the MTEF period. The fiscal consolidation reductions to this grant are equivalent to 4 per cent of the grant’s baseline in 2022/23. The provincial roads maintenance grant is a supplementary grant that supports the cost of maintaining provincial roads. Provinces are expected to fund the construction of new roads from their own budgets and supplement the cost of maintaining and upgrading existing roads. Grant allocations are determined using a formula based on provincial road networks, road traffic and weather conditions. These factors reflect the varying costs of maintaining road networks in each province. The grant requires provinces to follow best practices for planning, and to use and regularly update road asset management systems. The incentive portion of the grant is meant to be based on performance indicators relating to traffic loads, safety engineering and visual condition indicators. However, the Department of Transport was unable to provide updated data on the incentive calculation in time to determine incentive allocations for 2020/21. As a result, the full grant is allocated through the formula described above. The Department of Transport and the National Treasury agree that the grant should be used to incentivise improved performance in provincial roads departments and will work together in 2020 to revise the incentive component in time to determine allocations from the R1.6 billion unallocated incentive pool in 2021/22. The total allocation for the MTEF period is R36 billion. The fiscal consolidation reductions to this grant are equivalent to 8.3 per cent of the grant’s baseline in 2021/22 and 9.1 per cent in 2022/23. This grant has been reduced by R500 million in 2020/21 and this amount has been set aside as a provisional allocation to fund disaster recovery projects during the same year. Part 5: Local government fiscal framework and allocations This section outlines the transfers made to local government and how these funds are distributed between municipalities. Funds raised by national government are transferred to municipalities through conditional and unconditional grants. National transfers to municipalities are published to enable them to plan fully for their 2020/21 budgets, and to promote better accountability and transparency by ensuring that all national allocations are included in municipal budgets. Over the 2020 MTEF period, R426.4 billion will be transferred directly to local government and a further R23.4 billion has been allocated to indirect grants. Direct transfers to local government over the medium term account for 8.8 per cent of national government’s non-interest expenditure. When indirect transfers are 34

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE added to this, total spending on local government expenditure. increases to 9.3 per cent of national non-interest Table W1.24 Transfers to local government 1. Outcome figures for the equitable share reflect amounts transferred after funds have been withheld to offset underspending by municipalities on conditional grants. Roll-over funds are reflected in the year in which they were transferred Source: National Treasury The local government fiscal framework responds to the constitutional assignment of powers and functions to this sphere of government. The framework refers to all resources available to municipalities to meet their expenditure responsibilities. National transfers account for a relatively small proportion of the local government fiscal framework, with the majority of local government revenues being raised by municipalities themselves through their substantial revenue-raising powers. However, each municipality varies dramatically, with poor rural municipalities receiving most of their revenue from transfers, while urban municipalities raise the majority of their own revenues. This differentiation in the way municipalities are funded will continue in the period ahead. As a result, transfers per household to the most rural municipalities are more than twice as large as those to metropolitan municipalities. Figure W1.2 Per household allocations to municipalities, 2020/21* *Reflects funds allocated through Division of Revenue Bill. Allocations to district municipalities are reassigned to local municipalities where possible Source: National Treasury 35 R thousands Aver age equitable share per h ouseho ld Aver age cond ition al grant per hou seh old 10 8 6 4 2 0 Me tros (8) Secondary cities (19) Large towns (26) Small towns (99) Mostly r ural municipalities (61) 4.2 3.8 7.2 2.5 5.9 2.3 2.3 4.5 3.5 2.6 2016/172017/182018/19 Outcome R million 2019/20 Adjusted budget 2020/212021/222022/23 Medium-term estimates Direct transfers102 867111 103118 488 Equitable share and related50 70955 61460 758 Equitable share formula145 25949 92855 072 RSC levy replacement4 5674 7954 795 Support for councillor883891891 remuneration and ward committees General fuel levy sharing11 22411 78512 469 with metros Conditional grants40 93443 70445 262 Infrastructure39 25941 88843 862 Capacity building and other1 6751 8151 400 Indirect transfers8 1127 8037 770 Infrastructure8 0937 6997 699 Capacity building and other1910371 127 209 68 973 62 648 5 357 969 13 167 45 068 43 172 1 897 7 024 6 913 111 132 529142 442151 445 74 68381 06287 213 68 06374 09079 913 5 6525 9636 249 9691 0091 051 14 02715 18216 085 43 81946 19848 147 41 86044 13045 998 1 9592 0672 149 7 6287 2298 161 7 5007 0938 020 128135140 Total110 979118 905126 258 134 233 140 157149 671159 605

2020 BUDGET REVIEW

Changes to local government allocations

Over the next three years, above-inflation growth in allocations to the local government equitable share continues, while growth in conditional grants is slower as a result of reductions announced in the 2019 MTBPS. As a result, total direct allocations to local government grow at an annual average rate of 6.6 per cent over the MTEF period.

The changes to each local government allocation are summarised in Table W1.25.

Table W1.25 Revisions to direct and indirect transfers to local government

R million	2020/21	2021/22	2022/23	2020 MTEF Total revisions
Technical adjustments	–	–	–	–
Direct transfers	**-330**	**-60**	**-70**	**-460**
Municipal infrastructure	-206	-52	-57	-316
Urban settlements development	2 835	–	–	2 835
Integrated urban development	56	52	57	166
Neighbourhood development partnership	-30	-60	-70	-160
Informal settlements upgrading partnership	-2 985	–	–	-2 985
Indirect transfers	**330**	**60**	**70**	**460**
Neighbourhood development partnership	30	60	70	160
Regional bulk infrastructure	400	–	–	400
Water services infrastructure	-100	–	–	-100
Additions to baselines	**250**	**–**	**–**	**250**
Indirect transfers	**250**	**–**	**–**	**250**
Regional bulk infrastructure	250	–	–	250
Reductions to baselines	**-5 083**	**-7 823**	**-8 262**	**-21 168**
Direct transfers	**-5 022**	**-6 996**	**-7 982**	**-20 001**
Local government equitable share	**-1 000**	**-1 100**	**-1 100**	**-3 200**
Local government equitable share	-1 000	-1 100	-1 100	-3 200
Conditional grants	**-4 022**	**-5 896**	**-6 882**	**-16 801**
Municipal infrastructure	-783	-842	-882	-2 506
Water services infrastructure	-426	-541	-698	-1 665
Urban settlements development	-1 270	-1 968	-2 554	-5 793
Integrated national electrification programme	-119	-128	-134	-380
Integrated urban development	-47	-51	-53	-151
Public transport network	-1 049	-1 570	-1 727	-4 347
Neighbourhood development partnership	-65	-77	-81	-224
Integrated city development	-10	-11	-11	-31
Rural roads asset management systems	-12	-13	-13	-38
Informal settlements upgrading partnership	–	-438	-459	-898
Regional bulk infrastructure	-174	-187	-196	-558
Energy efficiency and demand-side management	-22	-23	-24	-68
Local government financial management	-17	-18	-19	-53
Expanded public works programme	-23	-24	-26	-73
Infrastructure skills development	-5	-5	-5	-15
Indirect transfers	**-61**	**-826**	**-279**	**-1 167**
Integrated national electrification programme	-61	-826	-279	-1 167
Total change to local government allocations				
Change to direct transfers	-5 352	-7 056	-8 052	-20 461
Change to indirect transfers	519	-766	-209	-457
Net change to local government allocations	**-4 833**	**-7 823**	**-8 262**	**-20 918**

Source: National Treasury

36

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Technical adjustments in Table W1.25 summarise the shifting of funds between different local government allocations, but do not change the total amount allocated to local government. These changes to the grants include the shifting of: R400 million in 2020/21 from the municipal infrastructure grant, the water services infrastructure grant and the urban settlements development grant to the indirect regional bulk infrastructure grant to assist in funding the rehabilitation of wastewater treatment infrastructure in the Vaal River System. R160 million from the direct neighbourhood development partnership grant to the indirect component of the grant over the MTEF period. R3 billion that had been indicatively allocated to the new informal settlement upgrading partnership grant in 2020/21. This amount is shifted back to the urban settlements development grant following the decision to extend the informal settlements window within this grant for another year. R166 million over the 2020 MTEF period from the municipal infrastructure grant to the integrated urban development grant for the entry of one additional municipality into the grant.  In addition to funds shifted from other local government grants, R250 million has been added to the indirect regional bulk infrastructure grant in 2020/21 to assist with addressing pollution in the Vaal River System. These funds were reprioritised from allocations in other spheres of government. The local government equitable share is reduced by R3.2 billion over the 2020 MTEF period as part of the fiscal consolidation measures announced in the 2019 MTBPS. The reductions in 2020/21 and 2021/22 eliminate the unallocated funds set aside in the equitable share to provide for possible higher increases in bulk costs. As a result, these reductions will not affect the indicative allocations for individual municipalities. Reductions to local government conditional grants, due to fiscal consolidation measures announced in the 2019 MTBPS, were determined taking account of the factors described in Part 2 of this annexure. These reductions to direct conditional grants to local government total R16.8 billion over the 2020 MTEF period. Indirect grants to local government have been reduced by R1.2 billion over the medium term, through a reduction to the indirect integrated national electrification programme grant. The details are discussed later under individual grants. The local government equitable share In terms of section 227 of the Constitution, local government is entitled to an equitable share of nationally raised revenue to enable it to provide basic services and perform its allocated functions. The local government equitable share is an unconditional transfer that supplements the revenue that municipalities can raise themselves (including revenue raised through property rates and service charges). The equitable share provides funding for municipalities to deliver free basic services to poor households and subsidises the cost of administration and other core services for those municipalities with the least potential to cover these costs from their own revenues. In the process of determining the baseline for the outer year (2022/23) of the 2020 MTEF period, the local government equitable share allocation has grown by 7.6 per cent, well above the standard 4.8 per cent baseline increase. The difference is equivalent to an amount of R2.2 billion in that year. This should cover the anticipated increase in the costs of providing free basic services to a growing number of households, and accounts for likely above-inflation increases in the costs of bulk water and electricity. It will also allow for above-inflation increases in allocations to poorer and rural municipalities through the redistributive components of the equitable share formula. Over the 2020 MTEF period, the local government equitable share, including the Regional Service Council/Joint Service Board (RSC/JSB) levies replacement grant and special support for councillor remuneration and ward committees grant, amounts to R243 billion (R74.7 billion in 2020/21, R81.1 billion in 2021/22 and R87.2 billion in 2022/23). Due to previous increases, as well as the revised baseline for 2022/23, the local government equitable share grows at an average annual rate of 8.1 per cent over the MTEF period. 37

2020 BUDGET REVIEW Formula for allocating the local government equitable share The portion of national revenue allocated to local government through the equitable share is determined in the national budget process and endorsed by Cabinet (the vertical division). Local government’s equitable share is divided among the country’s 257 municipalities, using a formula to ensure objectivity (the horizontal division). The principles and objectives of the formula are set out in detail in the Explanatory Memorandum to the 2013 Division of Revenue. Structure of the local government equitable share formula The formula uses demographic and other data to determine each municipality’s portion of the local government equitable share. It has three parts, made up of five components: The first part of the formula consists of the basic services component, which provides for the cost of free basic services for poor households. The second part enables municipalities with limited resources to afford basic administrative and governance capacity, and perform core municipal functions. It does this through three components: •The institutional component provides a subsidy for basic municipal administrative costs. •The community services component provides funds for other core municipal services not included under basic services. •The revenue adjustment factor ensures that funds from this part of the formula are only provided to municipalities with limited potential to raise their own revenue. Municipalities that are least able to fund these costs from their own revenues should receive the most funding. The third part of the formula provides predictability and stability through the correction and stabilisation factor, which ensures that all of the formula’s guarantees can be met. Each of these components is described in detail in the sub-sections that follow. The basic services component This component helps municipalities provide free basic water, sanitation, electricity and refuse removal services to households that fall below an affordability threshold. Following municipal consultation, the formula’s affordability measure (used to determine how many households need free basic services) is based on the level of two state old age pensions. When the 2011 Census was conducted, the state old age pension was worth R1 140 per month, which means that two pensions were worth R2 280 per month. A monthly household income of R2 300 per month in 2011 has therefore been used to define the formula’s affordability threshold. Statistics South Africa has calculated that 59 per cent of all households in South Africa fall below this income threshold. However, the proportion in each municipality varies widely. In 2020 terms, this monthly income is equivalent to about R3 700 per month. This threshold is not an official poverty line or a required level to be used by municipalities in their own indigence policies. If municipalities choose to provide fewer households with free basic services than they are funded for through the local government 38 Structure of the local government equitable share formula LGES = BS + (I + CS)xRA ± C where LGES is the local government equitable share BS is the basic services component I is the institutional component CS is the community services component RA is the revenue adjustment factor C is the correction and stabilisation factor

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

equitable share, then their budget documentation should clearly set out why they have made this choice and how they have consulted with their community during the budget process.

The number of households per municipality, and the number below the poverty threshold, is updated annually. The number of households per municipality used to calculate indicative allocations for the outer years of the MTEF period is updated based on the growth experienced between the 2001 Census and the 2016 Community Survey. Provincial growth rates are then rebalanced to match the average annual provincial growth reported between 2002 and 2018 in the annual General Household Survey. Statistics South Africa has advised the National Treasury that, in the absence of official municipal household estimates, this is a credible method of estimating the household numbers per municipality needed for the formula. Statistics South Africa is researching methods for producing municipal-level data estimates, which may be used to inform equitable share allocations in future.

The proportion of households below the affordability threshold in each municipality is still based on 2011 Census data. This is because the 2016 Community Survey did not publish data on household income. The total number of households in each municipality is adjusted every year to account for growth. Although the share of households subsidised for free basic services through the formula remains constant, the number of households subsidised increases annually in line with estimated household growth.

The basic services subsidy is typically allocated to 100 per cent of households that fall below the poverty threshold. This is the case in 2020/21 and 2021/22. In 2022/23, the subsidy is allocated to 99.4 per cent of households below the poverty threshold to ensure that the effect of the reduction in that year is spread across all the components of the formula. The number of households that receive free basic services should not be affected because municipalities have not yet extended the provision of free basic services to reach all poor households. The basic services subsidy will fund:

- 10.4 million households in 2020/21.
- 10.6 million households in 2021/22.
- 10.8 million households in 2022/23.

The basic services component provides a subsidy of R435.04 per month in 2020/21 for the cost of providing basic services to each of these households. The subsidy includes funding for the provision of free basic water (six kilolitres per poor household per month), energy (50 kilowatt-hours per month) and sanitation and refuse removal (based on service levels defined by national policy). The monthly amount provided for each service is detailed in Table W1.26 and includes an allocation of 10 per cent for service maintenance costs.

Table W1.26 Amounts per basic service allocated through the local government equitable share, 2020/21

	Allocation per household below affordability threshold (R per month)			Total allocation per service (R million)
	Operations	Maintenance	Total	
Energy	84.30	9.37	93.66	11 645
Water	130.38	14.49	144.86	18 011
Sanitation	96.21	10.69	106.90	13 290
Refuse removal	80.65	8.96	89.61	11 141
Total basic services	**391.53**	**43.50**	**435.04**	**54 087**

Source: National Treasury

The formula uses the fairest estimates of the average costs of providing each service that could be derived from available information. More details of how the costs were estimated can be found in the discussion paper on the proposed structure of the new local government equitable share formula, available on the National Treasury website. The per-household allocation for each of the basic services in Table W1.26 is updated annually based on the following factors.

The electricity cost estimate is made up of bulk and other costs. Bulk costs are updated based on the bulk price determination approved by the National Energy Regulator of South Africa. In March 2019, the

39

2020 BUDGET REVIEW regulator approved tariff increases of 9.4 per cent in 2019/20, 8.1 per cent in 2020/21 and 5.2 per cent in 2021/22. However, Eskom submitted an application to the court to increase the bulk tariffs. While the court has found merit in Eskom’s case, it has ruled that the matter is not urgent. The court will only rule on the merits of the case after the 2020 Budget has been tabled. Due to uncertainty about the exact tariffs for the municipal financial years (which are different to those for national financial years) and the pending court decision, the equitable share formula continues to use the 8 per cent bulk tariff increase in 2020/21 and 2021/22 that was used when the baselines for these years were calculated in the 2018 and 2019 MTEF periods. The electricity cost estimate for 2022/23 is calculated using an electricity price bulk increase of 8.9 per cent, which is the average annual tariff increase for the National Energy Regulator of South Africa’s multi-year price determination period of 1 April 2019 to 31 March 2022. Other (non-bulk) electricity costs are updated based on the National Treasury’s inflation projections in the 2019 MTBPS. The water cost estimate is also made up of bulk and other costs. Bulk costs are updated based on the average increase in bulk tariffs charged by water boards (although not all municipalities purchase bulk water from water boards, their price increases serve as a proxy for the cost increases for all municipalities). The average tariff increases for bulk water from water boards in 2019/20 was 10.4 per cent. Other costs are updated based on the National Treasury’s inflation projections in the 2019 MTBPS. The costs for sanitation and refuse removal are updated based on the National Treasury’s inflation projections in the 2019 MTBPS. The basic services component allocation to each municipality is calculated by multiplying the monthly subsidy per household by the updated number of households below the affordability threshold in each municipal area. Funding for each basic service is allocated to the municipality (metro, district or local) that is authorised to provide that service. If another municipality provides a service on behalf of the authorised municipality, it must transfer funds to the provider in terms of section 29 of the Division of Revenue Act. The basic services component is worth R54.1 billion in 2020/21 and accounts for 79.5 per cent of the value of the local government equitable share formula allocation. The institutional component To provide basic services to households, municipalities need to be able to run a basic administration. Most municipalities should be able to fund the majority of their administration costs with their own revenue. But, because poor households are not able to contribute in full, the equitable share includes an institutional support component to help meet some of these costs. To ensure that this component supports municipalities with limited revenue-raising abilities, a revenue adjustment factor is applied so that municipalities with less potential to raise their own revenue receive a larger proportion of the allocation. The revenue adjustment factor is described in more detail later in this annexure. In 2020/21, this component consists of a base allocation of R7.4 million, which goes to every municipality, and an additional amount that is based on the number of council seats in each municipality. This reflects the relative size of a municipality’s administration and is not intended to fund the costs of councillors only (the Minister of Cooperative Governance and Traditional Affairs determines the number of seats recognised for the formula). The base allocation acknowledges that there are some fixed costs that all municipalities face. 40 The basic services component BS = basic services subsidy x number of poor households

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE The institutional component accounts for 8.2 per cent of the equitable share formula and is worth R5.6 billion in 2020/21. This component is also complemented by special support for councillor remuneration in poor municipalities, which is not part of the equitable share formula. The community services component This component funds services that benefit communities rather than individual households (which are provided for in the basic services component). It includes funding for municipal health services, fire services, municipal roads, cemeteries, planning, storm water management, street lighting and parks. To ensure this component assists municipalities with limited revenue-raising abilities, a revenue adjustment factor is applied so that these municipalities receive a larger proportion of the allocation. The allocation for this component is split between district and local municipalities, which both provide community services. In 2020/21, the allocation to district and metropolitan municipalities for municipal health and other services is R10.39 per household per month. The component’s remaining funds are allocated to local and metropolitan municipalities based on the number of households in each municipality. The community services component accounts for 12.3 per cent of the equitable share formula and is worth R8.4 billion in 2020/21. The revenue adjustment factor The Constitution gives local government substantial revenue-raising powers (particularly through property rates and surcharges on services). Municipalities are expected to fund most of their own administrative costs and cross-subsidise some services for indigent residents. Given the varied levels of poverty across South Africa, the formula does not expect all municipalities to be able to generate similar amounts of own revenue. A revenue adjustment factor is applied to the institutional and community services components of the formula to ensure that the funds assist municipalities that are least likely to be able to fund these functions from their own revenue. To account for the varying fiscal capacities of municipalities, this component is based on a per capita index using the following factors from the 2011 Census: Total income of all individuals/households in a municipality (as a measure of economic activity and earning). Reported property values. Number of households on traditional land. Unemployment rate. Proportion of poor households as a percentage of the total number of households in the municipality.  Based on this index, municipalities were ranked according to their per capita revenue-raising potential. The top 10 per cent of municipalities have a revenue adjustment factor of zero, which means that they do not receive an allocation from the institutional and community services components. The 25 per cent of municipalities with the lowest scores have a revenue adjustment factor of 100 per cent, which means that they receive their full allocation from the institutional and community services components. Municipalities between the bottom 25 per cent and top 10 per cent have a revenue adjustment factor applied on a sliding scale, so that those with higher per capita revenue-raising potential receive a lower revenue adjustment factor and those with less potential have a larger revenue adjustment factor. 41 The community services component CS = [municipal health and related services allocation x number of households] + [other services allocation x number of households] The institutional component I = base allocation + [allocation per councillor x number of council seats]

2020 BUDGET REVIEW The revenue adjustment factor is not based on the actual revenues municipalities collect, which ensures that this component does not create a perverse incentive for municipalities to under-collect revenue to receive a higher equitable share. Because district municipalities do not collect revenue from property rates, the revenue adjustment factor applied to these municipalities is based on the RSC/JSB levies replacement grant allocations. This grant replaces a source of own revenue previously collected by district municipalities and it is still treated as an own revenue source in many respects. Similar to the revenue adjustment factor for local and metropolitan municipalities, the factor applied to district municipalities is based on their per capita RSC/JSB levies replacement grant allocations. District municipalities are given revenue adjustment factors on a sliding scale – those with a higher per capita RSC/JSB levies replacement grant allocation receive a lower revenue adjustment factor, while those with lower allocations have a higher revenue adjustment factor. Correction and stabilisation factor Providing municipalities with predictable and stable equitable share allocations is one of the principles of the equitable share formula. Indicative allocations are published for the second and third years of the MTEF period to ensure predictability. To provide stability for municipal planning, while giving national government flexibility to account for overall budget constraints and amend the formula, municipalities are guaranteed to receive at least 90 per cent of the indicative allocation for the middle year of the MTEF period. Ensuring the formula balances The formula is structured so that all of the available funds are allocated. The basic services component is determined by the number of poor households per municipality and the estimated cost of free basic services, so it cannot be manipulated. This means that balancing the formula to the available resources must take place in the second part of the formula, which includes the institutional and community services components. The formula automatically determines the value of the allocation per council seat in the institutional component and the allocation per household for other services in the community services component to ensure that it balances. Increases in the cost of providing basic services can result in lower institutional and community services allocations. Details of new allocations In addition to the three-year formula allocations published in the Division of Revenue Bill, a copy of the formula, including the data used for each municipality and each component, is published online (http://mfma.treasury.gov.za/Media_Releases/LGESDiscussions/Pages/default.aspx). Other unconditional allocations RSC/JSB levies replacement grant Before 2006, district municipalities raised levies on local businesses through a Regional Services Council (RSC) or Joint Services Board (JSB) levy. This source of revenue was replaced in 2006/07 with the RSC/JSB levies replacement grant, which was allocated to all district and metropolitan municipalities based on the amounts they had previously collected through the levies. The RSC/JSB levies replacement grant for metropolitan municipalities has since been replaced by the sharing of the general fuel levy. The RSC/JSB levies replacement grant’s value increases every year. In 2020/21, the grant increases by 7.2 per cent for district municipalities authorised for water and sanitation and 2.4 per cent for unauthorised district municipalities. The different rates recognise the various service-delivery responsibilities of these district municipalities. Special support for councillor remuneration and ward committees Councillors’ salaries are subsidised in poor municipalities. The total value of the support provided in 2020/21 is R969 million, calculated separately to the local government equitable share and in addition to the funding 42

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE for governance costs provided in the institutional component. The level of support for each municipality is allocated based on a system gazetted by the Minister of Cooperative Governance and Traditional Affairs, which classifies municipal councils into six grades based on their total income and population size. Special support is provided to the lowest three grades of municipal councils (the smallest and poorest municipalities). The Minister of Cooperative Governance and Traditional Affairs last gazetted a notice on the determination of upper limits of salaries in December 2018. This is due to an ongoing review of wages which has resulted in a wage freeze for 2020/21. Using this last notice for maximum remuneration for part-time councillors, cost savings of R46 million are realised in 2020/21, with savings of R55 million carried through in 2021/22 and R63 million in 2022/23. A total of R164 million over the 2020 MTEF period is therefore shifted from support for councillor remuneration and ward committees to the local government equitable share formula. A subsidy of 90 per cent of the gazetted maximum remuneration for a part-time councillor is provided for every councillor in grade 1 municipalities, 80 per cent for grade 2 municipalities and 70 per cent for grade 3 municipalities. In addition to this support for councillor remuneration, each local municipality in grades 1 to 3 receives an allocation to provide stipends of R500 per month to 10 members of each ward committee in their municipality. Each municipality’s allocation for this special support is published in the Division of Revenue Bill appendices. Conditional grants to local government National government allocates funds to local government through a variety of conditional grants. These grants fall into two main groups: infrastructure and capacity building. The total value of conditional grants directly transferred to local government increases from R43.8 billion in 2020/21 to R46.2 billion in 2021/22 and R48.1 billion in 2022/23. There are four types of local government conditional grants: Schedule 4, part B sets out general grants that supplement various programmes partly funded by municipalities. Schedule 5, part B grants fund specific responsibilities and programmes implemented by municipalities. Schedule 6, part B grants provide in-kind allocations through which a national department implements projects in municipalities. Schedule 7, part B grants provide for the swift allocation and transfer of funds to a municipality to help it deal with a disaster or housing emergency.  Infrastructure conditional grants to local government National transfers for infrastructure, including indirect or in-kind allocations to entities executing specific projects in municipalities, amount to R155 billion over the 2020 MTEF period. 43

2020 BUDGET REVIEW

Table W1.27 Infrastructure grants to local government

R million	2016/17	2017/18 Outcome	2018/19	2019/20 Adjusted budget	2020/21	2021/22 Medium-term estimates	2022/23
Direct transfers	**39 259**	**41 888**	**43 862**	**43 172**	**41 860**	**44 130**	**45 998**
Municipal infrastructure	14 914	15 891	15 288	14 816	14 671	15 937	16 852
Integrated urban development	–	–	–	857	948	1 015	1 075
Urban settlements development	10 839	11 382	11 306	12 045	11 282	7 405	7 352
Informal settlements upgrading partnership	–	–	–	–	–	3 945	4 181
Integrated city development	267	292	294	310	317	341	361
Public transport network	5 593	6 107	6 287	6 468	6 446	6 797	7 119
Neighbourhood development partnership	592	658	569	602	559	567	593
Integrated national electrification programme	1 946	2 087	1 904	1 863	1 859	2 003	2 119
Rural roads asset management systems	102	107	108	114	108	114	121
Regional bulk infrastructure	1 850	1 829	1 963	2 066	2 006	2 156	2 281
Water services infrastructure	2 831	3 305	4 777	3 669	3 445	3 620	3 701
Municipal disaster recovery	140	26	1 151	133	–	–	–
Energy efficiency and demand-side management	186	203	215	227	218	230	243
Indirect transfers	**8 093**	**7 699**	**7 699**	**6 913**	**7 500**	**7 093**	**8 020**
Integrated national electrification programme	3 526	3 846	3 846	3 124	3 001	2 994	3 688
Neighbourhood development partnership	15	28	28	50	63	95	106
Water services infrastructure	298	852	852	644	579	730	771
Regional bulk infrastructure	3 422	2 974	2 974	3 094	3 857	3 275	3 455
Bucket eradication	831	–	–	–	–	–	–
Total	**47 352**	**49 588**	**51 561**	**50 085**	**49 360**	**51 224**	**54 018**

Source: National Treasury

Municipal infrastructure grant

The largest infrastructure transfer to municipalities is made through the *municipal infrastructure grant*, which supports government's aim to expand service delivery and alleviate poverty. The grant funds the provision of infrastructure for basic services, roads and social infrastructure for poor households in all non-metropolitan municipalities. The grant's baseline is reduced by R783 million in 2020/21, R842 million in 2021/22 and R882 million in 2022/23. The fiscal consolidation reductions to this grant are equivalent to 5 per cent of the grant's baseline in 2020/21, 5 per cent in 2021/22 and 5 per cent in 2022/23. These reductions do not include an amount of R166 million shifted to the *integrated urban development grant* over the 2020 MTEF period, following approval for Steve Tshwete Local Municipality to participate in the programme from 2020/21. In 2020/21, R150 million is reprioritised from this grant to the indirect *regional bulk infrastructure grant* for the Vaal River system intervention. The total allocations for this grant amount to R47.5 billion over the 2020 MTEF period and grow at an average annual rate of 4.3 per cent.

The *municipal infrastructure grant* is allocated through a formula with a vertical and horizontal division. The vertical division allocates resources between sectors and the horizontal division takes account of poverty, backlogs and municipal powers and functions in allocating funds to municipalities. The five main components of the formula are described in the box below.

44

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Municipal infrastructure grant = C + B + P + E + N

- **C** Constant to ensure a minimum allocation for small municipalities (this allocation is made to all municipalities)
- **B** Basic residential infrastructure (proportional allocations for water supply and sanitation, roads and other services such as street lighting and solid waste removal)
- **P** Public municipal service infrastructure (including sport infrastructure)
- **E** Allocation for social institutions and micro-enterprise infrastructure
- **N** Allocation to the 27 priority districts identified by government

Allocations for the water and sanitation sub-components of the basic services component are based on the proportion of the national backlog for that service in each municipality. Other components are based on the proportion of the country's poor households located in each municipality. The formula considers poor households without access to services that meet sector standards to be a backlog.

Data used in the municipal infrastructure grant formula

Component	Indicator used in the formula	Data used (all data is from the 2011 Census)
B	Number of water backlogs	Number of poor households[1] that do not have adequate access to water (adequate access defined as piped water either inside their dwelling, in the yard or within 200 metres of their dwelling)
	Number of sanitation backlogs	Number of poor households that do not have adequate access to sanitation (adequate access defined as having a flush toilet, chemical toilet, pit toilet with ventilation or ecological toilet)
	Number of roads backlogs	Number of poor households
	Number of other backlogs	Number of poor households that do not have access to refuse disposal at Reconstruction and Development Programme levels of service
P	Number of poor households	Number of poor households
E	Number of poor households	Number of poor households
N	Number of households in nodal areas	Allocated to the 27 priority districts identified by Cabinet as having large backlogs. Allocation is based on total households (not poor households)

1. *Poor household defined as a monthly household income of less than R2 300 per month in 2011 Census data*

Table W1.28 sets out the proportion of the grant accounted for by each component of the formula.

The constant component provides a R5 million base to all municipalities receiving *municipal infrastructure grant* allocations.

45

2020 BUDGET REVIEW

Table W1.28 Municipal infrastructure grant allocations per sector

Municipal infrastructure grant (formula)	Component weights	Value of component 2020/21 (R million)	Proportion of municipal infrastructure grant per sector
B-component	**75.0%**	**9 966**	**67.9%**
Water and sanitation	72.0%	7 176	48.9%
Roads	23.0%	2 292	15.6%
Other	5.0%	498	3.4%
P-component	**15.0%**	**1 993**	**13.6%**
Sports	33.0%	658	4.5%
E-component	**5.0%**	**664**	**4.5%**
N-component	**5.0%**	**664**	**4.5%**
Constant		**1 130**	**7.7%**
Ring-fenced funding for sport infrastructure		**253**	**1.7%**
Total		**14 671**	**100.0%**

Source: National Treasury

The *municipal infrastructure grant* includes an amount allocated outside of the grant formula and earmarked for specific sport infrastructure projects identified by the Department of Sports, Arts and Culture. These earmarked funds amount to R759 million over the MTEF period (R253 million in each year of the 2020 MTEF period). In addition, municipalities are required to spend a third of the P-component (equivalent to 4.5 per cent of the grant) on sport and recreation infrastructure identified in their own integrated development plans. Municipalities are also encouraged to increase their investment in other community infrastructure, including cemeteries, community centres, taxi ranks and marketplaces.

Integrated urban development grant

The *integrated urban development grant* is allocated to selected urban local municipalities in place of the *municipal infrastructure grant*. The grant recognises that municipalities differ in terms of their context and introduces a differentiated approach to encourage integrated development in cities. It is intended to:

- Support spatially aligned public infrastructure investment that will lead to functional and efficient urban spaces.
- Enable and incentivise municipalities to invest more non-grant funding in infrastructure projects in intermediate cities.

The grant extends some of the fiscal reforms already implemented in metropolitan municipalities to non-metropolitan cities and is administered by the Department of Cooperative Governance.

Municipalities must meet certain criteria and apply to receive the *integrated urban development grant* instead of the *municipal infrastructure grant in* terms of a process set out in section 27(5) of the Division of Revenue Act. The qualification criteria cover the following areas:

- Management stability (low vacancy rates among senior management).
- Audit findings.
- Unauthorised, irregular, fruitless and wasteful expenditure.
- Capital expenditure.
- Reporting in terms of the Municipal Finance Management Act.

To remain in the grant, cities must continue to meet or exceed the entry criteria. If they do not do so, they will be placed on a performance improvement plan. If they still do not meet the criteria in the subsequent year, they will shift back to receiving grant transfers through the *municipal infrastructure grant*, which comes with closer oversight and support from national and provincial departments. The base allocations a

46

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

municipality receives through the *municipal infrastructure grant* and the *integrated urban development grant* will be the same and are determined in terms of the *municipal infrastructure grant* formula described above.

In addition to the basic formula-based allocation, municipalities participating in the *integrated urban development grant* are also eligible to receive a performance-based incentive component, which is based on performance against the weighted indicators set out below.

Performance-based component weighted indicators for integrated urban development grant

Indicator	Purpose	Weight	Scores
1. Non-grant capital as a percentage of total capital expenditure	Encourages cities to increase their capital investment funded through own revenue and borrowing	40%	1 if 70% or higher 0 if 30% or lower Linear scale in between
2. Repairs and maintenance expenditure as percentage of operating expenditure	Rewards cities that take good care of their existing asset base	30%	1 if 8% or higher
3. Asset management plan	Must have a plan in place, has been approved by municipal council and updated in the last three years	30%	1 if yes for all three 0 if no for any of the three
4. Land-use applications in priority areas 5. Building plan applications in priority areas	Due to the lack of available data, these indicators, which are intended to reward spatial targeting of investment, remain dormant in 2020/21	0%	1 if 50% or higher 0 if 10% or lower Linear scale in between

The allocations for the *integrated urban development grant* are R948 million in 2020/21, R1 billion in 2021/22 and R1.1 billion in 2022/23. These allocations include additions of R56 million in 2020/21, R52 million in 2021/22 and R57 million in 2022/23, following the addition of Steve Tshwete Local Municipality to the pool of municipalities participating in the grant. The allocations for 2020/21 include R15 million in funds ring-fenced for sports infrastructure projects. These funds were shifted from the *municipal infrastructure grant*. The fiscal consolidation reductions to this grant are equivalent to 5 per cent of the grant's baseline in 2020/21, 5 per cent in 2021/22 and 5 per cent in 2022/23.

47

2020 BUDGET REVIEW

Table W1.29 Formula for integrated urban development grant incentive component

	Planning allocation (R 000)	Perfomance incentive						Total for incentive and planning (R 000)
		Non-grant capital as percentage of total capital spend	Maintenance spend	Asset management plan	Land use and building plans in priority areas	Weighted score	Total incentive (R 000)	
uMhlathuze	3 183	80%	7%	No	–	65%	52 680	55 863
Drakenstein	1 048	76%	5%	Yes	–	85%	22 678	23 725
Mogale City	3 488	14%	2%	No	–	0%	–	3 488
Polokwane	10 222	21%	2%	No	–	0%	–	10 222
Ray Nkonyeni	1 834	22%	3%	No	–	5%	2 335	4 170
Sol Plaatje	1 484	15%	2%	No	–	0%	–	1 484
Stellenbosch	1 067	79%	1%	No	–	40%	10 865	11 932
Steve Tshwete	1 782	74%	1%	Yes	–	70%	31 761	33 543
Total	**24 108**						**120 319**	**144 428**

Source: Department of Cooperative Governance

Urban settlements development grant

The *urban settlements development grant* is an integrated source of funding for infrastructure for municipal services and upgrades to urban informal settlements in the eight metropolitan municipalities. It is allocated as a supplementary grant to cities (schedule 4, part B of the Division of Revenue Act), which means that municipalities are expected to use a combination of grant funds and their own revenue to develop urban infrastructure and integrated human settlements. Cities report their progress on these projects against the targets set in their service-delivery and budget implementation plans. Since 2019/20, cities have been required to report in line with the requirements of the Municipal Finance Management Act Circular 88. This is the result of a process led by the National Treasury to rationalise and streamline built environment reporting for the eight metropolitan municipalities. Cities report on one agreed set of indicators used by multiple stakeholders to monitor progress on the integrated and functional outcomes, rather than reporting separately to each department. These reforms will progressively be extended to non-metropolitan municipalities over the medium term.

As discussed under the *human settlements development grant* in Part 4, a new component was introduced in 2019/20 for the upgrading of informal settlements. It sets a minimum amount each city must spend on informal settlement upgrades and requires cities to work in partnership with communities. The component has been extended for one more year, to 2020/21, and amounts to 20 per cent of the *urban settlements development grant*. The extension of this component serves as a planning and preparatory platform for a new *informal settlements upgrading partnership grant*, planned for 2021/22. Provided the component is a success, the new grant will be created through the reprioritisation of funds from the *urban settlements development grant*. Initial amounts of R3.9 billion in 2021/22 and R4.2 billion in 2022/23 have been set aside for this new grant in the outer years of the MTEF period. Further details on the new grant are discussed in Part 6.

The *urban settlements development grant*, including allocations for the new *informal settlements upgrading partnership grant*, is allocated R34.2 billion over the medium term. The allocation per municipality is based on the *municipal infrastructure grant* formula. Up to 3 per cent of the grant may be used to fund municipal capacity in the built environment in line with the Department of Human Settlements' capacity-building guideline. Because this grant has been previously reduced by a smaller proportion than the *municipal infrastructure grant*, the *urban settlements development grant* is reduced by R1.3 billion in 2020/21, R2 billion in 2021/22 and R2.7 billion in 2022/23 in order to fund other government priorities. The fiscal consolidation reductions to the *urban settlements development grant* are equivalent to 13.1 per cent of the grant's baseline in 2020/21, 21 per cent in 2021/22 and 25.8 per cent in 2022/23. Reductions to the *informal*

48

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE settlement upgrading partnership grant are equivalent to 10 per cent of the grant’s baseline in 2021/22, and 9.9 per cent in 2022/23. In 2020/21 R150 million is reprioritised from the urban settlements development grant to the indirect regional bulk infrastructure grant for the Vaal River system intervention. Integrated city development grant The 2019 MTBPS announced that, subject to certain conditions, programme and project preparation funding would be provided to metros through the grant system. Following consultations with cities, including through the City Budget Forum and a workshop, it has been agreed that cities will be able to use at least half of their integrated city development grant allocations for programme and project preparation activities in 2020/21. The remaining allocations from this grant can be used to complete planned investments funded from the grant, so that the full grant amount can be allocated to programme and project preparation activities from 2021/22. In order to be eligible to use these funds for project preparation costs, metros will need to: Submit a letter to the National Treasury indicating their commitment to establishing and institutionalising an effective system of programme and project preparation. Prove they have not had an adverse or disclaimed audit opinion in the last two financial years. Have formally adopted council resolutions on adopting the Cities Infrastructure Delivery and Management Systems guidelines, establishing a programme and project approval committee, and committing to co-financing contributions and budget management arrangements. Total allocations over the 2020 MTEF period amount to R1 billion and grow at an average annual rate of 5.2 per cent. The fiscal consolidation reductions to this grant are equivalent to 3 per cent of the grant’s baseline in 2020/21, 3 per cent in 2021/22 and 3 per cent in 2022/23. Public transport network grant The public transport network grant, administered by the Department of Transport, helps cities create or improve public transport systems in line with the National Land Transport Act (2009) and the Public Transport Strategy. This includes all integrated public transport network infrastructure, such as bus rapid transit systems, conventional bus services, and pedestrian and cycling infrastructure. The grant also subsidises the operation of these services. It is allocated R20.4 billion over the medium term. The grant has been reduced by R1 billion in 2020/21, R1.6 billion in 2021/22 and R1.7 billion in 2022/23. These fiscal consolidation reductions to this grant are equivalent to 14 per cent of the grant’s baseline in 2020/21, 18.8 per cent in 2021/22 and 19.5 per cent in 2022/23. Of the 13 cities that have been receiving the grant, three have been in the planning phase since the introduction of the grant in the 2006 MTEF period. These three cities have been suspended from the grant for the 2020 MTEF period, but this should have a minimal impact on service delivery because the cities were not transporting any passengers through this grant. The suspended cities are Buffalo City, Mbombela and Msunduzi. Despite support provided by the national Department of Transport, the cities of Cape Town, Johannesburg and eThekwini have not been able to scale up rollout to levels that justify their baseline allocations. As a result, the department proposed reductions to their allocations, based on performance and the ability of the cities to cover the shortfall from own revenue. The allocations for this grant are determined through a formula, which determines 95 per cent of the allocations, and a performance-based incentive component introduced in 2019/20, which accounts for the remaining 5 per cent. The formula increases certainty about the extent of national funding that municipalities can expect when planning their public transport networks, and encourages cities to make more sustainable public transport investments. 49

2020 BUDGET REVIEW

To qualify for an allocation from the performance incentive, a city must have an operational municipal public transport system approved by the national Department of Transport and it must have spent more than 80 per cent of its grant allocation in the previous financial year. Incentive allocations are then calculated based on the coverage of costs from fares, passenger trips and the city's own financial commitment to the system. Cities must exceed the minimum threshold in at least one of these three indicators. The calculation of the performance incentive allocations for 2020/21 is set out in Table W1.30 below. The raw scores for the cities are weighted using the sum of the base and formula components to account for the size of the city.

Table W1.30 Public transport network grant incentive

	Operational public transport system	Grant spent in 2018/19	Eligible for incentive	Coverage of direct costs from farebox	Average weekday passenger trips (% of population)	City's contribution (% of property rates)	Raw scores for incentive	Incentive allocation for 2020/21 (R 000)
Minimum threshold	**Yes**	**80%**		**35.0%**	**1.00%**	**2%**		
Buffalo City	No	99%	No	0.0%	0.00%	0.0%	–	–
City of Cape Town	Yes	89%	Yes	41.6%	1.61%	6.3%	0.466	201 785
City of Johannesburg	Yes	86%	Yes	35.2%	1.13%	3.9%	0.063	37 062
City of Tshwane	Yes	100%	Yes	29.9%	0.15%	1.6%	–	–
Ekurhuleni	Yes	76%	No	0.0%	0.00%	0.0%	–	–
eThekwini	No	63%	No	0.0%	0.00%	0.0%	–	–
George	Yes	99%	Yes	34.3%	6.20%	8.9%	0.461	29 513
Mangaung	No	75%	No	0.0%	0.00%	0.0%	–	–
Mbombela	No	100%	No	0.0%	0.00%	0.0%	–	–
Msunduzi	No	100%	No	0.0%	0.00%	0.0%	–	–
Nelson Mandela Bay	Yes	94%	Yes	27.5%	0.80%	2.4%	0.010	1 683
Polokwane	No	69%	No	0.0%	0.00%	0.0%	–	–
Rustenburg	No	79%	No	0.0%	0.00%	0.0%	–	–
Total							**1.000**	**270 043**

Source: National Treasury

In the formula for the grant, a base component accounts for 20 per cent of total allocations and is divided equally among all participating cities – this ensures that smaller cities in particular have a significant base allocation to run their transport system regardless of their size. The bulk of the formula (75 per cent) is allocated based on three demand-driven factors, which account for the number of people in a city, the number of public transport users in a city (the weighting of train commuters is reduced as trains are subsidised separately through the Passenger Rail Authority of South Africa) and the size of a city's economy.

Table W1.31 sets out how the final allocation for each municipality is determined, taking account of both the formula and incentive components.

50

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.31 Formula for the public transport network grant

	Base 20%	Demand-driven factors 75%			Subtotal: base and demand driven factors	Perfomance 5%	Fiscal consolidation reductions	100%
	Equally shared	Population compo-nent shares	Regional gross value added compo-nent shares	Public transport users compo-nent shares		Incentive compo-nent (R 000)		Grant allocations 1 (R 000)
Buffalo City[2]	7.7%	3.3%	2.8%	3.1%	3.8%	–	-247 346	–
City of Cape Town	7.7%	16.3%	15.8%	13.9%	13.0%	201 785	-97 766	944 974
City of Johannesburg	7.7%	19.3%	25.2%	20.5%	17.8%	37 062	-133 451	1 051 518
City of Tshwane	7.7%	12.7%	15.0%	14.0%	12.0%	–	–	771 954
Ekurhuleni	7.7%	13.8%	9.5%	14.9%	11.1%	–	–	716 466
eThekwini	7.7%	15.0%	15.8%	18.0%	13.7%	–	-103 087	783 643
George	7.7%	0.8%	0.5%	0.2%	1.9%	29 513	–	153 645
Mangaung	7.7%	3.3%	2.4%	3.2%	3.8%	–	–	242 210
Mbombela[2]	7.7%	2.6%	1.9%	2.4%	3.3%	–	-209 848	–
Msunduzi[2]	7.7%	2.7%	1.5%	2.4%	3.2%	–	-205 360	–
Nelson Mandela Bay	7.7%	5.0%	4.7%	3.6%	4.9%	1 683	–	316 207
Polokwane	7.7%	2.7%	1.5%	1.3%	2.9%	–	–	189 292
Rustenburg	7.7%	2.4%	3.5%	2.3%	3.6%	–	–	230 939
Unallocated incentive						–	-52 466	–
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**95.0%**	**270 043**	**-1 049 324**	**5 400 848**

1. Excludes additional funds for Cape Town allocated through the Budget Facility for Infrastructure
2. These three cities are suspended from the grant
Source: National Treasury

In addition to the formula and performance incentive, R4 billion is allocated through the *public transport network grant* over the medium term for the City of Cape Town's MyCiti public transport network, approved through the Budget Facility for Infrastructure. The facility seeks to support quality public investments through robust project appraisal, effective project development and execution, and sustainable financing arrangements. The process includes engaging with relevant stakeholders, the National Treasury and the Presidential Infrastructure Coordinating Commission. This additional amount will fund a new public transport corridor for the MyCiti network, linking the underserved areas of Khayelitsha and Mitchells Plain to the city centre.

Neighbourhood development partnership grant

The *neighbourhood development partnership grant* supports municipalities in developing and implementing urban network plans. The grant funds the upgrading of identified precincts in order to stimulate third-party public and private investment. In metropolitan municipalities, the focus is on upgrading urban hubs in townships. The National Treasury, in collaboration with other stakeholders, including the Department of Agriculture, Rural Development and Land Reform and the Department of Cooperative Governance, has identified a cohort of non-metropolitan municipalities to implement new projects as part of this grant. The National Treasury will be partnering with these municipalities to identify, plan and implement infrastructure upgrades in targeted urban hub precincts. The allocations for this grant in the 2020 MTEF period amount to R2 billion, made up of R1.7 billion for the direct capital component and R263 million for the indirect technical assistance component. An amount of R160 million, consisting of R30 million in 2020/21, R60 million in 2021/22 and R70 million in 2022/23, has been shifted from the direct component to the indirect component. The fiscal consolidation reductions to this grant are equivalent to 10 per cent of the grant's baseline in 2020/21, 11 per cent in 2021/22 and 10.9 per cent in 2022/23.

Water services infrastructure grant

This grant, administered by the Department of Water and Sanitation, aims to accelerate the delivery of clean water and sanitation facilities to communities that do not have access to basic water services. It provides

51

2020 BUDGET REVIEW funding for various projects, including the construction of new infrastructure and the refurbishment and extension of existing water schemes. It has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds are transferred through a direct grant. In other areas, the Department of Water and Sanitation implements projects on behalf of municipalities through an indirect grant. The direct component of this grant is reduced by R426 million in 2020/21, R541 million in 2021/22 and R698 million in 2022/23. Although these reductions mean that the implementation of some projects will be delayed, they will not negatively impact water augmentation projects in drought-affected municipalities. This component of the grant has a total allocation of R10.8 billion over the 2020 MTEF period. The fiscal consolidation reductions to this grant are equivalent to 11 per cent of the grant’s baseline in 2020/21, 13 per cent in 2021/22 and 15.9 per cent in 2022/23. The indirect component of this grant is reduced by R100 million in 2020/21, with a total allocation of R2.1 billion over the medium term. Of this amount, R106 million is allocated to municipalities in the Free State and Northern Cape to complete outstanding bucket eradication projects and R181 million is allocated for drought relief projects. Regional bulk infrastructure grant This grant supplements the financing of the social component of regional bulk water and sanitation infrastructure. It targets projects that cut across several municipalities or large bulk projects within one municipality. The grant funds the bulk infrastructure needed to provide reticulated water and sanitation services to individual households. It may also be used to appoint service providers to carry out feasibility studies, related planning or management studies for infrastructure projects. It has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds are transferred through a direct grant. In other areas, the Department of Water and Sanitation implements projects on behalf of municipalities through an indirect grant. A parallel programme, funded by the Department of Water and Sanitation, also funds water boards for the construction of bulk infrastructure. Though not part of the division of revenue, these projects still form part of the Department of Water and Sanitation’s larger programme of subsidising the construction of regional bulk infrastructure for water and sanitation. The direct component of this grant is reduced by R174 million in 2020/21, R187 million in 2021/22 and R196 million in 2022/23. An amount of R650 million is added to the indirect component of this grant to accelerate the implementation of repairs to the sewerage system in Emfuleni Local Municipality, which is currently spilling raw sewage into the Vaal River, and a further R100 million is reprioritised within the grant for the Vaal River intervention. This component also includes R241 million for the completion of bucket eradication projects. The fiscal consolidation reductions for this grant are equivalent to 8 per cent of the grant’s baseline in 2020/21, 8 per cent in 2021/22 and 7.9 per cent in 2022/23. The grant has a total allocation of R17 billion over the medium term, consisting of R6.4 billion and R10.6 billion for the direct and indirect components respectively. Integrated national electrification programme grants These grants aim to provide capital subsidies to municipalities to provide electricity to poor households and fund bulk infrastructure to ensure a constant supply of electricity. Allocations are based on the backlog of households without electricity and administered by the Department of Mineral Resources and Energy. The grant only funds bulk infrastructure that serves poor households. The national electrification programme has helped provide 91 per cent of all poor households with access to electricity, as reported in the 2016 Community Survey (up from the 85 per cent reported in the 2011 Census). To sustain this progress, government will spend R15.7 billion on the programme over the next three years. The integrated national electrification programme (municipal) grant is reduced by R119 million in 2020/21, R128 million in 2021/22 and R134 million in 2022/23. It has a total allocation of R6 billion over the medium 52

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE term and grows at an average annual rate of 4.4 per cent. The fiscal consolidation reductions to this grant are equivalent to 6 per cent of the grant’s baseline in 2020/21, 6 per cent in 2021/22 and 5.9 per cent in 2022/23. The integrated national electrification programme (Eskom) grant is allocated R9.7 billion over the medium term and grows at an average annual rate of 5.7 per cent. It is reduced by R61 million in 2020/21, R826 million in 2021/22 and R279 million in 2022/23 to fund other government priorities. The reductions to this grant are equivalent to 2 per cent of the grant’s baseline in 2020/21, 21.6 per cent in 2021/22 and 7 per cent in 2022/23. Energy efficiency and demand-side management grant The energy efficiency and demand-side management grant funds selected municipalities to implement projects with a focus on public lighting and energy-efficient municipal infrastructure. The grant continues to make provision for municipalities to use funding from the energy efficiency and demand-side management grant for planning and preparing for the Energy Efficiency in Public Infrastructure and Building Programme. The programme aims to create a market for private companies to invest in the large-scale retrofitting of municipal infrastructure, and then be paid back through the savings on energy costs achieved. This has the potential to unlock energy and cost savings on a much larger scale. Municipalities can use 15 per cent of their energy efficiency and demand-side management grant funding to develop a project pipeline and thereby strengthen the market for energy companies that offer this service. This scaling up of energy-efficiency retrofits is a key part of meeting the goals in the National Climate Change Response Strategy and the United Nations Framework Convention on Climate Change. This approach will also allow municipalities to benefit from donor financing. A Guarantee Fund from the Nationally Appropriated Mitigation Action Facility has been jointly established with funding from the German and United Kingdom governments to help private energy service companies obtain loans to implement the Energy Efficiency in Public Infrastructure and Building Programme. The programme will have significant long-term effects on energy savings, carbon emissions and the market for energy-efficient technologies. The grant is allocated R691 million over the medium term. The fiscal consolidation reductions to this grant are equivalent to 9 per cent of the grant’s baseline in 2020/21, 9 per cent in 2021/22 and 8.9 per cent in 2022/23. Rural roads asset management systems grant The Department of Transport administers the rural roads asset management systems grant to improve rural road infrastructure. The grant funds the collection of data on the condition and usage of rural roads in line with the Road Infrastructure Strategic Framework for South Africa. This information guides investments to maintain and improve these roads. District municipalities collect data on all the municipal roads in their area, ensuring that infrastructure spending (from the municipal infrastructure grant and elsewhere) can be properly planned to maximise impact. As data becomes available, incentives will be introduced to ensure that municipalities use this information to plan road maintenance appropriately. The municipal infrastructure grant stipulates that municipalities must use data from roads asset management systems to prioritise investment in roads projects. The Department of Transport will continue to work with the municipal infrastructure grant administrators to ensure that municipal roads projects are chosen, prioritised and approved using roads asset management systems data wherever possible. This grant is reduced by R12 million in 2020/21, R13 million in 2021/22 and R13 million in 2022/23 to fund other government priorities. The grant is allocated R108 million in 2020/21, R114 million in 2021/22 and R121 million in 2022/23. The fiscal consolidation reductions to this grant are equivalent to 10 per cent of the grant’s baseline in 2020/21, 10 per cent in 2021/22 and 9.9 per cent in 2022/23. Capacity-building grants and other current transfers Capacity-building grants help to develop municipalities’ management, planning, technical, budgeting and financial management skills. Other current transfers include the EPWP integrated grant for municipalities, 53

2020 BUDGET REVIEW

which promotes increased labour intensity in municipalities, and the *municipal disaster relief grant*. A total of R6.6 billion is allocated to capacity-building grants and other current transfers to local government over the medium term.

Table W1.32 Capacity building and other current grants to local government

R million	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
		Outcome		Adjusted budget	Medium-term estimates		
Direct transfers	**1 675**	**1 815**	**1 400**	**1 897**	**1 959**	**2 067**	**2 149**
Municipal disaster relief	118	341	–	335	354	373	391
Municipal demarcation transition	297	140	–	–	–	–	–
Municipal systems improvement	–	–	23	–	–	–	–
Municipal emergency housing	–	–	38	149	159	168	175
Infrastructure skills development	130	141	141	149	153	162	168
Local government financial management	465	502	505	533	545	575	596
Expanded public works programme integrated grant for municipalities	664	691	693	730	748	790	819
Indirect transfers	**19**	**103**	**71**	**111**	**128**	**135**	**140**
Municipal systems improvement	19	103	71	111	128	135	140
Total	**1 695**	**1 919**	**1 470**	**2 008**	**2 087**	**2 203**	**2 289**

Source: National Treasury

Local government financial management grant

The *local government financial management grant*, managed by the National Treasury, funds the placement of financial management interns in municipalities and the modernisation of financial management systems. This includes building in-house municipal capacity to implement multi-year budgeting, linking integrated development plans to budgets, and producing quality and timely in-year and annual reports. The grant supports municipalities in the implementation of the Municipal Finance Management Act and provides funds for the implementation of the municipal standard chart of accounts.

This grant is reduced by R17 million in 2020/21, R18 million in 2021/22 and R19 million in 2022/23 to fund other government priorities. Total allocations amount to R1.7 billion over the MTEF period and grow at an average annual rate of 3.8 per cent. The fiscal consolidation reductions to this grant are equivalent to 3 per cent of the grant's baseline in 2020/21, 3 per cent in 2021/22 and 3 per cent in 2022/23.

Infrastructure skills development grant

The *infrastructure skills development grant* develops capacity within municipalities by creating a sustainable pool of young professionals with technical skills in areas such as water, electricity and town planning. The grant places interns in municipalities so they can complete the requirements of the relevant statutory council within their respective built environment fields. The interns can be hired by any municipality at the end of their internship.

This grant is reduced by R5 million in each year of the 2020 MTEF period. The grant's total allocations amount to R482 million over the 2020 MTEF period and grow at an average annual rate of 3.9 per cent. The fiscal consolidation reductions to this grant are equivalent to 3 per cent of the grant's baseline in 2020/21, 3 per cent in 2021/22 and 3 per cent in 2022/23.

Municipal systems improvement grant

The *municipal systems improvement grant* funds a range of projects in municipalities in support of the Back to Basics strategy, including helping municipalities set up adequate record management systems, drawing up organograms for municipalities and reviewing their appropriateness relative to their assigned functions, implementing the Integrated Urban Development Framework, and assisting municipalities with revenue collection plans and the implementation of the municipal standard chart of accounts. The Department of

54

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Cooperative Governance implements the indirect grant. The grant’s total allocations amount to R404 million over the 2020 MTEF period and grow at an average annual rate of 8.1 per cent. EPWP integrated grant for municipalities This grant promotes the use of labour-intensive methods in delivering municipal infrastructure and services. To determine eligibility for funding, municipalities must have reported performance on the EPWP, including performance in the infrastructure, social and environment and culture sectors and on the full-time equivalent jobs created in these sectors in the last 18 months. A formula then determines allocations on the basis of this performance as well as the labour intensity of the work opportunities created. The number of bands in which labour intensity are recorded in the formula have been expanded from seven to eight, providing an incentive for labour-intense projects to further increase their intensity. The formula is weighted to give larger allocations to rural municipalities. The grant’s baseline is reduced by R23 million in 2020/21, R24 million in 2021/22 and R26 million in 2022/23. The impact of these reductions will be spread across municipalities in line with the grant’s formula. The grant is allocated R2.4 billion over the MTEF period and grows at an average annual rate of 3.9 per cent. The fiscal consolidation reductions to this grant are equivalent to 3 per cent of the grant’s baseline in 2020/21, 3 per cent in 2021/22 and 3 per cent in 2022/23. Municipal disaster relief grant The municipal disaster relief grant is administered by the National Disaster Management Centre in the Department of Cooperative Governance as an unallocated grant to local government. The centre is able to disburse disaster-response funds immediately, without the need for the transfers to be gazetted first. The grant supplements the resources local government would have already used in responding to disasters. To ensure that sufficient funds are available in the event of disasters, section 21 of the Division of Revenue Bill allows for funds allocated to the provincial disaster relief grant to be transferred to municipalities if funds in the municipal grant have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters, so that initial emergency aid can be provided before a full assessment of damages and costs is conducted. Over the MTEF period, R1.1 billion is available for disbursement through this grant. To ensure that sufficient funds are available for disaster relief, clause 20(6) of the Division of Revenue Bill allows funds from other conditional grants to be reallocated for this purpose, subject to the National Treasury’s approval. Municipal emergency housing grant The municipal emergency housing grant is intended to enable the Department of Human Settlements to rapidly respond to emergencies by providing temporary housing and repairs in line with the Emergency Housing Programme. The grant is limited to funding emergency housing and repairs following the immediate aftermath of a disaster, and not the other emergency situations listed in the programme. Over the MTEF period, R502 million is available for disbursement through this grant. Part 6: Future work on provincial and municipal fiscal frameworks The fiscal frameworks for provincial and local government encompass all their revenue sources and expenditure responsibilities. As underlying social and economic trends evolve and the assignment of intergovernmental functions change, so must the fiscal frameworks. The National Treasury, together with relevant stakeholders, conducts reviews to ensure that provinces and municipalities have an appropriate balance of available revenues and expenditure responsibilities, while taking account of the resources available and the principles of predictability and stability. This part of the annexure describes the main areas of work to be undertaken during 2020/21 as part of the ongoing review and refinement of the intergovernmental fiscal framework. Provinces and municipalities will be consulted on all proposed changes. 55

2020 BUDGET REVIEW Review of the provincial equitable share formula The Constitution stipulates that provinces are entitled to a share of nationally raised revenue to deliver on their mandates. Provincial funds are allocated using a formula that considers the spread of the burden of service delivery across provinces. The provincial equitable share formula contains weighted elements that reflect government priorities and incorporates elements to redress inequality and poverty across provinces. The periodic review of the formula to assess its continued appropriateness and equity continues in 2020. During the year, the review will focus on: Refining options for a revised poverty component in the formula. Developing options for how the formula can account for costs associated with being in a rural location. Working with the Department of Health to revise and update the risk-adjusted factor as part of a broader overhaul of the health component. Working with the Department of Basic Education to develop options for how to account for the different funding needs of different types of schools and learners. The formula is being reviewed by a provincial equitable share task team made up of representatives from the National Treasury and provincial treasuries. The task team partners with sector departments, Statistics South Africa and the FFC on different components of the review. The task team reports to the Technical Committee on Finance, and the Budget Council considers and approves any proposed changes to the formula. Preparing for national health insurance implementation South Africa aims to make significant strides towards universal health coverage through the progressive implementation of national health insurance, as outlined in the National Health Insurance White Paper, which government adopted in 2017, and the National Health Insurance Bill, which was tabled in 2019 and is currently being considered in Parliament. Establishing the National Health Insurance Fund is likely to have significant implications for provincial finances, which are being discussed through consultative structures like the Technical Committee on Finance. In parallel, efforts to strengthen the health system in preparation for national health insurance will continue, including developing and piloting provider payment mechanisms, expanding the national insurance beneficiary registry, and purchasing and providing a prioritised set of health services. Government is also piloting a new quality improvement activity within the non-personal services component of the NHI indirect grant that will help facilities meet the envisaged standards required for NHI accreditation. The experience gained from this pilot will inform future efforts to improve quality. Two grants related to capacity development in the health sector have been merged in 2020/21, and the National Treasury and the Department of Health will work together during 2020 to develop a strategy for further reforms to the structure of all the health conditional grants to ensure that they are aligned to support NHI implementation. Shift of nursing and agricultural colleges to national government For nursing colleges and agricultural colleges to be accredited as higher education colleges in terms of the Higher Education Act (1997), the function for administering these colleges needs to move from provinces to national government. The Department of Higher Education and Training is coordinating with the departments of Health and Agriculture, Land Reform and Rural Development, as well as their provincial counterparts to prepare for this proposed function shift. The National Treasury will work with provincial treasuries and the FFC to assess the financial impacts of the proposed shift. The role of provinces in promoting economic development All three spheres of government must work with businesses and other relevant stakeholders to provide an enabling environment for faster and more inclusive economic growth. An Economic Development Coordination Forum has been established to improve the coordination of economic development initiatives between provincial and national governments. This forum is chaired jointly by the National Treasury and the Department of Trade, Industry and Competition, and includes participants from provincial treasuries and 56

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE sector departments, as well as the Department of Small Business Development, the Department of Cooperative Governance and SALGA. This year, the forum will establish work streams to examine data for economic development, policy and alignment issues, and township economic development (including industrial parks). Improving intergovernmental coordination on infrastructure investment Public infrastructure investments can play a major role in transforming South Africa’s spatial development patterns. This requires a significant improvement in intergovernmental coordination in planning and budgeting for infrastructure. The National Treasury is working with provinces to ensure that their investments in schools, roads, health facilities and housing are made in locations that align with the spatial development plans of municipalities. Municipalities must be consulted and agree on the location and bulk services requirements of all provincial infrastructure projects. Progress has been made in holding joint planning sessions between provinces and municipalities, and support in this area will continue in 2020. National departments will also be supported to participate in intergovernmental planning and to review sector policies and funding strategies to promote better alignment with spatial development frameworks. The National Treasury will review provincial infrastructure sector funding policies and propose how grants, incentives and other funding sources can best be structured to strengthen funding coordination to achieve spatial development objectives. Disaster funding The National Treasury will work with the National Disaster Management Centre to review the funding of disaster response and recovery activities. Climate change will make extreme weather events more common, and the disaster funding system needs to adapt to this new reality. The current system is designed to allow for the rapid release of funds immediately following the declaration of a disaster, and to fund the repair or reconstruction of infrastructure after an event. While there are problems and inefficiencies within the existing system that need to be addressed through this review, it must also consider how to place greater emphasis on being prepared before disasters occur. The system also needs to be adapted to respond better to long-running disasters such as drought conditions that may last for several years. New informal settlements upgrading grants for provinces and municipalities Informal settlement upgrades are a priority over the medium term. This is an inclusive process through which informal residential areas are incrementally improved, formalised and incorporated into the city or neighbourhood by extending land tenure security, infrastructure and services to residents of informal settlements. Following the introduction of dedicated components to fund informal settlement upgrades in the provincial human settlements development grant and the municipal urban settlements development grant in 2019/20, the Department of Human Settlements is leading the design of two new informal settlements upgrading grants for provinces and municipalities, which will be introduced in the 2021 MTEF period. These separate grants were intended to be introduced in 2020/21, but additional time is needed for provinces and municipalities to complete their informal settlements upgrading strategies. These strategies will guide how spending on the new grant will be prioritised. Having an additional year will allow the design of the new grants to draw on the lessons learnt from a full year of implementing the components within the existing grants. The design of the new grants will include consultations with provinces, municipalities, community organisations and other interested stakeholders. These consultations will also address the respective roles of provinces and municipalities in upgrading informal settlements. 57

2020 BUDGET REVIEW Review of the local government fiscal framework Budget Forum lekgotla The local government fiscal framework refers to all of the revenue sources that are available to local government and all the expenditure responsibilities that they have. A well-designed fiscal framework allows each municipality to balance its revenue sources against its expenditure responsibilities. Many stakeholders have expressed concern that elements of the current local government fiscal framework make it difficult for municipalities to balance their revenues with their expenditure responsibilities. The Minister of Finance has therefore proposed that the Budget Forum hold a special lekgotla in 2020 to review the structure of the framework and to agree on which issues in local government are attributable to the structure of the fiscal framework and which are related to other factors such as problems in governance, intergovernmental relations and the assignment of functions between spheres. This will help to resolve contentious issues and build consensus. The Budget Forum is chaired by the Minister of Finance and includes Members of the Executive Council (MEC) responsible for finance in each province and SALGA. In order to facilitate improved cooperation across sectors, the Minister and MECs responsible for cooperative governance are also invited to participate in meetings of the Budget Forum. The Chairs of Parliament’s Standing and Select Committee on Appropriations and Finance and as well as representatives of the FFC are invited to attend. Items for the lekgotla will be prepared in a collaborative process that includes inputs from officials from all of the participating organisations. The outcomes are expected to inform a reform agenda for the local government fiscal framework over the next five years that will complement the ongoing reforms discussed below. Refinements to the local government equitable share formula Government continues to work with stakeholders to improve the local government equitable share formula. Areas of work in the period ahead include: Improving the responsiveness of the formula to the different functions assigned to district and local municipalities. This work depends on the availability of credible official records of the functions assigned to each sphere of government. Policy and administrative work under way in the National Disaster Management Centre could help improve the targeting of funding for fire services. Reviewing and updating how the special support for councillor remuneration is calculated. This support is calculated separately from the rest of the equitable share formula, but transferred with equitable share allocations. Support is only provided to small and poor municipalities and the data used for determining eligibility needs to be updated. Working with Statistics South Africa to explore how new population estimates at municipal level can be incorporated into the formula updates. Review of local government infrastructure grants As part of the ongoing review of local government infrastructure grants, the National Treasury, the Department of Cooperative Governance, Department of Planning, Monitoring and Evaluation, SALGA and the FFC will work closely to implement the reform agenda agreed to through the review, including: Improving the administration of conditional grants by national departments. Further consolidating conditional grants. Increasing differentiation in the grant system, so that grants are well aligned to the different circumstances found across the country’s 257 municipalities. Reviewing grant formulas to ensure that allocations are equitable across the different types of municipalities that receive allocations from differentiated grants, such as the urban settlements 58

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE development grant (for metros), the integrated urban development grant (for intermediate cities) and the municipal infrastructure grant. Identifying ways to incorporate incentives for improved asset management into the grant system. Review of the municipal capacity support system Government is reviewing the system of capacity support provided to municipalities. It invests public funds of more than R3 billion in capacity support for municipalities every year through a broad range of grants and programmes. These various forms of capacity development and support tend to be planned and managed separately from one another. The National Treasury is managing the review, with the aim of identifying ways to improve the impact of this spending. Preliminary results may inform initial changes to the capacity-building system in the 2021 Budget. Reforms to local government own revenue sources Municipalities play a critical role in boosting economic growth and providing an enabling environment for job creation by providing well-maintained and functioning infrastructure services. However, municipalities are finding it increasingly difficult to build the infrastructure required for growth and meet the demands of rapid urbanisation. The National Treasury continues to explore how cities and other municipalities with a significant own revenue base can use a broader package of infrastructure financing sources to meet their developmental mandate. The National Treasury is implementing the reforms discussed below. Development charges Despite their potential as an alternative option for financing infrastructure, municipalities have not fully used development charges due to uncertainty surrounding the regulatory frameworks. These once-off charges are imposed by a municipality on a land owner applying for land development approval. The charges are based on the concept that urban growth and expanded land use creates the need for additional infrastructure services, so the developer should pay the incidence costs. To deal with the regulatory framework’s challenges, the National Treasury is amending the Municipal Fiscal Powers and Functions Act to incorporate the regulation of development charges. The draft amendment bill has been submitted to Cabinet and was published for public comment in January 2020. The due date for submitting comments is 31 March 2020. Parallel to the public participation process, the National Treasury intends to undertake provincial and national workshops to provide clarity on the technical provisions of the draft bill. The draft legislation can be accessed on the National Treasury website: http://www.treasury.gov.za/legislation/draft_bills. Municipal borrowing The 2017 update to the Policy Framework for Municipal Borrowing and Financial Emergencies will be submitted to Cabinet shortly. The updates aim to address the limitations of the original policy framework of 2000 and to respond to the changing needs and conditions in the municipal borrowing market by permitting the use of innovative infrastructure financing mechanisms. The updated policy framework makes specific recommendations on the role of development finance institutions in financing creditworthy municipalities. It proposes that these institutions should play a developmental, complementary and supportive role to transactions rather than competing directly with private financiers. It also suggests that development finance institutions should establish clear and measurable development impact indicators for their municipal operations in general, and for specific transactions. Each institution must, well in advance of any proposed lending to a municipality, obtain written agreement from the National Treasury that specifically outlines the development objectives and indicators of the loan, before entering into any transaction. The National Treasury continues to publish the Municipal Borrowing Bulletin on a quarterly basis. Copies can be obtained from www.mfma.treasury.gov.za. 59

2020 BUDGET REVIEW 60